As filed with the Securities and Exchange Commission on August 28, 2023

Registration No. 333-267366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vitro Biopharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	2836	84-1012042
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3200 Cherry Creek Drive South, Suite 410
Denver, Colorado 80209
(855) 848-7627

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Furman

Chief Executive Officer

3200 Cherry Creek Drive South, Suite 410

Denver, Colorado 80209

(855) 848-7627

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Scott A. Berdan Tyler L. Weigel Shashi N. Khiani Polsinelli PC 1401 Lawrence Street, Suite 2300 Denver, Colorado 80202 (303) 572-9300		Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 28, 2023

1,818,181 Shares

Common Stock

Vitro Biopharma, Inc.

This is a firm commitment public offering of shares of common stock of Vitro Biopharma, Inc. We anticipate that the initial public offering price of our shares will be between $5.00 and $6.00.

Our common stock has been approved for listing on the NYSE American LLC, or the “NYSE American”, under the symbol “VTRO” subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering. We believe that upon completion of this offering contemplated by this prospectus, we will meet the standards for listing on the NYSE American. However, we cannot guarantee that we will be successful in listing our common stock on the NYSE American. The completion of this offering is contingent upon the successful listing of our common stock on the NYSE American.

On June 23, 2023, our Board of Directors (the “Board”) approved a reverse split of our issued and outstanding common stock at a ratio of 1 share for 26 shares and a reduction of the number of shares of our authorized common stock by the same ratio (the “Reverse Stock Split”). Except where otherwise noted, all references to our common stock presented in this prospectus have been adjusted to reflect the Reverse Stock Split of 1 share for 26 shares, which became effective on July 6, 2023.

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses	$		$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 161 of this prospectus for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 272,727 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2023.

ThinkEquity

The date of this prospectus is                , 2023

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In this prospectus, “Vitro,” the “Company,” “we,” “us,” and “our” refer to Vitro Biopharma, Inc. and, unless otherwise indicated, its subsidiaries. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.

“Vitro Biopharma,” “AlloRx,” “MSC-Gro,” the Vitro logos, and other trade names, trademarks, or service marks of Vitro appearing in this prospectus are the property of Vitro. Other trade names, trademarks, or service marks appearing in this prospectus are the property of their respective holders. Solely for convenience, trade names, trademarks, and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks, and service marks.

Until             , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Reverse Stock Split

On June 23, 2023, the Board approved a reverse split of our issued and outstanding common stock at a ratio of 1 share for 26 shares and a reduction of the number of shares of our authorized common stock by the same ratio. Except where otherwise noted, all references to our common stock presented in this prospectus have been adjusted to reflect the Reverse Stock Split of 1 share for 26 shares, which became effective on July 6, 2023 (the “Reverse Stock Split Effective Date”). No fractional shares are being issued in connection with the Reverse Stock Split. Instead, (i) holders of certificates or book-entry positions representing fewer than 26 shares of common stock prior to the Reverse Stock Split Effective Date (who would otherwise be entitled to receive fractional shares) received cash in lieu of such fractional share interests, based upon an estimated fair value of $6.00 per whole share following the Reverse Stock Split (e.g., a holder of 13 shares immediately prior to the Reverse Stock Split Effective Date is entitled to receive $3.00 and no additional shares as a result of the Reverse Stock Split), and (ii) holders of certificates or book-entry positions representing more than 26 shares of common stock prior to the Reverse Stock Split Effective Date (who would otherwise be entitled to receive fractional shares) received one additional whole share in lieu of any such fractional share interests. Adjustments herein to reflect the Reverse Stock Split may not take into account rounding resulting from fractional shares, which is not expected to result in material differences.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Overview

We are an innovative biotechnology company targeting autoimmune diseases and inflammatory disorders. Through our proprietary platform, AlloRx Stem Cell therapy, we are developing novel cellular therapeutic candidates that are derived from culture-expanded mesenchymal stem cells (“MSCs”) sourced from the Wharton’s jelly of umbilical cords (“UCs”) donated by healthy volunteers following childbirth. In the United States, we are authorized to conduct two clinical trials under two U.S. Food and Drug Administration (“FDA”) Investigational New Drug (“IND”) applications to assess the safety and efficacy of AlloRx Stem Cell therapy in Pitt Hopkins syndrome (“PTHS”) and post-acute sequelae to SARs-CoV-2 (“PASC”), or long COVID (“Long COVID”), and expect to commence those trials in late 2023 pending completion of this offering. As of May 31, 2023, over 381 subjects have received treatment with our AlloRx Stem Cells, primarily in foreign clinical studies conducted by third parties. Our lead clinical program is expected to focus on PTHS, a rare neurogenetic disorder primarily affecting children that is characterized by global developmental delays including autistic features, language delays, intellectual disability, neuro-irritability and significant behavioral concerns. We generate revenue from our other technologies through a number of other activities, including through the sale of our stem cell products as well as cosmeceuticals through InfiniVive MD, LLC (“InfiniVive MD”), our wholly-owned subsidiary, which helps to alleviate our capital expenses.

Our Science

The starting raw material source for our AlloRx Stem Cells is the Wharton’s jelly of donated UCs. Based on extensive pre-clinical studies and research conducted by us and third-parties, as further described herein, we believe UC-derived MSCs like AlloRx Stem Cells may have advantages compared to MSCs derived from other starting raw material sources, such as MSCs derived from bone-marrow (“BM-MSCs”), adipose/fat (“AD-MSCs”), and placenta (“P-MSCs”). In our extensive pre-clinical, in vitro studies described below, we analyzed various biological characteristics of AlloRx Stem Cells (UC-derived MSCs) in head-to-head comparisons to AD-MSCs, BM-MSCs, and P-MSCs, including:

Growth rate. Because MSCs must be expanded in vitro prior to use in a clinical setting, we believe that the growth and expansion characteristics of MSCs in vitro are an important consideration. In a pre-clinical, in vitro study, we analyzed MSCs’ growth in cell cultures in head-to-head comparisons and observed that AlloRx Stem Cells (UC-derived MSCs) doubled in size in vitro after only 25 hours, as compared to longer doubling times of 35 hours, 40 hours and 53 hours for AD-MSCs, P-MSCs and BM-MSCs, respectively, indicating an increased growth rate of AlloRx Stem Cells as compared to these other MSCs.

Immunomodulatory potency by quantification of γ-IFN-induced IDO activity: In a pre-clinical, in vitro study, we analyzed the immunomodulatory potency of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs by measuring the activity of γ-IFN-induced indoleamine 2,3-dioxygenase (“IDO”), as quantified by the conversion of tryptophan to kynurenine. IDO, an immunomodulatory substance secreted by MSCs, initiates the conversion of tryptophan to kynurenine, and kynurenine expression plays a critical role in regulating the body’s immune response. As illustrated in the chart below, we observed a significant difference in γ-IFN-induced IDO activity in AlloRx Stem Cells (UC-derived MSCs) as compared to AD-MSCs, BM-MSCs, and P-MSCs. Maximal IDO activity at 10 ng/ml γ-IFN was approximately two-fold greater in AlloRx Stem Cells versus the MSCs derived from other sources. We believe these results indicate UC-derived MSCs like AlloRx Stem Cells may have greater immunomodulatory cellular potency by quantification of γ-IFN-induced IDO activity, as compared to AD-MSCs, P-MSCs, and BM-MSCs.

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Kynurenine Expression in Different Types of MSCs
AlloRx Stem Cells
Adipose MSCs
Placenta MSCs
Bone Marrow MSCs
Kynurenine Concentration (μM)
Interferon-gamma Concentration (μM)
10
9
8
7
6
5
4
3
0
2
4
6
8
10

Immunomodulatory potency of AlloRx Stem Cells (UC-derived MSCs), AD-MSCs, P-MSCs and BM-MSCs by the γ-IFN induced IDO activity assay is shown above.

Cellular ATP expression (an energy molecule): In a pre-clinical, in vitro study, we performed a quantitative assessment of mitochondrial function by measuring ATP expression of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cellular ATP-content. ATP expression is a measure of cellular energy, as ATP is the primary molecule that stores and transfers energy in a cell and powers metabolic processes within the body. Due to the fact that mitochondria produce most ATP within the body, we believe these results indicate the potential for increased mitochondrial functionality of UC-derived MSCs like AlloRx Stem Cells as compared to AD-MSCs, P-MSCs, and BM-MSCs.

ATP Expression of Different Types of MSCs
AlloRx Stem Cells
Adipose MSCs
Placental MSCs
Bone Marrow MSCs
ATP Concentration (μM)
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
2000
3000
4000
5000
6000
7000
8000
9000
10000
11000
Cells per Well

In the chart above, cellular ATP is shown as a function of cells per well. Cellular potency is measured by the slope of this relation.

Cell migration in response to Substance P: In a pre-clinical, in vitro study, we analyzed the migration of AlloRx Stem Cells in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs, in response to exposure to Substance P. Substance P is a peptide that presents itself when an injury occurs, thus simulating an environment of injury. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cell migration in response to Substance P, as AlloRx Stem Cells (UC-derived MSCs) showed greatest closure at 50 pg/mL Substance P (~40% closure), while AD-MSC, P-MSC, and BM-MSC had a closure between 5-15% all within a 72-hour period. Due to the fact that Substance P is a peptide that presents itself in response to an injury, we believe that UC-derived MSCs’ ability to migrate to Substance P reaction at a faster rate may be indicative of an ability to more quickly migrate to the source of injury within the body as compared to AD-MSCs, P-MSCs, and BM-MSCs.

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Comparison of migration into cell-free regions. Migration was measured by percent closure of the occluded plate region and is plotted as a function of time following exposure to 50 pg/ml Substance P.

In addition, UC-derived MSCs are also the youngest stem cells and are therefore generally free from issues related to age (such as mutations), and prior medical conditions that come with the use of BM-MSCs and AD-MSCs. In addition, unlike BM-MSCs or AD-MSCs, UC-derived MSCs involve a non-invasive collection process, are sourced and collected after childbirth, and may provide significant economies of scale in the manufacturing process, as further described below. We believe these factors taken together may provide us with a competitive and financial advantage compared to other cell therapies currently in development that are derived from BM-MSCs, AD-MSCs, or P-MSCs.

Our Lead Product Candidate and Pipeline

Our pipeline includes five core development programs:

Phase 1/2a clinical trial of Pitt Hopkins syndrome. According to the Pitt Hopkins Research Foundation, PTHS impacts between 1 in 34,000 and 1 in 41,000 individuals according to some estimates. Although the exact incidence of PTHS is unknown, we believe it would meet the prevalence requirements for an Orphan Drug Designation (“ODD”) from the FDA if the other designation requirements are met, although any determination as to whether PTHS qualifies as a “rare disease or condition” will be made by FDA.

Phase 1/2a clinical trial of PASC/Long COVID. Long COVID is a newly recognized condition following the onset of the COVID-19 pandemic, which is characterized by persistent and prolonged symptoms or long-term complications four weeks or more after first being infected with the SARs-CoV-2 virus. Long COVID results from COVID-19 infection and produces prolonged symptoms of fatigue, cognitive impairment and various additional symptoms that can be debilitating. According to the Centers for Disease Control and Prevention (“CDC”), a recent study found that approximately two-thirds of respondents who had tested positive for COVID-19 experienced long-term symptoms often associated with SARs-CoV-2 infection. Given the emerging nature of COVID-19 and new virus variants resulting from mutations, we believe the incidence of Long COVID will continue to increase. More recently, a report published in March 2022 by the Science, Technology Assessment, and Analytics (“STAA”) team of the U.S. Government Accountability Office found that Long COVID has potentially affected up to 23 million Americans, pushing an estimated 1 million people out of work.

We intend to initiate our FDA cleared clinical trials for PTHS and Long COVID in late 2023 pending completion of this offering and institutional review board (“IRB”) approval of clinical trial agreements or other agreements with contemplated collaborators and clinical trial sites. In addition, we are also currently focused on our pre-clinical development programs for multiple sclerosis (“MS”), Lupus/systemic lupus erythematosus (“Lupus (SLE)”) and Alzheimer’s disease. We plan to submit two additional IND applications to FDA to initiate Phase 1/2a clinical trials to assess the safety and efficacy of AlloRx Stem Cell therapy in adults with Lupus (SLE) sometime in 2023 or early 2024 and in adults with MS in late 2023 or 2024, which will be subject to FDA clearance prior to the initiation of any clinical trials for these indications. We are also advancing and actively pursuing preclinical research and development activities of AlloRx Stem Cell therapy for the potential treatment of Alzheimer’s disease with the goal of progressing towards a potential IND filing for this indication in the future.

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Our development programs are illustrated in the pipeline chart below:

MSC-Gro™

Our “clinical grade” formulation of MSC-Gro™ (“MSC-Gro”), our proprietary specialty culture media, is sold by us to a single customer in Australia that utilizes MSC-Gro to manufacture its stem cell therapy product candidate currently being investigated for the potential treatment of osteoarthritis; this customer is planning to commence a pivotal Phase 3 clinical trial in Australia in late 2023 and, upon a successful outcome, expects that its stem cell therapy product candidate may be eligible to obtain regulatory approval for commercialization in Australia in 2026. If this customer’s stem cell therapy product candidate is ultimately approved for commercialization in Australia, we expect to benefit from the increased sales of MSC-Gro to this particular customer as it scales up manufacturing to meet commercial demand.

Our Market

We are currently focused on the treatment of autoimmune diseases and inflammatory disorders, which represent a significant burden to society and the healthcare systems. There are over 80 recognized autoimmune disorders, which are caused by an acute or chronic imbalance in the immune system where the immune system recognizes proteins of the body as foreign and elicits a specific immune response that leads to the immune system improperly attacking certain bodily tissues, cells or organs (for example, in MS, the immune system recognizes myelin basic protein as foreign). Some inflammatory and autoimmune conditions are caused by genetic or environmental factors, or a combination of both, while others may be caused from complications associated with other diseases or trauma or the treatment of other diseases or trauma. In general, inflammatory and autoimmune disorders share certain biological characteristics, in that the immune system imbalance results from the improper activation of certain immune cells that can lead to extensive tissue damage and destruction and cause pain and loss of function. Inflammatory and autoimmune disorders represent major areas of unmet clinical needs, as well as substantial commercial opportunities.

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Our Business Model

While our primary business strategy is to become a leading regenerative medicine and cellular therapy company through the development and commercialization of AlloRx Stem Cell therapy, we currently generate revenue from our proprietary technologies through a variety of sources further described below:

●	In addition to selling our clinical grade formulation of MSC-Gro to a single customer in Australia, as further described above, we sell multiple variations of our “research grade” formulation of MSC-Gro, along with a variety of other stem cell products and technologies developed by us, directly to leading biopharmaceutical institutions, university research labs, clinics, investigators and sponsors. These products include native MSCs, several lines of Cancer-Associated Fibroblasts (“CAFs”) and native fibroblasts that are used by these institutions for stem cell research and the development of advanced immunotherapy of cancer.

●	We supply AlloRx Stem Cells to certain foreign clinics and medical centers that use AlloRx Stem Cells to conduct open-label, patient-sponsored clinical studies for the potential treatment of a wide variety of indications, including osteoarthritis, MS, Lupus (SLE), chronic obstructive pulmonary disease (“COPD”), Amyotrophic Lateral Sclerosis (“ALS”), also known as Lou Gehrig’s disease, and Alzheimer’s disease, in other countries. In addition to generating revenue from these supply arrangements, we leverage safety, tolerability and dosing data, along with certain other anecdotal data and information, generated by these foreign clinical studies to support our internal research and development activities and for the efficient and informed internal development of our AlloRx Stem Cell therapy development programs.

●	Through InfiniVive MD, our wholly-owned subsidiary, we develop and sell topical cosmetic conditioned media and exosome-containing serums, which are manufactured using derivatives of AlloRx Stem Cells, to plastic surgeons, cosmetic surgeons, aestheticians and consumers in the United States and internationally; these products are designed to moisturize and hydrate the skin to reduce the appearance of aging, including lines and wrinkles, and we believe the inclusion of derivatives of AlloRx Stem Cells may promote healthy looking skin and the appearance of rejuvenation.

●	We had a drug discovery and development contract to develop novel biologic products with European Wellness Biomedical Group (“European Wellness”), a multinational company based in Europe, and its U.S. subsidiary, Bio Peptides LLC (“BioPep”). The goal of this agreement was to discover, develop and commercialize biological products with application to regenerative medicine. We had been working with BioPep to establish manufacturing and regulatory support aimed at gaining FDA approval for specific products derived from AlloEx Exosomes (as defined below) that could potentially be used for treatment of various conditions, including aesthetic dermatology and skin revitalization; our work with BioPep has been suspended since April 2023 pending discussions regarding amounts believed to be owed to us under that agreement for work already completed. If those discussions are unsuccessful, we may not be able to collect all of the amounts believed to be owed to us or the other amounts originally expected to be received by us under the agreement. In addition, if those discussions are unsuccessful, our agreement with them, which expired in accordance with its terms on July 31, 2023, would not be expected to be renewed. While discussions are ongoing, management does not currently expect our agreement with them to be renewed. Regardless of whether the agreement is renewed, however, we intend to continue to seek to recover all amounts believed to be owed to us under that agreement for work completed. AlloEx Exosomes® (“AlloEx Exosomes”) are a derivative of AlloRx Stem Cells that are developed and manufactured by us. AlloEx Exosomes are derived from cultured AlloRx Stem Cells at the latter part of their growth curve by our proprietary cell culture process. In the United States, AlloEx Exosomes are regulated by the FDA as a biological product.

Our Strategy

Our primary business strategy is to become a leading regenerative medicine and cellular therapy company through the development and commercialization of novel cell therapy products for unmet medical needs, with an emphasis on autoimmune disorders and inflammatory disease indications. Key elements of our business strategy are as follows:

●	Initiate and conduct clinical development in an effort to establish clinical proof-of-concept and biological activity for AlloRx Stem Cell therapy and continue to deepen our understanding of therapeutic mechanisms of action. We intend to initiate Phase 1/2a clinical trials in PTHS and Long COVID in accordance with FDA-authorized INDs with the intent to establish safety, tolerability and efficacy proof-of-concept and evidence of biological activity in these indications. We seek to initiate and conduct well-designed Phase 1/2a clinical studies for AlloRx Stem Cell therapy for PTHS, Long COVID and potentially other indications in our pipeline in hopes of establishing a solid foundation for later-stage clinical trials, development and partnering activity, and expansion into complementary indications. We are committed to a rigorous clinical approach, which we believe will help us advance our programs efficiently, providing high quality, transparent communications and regulatory submissions with FDA. In addition, we hope to continue to refine our understanding of AlloRx Stem Cell therapy’s activities and mechanisms of action to prepare the foundation for product enhancements and expansion into additional treatment opportunities. We are also currently focused on our pre-clinical development programs for MS, Lupus (SLE) and Alzheimer’s disease.

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●	Explore new potential treatment opportunities by leveraging prior human experience derived from our supply arrangements with foreign medical centers and our results from other programs. We are committed to efficiently exploring potential clinical indications where AlloRx Stem Cell therapy may achieve a superior profile to the current standards of care and where we believe we can effectively address significant unmet medical needs.

●	Expand our scalable manufacturing platform and refine our manufacturing processes. We operate a manufacturing facility that is designated as current Good Manufacturing Practices (“cGMP”) compliant, with a quality management system (“QMS”) that is globally recognized as ISO 9001:2015 and ISO 13485:2016 certified. We manufacture AlloRx Stem Cells and certain other of our stem cell products and technologies, including CAFs and native fibroblasts, at the manufacturing facility in Golden, Colorado. We currently have the capacity to manufacture over 300 AlloRx Stem Cell therapy treatments per month.

●	Continue to generate value by commercializing our existing products and technologies to support internal development efforts for AlloRx Stem Cell therapy. We intend to continue to broaden our commercial access for AlloRx Stem Cells and our other proprietary stem cell products and technologies. Unlike many of our competitors that do not generate revenue, we currently generate value from our proprietary products and technologies through a number of distinct revenue-generating activities.

●	Pursue additional collaboration arrangements and out-licensing opportunities. We intend to be opportunistic and consider pursuing co-development, out-licensing, commercialization or other supply or collaboration agreements for the purpose of commercializing AlloRx Stem Cell therapy, AlloRx Stem Cells and our other products and product candidates, both domestically and internationally.

●	Seek non-dilutive funding and grant awards to support our clinical research and product candidate development. We intend to continue to seek non-dilutive funding and grant awards to support our clinical research and product candidate development. These funding awards are non-dilutive, may further limit our reliance on external financing, and would allow us to collaborate with state and federal partners in pursuing safe and effective therapeutics for disorders that have few, if any, available approved treatments.

Manufacturing

We manufacture under strict environmental and laboratory controls in accordance with cGMP. The manufacturing facility that we lease in Golden, Colorado is cGMP compliant, with a QMS that is globally recognized as ISO 9001:2015 and ISO 13485:2016 certified. We manufacture AlloRx Stem Cells and certain other of our products and technologies, including CAFs, at this manufacturing facility. With 30 years of research and by leveraging the potential biological advantages of UC-derived MSCs, we believe we may have a significant cost and competitive advantage over our competitors, within our scalable and standardized manufacturing process.

Our Team

We are led by a team of executives with extensive experience in corporate finance and biologics drug discovery and development. Christopher Furman, our Chief Executive Officer and a director, is a finance industry leader with more than 25 years’ experience in private and public capital markets. Dr. Jim Musick, the co-founder of Vitro, is our Chief Science Officer, a director and previously served as Chief Executive Officer from 1986 to 2020. Nathan Haas, our Chief Financial Officer, previously served as Chief Financial Officer of InfiniVive MD as well as Fitore, Inc. (“Fitore”), a company he co-founded, until their acquisition by us in August 2021. Dr. Caroline Mosessian, our Chief Regulatory Officer and a director, has an extensive background in regulatory science including a PhD and Masters in Regulatory Sciences & Quality Systems in addition to Health Administration degrees, and has led numerous clinical studies of medical devices and pharmaceuticals through regulatory agency approval. We have a talented core of cell processing and manufacturing experts who oversee and manage our in-house manufacturing of AlloRx Stem Cells, AlloEx Exosomes, our research products and our other experimental product candidates.

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Financial Overview

We have experienced significant losses since inception and, as of July 31, 2023, had an accumulated deficit of approximately $26.2 million. We expect to incur additional losses in the future and expect cumulative losses to increase. Since 2017, we have received over $8.0 million in new capital. In fiscal year 2022 and the nine months ended July 31, 2023, we generated approximately $3.3 million and $1.2 million, respectively, in non-grant revenue, primarily from our sales of research products, our collaboration with European Wellness as further described below, and sales of AlloRx Stem Cells to foreign third-party clinics and medical centers.

Summary of Risk Factors

Our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our common stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Below is a summary of these risks.

Risks Related To Our Financial Condition

●	There is substantial doubt about our ability to continue as a going concern, and if we are unable to continue, you may lose your entire investment;
●	We have incurred substantial losses in recent years and may never be profitable;
●	A significant portion of our revenue has been concentrated on a few large customers and our agreement with one of those customers, European Wellness/BioPep, expired in accordance with its terms on July 31, 2023;
●	The use of our current or future product candidates and our other products in individuals may expose us to product liability claims, and we may not be able to obtain adequate product liability insurance; and
●	In order to successfully implement our plans and strategies, we will need to grow our organization, and we may experience difficulties in managing this growth.

Risks Related To Our Business

●	We are heavily dependent on the successful development and commercialization of AlloRx Stem Cell therapy, and we may not be able to successfully develop and commercialize the product candidate and obtain the necessary regulatory approvals;
●	If the potential of our product candidates, particularly AlloRx Stem Cell therapy, to treat various diseases and conditions is not realized, the value of our technology and development programs could be significantly reduced;
●	We have never commercialized a biologic or drug product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products on our own or together with suitable collaborators;
●	We have a limited operating history with our current business model, which may make it difficult for you to evaluate our current business and predict our future success and viability;
●	Our product development programs are based on novel technologies and are inherently risky;
●	The lack of any existing FDA-approved allogeneic, cell-based therapies for PTHS, Long COVID, Lupus (SLE), MS or Alzheimer’s disease could complicate and delay FDA approval of AlloRx Stem Cell therapy for these indications;
●	If we are not able to recruit and retain additional qualified management and scientific personnel, we may fail in obtaining financing, pursuing collaborations or developing our technologies and product candidates;
●	Our collaborations we intend to enter into with one or more medical institutions to help us develop our product candidates and commercialize our products may never materialize, and our ability to commercialize such products may be impaired or delayed if collaborations are unsuccessful;
●	Our business could be harmed if the third-party healthcare professionals on whom we rely to administer AlloRx Stem Cell therapy and AlloRx Stem Cells to patients administer these incorrectly or fail to follow our instructions or recommendations;
●	We may be unable to develop a new manufacturing facility on a timely basis or at all;

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●	Interim, “topline” and preliminary data from our clinical trials that we announce or publish may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data;
●	We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of success;
●	Our competitors may develop similar or comparable treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, and we may not compete successfully with them; and
●	Our product candidates are derived from human UCs and therefore have the potential for disease transmission and are susceptible to ethical and other concerns surrounding the use of stem cell therapy or human tissue.

Risks Related To Intellectual Property

●	If our intellectual property does not adequately protect our products and uses, others could compete against us more directly, which could harm our business and have a material adverse effect on our business, financial condition, and results of operations;
●	If we fail to obtain assignment of rights of our intellectual property from all inventors, we may not own or exclusively own our intellectual property, which could adversely affect our ability to protect our product and have a materially effect on our business;
●	Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties and if one or more third parties were to assert that we infringe their patents or are otherwise employing their proprietary technology without authorization, it could impair our ability to commercialize our product candidates and otherwise significantly harm our business; and
●	If we do not obtain patent term extension for our product candidates and/or methods of their use, our business may be materially harmed.

Risks Related To Regulatory Approval And Other Government Regulations

●	We cannot market and sell our product candidates in the United States or in other countries if we fail to obtain the necessary regulatory approvals;
●	If we are not able to conduct our clinical trials properly and on schedule, marketing approval by FDA and other regulatory authorities may be delayed or denied;
●	Final marketing approval of our product candidates by the FDA or other regulatory authorities for commercial use may be delayed, limited, or denied, any of which could adversely affect our ability to generate operating revenues;
●	Producing and marketing an approved drug or other medical product is subject to significant and costly post-approval regulation;
●	We and any of our future development partners will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events;
●	We may not ultimately qualify for or benefit from orphan drug exclusivity, breakthrough therapy designation, fast track designation, or priority review; and
●	The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

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Additional Risks Related To Our Supply Arrangements With Third-Party Foreign Medical Centers

●	FDA could prohibit us from exporting products for use in compassionate use programs or clinical studies in foreign jurisdictions;
●	FDA, FTC, and other regulatory agencies actively enforce against medical tourism companies and medical providers advertising to patients in the United States if the claims or procedures are not substantiated or in compliance with the local countries’ laws; and
●	The FDA and other comparable foreign regulatory authorities may not accept data from trials or studies conducted in locations outside of their jurisdiction.

Risks Related To Ownership Of Our Common Stock

●	Our principal stockholders and management, including our Chief Science Officer and our former Chief Executive Officer in particular, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval;
●	The price of our stock may be volatile, and you could lose all or part of your investment;
●	Management identified a material weakness in our internal control over financial reporting that previously caused us to restate our financial statements for the three and nine months ended July 31, 2022, and there is no assurance that we will be able to remediate this material weakness and otherwise implement and maintain an effective system of internal control over financial reporting, accurately report our financial results or prevent fraud in the future; and
●	Provisions in our third amended and restated articles of incorporation and amended and restated bylaws, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our Company

We were incorporated under the laws of the State of Nevada on March 31, 1986 under the name Imperial Management, Inc. On December 17, 1986, we merged with Labtek, Inc., a Colorado corporation, and the name of the company was changed to Labtek, Inc. The name of the company was thereafter changed to Vitro Diagnostics, Inc on February 6, 1987. From November 1990 to July 31, 2000, we were engaged in the development, manufacture and distribution of purified human antigens and the development of diagnostic products and related technologies. In August 2000, we sold the assets used in that business, following which we focused on developing therapeutic products, our stem cell technology, our patent portfolio and proprietary technology and cell lines for applications in autoimmune diseases and inflammatory disorders and stem cell research. On February 3, 2021, our name was changed to Vitro Biopharma, Inc. and in August 2021, we completed the acquisitions of InfiniVive MD and Fitore. On July 6, 2022, Christopher Furman joined our Board and became our Chief Executive Officer. Our principal executive offices are located at 3200 Cherry Creek Drive South, Suite 410, Denver, CO 80209, and our telephone number is (855) 848-7627.

Our website address is www.vitrobiopharma.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.

Our common stock was previously registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and until 2016, we filed reports with the Securities and Exchange Commission, which we refer to as the SEC, under Section 13(a) of the Exchange Act as required by reason of our Section 12 registration. In October 2020, our registration under Section 12 was revoked by the SEC for our failure to file the reports required by Section 13(a). Commencing after our fiscal year ended October 31, 2021, we again became required to register our common stock under Section 12(g) of the Exchange Act because the value of our total assets and number of stockholders exceeded applicable limits, and to file with the SEC thereafter reports and other documents required under Section 13(a) of the Exchange Act by virtue of that Section 12(g) registration. On September 12, 2022, we filed a registration statement on Form 10 with the SEC to again register our common stock under the Exchange Act in accordance with the requirements of Section 12(g), which such registration statement, as amended, became effective on November 11, 2022. As a result, we are required to file reports with the SEC under Section 13(a) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Our common stock has been approved for listing on the NYSE American subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering, and we filed a registration statement to register our common stock under Section 12(b) of the Exchange Act, which will become effective at the time the registration statement of which this prospectus is part is declared effective by the SEC.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

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THE OFFERING

Common Stock Offered By Us	1,818,181 shares.

Underwriters’ Over-Allotment Option	272,727 shares.

Common Stock to be Outstanding Immediately After This Offering	6,726,967 shares, after giving effect to the assumptions described below (or 6,999,694 shares if the underwriters exercise their over-allotment option to purchase additional shares in full).

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $7.5 million (or approximately $8.9 million if the underwriters exercise their over-allotment option to purchase additional shares in full) assuming a public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated unpaid offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, as follows: (i) approximately $6.1 million to advance the continued development of AlloRx Stem Cell therapy, our lead investigational product candidate, for PTHS and Long COVID, (ii) approximately $0.25 million to advance the continued development of AlloRx Stem Cell therapy for Lupus (SLE), MS, and additional programs within autoimmune disorders and inflammatory diseases, and (iii) the remainder, if any, for working capital and other general corporate purposes. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” beginning on page 14 and together with all of the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Proposed NYSE American trading symbol	“VTRO”

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our common stock to be outstanding after this offering is based on 4,430,545 shares of common stock outstanding as of July 31, 2023, and excludes:

●	1,122,154 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2023, with a weighted-average exercise price of $10.80 per share;

●	187,026 shares of our common stock issuable upon the exercise of Class A Warrants, outstanding as of July 31, 2023, with an exercise price of $13.00 per share;

●	261,651 shares of our common stock issuable upon the exercise of Class B Warrants, outstanding as of July 31, 2023, with an exercise price of $26.00 per share;

●

19,230 shares of our common stock issuable upon the exercise of warrants issued in January 2023 (the “January 2023 Warrants”), outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

●	243,450 shares of our common stock issuable upon the exercise of warrants issued in March, April, June and July 2023 (the “2023 Bridge Warrants”), outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

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●	20,305 shares of our common stock issuable upon the conversion of an outstanding 5% convertible promissory note (the “5% Convertible Notes”) up to a principal amount of $480,000 and accrued interest thereon as of July 31, 2023;

●	140,384 shares of our common stock reserved for future issuance under our 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”), as well as any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan; and

●	90,909 shares of common stock issuable upon the exercise of the Representative’s Warrants (up to 104,545 shares if the over-allotment option is exercised in full), at an exercise price of $6.88 per share, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus).

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes the following:

●	the adoption, filing and effectiveness of our third amended and restated articles of incorporation and amended and restated bylaws, each of which became effective on June 30, 2023;

●

the adoption, filing and effectiveness of a certificate of change pursuant to Nevada Revised Statutes 78.209 (the “Reverse Stock Split Charter Certificate”) to our third amended and restated articles of incorporation giving effect to the Reverse Stock Split at a ratio of 1 share for 26 shares, which became effective on July 6, 2023;

●

with respect to the number of shares of common stock to be outstanding after this offering, (i) 51,075 shares of common stock issuable upon conversion of outstanding 5% convertible promissory notes (the “2022 Convertible Notes”) outstanding as of July 31, 2023 in the principal amount of $200,000 and accrued interest thereon, and (ii) 427,166 shares of common stock issuable upon conversion of outstanding 8% convertible promissory notes (the “8% Convertible Notes”) outstanding as of July 31, 2023 in the principal amount of $1,717,600, in each case that will automatically convert upon completion of this offering, and based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

●	no exercise of outstanding stock options or warrants; and

●	no exercise by the underwriters of their over-allotment option.

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Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. We have derived the summary financial data for the years ended October 31, 2022 and 2021 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary data for the nine months ended July 31, 2023 and 2022 is derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial data together with our audited and unaudited consolidated financial statements, and the related notes included elsewhere in this prospectus and the information in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations Data:	Year Ended October 31, 2022	Year Ended October 31, 2021	Nine Months Ended July 31, 2023	Nine Months Ended July 31, 2022

Product Sales	$2,662,793	$896,324	$1,170,364	$2,344,165
Product Sales, Related Parties	30,500	362,800	33,750	30,500
Consulting Revenue	600,000	51,822	25,000	500,000
Total Revenue	3,293,293	1,310,946	1,229,114	2,874,665
Less Cost of Goods Sold	(586,884)	(351,307)	(225,960)	(434,051)
Gross Profit	2,706,409	959,639	1,003,154	2,440,614

Operating Costs and Expenses:
Selling, General and Administrative	7,602,945	4,957,908	4,445,217	4,947,485
Research and Development	155,630	118,479	106,426	147,112
Impairment Expense	914,091	-	-	914,091

Loss From Operations	(5,966,257)	(4,116,748)	(3,548,489)	(3,568,074)

Other Expense:
Interest Expense	(198,450)	(404,915)	(178,606)	(159,697)
Other Project Income, Net	-	-	191,746	-
Loss on Conversion of Senior Secured Note Payable	(695,342)	-	-	(695,342)
Unrealized Gain on Series 2023 Derivative/Warrant Liability	-	-	58,840	-

Net Loss	(6,860,049)	(4,521,663)	(3,476,509)	(4,423,113)

Deemed Dividend on Series A Convertible Preferred Stock	(793,175)	(110,938)	-	(793,175)
Cumulative Series A Convertible Preferred Stock Dividend Requirement	(111,333)	(124,980)	-	(111,333)

Net Loss Available to Common Stockholders	$(7,764,557)	$(4,757,581)	$(3,476,509)	$(5,327,621)

Net Loss per Common Share, Basic and Diluted	$(1.82)	$(2.34)	$(0.78)	$(1.32)

Shares Used in Computing Net Loss per Common Share, Basic and Diluted(1)	4,144,122	2,085,607	4,430,545	4,048,147

(1)	See Note 1, Net loss per share to our audited consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share, and the weighted-average number of shares outstanding used in the computation of the per share amounts.

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	As of July 31, 2023
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
Consolidated Balance Sheet Data:
Cash	$285,175	285,175	7,785,175
Working capital(3)	(768,790)	(768,790)	6,731,210
Total assets	9,122,465	9,122,465	16,622,465
Accumulated deficit	(26,195,925)	(26,195,925)	(26,195,925)
Total stockholders’ equity	399,536	2,372,292	9,872,292

(1)	The pro forma consolidated balance sheet data gives effect to the conversion of 2022 Convertible Notes and 8% Convertible Notes outstanding as of July 31, 2023 in the principal amount of $1,917,600 and accrued interest thereon into common stock, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), which notes automatically convert upon completion of this offering.

(2)	The pro forma as adjusted consolidated balance sheet data gives effect to: (i) the pro forma adjustments set forth in footnote (1) above, and (ii) the sale of shares of our common stock in this offering at the assumed public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted consolidated balance sheet data discussed above is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing.

(3)	We define working capital as current assets less current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

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RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks, or of additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could materially and adversely affect our business, financial condition, reputation, or results of operations. In such case, the trading price of shares of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Financial Condition

As described in the report of our auditors for the years ended October 31, 2022 and 2021 and the notes to our consolidated financial statements, there is substantial doubt about our ability to continue as a going concern, and if we are unable to continue, you may lose your entire investment.

The uncertainty about our ability to continue in operation is based on our continuing losses from operation, limited revenue and limited working capital, among other things which existed as of year-end October 31, 2022 and July 31, 2023. As of July 31, 2023, we had a cash balance of approximately $0.29 million, a working capital deficit of approximately $0.77 million and an accumulated deficit of approximately $26.2 million. Included in the accumulated deficit are losses of $6.9 million for the year ended October 31, 2022 and $3.5 million for the nine months ended July 31, 2023. Given all these facts, we are dependent on obtaining funding from operations and the sale of debt or equity to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our ability to continue as a going concern depends on the success of this offering and receipt of additional funds through debt or equity financing and our operations. In the event we are unable to obtain such funding, we may have to delay, reduce or eliminate certain of our planned operations, including some of our research and development and/or clinical trials, reduce overall overhead expense, or divest assets. This in turn may have an adverse effect on our ability to realize the value of our assets. If we are unable to continue as a going concern, you may lose all or part of your investment.

We have limited revenue and cash flow and are dependent on improving operations, along with receipt of additional working capital, to fund continued development and implementation of our business plan, and our failure to obtain this capital may cause the partial or total loss of your investment.

As of July 31, 2023, our ongoing cash flow is inadequate to implement our business plan. In the recent past, we have relied on equity and debt financing to supplement operations to provide necessary cash flow and will depend on the receipt of funds through additional debt or equity financings, including the proceeds of this offering for the foreseeable future. Since significant amounts of capital are required for companies to pursue clinical trials in pursuit of FDA approval, we are dependent on improving our cash flow and revenue, as well as receipt of additional working capital, to fund continued development and implementation of our business plan. In addition to funds required for research and the development of our product candidates, we will require capital to pay our administrative expenses, including salaries and rent. The proceeds of this offering have been budgeted for a limited period of time and we expect to raise additional financing in the future to meet future needs. Any future equity financing may be at prices or on terms that are disadvantageous to existing stockholders. We may not be able to obtain additional capital at all and may be forced to curtail or cease our operations. We will continue to rely on equity or debt financing and limited revenue to finance operations until such time, if ever, that we generate sufficient cash flow. The inability to obtain necessary financing may adversely impact our ability to develop our product candidates and to expand our business operations.

We have incurred substantial losses in recent years and may never be profitable.

During the fiscal years ended October 31, 2022 and 2021, we incurred losses of approximately $6.9 million and $4.5 million, respectively. During the nine months ended July 31, 2023, we incurred losses of approximately $3.5 million. In the future, our ability to become profitable will depend on our ability to commercialize one or more of our product candidates, expand sales of our subsidiaries and generate revenue sufficient to cover our costs and expenses. As we advance the preclinical and clinical development of our programs, we expect to continue to incur significant expenses and operating losses, for which we do not have sufficient offsetting revenue. We expect that our sales, research and development and general and administrative costs will increase in connection with conducting additional preclinical studies and clinical trials for our current and future programs and product candidates, contracting with contract research organizations (“CROs”) to support preclinical studies and clinical trials, expanding our intellectual property portfolio, and providing general and administrative support for our operations. There is no assurance that we will ever be profitable.

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The acquisitions of our two subsidiaries were only recently completed and we may not successfully grow those businesses to be profitable and contribute to our cash flow. We expect that sales of Fitore products in the future will be limited.

The acquisition of both InfiniVive MD and Fitore were completed effective August 1, 2021. Accordingly, we have had only a limited time to become familiar with the businesses and determine whether and how we can grow the businesses. Neither entity is profitable on a stand-alone basis and each contributed to our net loss in 2022. In June 2022, we terminated the chief executive officer and all other employees of Fitore and are currently selling Fitore products solely from remaining inventory and with minimal marketing efforts. We do not anticipate manufacturing any additional Fitore products in the foreseeable future or at all. Consequently, we expect that sales of Fitore products in the future will be limited. Our ability to grow the business of InfiniVive MD is dependent on our ability to improve marketing and sales to the point that revenue will be sufficient to offset operating expenses of that entity. If we are unable to grow this business, our operations will consume the proceeds of this offering sooner than we expect, and our stock price may suffer.

A significant portion of our revenue has been concentrated on a few large customers and our agreement with one of those customers, European Wellness, recently expired. As a result, we expect our consulting revenue in the future to be more limited and, if we lose more customers, our results of operations would be expected to be further adversely impacted.

Our revenue has been concentrated in a small number of our domestic customers and European Wellness/BioPep. The sales to three domestic customers accounted for approximately 17%, 15% and 14% of our sales in fiscal year 2022. The consulting revenue from European Wellness/BioPep accounted for approximately 18% of our sales in fiscal year 2022. With respect to European Wellness/BioPep, we had suspended delivering work product to it under our agreement since April 2023 while we engaged in discussions regarding amounts believed to be owed to us under that agreement for work already completed, and our agreement with them expired in accordance with its terms on July 31, 2023 and is not expected to be renewed. Although we intend to continue to seek to recover and recognize as revenue or other project income all amounts believed to be owed to us under that agreement, we may not be able to collect or recognize as revenue or other project income all of the amounts believed to be owed to us through the date of expiration or the other amounts originally expected to be received by us under the agreement for completion of all services thereunder as originally contemplated. Because our contract with European Wellness expired on July 31, 2023 and has not been renewed, we expect our consulting revenue in the future will be materially adversely affected, in particular if we are unsuccessful in ultimately recognizing our deferred revenue or other project income associated with this agreement or collecting other amounts from them for work already completed, unless and until an alternative consulting partnership or collaboration becomes available to us.  The loss of all or a part of our revenue from any of the other customers could have a material adverse effect on our revenue, cash flow, operating results and financial condition until an alternative partnership or collaboration might be developed, and there can be no assurance that an alternative partnership or collaboration will be available to us, on terms acceptable to us or at all, in such a circumstance.

Servicing our debt may require a significant amount of cash. We may not have sufficient cash flow from our business to pay our indebtedness.

As of July 31, 2023, we have outstanding approximately $2.3 million in indebtedness to our Chief Science Officer on account of past-due compensation and accrued interest, and approximately $0.53 million to a former officer on account of the acquisition of Fitore. These obligations mature on December 31, 2025 and on July 31, 2024, respectively. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, depends on our future performance and receipt of additional capital, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. Repayment of these obligations, even if we are able to obtain the requisite capital, would decrease the funds available to further our business plan. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize deferred tax assets when the tax benefit is considered to be more likely than not of being realized; otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. As of July 31, 2023, our net deferred tax assets were $3.7 million. We have recorded a full valuation allowance against this asset.

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The use of our product candidates and our other products, including AlloRx Stem Cells, InfiniVive MD products, MSC-Gro, CAFs and our other products, or any future products in individuals may expose us to product liability claims, and we may not be able to obtain adequate product liability insurance.

Because of the nature of our products, including our product candidates like AlloRx Stem Cell therapy as well as our AlloRx Stem Cells, InfiniVive MD products, MSC-Gro, CAFs and our other products, we face an inherent risk of product liability claims. None of our product candidates or other products have been widely used over an extended period of time, and our safety data is therefore limited. We derive the raw materials for our product candidates from human donor sources, the manufacturing process is complex, and the handling requirements are specific, all of which increase the likelihood of quality failures and subsequent product liability claims. In addition, we supply AlloRx Stem Cells to certain foreign clinics pursuant to purchase orders issued by our customers, which are likely to be favorable to those customers. We generally do not enter into long-term purchase agreements with our customers that obligate them to purchase our products or protect us from product liability claims made by the patients such customers treat using AlloRx Stem Cells. We will need to increase our insurance coverage if and when we receive approval for and begin commercializing our product candidates. We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage or at all. If we are unable to obtain insurance, or if claims against us substantially exceed our coverage, then our business could be adversely impacted. Whether or not we are ultimately successful in any product liability litigation, such litigation either before or after product approval and marketing could consume substantial amounts of our financial and managerial resources and could result in, among other things:

●	significant awards against us;

●	substantial litigation costs;

●	recall of products or termination of clinical trials;

●	FDA withdrawal of marketing approval of products or suspension or revocation of an IND for a product candidate;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	withdrawal of clinical trial sites or investigators; or

●	adverse regulatory action.

Any of these results could have a material adverse effect on our business, financial condition, and results of operations.

In order to successfully implement our plans and strategies, we will need to grow our organization, and we may experience difficulties in managing this growth.

As of July 31, 2023, we had 10 full-time employees, 1 part time employees, 2 full-time consultants, and 6 part-time consultants. Of these full-time employees and consultants, 8 are engaged in research and development activities. In order to successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;

●	managing our internal development efforts effectively, including preclinical and clinical studies and investigations, as well as FDA and other comparable foreign regulatory agencies’ review process for any current or future product candidates, while complying with any contractual obligations to contractors and other third parties we may have; and

●	improving our operational, financial and management controls, reporting systems and procedures.

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Our future financial performance and our ability to successfully develop and, if approved, commercialize, any current or future product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of clinical development and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of our current and future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize our current and future product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We have in the past and may in the future enter into transactions that give rise to conflicts of interest with our affiliates and related parties and such transactions may harm our business and financial condition if they are not structured in our best interest.

Every transaction that the Company enters into with affiliates is subject to an inherent conflict of interest. As further described below (see “Certain Relationships and Related-Party Transactions”), effective August 2021, we acquired InfiniVive MD, a company that at the time was solely owned by Dr. Zamora, and Fitore, a company that at the time was partially owned by Dr. Zamora. At the time of these transactions, Dr. Zamora was serving as our Chief Executive Officer and was member of our Board of Directors; he was also a stockholder of our company. Our Board of Directors was aware of the interests of Dr. Zamora in each transaction and insisted that he recuse himself from any Board deliberations or votes with regard to each of these transactions in order to address these inherent conflicts of interest between our interests and those of Dr. Zamora. As a result of these and other efforts, our Board of Directors believes that these transactions were negotiated at arms’ length and these transactions were consummated on terms as favorable to us as they could have been if obtained from non-affiliated persons. In addition, each of these transactions was approved by all of the disinterested members of our Board of Directors. While an effort has been made, and will continue to be made, to engage in transactions and enter into agreements with affiliated persons and other related parties on terms as favorable to us as they could have been if obtained from non-affiliated persons, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties if they have any interest adverse to those of our company. The Company may be adversely impacted if any related party agreement or transaction has been made, or is made in the future, on unfavorable terms.

Risks Related to our Business

We are heavily dependent on the successful development and commercialization of AlloRx Stem Cell therapy, and if we encounter delays or difficulties in the development of this product candidate, we may not generate sufficient revenue to continue our business operations and our business could be harmed.

AlloRx Stem Cell therapy is currently in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to potential commercialization in the United States. To generate sales revenue from our product candidates, we must conduct extensive preclinical studies and clinical trials to demonstrate that our product candidates are safe and effective, and we must obtain required regulatory approvals. We will need to devote significant additional research and development, financial resources, and personnel to develop commercially viable products. It is likely to take several years to obtain the required regulatory approvals for our product candidates, or we may never gain the necessary approvals.

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Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development or early-stage clinical trials, and we cannot be certain that we will not face similar setbacks. Significant adverse effects caused by, or other unexpected properties of, any product candidates that we may choose to develop could cause us, an IRB or regulatory authority to interrupt, delay or halt clinical trials of one or more of such product candidates and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or comparable non-U.S. regulatory authorities. If any product candidate that we may choose to develop is associated with significant adverse effects or other unexpected properties, we may need to abandon development or limit development of that product candidate to certain uses or subpopulations in which those undesirable characteristics would be expected to be less prevalent, less severe or more tolerable from a risk-benefit perspective. Moreover, preclinical and clinical data is often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or other regulatory authority approval. If we fail to produce positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be negatively impacted. If we fail to obtain such approvals, we may not generate sufficient revenues to continue our business operations.

Even if we obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers, and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market or a withdrawal of the approved application by the FDA. Furthermore, FDA may require post-approval studies or other commitments from us, and failure to comply with or meet those commitments could result in withdrawal of the approved application by FDA. Regulatory agencies may also establish additional regulations, policies, or guidance that could prevent or delay regulatory approval of our product candidates.

As a result, our business could be materially harmed if we encounter difficulties in the development of this product candidate, such as:

●	delays in the design, enrollment, implementation or completion of required preclinical studies and clinical trials;

●	an inability to follow our current development strategy for obtaining regulatory approval from regulatory authorities because of changes in the regulatory approval process; and

●	less than desired or complete lack of efficacy or safety in preclinical studies or clinical trials.

If any of the above were to occur, this could significantly and adversely affect the development and commercialization of our AlloRx Stem Cell therapy or other products and could have a material adverse effect on our business, financial condition, and results of operations.

If the potential of our product candidates, particularly AlloRx Stem Cell therapy, to treat various diseases and conditions is not realized, the value of our technology and our development programs could be significantly reduced.

We are currently planning Phase 1/2a clinical trials with the intent to establish safety, tolerability and efficacy proof-of-concept and/or evidence of biological activity of AlloRx Stem Cell therapy in various indications. We have not yet proven in clinical trials that AlloRx Stem Cell therapy will be a safe and effective treatment for any disease or condition. This product candidate is susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit its marketing approval or commercial use. We have not yet completed all of the testing necessary to allow us to make a determination that serious unintended consequences will not occur. If the potential of this product candidate to treat diseases or conditions is not realized, the value of our technology and our development programs could be significantly reduced. Because our product candidates are based on MSCs, any negative developments regarding the therapeutic potential or side effects of our MSCs, or to scientific and medical knowledge about MSCs in general, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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We have never commercialized a biologic or drug product candidate before and may lack the necessary expertise, personnel and resources to successfully commercialize any products if we attain an EUA or other regulatory approval for commercialization of AlloRx Stem Cell therapy or any other product candidates.

We have never commercialized a biologic or drug product candidate, and we currently have no sales force, marketing or distribution capabilities for such a product. To achieve commercial success for our biologic or drug product candidates, which we may license to others, we may rely on the assistance and guidance of those collaborators who will provide sales and marketing support as well as logistic and distribution services. For product candidates for which we retain commercialization rights, we will have to develop our own sales, marketing and supply organization or outsource these activities to a third party.

Factors that may affect our ability to commercialize any future approved products on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our products and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization will be expensive and time-consuming and could delay the launch of our future approved products. We may not be able to build an effective sales and marketing organization. If we are unable to build our own distribution and marketing capabilities or find suitable partners for the commercialization of our future approved products, we may not generate revenues from them or be able to reach or sustain profitability.

We have a limited operating history with our current business model, which may make it difficult for you to evaluate our current business and predict our future success and viability.

We are an early-stage clinical development company with a limited operating history with our current business model upon which you can evaluate our business and prospects. Prior to 2020, our historical operations were limited to research and development and limited sales of research-related products. In 2020, we began the transition to become a clinical stage biotechnology company focused primarily in the field of regenerative medicine. Since 2020, we have devoted substantially all of our resources and efforts to reorganizing and staffing our company, business planning, expanding our research and development capabilities, expanding our manufacturing facility, raising capital, evaluating and completing acquisitions, developing product candidates, pursuing related intellectual property rights and organizing clinical trials of AlloRx Stem Cell therapy.

Our limited operating history developing clinical-stage product candidates may make it more difficult for us to succeed or for investors to evaluate our business and prospects. In addition, as an early-stage development company, we have limited experience in development activities, including conducting clinical trials, or seeking and obtaining regulatory approvals, even though certain of our executives have had relevant experience at other companies. We will also need to transition from a company with a research focus to a company capable of conducting clinical trials and, if successful, supporting commercial activities beyond our current InfiniVive MD and Fitore products. Such a transition will involve substantial additional capital requirements to launch and market a product and significant adjustment to personnel, compared to a development company. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the biopharmaceutical area. To execute our business plan, we will need to successfully:

●	execute our product candidate development activities, including successfully completing our clinical trial programs;

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●	obtain required regulatory approvals or authorizations for the development and commercialization of our product candidates;

●	manage our costs and expenses related to clinical trials, regulatory approvals, manufacturing and commercialization;

●	secure substantial additional funding;

●	develop and maintain successful strategic relationships;

●	maintain an enforceable intellectual property portfolio;

●	build and maintain appropriate clinical, sales, manufacturing, distribution, and marketing capabilities on our own or through third parties; and

●	gain market acceptance and favorable reimbursement status for our product candidates.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital or expand our business, or continue our operations.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of product candidates based on new technologies. The novel nature of our product candidates creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third-party reimbursement, and market acceptance. For example, although the FDA has approved several autologous (i.e., taken from, and given to, the same individual) cell therapy products, the FDA has not approved any allogeneic (i.e., taken from one individual and given to a different person) cell therapy products, and the FDA has relatively limited experience with regulating these kinds of therapies, and its regulations and policies are still evolving. As a result, the pathway to regulatory approval for our current and future product candidates may accordingly be more complex and lengthier.

Additionally, stem cells that are taken from one person and transplanted into a different individual may pose additional risks. For example, stem cells that are not autologous but are instead allogeneic are subject to donor-to-donor variability, which can make standardization more difficult. As a result of these factors, the development and commercialization pathway for our therapies may be more complex, lengthier, and subject to increased uncertainty, as compared to the pathway for new conventional (i.e., new chemical entity) drugs.

There are no FDA-approved allogeneic, cell-based therapies for PTHS, Long COVID, Lupus (SLE), MS, Alzheimer’s disease, or many other indications targeted by AlloRx Stem Cell therapy, our lead investigational product candidate. This could complicate and delay FDA approval of our product candidate for these indications.

Although FDA has approved several autologous cell therapy products, there are no allogeneic cell-based or stem cell therapies currently approved for the treatment of PTHS, Long COVID, Lupus (SLE), MS or Alzheimer’s disease. To obtain FDA approval for any indication for the disease states we are studying, we will have to demonstrate, among other things, that our product candidates are safe and effective for that indication in the target population. The results of our clinical trials must be statistically significant, meaning that there must be sufficient data to indicate that it is unlikely the outcome occurred by chance. The FDA will also require us to demonstrate an appropriate dose (i.e., number of cells) and dosing interval for our product candidates, and to identify and define treatment responders, which may require additional clinical trials. As a result, the clinical endpoints, the criteria to measure the intended results of treatment, and the correct dosing for our cell-based therapeutic approaches for these indications may be difficult to determine. These challenges may prevent us from developing and commercializing products on a timely or profitable basis, or at all.

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Our product candidates represent new classes of therapy that the marketplace may not understand or accept.

Even if we successfully develop and obtain regulatory approval for our product candidates, the market may not understand or accept them. We are developing product candidates that represent novel treatment approaches and will compete with a number of more conventional products and therapies manufactured and marketed by others, including major pharmaceutical companies. The degree of market acceptance of any of our developed and potential products will depend on a number of factors, including:

●	the clinical safety and effectiveness of our products and their perceived advantage over alternative treatment methods;

●	our ability to demonstrate that our cell-based products can have a clinically significant effect, initially for PTHS, Long COVID, and other disease states, for which we may seek marketing approval;

●	our ability to separate ourselves from the ethical controversies associated with cell product candidates derived from human embryonic or fetal tissue;

●	ethical controversies that may arise regarding the use of stem cells or human tissue of any kind, including adult stem cells, adult bone marrow, adult cardiac stem cells, and other adult tissues derived from donors;

●	adverse events involving our product candidates or candidates of others that are cell based;

●	our ability to supply a sufficient amount of our products to meet regular and repeated demand in order to develop a core group of medical professionals familiar with and committed to the use of our products; and

●	the cost of our products and the reimbursement policies of government and third-party payors.

If the health care community does not accept our product candidates or future approved products for any of the foregoing reasons, or for any other reason, it could affect our sales or have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we are not able to recruit and retain additional qualified management and scientific personnel, we may fail in obtaining financing, pursuing collaborations or developing our technologies and product candidates.

Our future success depends to a significant extent on the skills, experience, and efforts of the principal members of our scientific and management personnel. These members include Christopher Furman, our Chief Executive Officer, Dr. James Musick, our Chief Science Officer, and Dr. Caroline Mosessian, our Chief Regulatory Officer, among others. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives. Competition for regulatory, clinical manufacturing and management personnel in the pharmaceutical industry is intense. We may be unable to recruit or retain personnel with sufficient management skills in the area of cell therapeutics or attract or integrate other qualified management and scientific personnel in the future.

We may, in the future, enter into arrangements with third-party collaborators to help us develop our product candidates and commercialize our products, and our ability to commercialize such products may be impaired or delayed if collaborations are unsuccessful.

We expect to enter into clinical trial agreements with third-party investigators and research and clinical institutions in the United States to conduct our clinical trials in the United States, including our Phase 1/2a trials for PTHS and Long COVID, although we have not yet entered into any clinical trial agreement(s) for these contemplated Phase 1/2a clinical trials at this time. We may be unable to enter into these clinical trial agreements or related agreements on a timely basis or at all, which are contingent on approvals required to be obtained from the clinical institutions and clinical trial sites. We do not expect that any future collaborations pursuant to one or more clinical trial agreements will involve the type of collaborative arrangements in which we would share the risks and rewards of any such clinical trials or otherwise with the third-party clinical institution.

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We are dependent upon the success of our current and any future collaborators in performing their responsibilities in connection with the relevant collaboration. If we fail to maintain these collaborative relationships for any reason, we would need to perform the activities that we currently anticipate would be performed by our collaborators on our own at our sole expense. This could substantially increase our capital needs, and we may not have the capability or financial capacity to undertake these activities on our own, or we may not be able to find other collaborators on acceptable terms, or at all. This may limit the programs we are able to pursue and result in significant delays in the development, sale, and manufacture of our product candidates and products, and may have a material adverse effect on our business, financial condition, and results of operations.

Our dependence upon our current and potential future collaborations exposes us to a number of risks, including that our collaborators (i) may fail to cooperate or perform their contractual obligations, including financial obligations, (ii) may choose to undertake differing business strategies or pursue alternative technologies, or (iii) may take an opposing view regarding ownership of clinical trial results or intellectual property. Due to these factors and other possible events, we could suffer delays in the research, development, or commercialization of our product candidates and future products or we may become involved in litigation or arbitration, which could be time-consuming and expensive. We additionally may be compelled to split revenue with our collaborators, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on third-party healthcare professionals to administer AlloRx Stem Cell therapy and AlloRx Stem Cells to patients, and our business could be harmed if these third parties administer these incorrectly or fail to follow our instructions or recommendations.

We rely, or will rely in the future, on the expertise of third-party physicians, nurses and other associated medical personnel to administer, as the case may be, AlloRx Stem Cell therapy and AlloRx Stem Cells in clinical trials in the United States and as part of compassionate use treatments authorized by FDA, as well as in foreign third-party conducted clinical studies. If these medical personnel are not properly trained to administer, or do not properly administer, AlloRx Stem Cell therapy and AlloRx Stem Cells, the therapeutic effect of AlloRx Stem Cell therapy and AlloRx Stem Cells may be reduced or the patient may suffer injury.

In addition, we freeze our AlloRx Stem Cells prior to shipping and distribution to third parties, which requires third-party medical personnel to be trained on proper methodology for proper storage, quality control and deployment procedures for all AlloRx Stem Cells received from us. If these or other processes are not performed correctly, the cells may become damaged and/or the patient may suffer injury. While we intend to provide training materials and other resources to these third-party medical personnel, the storage, quality control and deployment procedures, including the thawing and subsequent peripheral intravenous infusion or direct injection, of AlloRx Stem Cell therapy and AlloRx Stem Cells will occur outside our supervision and may not be performed or administered properly. If, due to a third-party error, people believe that AlloRx Stem Cells are ineffective or harmful, the desire to use AlloRx Stem Cells may decline, which would negatively impact our business, reputation and prospects. We may also face significant liability even though we may not be responsible for the actions of these third parties.

Our business would be adversely affected if our relationships with third-party healthcare professionals on which we rely were disrupted.

Our contractual relationships with our network of healthcare professionals which provide for consulting and other services may implicate certain state laws in the United States that generally prohibit non-physician entities from practicing medicine, exercising control over physicians or engaging in certain practices such as fee-splitting with physicians. Although we believe that we have structured our arrangements to ensure that the healthcare professionals maintain exclusive authority regarding the delivery of medical care when deemed clinically appropriate, there can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state medical boards of medicine, state attorneys general and other parties, including our affiliated healthcare professionals, may assert that we are engaged in the prohibited corporate practice of medicine, or that our arrangements with our network of healthcare professionals constitute unlawful fee-splitting. If a state’s prohibition on the corporate practice of medicine or fee-splitting law is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our relationship with our healthcare professionals to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice of medicine doctrines and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding the corporate practice of medicine, which could discourage physicians and other healthcare professionals from participating in our network of providers.

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We may be unable to develop a new manufacturing facility on a timely basis or at all, which may impact our ability to capitalize on the potential biological advantages of UC-derived MSCs, to comply with all FDA requirements to support a BLA, or to commercialize any future approved products following any regulatory approval.

As we proceed with our clinical trial efforts and in advance of any commercialization, we must be able to demonstrate to the FDA that we can manufacture our product candidates with consistent characteristics. While we currently manufacture our product candidates in our own facility, scaling up the manufacturing process would require us to develop a larger facility, which would require significant time and capital investments to conform to applicable manufacturing standards.

We are planning a new, separate manufacturing facility that, if completed, will be used exclusively for the manufacture of AlloRx Stem Cell therapy and AlloRx Stem Cells. We believe that this separate facility will be necessary to comply with all FDA requirements to support a BLA and related inspections for the manufacture of AlloRx Stem Cell therapy, given that AlloRx Stem Cell therapy is a product intended for parenteral use in humans. We plan to use highly scalable, fully automated closed system bioprocessing in the new cGMP biomanufacturing facility, which we believe is necessary for us to fully capitalize on the potential biological advantages of UC-derived MSCs.

We expect to commence development of the new manufacturing facility once we have the necessary capital resources, but may be unable to commence or complete development on a timely basis, or at all. Developing a new manufacturing facility, which we expect will contain fully automated closed system bioprocessing equipment, and recruiting necessary additional personnel will be expensive and time-consuming, and we may not be able to raise sufficient funds to develop such facility and to buy such equipment. In addition, although we intend to use our existing cash and any additional funds received upon the exercise for cash of our outstanding warrants for the acquisition of fully automated closed system bioprocessing and other equipment and for the development of a new biomanufacturing facility, receipt of any funds from warrant holders will only occur in the event that warrant holders elect to exercise their warrants. We cannot predict if or when the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. Accordingly, we are unable to control the timing or amount of receipt of such funds or to determine when or if we will receive such funds, which may impact our ability to fund the development of a new manufacturing facility on a timely basis or at all.

In addition, the development of a new manufacturing facility may require additional regulatory approvals. If we are unable to develop a new manufacturing facility in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, which could materially damage our business and financial prospects. In addition, our ability to complete any ongoing clinical trials may be negatively affected.

We may be dependent on third parties for the manufacture or distribution of any product candidates, and any problems experienced by these third parties could result in a delay or interruption in the supply of our product candidate in our clinical trials and any future approved products.

If we are unable to develop a new manufacturing facility, we may need to outsource manufacturing on a large scale for AlloRx Stem Cells and AlloRx Stem Cell therapy, which would cause us to be materially dependent on these suppliers for supply of components of consistent quality. Reliance on third-party manufacturers entails risks such as the failure of the third party to follow regulatory guidelines, possible breach of the manufacturing agreement, and possible termination or non-renewal of that agreement. Our ability to complete any ongoing clinical trials may be negatively affected in the event that we are forced to seek and validate a replacement source for any of these critical components. If we are not able to obtain adequate supplies of these items of consistent quality from our third-party suppliers, it will also be more difficult to manufacture commercial quantities of our product candidates that are approved for commercial sale.

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In addition, if one or more of our product candidates is approved for commercial sale, we intend to rely on third parties for their distribution. Proper shipping and distribution require compliance with specific storage and shipment procedures (e.g., prevention of damage to shipping materials and prevention of temperature excursions during shipment). Failure to comply with such procedures will necessitate return and replacement, potentially resulting in additional cost and causing us to fail to meet supply requirements.

Changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third-party manufacturer, may require prior FDA review and approval of the manufacturing process and procedures in accordance with the FDA’s cGMPs. Any new facility is subject to a pre-approval inspection by the FDA and would again require us to demonstrate product comparability to the FDA. We would also need to verify, such as through a manufacturing comparability study, that any new manufacturing process would produce our product candidate according to the specifications previously submitted to the FDA, and there are comparable foreign requirements. The delays associated with the verification of a new third-party manufacturer, or a new facility built by us, could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. This review may be costly and time consuming and could delay or prevent the launch of a product.

We will be reliant on third parties to conduct, manage, and monitor our clinical studies, and if those third parties perform in an unsatisfactory manner, it may harm our business.

We currently do not have the ability to independently conduct nonclinical studies that comply with Good Laboratory Practice (“GLP”) requirements. We intend to rely substantially on CROs and clinical study sites to ensure the proper and timely conduct of our clinical studies, and we have limited influence over their actual performance.

We rely upon CROs to monitor and manage data for our clinical programs, as well as for the execution of nonclinical studies. We control only certain aspects of our CROs’ activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs are required to comply with current GLP and Current Good Clinical Practice (“cGCP”) regulations and guidelines enforced by the FDA and are also required by the competent authorities of the member states of the European Economic Area and comparable foreign regulatory authorities to comply with the International Council for Harmonization guidelines for any of our product candidates that are in nonclinical and clinical development, respectively. The regulatory authorities enforce cGCP regulations through periodic inspections of clinical study sponsors, CROs, and clinical study sites. Although we rely on CROs to conduct our GLP-compliant nonclinical studies and cGCP-compliant clinical studies, we remain responsible for ensuring that each of our nonclinical studies and clinical studies is conducted in accordance with our investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If we, our CROs or clinical study sites fail to comply with cGCP requirements, the clinical data generated in our clinical studies may be deemed unreliable and the FDA or comparable foreign regulatory authorities may reject our marketing applications or require us to perform additional clinical studies before approving our marketing applications. Accordingly, if we or our CROs fail to comply with these regulations or other applicable laws, regulations or standards, or fail to recruit a sufficient number of subjects, we may be required to repeat clinical studies, which would delay the relevant regulatory approval process. Failure by our CROs to properly execute study protocols in accordance with applicable law could also create product liability and healthcare regulatory risks for us as the sponsor of those studies.

While we have agreements governing their activities, our CROs are not our employees, and we do not control whether or not they devote sufficient time and resources to our future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies, or other drug development activities which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our (or their own) clinical protocols or regulatory requirements or for any other reasons, our clinical studies may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop could be harmed, our costs could increase, and our ability to generate revenue could be delayed.

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In addition, we and our CROs are subject to various data privacy laws in the U.S., Europe, and elsewhere that are often uncertain, contradictory, and evolving. It is possible that these data privacy laws may be interpreted and applied inconsistent with our or our CROs’ practices. If so, this could result in government-imposed fines or orders requiring that we or our CROs change our practices, which could adversely affect our business.

If our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms or in a timely manner. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition, and prospects.

Favorable results from compassionate use treatment or initial interim results from a clinical trial do not ensure that later clinical trials will be successful and success in early-stage clinical trials does not ensure success in later-stage clinical trials.

AlloRx Stem Cells have been administered as part of compassionate use treatments, which permit the administration of the AlloRx Stem Cells outside of clinical trials. No assurance can be given that any positive results are attributable to the AlloRx Stem Cells, or that administration of AlloRx Stem Cells to other patients will have positive results. Compassionate use is a term that is used to refer to the use of an investigational drug outside of a clinical trial to treat a patient with a serious or immediately life-threatening disease or condition who has no comparable or satisfactory alternative treatment options. Regulators often allow compassionate use on a case-by-case basis for an individual patient or for defined groups of patients with similar treatment needs.

There is no assurance that we will obtain regulatory approval for AlloRx Stem Cells. We will only obtain regulatory approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or other applicable regulatory authorities, in well-designed and conducted clinical trials, that the product candidate is safe and effective and that the product candidate, including the cell production methodology, otherwise meets the appropriate standards required for approval. Clinical trials can be lengthy, complex and extremely expensive processes with uncertain results. A failure of one or more clinical trials may occur at any stage of testing.

Success in pre-clinical and early clinical trials does not ensure that later clinical trials will be successful, and initial results from a clinical trial do not necessarily predict final results. While results from treating patients through compassionate use have in certain cases been successful, we cannot be assured that further trials will ultimately be successful. Results of further clinical trials may be disappointing.

Even if pre-clinical and early-stage clinical trials are successful, we may need to conduct additional clinical trials for product candidates with patients receiving the drug for longer periods before we are able to seek approvals to market and sell these product candidates from the FDA and regulatory authorities outside the United States. Even if we are able to obtain approval for our product candidates through an accelerated approval review program, we may still be required to conduct clinical trials after such an approval. If we are not successful in commercializing any of our lead product candidates, or are significantly delayed in doing so, our business will be materially harmed.

In addition, adverse events involving our product candidates or candidates of others that are cell based, either in compassionate use treatments, third-party foreign clinical trials or studies or otherwise, could negatively impact future clinical trials and the approval process for AlloRx Stem Cells. Any such adverse event would affect our ability to commercialize and sell AlloRx Stem Cells.

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Interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data. These results and related findings and conclusions are based on assumptions, estimations, calculations and conclusions, and are subject to change following the generation of additional data or a more comprehensive review of the data related to the particular study or trial. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as subject enrollment continues and more subject data become available or as subjects from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could have a material adverse effect on our business, financial condition, and results of operations.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs, therapeutic platforms and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

If our competitors develop similar or comparable treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, or if FDA approves biosimilar competitors to our products post-approval, our commercial opportunity will be reduced or eliminated.

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include other biotechnology companies, pharmaceutical companies, academic institutions, government agencies and other private and public research organizations. AlloRx Stem Cell therapy or any future product candidates, if successfully developed and approved, may compete with established therapies and with new treatments that may be introduced by our competitors. We believe that competitors are actively developing competing products to our product candidates, and in some cases, such as with autism spectrum disorders, there may be tens or hundreds of companies seeking to commercialize therapeutics.

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Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. If a competitor obtains approval for an orphan drug that is the same drug or the same biologic as one of our candidates before we do, we will be blocked from obtaining FDA approval for seven years from the date of the competitor’s product, unless we can establish that our product is clinically superior to the previously-approved competitor’s product or we can meet another exception, such as by showing that the competitor has failed to provide an adequate supply of its product to patients after approval. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. After one of our product candidates is approved, FDA may also approve a generic version with the same dosage form, safety, strength, route of administration, quality, performance characteristics and intended use as our product. These generic equivalents would be less costly to bring to market and could generally be offered at lower prices, thereby limiting our ability to gain or retain market share.

The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

MSCs are biological entities obtained from living humans that can pose risks to the recipient. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly. We may incur significant costs to comply with current or future environmental, health and safety laws and regulations.

MSC therapies require many manufacturing steps. Cells must be harvested from donor tissue, isolated, and expanded in cell culture to produce a sufficient number of cells for use. Each step carries risks of contamination by other cells, microbes, or adventitious agents. The transfer of cells into a recipient can also carry risks and complications associated with the procedure itself, and a recipient may reject the transplanted cells. Any failure by us to adequately mitigate such risks and complications could have a material adverse effect on our reputation or our ability to market our products, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from biological materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to maintain insurance on acceptable terms, or at all.

We are also subject to numerous environmental, health and safety laws and regulations. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

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Our product candidates are derived from human UCs and therefore have the potential for disease transmission.

The utilization of donated umbilical cords creates the potential for transmission of cancer and communicable disease, including but not limited to human immunodeficiency virus (HIV), viral hepatitis A, B and C, COVID-19, syphilis, Creutzfeldt-Jakob disease, and other viral, fungal, or bacterial pathogens. Although we and our suppliers are required to comply with federal and state regulations intended to prevent communicable disease transmission, we or our suppliers may fail to comply with such regulations. Further, even with compliance, our products might nevertheless be viewed by the public as being associated with transmission of disease, and a clinical trial subject or patient who contracts an infectious disease might assert that the use of our product candidate or products resulted in disease transmission, even if the individual became infected through another source.

Any actual or alleged transmission of communicable disease could result in clinical trial subject or patient claims, litigation, distraction of management’s attention, potentially increased expenses, and adverse regulatory authority action. Further, any failure in screening, whether by us or other manufacturers of similar products, could adversely affect our reputation, the support we receive from the medical community, and overall demand for our products. As a result, such actions or claims, whether or not directed at us, could have a material adverse effect on our reputation with our customers and our ability to market our products, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Ethical and other concerns surrounding the use of stem cell therapy or human tissue may negatively affect public perception of us or our products or product candidates or may negatively affect regulatory approval of our products or product candidates, thereby reducing demand for our products.

The commercial success of our product candidates will depend in part on general public acceptance of the use of MSC therapy for the prevention or treatment of human diseases. The use of embryonic cells and fetal tissue for research and MSC therapy has been the subject of substantial national and international debate regarding related ethical, legal, and social issues. In the U.S., for example, until March 2009, federal government funding of embryonic stem cell research was limited to specifically identified cell lines and was not otherwise available. We do not use embryonic stem cells or fetal tissue, but the public may not be able to, or may fail to, differentiate our use of adult MSCs from the use of embryonic stem cells or fetal tissue by others, especially considering our use of donor umbilical cords. This could result in a negative perception of our company or our products or product candidates, thereby reducing demand, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may obtain MSCs from umbilical cords donated by healthy adult female donors from non-profit organizations that collect and process tissue donations. Umbilical cord donors receive payment, but ethical concerns have been raised by some about the use of donated human tissue in a for-profit setting, as we are doing. Future adverse events in the field of stem cell therapy, changes in public policy, or changes to the FDA’s regulatory approval framework for these products could also result in greater governmental regulation of our product candidates or products, and potential regulatory delays relating to their testing or approval.

The successful commercialization of our current or future product candidates will depend on obtaining reimbursement from government and third-party payors.

If we successfully develop and obtain necessary regulatory approvals, we intend to sell our product candidates in the United States and outside of the United States where the regulatory environment allows us to expand such products. In the United States and any other jurisdictions in which we may market our product, the market for any pharmaceutical product is affected by the availability of reimbursement from government and third-party payors, such as government health administration authorities, private health insurers, health maintenance organizations, and pharmacy benefit management companies. MSC therapies may be expensive compared with conventional pharmaceuticals, due to the higher cost and complexity associated with the research, development, and production of product candidates, the small size and large geographic diversity of the target patient population for some indications, and the complexity associated with the distribution of signaling cell therapies which require special handling, storage, and shipment procedures and protocols. This, in turn, may make it more difficult for us to obtain adequate reimbursement from government and third-party payors, particularly if we cannot demonstrate a favorable cost-benefit relationship. Government and third-party payors may also deny coverage or offer inadequate levels of reimbursement for our potential products if they determine that the product has not received appropriate clearances from the FDA or other government regulators or is experimental, unnecessary or inappropriate.

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In some other countries where we may seek to market our products, such as The Commonwealth of the Bahamas, Antigua and The Grand Cayman Islands, the pricing of prescription pharmaceutical products and services and the level of government reimbursement are subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or our potential future collaborators may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates or products to other available therapies. Conducting one or more additional clinical trials would be expensive and could result in delays in commercialization of our product candidates.

Managing and reducing health care costs has been a general concern of federal and state governments in the United States and various foreign governments. Although we do not believe that any recently enacted or presently proposed legislation in any jurisdictions in which we currently operate should impact our business based on our current model, we might be subject to future regulations or other cost-control initiatives that materially restrict the price we would receive for our products. In addition, government and third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services, and many limit reimbursements for newly approved health care products. In particular, government and third-party payors may limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which could result in lower product revenues to us.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

We plan to seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

●	differing regulatory requirements and reimbursement regimes in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability under foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

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Biotechnology is a well-capitalized area, and as a result, we may not be able to keep up with other well-capitalized companies in the market.

Biotechnology and biotechnological inventions are heavily capitalized and very competitive. The biotechnology industry is subject to significant and rapid technological change. Accordingly, our success may depend, in part, on our ability to respond quickly to such change through the development and introduction of new products or revised treatment regimens. Our ability to compete successfully against currently existing and future alternatives to our product candidates and systems and competitors who compete directly with us in the biotechnology industry may depend, in part, on our ability to attract and retain skilled personnel, develop superior products, be competitively priced, obtain patent or regulatory approvals as well as being early entrants to the market and to manufacture, market, and sell our products, independently or through collaborations. If we are unable to keep up with these changes and competition, our business could be significantly affected.

If our product candidates are approved by the FDA, then potential competitors could seek to use a publicly available stem-cell products to compete with our products for the same therapeutic uses, taking advantage of an abbreviated approval pathway as interchangeable with our product candidates. If we are unable to prevent entry of these products into our targeted market, our business could be significantly affected.

Risks Related To Intellectual Property

If our intellectual property does not adequately protect our products and uses, others could compete against us more directly, which could harm our business and have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in large part, on our ability to obtain and maintain intellectual property protection for product candidates, process candidates and manufacturing/scale-up processes. Patent positions for biotechnology companies are generally uncertain, involve complex legal and factual questions, and can be subject to litigation.

We have no U.S. patents and we may never be awarded one. Our portfolio contains several patent applications, including one provisional application. Provisional applications may be converted to non-provisional and/or foreign applications, but these applications may not result in a patent. If patents do not issue, we may not have exclusivity for our products and methods of use.

The claims of U.S. and foreign patent applications such as our Patent Cooperation Treaty (“PCT”), a placeholder for filing international applications, if granted may not confer significant commercial protection against competing products and may not preclude entry by third parties into the marketplace. Furthermore, to the extent that we eventually own patent rights covering our business, the granted patents may be narrow and provide patent limited protection. In addition, third parties may challenge or design around those patents; for example, by asserting that the patents are invalid or arguing that the patent claims should be narrowly construed, and thereby avoid infringement actions. A third party may also develop technology not encompassed by the claims of the patents and/or patent applications. Further, if a foreign patent is awarded, the laws of foreign countries may not protect intellectual property rights to the same extent as laws of the United States.

Our patent applications on MSC technologies include claims directed to MSC-containing compositions and therapeutic uses. The MSC technology area is subject to competition and as a result, third parties may challenge the validity of any patents to facilitate entry into the market. If awarded patents from these patent applications, the patents might not contain claims that are sufficiently broad to prevent others from practicing our technologies or from competing with us with their own MSC technologies in the fields of interest to us. Consequently, competitors may independently develop competing products that do not infringe any patents or do not violate other intellectual property rights.

Obtaining and enforcing patents in the biopharmaceutical industry requires a high level of technological and legal complexity. Therefore, obtaining and enforcing patents is costly, time-consuming and as a result unpredictable.

Our pending patent applications may not issue or may issue with substantially narrower claims than currently pending claims. These narrower claims may not confer protection of our products.

Because of the extensive time required for development, testing, and regulatory review of a potential product, it is possible that a patent may expire or remain in force for a short period following commercialization, thereby limiting the period of exclusivity. To the extent our product candidates may not be protected, third parties are not precluded from making using, or selling a competing product or method.

Additionally, the background technologies used in some development of our therapeutics and treatments may be known by third parties. This could allow for third parties to compete using the same prior technologies.

If we fail to obtain assignment of rights of our intellectual property from all inventors or fail to obtain assignment of rights of our intellectual property in a timely fashion, we may not own or exclusively own our intellectual property, and this could adversely affect our ability to protect our product and have a materially effect on our business.

Control over patented technology requires us to obtain formal assignment of patents and patent applications from all inventors. If inventor assignments are not received or not received in a timely manner, we may not exclusively own the rights in the patents or patent applications and this may further affect processes in the U.S. and foreign jurisdictions.

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While we believe that each inventor on each patent application or patent has already assigned the intellectual property rights by obligation of employment with us or, if it has not yet been formally assigned, is under an obligation to be assigned to us, if such is not the case, our business, financial condition, results of operations, and prospects could be adversely affected. Further, we have certain rights of assignment by employee inventors regarding patents and we have been assigned some of the patents and patent applications by certain parties, while some of assignments were obtained after assignments were due which may adversely affect ownership rights. In addition, an inventor may have rights in the intellectual property by way of co-ownership. Under U.S. patent law, each co-inventor where there is no assignment or agreement (e.g., percent ownership or assignment requirement), has joint and several ownership of the whole application or patent regardless of individual contribution. In the absence of any agreement to the contrary, each of the joint owners or inventors without assignment of a patent may make, use, offer to sell, or sell the patented invention within the United States, or import the patented invention into the United States, without the consent of and without accounting to the other owners. In certain instances, negotiation and/or litigation may be required to compel the execution of those documents where assignment obligation can be verified.

If we are unable to protect the confidentiality of our proprietary information, trade secrets, and know-how, our competitive position could be impaired and our business, financial condition, results of operations, and prospects could be adversely affected.

Some aspects of our technology, especially regarding MSC expansion, manufacturing, and storage processes, are unpatented. This confidential information is protected by trade secret. These trade secrets are valuable to us and maintaining the secrecy of our processes is important to the success of our business. Trade secrets remain valid and enforceable without regard to limitations such as term restrictions that are imposed on patents. Trade secrets are not enforceable against a third party that innovates these processes independently. To date, our trade secrets and know-how are protected by confidentiality and/or employment agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. A breach of confidentiality could affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators, or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or other proprietary information.

Adequate remedies may not exist in the event of unauthorized use or disclosure of confidential information. The disclosure of trade secrets or other proprietary information could impair our competitive position and could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Third-party claims of patent infringement may prevent or delay our product development efforts.

There is a risk of litigation involving patents and other intellectual property rights. Numerous U.S. and foreign patents, and pending patent applications, are owned by third parties in the fields in which we are developing product candidates. There is a risk that our product and formulation candidates, methods of making product candidates, and methods of using our product candidates may give rise to claims of infringement by third parties. Third parties may assert that we infringe their patents or are otherwise employing their proprietary technology without authorization. If our MSCs are approved by the FDA to treat our targeted indications, third parties may seek to enforce their patents by filing a patent infringement lawsuit.

Additionally, there may be third-party patents of which we are currently unaware with claims related to the use or manufacture of our product or therapeutic use candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in patents that our product or therapeutic use candidates may infringe. Some of these patent applications may not yet be available for public review because they are not yet publicly available. If any third-party patents were held by a court of competent jurisdiction to cover our targeted therapeutic uses, formulations or dosing regimens, or any final product itself, the holders of any such patents may be able to block our ability to commercialize targeted processes and compositions unless we are able to obtain a license regarding the applicable patents, or until such patents expire or they are finally determined to be held not infringed, unpatentable, invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use or dosing regimens, including combination therapy or patient selection criteria, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate and/or our methods of use unless we obtain a license or until such patent expires or is finally determined to be held not infringed, unpatentable, invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business.

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Parties making claims against us may seek and obtain injunctive or other equitable relief, which, if granted would block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of Company resources from our business. In the event of a successful claim of infringement, we may have to pay substantial damages, obtain one or more licenses from third parties, pay royalties or redesign accused products and/or methods, which may be impossible or require substantial time and monetary expenditure.

Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance research or allow commercialization of product candidates and in certain cases, to avoid litigation. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize product candidates, which could harm our business significantly.

We may become involved in lawsuits to protect or enforce any patents we might obtain in the future, which could be expensive and time consuming.

Litigation may be necessary to enforce patent rights to protect trade secrets or know-how; or to defend the scope and validity of patent rights. Litigation, opposition, or other patent office proceedings in the U.S. and foreign jurisdictions, as applicable, could result in substantial additional costs and diversion of management focus. If we are ultimately unable to protect our intellectual property, we may be subject to competition which will potentially impact profitably. Competitors may infringe any patents we might obtain in the future. As a result, we may be required to file infringement claims against one or more competitors to protect our intellectual property rights, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent is invalid or unenforceable, thus preventing enjoinment of a third party or may refuse to enjoin the other party from using the technology at issue. An adverse determination of any litigation or defense proceedings could put one or more of our patents we might obtain in the future at risk of being invalidated or interpreted narrowly. Litigation or other patent office proceedings may fail and, even if successful, may result in substantial costs and distraction to management. We may not be able, alone or with our collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the local laws may not protect or enforce such rights as fully as in the U.S.

Furthermore, though we would seek protective orders where appropriate, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised. Disclosure of confidential information during this type of litigation could cause harm to our business.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the value of our company may decline. These declines could be significant. Such announcements could also harm our reputation or the market for future products, which could have a material adverse effect on our current business, current financial condition, and prospects.

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Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Laws change and these changes in laws could have an impact on our business. U.S. patent laws that govern filing, prosecution and patentable subject matter are constantly in flux. These laws can include provisions that affect the way patent applications are filed, the way in which patent applications are prosecuted and may also affect patent litigation. New laws confirmed by lower courts and new procedures available through USPTO proceedings may also affect our ability to obtain patents and to prevent our claims from being narrowly construed or invalidated. The availability of these processes to third parties could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain patents or to enforce our patents we might obtain in the future.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if a patent remains in good standing, the natural expiration of a patent is 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the term of a patent, and the protection it affords, are limited. In addition, patent life can be reduced if it is found that patented claims have overlapping subject matter of a related co-owned patent and a terminal disclaimer is filed, reducing the life of the subject patent to less than 20 years. Even if patents directed to our product candidates are obtained, once the patent term has expired, we may be open to competition from competitive products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain patent term extension for our product candidates and/or methods of their use, our business may be materially harmed.

Depending upon the timing, duration, and specifics of any applicable FDA marketing approval of our product candidates and our methods of use, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments, or the Biologics Price Competition and Innovation Act of 2009. These laws permit a patent restoration or extension of term as compensation for patent term lost during product development and the FDA regulatory review process. These extensions are limited to a single patent being extended per FDA-approved product. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended.

Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates and/or therapeutic uses of these product candidates. However, we may not be granted an extension. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than applied for, our business could be affected. In addition, competitors may obtain approval of competing products at the same time or following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

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We may not be able to protect our intellectual property rights throughout the world.

We may not have patents in every jurisdiction in which we sell, thus creating competition that could impact our profitability. Although we have pending patent applications in the U.S. and PCT placeholder applications, filing, prosecuting, and defending patents in all countries throughout the world would be prohibitively expensive. Due to local laws and other causes, our intellectual property rights in some countries outside the U.S. can be less robust than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S. whether we have filed an application in that country or not. In addition, we may not be able to prevent third parties from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our product candidates and/or therapeutic uses, and this could have adverse effects on our business.

Further, it is costly and time-consuming to assert infringement of intellectual property rights against a competitor in a foreign country. Besides cost and time, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Some legal systems in foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our intellectual property or stop marketing of competing products in violation of proprietary rights. As noted above, proceedings to enforce patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, efforts to protect and enforce our intellectual property rights in foreign jurisdictions may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected in that country and overall.

Maintenance of patents and patent applications is expensive and loss of patent rights by non-payment of required fees could impact the company. We rely on our outside legal counsel to assist with these matters by sending reminders, as well as, on third parties to pay these fees when due.

Additionally, the USPTO and various foreign patent offices require compliance with procedural, documentary, fee payment and other similar provisions during the patent application process and once a patent is issued or granted. We employ reputable law firms and other professionals to help us comply, and if needed for an inadvertent lapse many of these deadlines can be extended and a lapse in payment cured by applying a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance and/or non-payment can result in abandonment or lapse of the patent or patent application without chance of reinstatement, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business, financial condition, and commercial operations.

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Risks Related To Regulatory Approval And Other Government Regulations

If we are not able to conduct our clinical trials properly and on schedule, marketing approval by FDA and other regulatory authorities may be delayed or denied.

The commencement and completion of our clinical trials may be delayed or terminated for many reasons, including, but not limited to, if:

●	the FDA does not grant INDs to test the product candidates in humans;

●	the FDA does not grant, or suspends, permission to proceed and places the trial on clinical hold;

●	we are not able to identify sufficient clinical trial sites and/or clinical trial investigators to begin or complete a trial;

●	subjects do not enroll in our trials at the rate we expect;

●	subjects experience an unacceptable rate or severity of adverse side effects;

●	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, cGCP and regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner, or maintain data security and integrity;

●	the FDA does not agree with our interpretation of data obtained from preclinical and nonclinical animal testing and clinical trials, even though the data can be interpreted in different ways;

●	inspections by the FDA or IRBs of clinical trial sites at research institutions participating in our clinical trials find regulatory violations that require us to undertake corrective action, suspend, or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications; or

●	one or more IRBs or DSMBs (as defined below) suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial.

Our development costs will increase if we have material delays in our clinical trials, or if we are required to modify, suspend, terminate, or repeat a clinical trial. If we are unable to conduct our clinical trials properly and on schedule, marketing approval may be delayed or denied by the FDA.

Producing and marketing an approved drug or other medical product is subject to significant and costly post-approval regulation.

Even if approved for commercial sale, we may be required to conduct Phase 4 clinical trials or comply with other post-marketing requirements for the products. Even if we obtain approval of a product, we can only market the product for the approved indications. After granting marketing approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers, and manufacturing facilities, creating additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market. Further, regulatory agencies may establish different or additional regulations that could impact the post-marketing status of our products.

If we violate the guidelines pertaining to promotion and advertising of our clinical candidates or approved products, either inadvertently or otherwise, we may be subject to disciplinary action by the FDA’s Office of Prescription Drug Promotion (“OPDP”) or other regulatory bodies.

The FDA’s Office of Prescription Drug Promotion, or OPDP, is responsible for reviewing prescription drug advertising and promotional labeling to ensure that the information contained in these materials is not false or misleading. There are specific disclosure requirements and the applicable regulations mandate that advertisements cannot be false or misleading or omit material facts about the product. Prescription drug promotional materials must present a fair balance between the drug’s effectiveness and the risks associated with its use. Most warning letters from OPDP cite inadequate disclosure of risk information.

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OPDP prioritizes its actions based on the degree of risk to the public health, and often focuses on newly introduced drugs and those associated with significant health risks. There are two types of letters that OPDP typically sends to companies that violate its drug advertising and promotional guidelines: notice of violation letters, or untitled letters, and warning letters. In the case of an untitled letter, OPDP typically alerts the drug company of the violation and issues a directive to refrain from future violations but does not typically demand other corrective action. A warning letter is typically issued in cases that are more serious or where the company is a repeat offender. Although we have not received any such letters from OPDP, we may inadvertently violate OPDP’s guidelines in the future and be subject to a OPDP untitled letter or warning letter, which may have a negative impact on our business. Similarly, we and our collaborators may inadvertently violate the guidelines of the foreign equivalent of the FDA’s OPDP.

We and any of our future development partners will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm our business.

If we and any future development partners are successful in commercializing our products, FDA and foreign regulatory authorities would require that we and any future development partners report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any future development partners may fail to report adverse events we become aware of within the prescribed timeframe. We and any future development partners may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we and any future development partners fail to comply with our reporting obligations, FDA or a foreign regulatory authority could take action against us including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

Our business could target benefits from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, and priority review, but we may not ultimately qualify for or benefit from these incentives.

We may seek various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, accelerated approval, priority review and Priority Review Vouchers (“PRVs”), where available, that provide for certain periods of exclusivity, expedited review and/or other benefits, and we may also seek similar designations elsewhere in the world. Often, regulatory agencies have broad discretion in determining whether products qualify for such regulatory incentives and benefits. We cannot guarantee that we will be able to receive orphan drug status from FDA or equivalent regulatory designations elsewhere. We also cannot guarantee that we will obtain breakthrough therapy or fast track designation, which may provide certain potential benefits such as more frequent meetings with FDA to discuss the development plan, intensive guidance on an efficient drug development program, and potential eligibility for rolling review or priority review. Legislative developments in the U.S., including proposed legislation that would restrict eligibility for PRVs, may affect our ability to qualify for these programs in the future.

Even if we are successful in obtaining beneficial regulatory designations by FDA or other regulatory agency for our product candidates, such designations may not lead to faster development or regulatory review or approval and does not increase the likelihood that our product candidates will receive marketing approval. We may not be able to obtain or maintain such designations for our product candidates, and our competitors may obtain these designations for their product candidates, which could impact our ability to develop and commercialize our product candidates or compete with such competitors, which would adversely impact our business, financial condition or results of operations.

Obtaining and maintaining regulatory approval of a product in one jurisdiction does not mean that we will be successful in obtaining or maintaining regulatory approval in other jurisdictions.

Obtaining and maintaining regulatory approval of a product in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA grants marketing approval of a product, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Moreover, product types or regulatory classifications, as well as approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including different or additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

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Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, an approved product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label, which is within their purview as part of their practice of medicine. If we are found to have promoted such off-label uses, however, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. The FDA may also issue a public warning letter or untitled letter to the company. If we cannot successfully manage the promotion of our future approved products, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

The FDA and other comparable foreign regulatory authorities may not accept data from trials or studies conducted in locations outside of their jurisdiction.

We currently supply AlloRx Stem Cells to certain foreign third-party clinics and medical centers. Such foreign third-party clinics and medical centers are currently using, or intend to use, AlloRx Stem Cells to conduct clinical studies for the potential treatment of a wide variety of indications, and we may choose to conduct international clinical trials or studies in the future. The primary purpose of these clinical studies is for the open-label treatment of the respective indication; accordingly, there is no randomized control group for patients treated in these foreign clinical studies.

The acceptance of study data by the FDA, or other comparable foreign regulatory authority from clinical trials or studies conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from foreign clinical trials or studies are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (1) the data are applicable to the United States population and United States medical practice; (2) the trials are performed by clinical investigators of recognized competence and pursuant to cGCP requirements; and (3) the FDA is able to validate the data through an on-site inspection or other appropriate means. The FDA may accept the use of some foreign data to support a marketing approval if the clinical trial meets certain requirements. Additionally, the FDA’s clinical trial requirements, including the adequacy of the subject population studied and statistical powering, must be met. Furthermore, such foreign trials or studies would be subject to the applicable local laws of the foreign jurisdictions where the trials or studies are conducted, including from our ongoing and planned pre-clinical studies of AlloRx Stem Cells, for which we plan to enroll cohorts outside the United States. There can be no assurance that the FDA or any applicable foreign regulatory authority will accept data from trials or studies conducted outside of its respective jurisdiction. Moreover, since the foreign third-party conducted clinical studies using AlloRx Stem Cells are neither placebo-controlled nor blinded, the FDA may be less likely to accept such data. If the FDA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional studies, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval for commercialization in the applicable jurisdiction.

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In addition, foreign clinical studies conducted by The Foundation for Orthopaedics and Regenerative Medicine in St. John’s, Antigua and Barbuda using AlloRx Stem Cells are run by Chadwick Prodromos, M.D., who holds (i) 844,800 shares of our common stock, which were issued upon the conversion of shares of Series A Preferred Stock, (ii) Class A Warrants to purchase up to 15,384 shares of our common stock at an exercise price of $13.00 per share, and (iii) Class B Warrants to purchase up to 15,384 shares of our common stock at an exercise price of $26.00 per share. As part of future drug approval applications to the FDA, we must disclose certain financial interests of investigators who participated in any of the clinical studies being submitted in support of approval or must certify to the absence of such financial interests. The FDA evaluates the information contained in such disclosures to determine whether disclosed interests may have an impact on the reliability of a study. If the FDA determines that financial interests of any clinical investigator, including that of Dr. Prodromos, raise serious questions of data integrity, the FDA can institute a data audit, request that we submit further data analyses, conduct additional independent studies to confirm the results of the questioned study, or refuse to use the data from the questioned study as a basis for approval. A finding by the FDA that a financial relationship of an investigator raises serious questions of data integrity could delay or otherwise adversely affect approval of our products.

We may attempt to secure approval from the FDA or comparable foreign regulatory authorities through an expedited review program, and if we are unable to do so, then we could face increased expense to obtain, and delays in the receipt of, necessary marketing approvals.

We may in the future seek approval for one or more of our product candidates under one of the FDA’s expedited review programs for serious conditions. These programs are available to sponsors of therapies that address an unmet medical need to treat a serious condition. The qualifying criteria and requirements vary for each expedited program. Prior to seeking review under one of these expedited programs for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive marketing approval through an expedited review program.

In August 2021, we submitted an initial request for ODD for PTHS to FDA’s Office of Orphan Products Development. In November 2021, FDA indicated that it was unable to grant our initial ODD request but indicated that we may submit an amendment to our initial request containing additional information, specifically outcome data from our Phase 1/2a clinical trial for PTHS. FDA has not yet made a determination as to whether PTHS qualifies as a “rare disease or condition,” and we expect such determination will be made on the basis of the facts and circumstances if and when the amendment to our request for ODD is submitted.

There can be no assurances that, after our evaluation of the FDA’s feedback and other factors, we will decide to pursue one or more of these expedited review programs. Similarly, there can be no assurance that after subsequent FDA feedback we will continue to pursue one or more of these expedited programs, even if we initially decide to do so. Furthermore, FDA could decide not to grant our request to use one or more of the expedited review programs for a product candidate, even if the FDA’s initial feedback is that the product candidate would qualify for such program(s). Moreover, FDA can decide to stop reviewing a product candidate under one or more of these expedited review programs if, for example, the conditions that warranted expedited review no longer apply to that product candidate.

Some of these expedited programs (e.g., accelerated approval) also require post-marketing clinical trials to be completed and, if any such required trial fails, the FDA could withdraw the approval of the product. If one of our product candidates does not qualify for any expedited review program, then this could result in a longer time period to approval and commercialization of such product candidate, could increase the cost of development of such product candidate, and could harm our competitive position in the marketplace.

Our research and development activities could be affected or delayed due to possible restrictions on animal testing.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, or if the laws and regulations regarding animal testing otherwise change, our research and development activities may be interrupted, delayed or become more expensive.

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We may face difficulties from changes to current statutes or regulations and future legislation or regulations, both in the U.S. as well as in other foreign jurisdictions where we may be operating.

Existing statutes or regulations may be revised and additional legislation or regulations may be codified that could prevent, limit, delay or otherwise adversely affect regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

For example, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges and attempts to repeal or replace certain aspects of the ACA. While Congress has not passed comprehensive repeal legislation, legislation affecting the implementation of the ACA have passed. On December 22, 2017, President Trump signed into law federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which includes a provision eliminating, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate”. In addition, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, permanently eliminates, effective January 1, 2020, the ACA-mandated “Cadillac” tax on certain high-cost employer-sponsored health coverage and the excise tax on non-exempt medical devices and, effective January 1, 2021, also eliminates the annual fee imposed on certain health insurance providers based on market share. The Bipartisan Budget Act of 2018, or the BBA, among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that pharmaceutical manufacturers participating in the Medicare Coverage Gap Discount Program must provide to eligible Medicare Part D beneficiaries during the coverage gap phase of the Part D benefit, commonly referred to as the “donut hole,” and to reduce standard beneficiary cost sharing in the coverage gap from 30% to 25% in most Medicare Part D plans. In December 2018, the Centers for Medicare & Medicaid Services, or CMS, published a new final rule permitting further collections and payments to and from certain ACA-qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On June 17, 2021, the U.S. Supreme Court dismissed this challenge without specifically ruling on the constitutionality of the ACA.

In addition, other legislative changes have been proposed and adopted in the United States that could impact our future business and operations, including those that may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our product candidates, if approved, and accordingly, our business, financial condition, and results of operations.

Moreover, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. While several proposed reform measures will require additional Congress to pass legislation to become effective, Congress and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. The Biden administration has taken several recent executive actions that signal changes in policy from the prior administration. For example, on July 9, 2021, President Biden signed an executive order (the “Executive Order”) to promote competition in the U.S. economy that included several initiatives addressing prescription drugs. Among other provisions, the Executive Order directed the Secretary of Health and Human Services (“HHS”) to issue a report to the White House that includes a plan to, among other things, reduce prices for prescription drugs, including prices paid by the federal government for such drugs. In response to the Executive Order, on September 9, 2021, HHS issued a Comprehensive Plan for Addressing High Drug Prices that identified potential legislative policies and administrative tools that Congress and the agency can pursue in order to make drug prices more affordable and equitable, improve and promote competition throughout the prescription drug industry, and foster scientific innovation. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and, in some cases, mechanisms designed to encourage importation from other countries and bulk purchasing.

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We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Our relationships with healthcare providers, clinical investigators, CROs and third-party payors in connection with our current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws, which could expose us to, among other things, criminal sanctions, civil penalties, contractual damages, exclusion from governmental healthcare programs, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain future marketing approval. Our current and future arrangements with healthcare providers, clinical investigators, CROs, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include, without limitation, the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. The Anti-Kickback Statute applies to arrangements between pharmaceutical manufacturers on the one hand and individuals, such as prescribers, patients, purchasers, and formulary managers on the other hand, including, for example, consulting/speaking arrangements, discount and rebate offers, grants, charitable contributions, and patient support offerings, among others. A conviction for violation of the Anti-Kickback Statute can result in criminal fines and/or imprisonment and requires exclusion from participation in federal health care programs. Exclusion may also be imposed if the government determines that an entity has committed acts that are prohibited by the Anti-Kickback Statute. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common industry practices from prosecution, the exceptions and safe harbors are narrowly drawn, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. The Anti-Kickback Statute safe harbors have been the subject of recent regulatory reforms. As a general matter, however, any changes to the safe harbors may impact our future contractual and other arrangements with pharmacy benefit managers, group purchasing organizations, third-party payors, wholesalers and distributors, healthcare providers and prescribers, and other entities, as well as our future pricing strategies;

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●	the federal false claims laws, including the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $11,803 to $23,607 per false claim or statement for penalties assessed after December 13, 2021, with respect to violations occurring after November 2, 2015. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. Criminal prosecution is also possible under the federal criminal False Claims Act, which is similar to the federal civil False Claims Act and imposes criminal liability for making or presenting a false, fictitious or fraudulent claim to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits, among other things, knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program or to obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of any health care benefit program in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Criminal statutes enacted as part of HIPAA also make it a crime to knowingly and willfully falsify, conceal or cover up a material fact, make any materially false, fictitious or fraudulent statements or representations, or make or use any materially false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.;

●	the federal civil monetary penalties law authorizes the imposition of substantial civil monetary penalties against an entity, such as a pharmaceutical manufacturer, that engages in certain activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; (4) failing to report and return a known overpayment; or (5) offering or transferring remuneration to any Medicare or Medicaid beneficiary that the offeror or transferor knows or should know is likely to influence such individual to order or receive from a particular provider, practitioner or supplier any item or service for which payment may be made, in whole or in part, under Medicare or Medicaid;

●	the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to track and annually report to CMS (for public disclosure) information regarding certain payments and other transfers of value to covered recipients. The term covered recipients includes U.S.-licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified nurse anesthetists, certified nurse midwives, and teaching hospitals, as well as information regarding certain ownership and investment interests held by physicians and their immediate family members; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing or other arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

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Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to certain payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Some state laws require pharmaceutical companies to report information on the pricing of certain drug products. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. For instance, the collection and use of health data in the European Union is governed by the General Data Protection Regulation (the “GDPR”), which extends the geographical scope of European Union data protection law to non-European Union entities under certain conditions, tightens existing European Union data protection principles, creates new obligations for companies and new rights for individuals. Failure to comply with the GDPR may result in substantial fines and other administrative penalties. In addition, on June 28, 2018, the State of California enacted the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and similar laws have been passed or proposed in other states and proposed at the federal level.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve on-going substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, temporary or permanent debarment, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related To The Cosmetic Product Industry And InfiniVive MD Products

A recall or suspension of sale of our InfiniVive MD products, or the discovery of serious safety issues with our products or the incorrect application of such products by medical professionals to which we sell such products, could have a significant negative impact on us.

The FDA and equivalent foreign regulatory authorities have the authority to require the recall or suspension, either temporarily or permanently, of commercialized products in the event of material deficiencies or defects in quality systems, product design or manufacture or in the event that a product poses an unacceptable risk to health. Regulatory authorities have broad discretion to require the recall or suspension of a product or to require that manufacturers alert customers of safety risks and may do so even in circumstances where we do not believe our product poses an unacceptable risk to health. Recalls, suspensions or other notices relating to any products that we distribute would divert managerial and financial resources, and have an adverse effect on our reputation, financial condition and operating results.

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In addition, regulatory authorities may require us to, or we may voluntarily, suspend sales of a product if we become aware that the medical professionals to which we sell our products have not followed our instructions for application. For example, InfiniVive MD’s Exosome Serum contains conditioned media derived from AlloRx Stem Cells containing various secreted products including proteins, RNA and exosomes and must be applied topically by a professional. When such product is marketed and sold by us to plastic surgeons, cosmetic surgeons and aestheticians throughout the United States and internationally, we include instructions specifying that such product must be applied topically by these medical professionals. Administration outside of those specific directions could result in us running afoul of FDA rules and regulations. As further discussed below under “Our Products,” from June 2022 to July 2022, out of an abundance of caution, we voluntarily suspended sales of InfiniVive MD’s Exosome Serum in the United States in order to conduct an investigation into the potential improper administration of this product by medical professionals that have purchased this product directly from us or via distribution from other medical professionals. Although the investigation ultimately resulted in the conclusion that InfiniVive MD’s Exosome Serum was not being misused or misapplied, there can be no assurance that medical professionals have not or will not misuse or misapply our products, which could expose us to administrative or civil liability.

InfiniVive MD products may fail to achieve the broad degree of physician adoption and use or consumer demand necessary for commercial success.

InfiniVive MD products, which are used solely in a clinical setting, may fail to gain sufficient market acceptance by physicians, consumers and others in the medical aesthetics community. The commercial success of these products and any future products will depend significantly on the broad adoption and use of the resulting product by physicians for the treatment of aesthetic indications that we may seek to pursue. We are aware that other companies are seeking to develop alternative products and treatments, any of which could impact the demand for our InfiniVive MD products.

The degree and rate of physician adoption of our exosome serums and any future products depend on a number of factors, including the cost, profitability to our customers, consumer demand, characteristics and effectiveness of the product. Our success will also depend our ability to create compelling marketing programs and ability to overcome any biases physicians or consumers may have toward the use, safety and efficacy of existing products over our InfiniVive MD products. Moreover, our competitors may offer more compelling marketing or discounting programs than we are able to offer, including by bundling multiple aesthetic products to provide a more comprehensive offering than we can. We can provide no assurance that health professionals will continue to recommend our products at their current levels, or at all. Additionally, we may be unable to continue to grow our network of health professionals and therefore may not continue to achieve revenue growth through this channel.

With respect to consumer demand, treatment with InfiniVive MD products is an elective procedure, the cost of which must be borne by the consumer, and we do not expect costs related to the treatment to be reimbursable through any third-party payor, such as Medicaid, Medicare or commercial insurance. The decision by a consumer to undergo treatment with InfiniVive MD products for aesthetic indications may be influenced by a number of factors, including the cost, efficacy, safety, perception, marketing programs for, and physician recommendations of InfiniVive MD products versus competitive products or procedures. Moreover, consumer demand may fluctuate over time as a result of consumer sentiment about the benefits and risks of aesthetic procedures generally and InfiniVive MD products in particular, changes in demographics and social trends, and general consumer confidence and consumer discretionary spending, which may be impacted by the COVID-19 outbreak, economic and political conditions.

If our InfiniVive MD products or any future product candidates fail to achieve the broad degree of physician adoption necessary for commercial success or the requisite consumer demand, our operating results and financial condition will be adversely affected, which may delay, prevent or limit our ability to generate revenue and continue our business.

FDA and FTC may undertake enforcement action against our cosmetic products if they do not accept our advertising and marketing or if those products are used beyond the intended uses that we authorize.

If our products are marketed outside of their intended use, for example if they are advertised for the treatment, diagnosis, cure, prevention, or mitigation of a disease, then regulatory agencies may issue a warning letter or further investigate our marketing practices to ensure we are complying with advertising and promotional rules that apply to the product category.

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If we fail to develop and maintain our InfiniVive MD brand, our business could suffer.

We believe that InfiniVive MD is a brand that has contributed to the success of our business since it was acquired by us in 2021, and we believe our continued success depends on our ability to maintain and grow the value of our InfiniVive MD brand. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our product offerings, product safety, quality assurance, marketing and merchandising efforts, our continued focus on delivering well-designed and effective products to our consumers and our ability to provide a consistent, high-quality consumer experience. Any negative publicity, regardless of its accuracy, could have an adverse effect on our business. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of our consumers, suppliers or manufacturers, including changes to our products or packaging, adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could significantly reduce the value of our brands and adversely affect our business, financial condition, results of operations and prospects.

Our InfiniVive MD brand and reputation may be diminished due to real or perceived quality, safety, efficacy or environmental impact issues with its products, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Any loss of confidence on the part of consumers in our InfiniVive MD products or the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, environmental impacts, or inclusion of prohibited ingredients, or ingredients that are perceived to be “toxic”, or any societal apprehension about the use of stem cells in consumer products, could tarnish the image of our brand and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or efficacy or suitability for use by a particular consumer or on the environment, even if untrue, may require us to expend significant time and resources responding to such allegations and could, from time to time, result in a recall of a product from any or all of the markets in which the affected product was distributed. Any such issues or recalls could negatively affect our ability to achieve or maintain profitability and brand image.

We also have no control over our InfiniVive MD products once purchased by consumers. For example, consumers may store or use our InfiniVive MD products under conditions and for periods of time inconsistent with approved directions for use or the listed expiration date or required warnings or other governmental guidelines on our labels, which may adversely affect the quality and safety of our products.

If our InfiniVive MD products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our consumers’ expectations, our relationships with consumers could suffer, the appeal of our brands could be diminished, we may need to recall some of our InfiniVive MD products and/or become subject to regulatory action, and we could lose sales or market share or become subject to boycotts or liability claims. In addition, safety or other defects in our competitors’ products could reduce consumer demand for our own products if consumers view them to be similar. Any such adverse effect could be exacerbated by our market positioning as a purveyor of cosmetic products and may significantly reduce our brand’s value. Issues regarding the safety, efficacy, quality or environmental impact of any of our products, regardless of the cause, may have an adverse effect on our brand, reputation and operating results. Negative publicity about us, our brand or our InfiniVive MD products could seriously damage our brand and reputation. Any loss of confidence on the part of consumers in the quality, safety, efficacy or environmental suitability of our products would be difficult and costly to overcome, even if such concerns were based on inaccurate or misleading information. If we do not maintain the favorable perception of our InfiniVive MD brand, our business, financial condition, results of operations and prospects could be adversely affected.

The cosmetics industry is highly competitive, and if InfiniVive MD’s products are unable to compete effectively our results will suffer.

InfiniVive MD faces vigorous competition from companies throughout the world, including large multinational consumer products companies that have many cosmetics brands under ownership and standalone cosmetics brands. Competition in the cosmetics industry is based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and other activities. Any future direct to consumer products that we may develop, must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels.

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Many multinational consumer companies have greater financial, technical, or marketing resources, longer operating histories, greater brand recognition or larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. Our competitors may attempt to gain market share by offering products at prices at or below the prices at which our InfiniVive MD products are typically offered, including through the use of large percentage discounts and “buy one and get one free” offers. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Our competitors, many of whom have greater resources than we do, may be better able to withstand these price reductions and lost sales.

Risks Related To The Dietary And Nutritional Supplements Industry And Fitore Products

Adulterated or misbranded products appearing on the market under the Fitore brand may subject us to costs or liabilities or damage our reputation and brand.

Adulterated or misbranded supplements sold under our Fitore brand in the future could contain harmful or unlawful ingredients or may not perform as intended. In the future, we could become involved in investigations with the FDA or other federal and state agencies as a result of adulterated or misbranded supplements. We may incur costs or liabilities resulting from an investigation or become involved in product liability litigation resulting from adulterated or misbranded supplements. Even if there is no customer harm, adulterated or misbranded products that do not perform as intended could damage our reputation and brand and lead to a loss of customer sales as a result.

We and our suppliers are subject to numerous laws and regulations that apply to the manufacture, sale and marketing of products that promote health and wellness, including cosmetics, dietary supplements, and other personal care products, and compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, subject us or our suppliers to the risk of enforcement action, or otherwise adversely affect our business, results of operations and financial condition.

As a distributor of products that promote health and wellness, including cosmetics, dietary supplements, and other personal care products, we are subject to numerous health and safety laws and regulations. Our third-party manufacturers for Fitore products are also subject to such laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of products we sell, as well as the health and safety of our team members and the protection of the environment. We are subject to regulation by various government agencies, including the FDA, the FTC, as well as various state and local agencies. For example, certain of our products are subject to numerous and extensive laws and regulations governing the type of claims we can make regarding our products, the product constituents that can be used to manufacture our products, and whether our product constituents or the products themselves require pre-market review or pre-market notification. Outside the United States, our activities and products are also subject to numerous similar statutes and regulations. Many of these laws and regulations involve a high level of subjectivity, are inherently fact-based and subject to interpretation, and vary significantly from market to market.

Dietary supplements are regulated under the Dietary Supplement Health and Education Act of 1994 (DSHEA), a statute which is administered by the FDA which amended the FFDCA. DSHEA expressly permits supplements to bear statements describing how a product affects the structure, function or general well-being of the body. However, no statement may expressly or implicitly represent that a supplement will diagnose, cure, mitigate, treat or prevent a disease. DSHEA has not been materially amended since it was enacted in 1994 but the newly constituted U.S. Congress or executive branch could decide to revisit whether changes are necessary to modernize this legislation.

Our dietary supplement products are required to be manufactured in compliance with current cGMP requirements. As a result, the third-party manufacturing facilities used by us or any of our current or future suppliers must be compliant with cGMPs. These manufacturing facilities are subject to ongoing periodic unannounced inspections by the FDA and corresponding state and international authorities for compliance with cGMPs and similar regulatory requirements. If we or our manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and any applicable foreign regulatory authority, our products may be deemed noncompliant, and we could face sanctions being imposed on us, including fines, injunctions, civil penalties, delays, operating restrictions, interruptions in supply, recalls, withdrawals, issuance of safety alerts and criminal prosecutions, any of which could have a material adverse impact on our business, financial condition, results of operations and prospects. Finally, we also could experience manufacturing delays if our contractors give greater priority to the manufacture and supply of other products over our products or otherwise do not satisfactorily perform according to the terms of their agreements with us.

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The FDA has broad authority to enforce the provisions of the FFDCA applicable to the safety, labeling, manufacturing and promotion of dietary supplements, including powers to issue a public warning letter to a company, publicize information about illegal products, institute an administrative detention, request or order a recall of illegal products from the market and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. Pursuant to the Food Safety Modernization Act (“FSMA”), the FDA also has the power to refuse the import of dietary supplement from a foreign supplier that is not appropriately verified as in compliance with all FDA laws and regulations. Moreover, the FDA has the authority to administratively suspend the registration of any facility producing dietary supplements, deemed to present a reasonable probability of causing serious adverse health consequences.

In connection with the marketing and advertisement of certain of the products we sell, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states. Furthermore, in recent years, the FDA has been aggressive in enforcing its regulations with respect to nutrient content claims, unauthorized “health claims,” which are defined as claims that characterize the relationship between a food or food ingredient and a disease or health condition, and other claims that impermissibly suggest therapeutic benefits for certain products including dietary supplements. These events could interrupt the marketing and sales of our products, severely damage our brand reputation and public image, increase the cost of our products, result in product recalls, market withdrawals or litigation and impede our ability to deliver our products, any of which could result in a material adverse effect on our business, financial condition and results of operations.

As is common in the dietary supplements industry, we rely on our suppliers to ensure that the Fitore products that they manufacture for us comply with all applicable regulatory and legislative requirements. However, there is no assurance that our suppliers comply with such requirements and any claims of non-compliance could significantly damage our reputation and consumer confidence in our products.

We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. They could, however, increase our costs or require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation. Another example is that the FDA could require the production of efficacy data for nutritional supplements. Any or all of such requirements could have a material adverse effect on our business, financial condition and results or operation.

If Fitore’s products cause undesirable side effects, our business may suffer.

Although many of the ingredients in Fitore’s current products are vitamins, minerals and other substances for which there is a long history of human consumption, they also contain innovative ingredients or combinations of ingredients. Although we believe all of such products and the combinations of ingredients in them will not result in adverse events when taken as directed, the products could have certain undesirable side effects if not taken as directed or if taken by a consumer that has certain medical conditions. In addition, such products may not have the effect intended if they are not taken in accordance with certain instructions, which include certain dietary restrictions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or affect populations differently. If any of our Fitore products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations and prospects would be harmed significantly.

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Additional Risks Related To Our Supply Arrangements With Third-Party Foreign Medical Centers

FDA could prohibit us from exporting products for use in compassionate use programs or clinical studies in foreign jurisdictions.

Currently, we are exporting products for use in clinical studies for indications that are not subject to an FDA-authorized IND. In order to export the drug legally, we must comply with FDA regulations including 21 C.F.R. Part 312.110 and 21 C.F.R. Part 312.120. These FDA regulations require us to provide written certification to FDA regarding the countries that we plan to export the drug to and certify that the drug, among other things, complies with the foreign countries’ laws and that our clinical studies are in compliance with FDA’s regulations for foreign clinical studies that are not conducted under an IND. If FDA determines that we have not provided the proper written certification prior to export, or that our clinical studies are not in compliance with FDA rules, FDA can prohibit us from exporting the product. This could impact our revenue from our patient-sponsored studies as well as our ability to receive approval for use of AlloRx Stem Cell therapy in the United States.

FDA, FTC, and other regulatory agencies actively enforce against medical tourism companies and medical providers advertising to patients in the United States if the claims or procedures are not substantiated or in compliance with the local countries’ laws.

If one of our medical tourism partners does not take care to properly substantiate their claims or properly contextualize their claims made about their services, FTC can take enforcement action, sometimes in conjunction with foreign governments, against companies offering medical treatments in foreign countries. Enforcement can be in the form of civil money penalties or prohibitions from exporting the product to these jurisdictions.

A substantial portion of our sales of AlloRx Stem Cells for use in foreign clinical studies are completed on a purchase order basis without any written agreements. Such customers may issue fewer or smaller purchase orders than we expect under our current arrangements, which could negatively impact our revenues. In addition, although these purchase orders are generally not cancelable, such customers may decide to delay or cancel orders, which could also negatively impact our revenues.

Generally, under our arrangements with foreign third-party clinics and medical centers, customers must issue purchase orders for AlloRx Stem Cells. Although these purchase orders stipulate key terms including order quantity, price, payment terms, and delivery instructions, these arrangements are typically not governed by any written agreement and have no minimum purchase requirements. In addition, although orders covered by firm purchase orders are generally not cancelable, customers may decide to delay or cancel orders, and we may have difficulty enforcing the provisions of the purchase order. In the event that customers with whom we supply AlloRx Stem Cells, including foreign third-party clinics and medical centers, issue fewer or smaller purchase orders than we expect, or we experience any delays or cancellations in orders (due to current distress in the global economy caused by the COVID-19 pandemic or otherwise), our revenues could decline substantially. Any such decline could result in us incurring net losses, increasing our accumulated deficit and needing to raise additional capital to fund our operations.

Risks Related to Ownership of our Common Stock

Our principal stockholders and management, including our Chief Science Officer and our former Chief Executive Officer in particular, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, as of July 31, 2023, our executive officers, directors, director nominee, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 63.5% of our common stock and, upon completion of this offering, that same group will beneficially own approximately 43.6% of our outstanding common stock (assuming no purchases of shares in this offering by any of this group). Subject to the terms of a Standstill Agreement, dated November 20, 2022, between the Company and Dr. Jack Zamora (the “Standstill Agreement”), Dr. Zamora, our former Chief Executive Officer and former Chair of the Board of Directors, beneficially owns approximately 31.2% of our common stock prior to this offering and will beneficially own approximately 20.7% of our outstanding voting stock following this offering. Pursuant to the Standstill Agreement, Dr. Zamora granted an irrevocable proxy and power-of-attorney to our Chief Executive Officer, Christopher Furman, for so long as he is acting in such position, and our Chair of the Board, which such position is currently held by John Packs, to vote or act by written consent with respect to the shares of our common stock held by Dr. Zamora until the expiration of the Standstill Term (as defined below). See “Certain Relationships and Related-Party Transactions” for additional information regarding the Standstill Agreement.

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This concentration of control creates a number of risks. After this offering, this group of stockholders will have the ability to exert significant influence over us through this ownership position. These stockholders may be able to exert significant influence over all matters requiring stockholder approval, including with respect to elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction, and our stockholders may find it difficult to replace members of management should our stockholders disagree with the manner in which the Company is operated. Furthermore, this concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the timing and results of preclinical studies and clinical trials of our product candidates or those of our competitors;

●	the success of competitive products or announcements by potential competitors of their product development efforts;

●	regulatory actions with respect to our or our competitors’ product candidates or products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	market conditions in the pharmaceutical and biotechnology sector;

●	changes in the structure of healthcare payment systems;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock by us, our insiders or our other stockholders;

●	expiration of market stand-off or lock-up agreements; and

●	general economic, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

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If our common stock is listed on the NYSE American, we will be subject to the continued listing standards of the NYSE American, and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock has been approved for listing on the NYSE American subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering. Maintaining such listing will generally require that we maintain a minimum amount of stockholders’ equity, a minimum number of public stockholders and a minimum aggregate market value of shares publicly held, subject to certain exceptions. The NYSE American may also delist the securities of any issuer if the issuer’s common stock is selling for a substantial period of time at a low price per share and the issuer fails to effect a reverse split of such shares within a reasonable time after being notified that the NYSE American deems such action to be appropriate under all the circumstances. In addition to its more quantitative standards, the NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable.

If the NYSE American were to subsequently delist our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering. Raising additional capital in the future may also cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

The public offering price of our common stock will be substantially higher than the unaudited pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $4.76 per share, or $4.59 per share if the underwriters exercise their over-allotment option in full, representing the difference between our unaudited pro forma as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering and the assumed public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus. See the section titled “Dilution.”

In addition, in order to meet our operational goals, we will need to obtain additional capital following this offering, which we will likely obtain through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations. To the extent that we raise additional capital through the sale of convertible debt or equity securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Such financing may result in dilution to stockholders, imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

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If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, our stock price would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expense related to the ongoing development of our product candidates or future development programs;

●	results of clinical trials, or the addition or termination of clinical trials or funding support by us or potential future partners;

●	our execution of any collaboration, licensing or similar arrangements, and the timing of payments we may make or receive under potential future arrangements or the termination or modification of any such potential future arrangements;

●	any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

●	additions and departures of key personnel;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	if any of our product candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such approved products;

●	regulatory developments affecting our product candidates or future products, or those of our competitors; and

●	changes in general market and economic conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

As a result of the restatement of our financial statements for the three and nine months ended July 31, 2022, our management believes that our internal control over financial reporting was not effective as of October 31, 2022 due to a material weakness related to our accounting for revenue and related expenses. If we are unable to remediate this material weakness and otherwise implement and maintain an effective system of internal control over financial reporting, we may not be able to timely and accurately report our financial results or prevent fraud in the future. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and, if we are successful in listing on the NYSE American or other public trading market, the trading price of our common stock.

As previously disclosed, subsequent to the fiscal year ended October 31, 2022, we restated our consolidated financial statements for the three and nine month periods ended July 31, 2022, included in our Registration Statement on Form 10, as amended (the “Form 10”), due to errors relating to a service contract with a customer that impacted the recognition of revenue and related expenses. Specifically, in consultation with our financial consultants, we determined that we had improperly recognized revenue from our Joint Operating Agreement (the “JOA”) with European Wellness and BioPep, as further described in “Business”, that should have been deferred. That error resulted in the overstatement of consulting revenue by $200,000 and related expenses in the amount of $177,147 in the consolidated statements of operations for the three and nine month periods ended July 31, 2022 and the understatement of deferred revenue in the consolidated balance sheets as of July 31, 2022 in the amount of $200,000. As a result of these errors, in December 2022, management determined that it was appropriate to restate the consolidated financial statements included in the Form 10.

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In addition, as a result of the errors discussed above, our management determined that our internal control over financial reporting was not effective as of October 31, 2022 due to a material weakness related to our accounting for revenue and related expenses.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to design, and implement required new or improved controls, or difficulties encountered in their implementation, could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements and cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. For example, it was recently discovered that three 2022 stock option grants were inadvertently incorrectly documented and initially recorded by us with an exercise price per share below what then may have been determined to be the estimated fair market value of the underlying shares of common stock (the exercise prices have since been increased and properly recorded without any material impact on our financial statements), which would have violated the terms of the 2022 Plan and the Board’s authorization for such grants. Such documentation errors could result in violations of the Internal Revenue Code, including Section 409A thereof, which could have unintended tax consequences on us and impose material excise taxes on the stock option recipient. Furthermore, inferior internal control over financial reporting and disclosure controls and procedures could also cause investors to lose confidence in our reported financial information and other public disclosures, which could have a negative effect on the trading price of our stock. The requirements of being a public company may strain our resources or require us to expend capital to improve or increase our resources, result in litigation and divert management’s attention.

We are subject to certain reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and other applicable securities rules and regulations. Complying with these rules and regulations results in legal and financial compliance costs, makes some activities more difficult, time consuming or costly and increases demand on our systems and resources, including management. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements and eliminate potential reporting errors, which will increase our costs and expenses.

We can give no assurance that our remedial measures will be sufficient to address the material weakness related to our accounting for revenue and related expenses discussed above or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting, disclosure controls and procedures, or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures in the future, those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements or other public disclosures.

We have previously failed to timely file certain periodic reports with the SEC and as a result, the SEC revoked the registration of our common stock in 2020. Our failure to timely file required reports in the future poses significant risks to trading in our common stock and could materially and adversely affect our financial condition and results of operations.

In the past, we have not been able to, and may continue to be unable to produce timely financial statements, and file these financial statements as part of a periodic report in a timely manner with the SEC. We have failed to timely file with the SEC all requisite periodic reports beginning from the period ending October 31, 2015. Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act beginning from the period ending October 31, 2015.

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On September 29, 2020, the SEC instituted public administrative proceedings to determine whether to revoke or suspend registration, for a period not exceeding twelve months, the registration of each class of our securities for failure to make required periodic filings with the SEC. On October 8, 2020, the SEC revoked the registration of our common stock pursuant to Section 12(j) of the Exchange Act for failure to comply with Section 13(a) of the Exchange Act and Rules 13a-1 and 13a-13 thereunder by failing to make required periodic filings with the SEC.

We cannot guarantee that in the future our reporting will always be timely. Our failure to timely file future periodic reports with the SEC could subject us to enforcement action by the SEC and stockholder lawsuits and could eventually result in the delisting of our common stock from the NYSE American, regulatory sanctions from the SEC, and/or the breach of covenants in our credit facilities or of any preferred equity or debt securities we may issue in the future, any of which could have a material adverse impact on our operations and your investment in our common stock, and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders. Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding the Company with which to make investment decisions. As a result, investors may not have access to current or timely financial information about our Company.

The sale of a substantial number of shares of our common stock following completion of the offering may cause the price of our common stock to decline.

Of the 4,430,545 shares of our common stock outstanding prior to this offering, 623,233 shares are freely tradable without restriction or further registration under relevant provisions of the securities laws. Of these freely tradable shares, 6,459 shares will be subject to a lock-up period of twelve (12) months from the date of the offering and 232,598 shares will be subject to a lock-up period of six (6) months from the date of the offering. The remaining shares of our common stock outstanding prior to this offering are “restricted securities,” as that term is defined in Rule 144 of the Securities Act. Subject to lock-up agreements and volume limitations, all of these restricted securities will be eligible for public sale pursuant to the exemptions from registration under Rule 144 of the Securities Act upon completion of the offering. In addition to these shares that are freely transferable and outstanding shares that are currently subject to restrictions on transfer, we have 498,546 shares of common stock which could be issued on conversion of outstanding convertible notes, assuming a public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), 711,357 shares which could be issued on exercise of outstanding warrants, assuming a public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and 1,122,154 additional shares that could be issued on exercise of outstanding options, in each case as of July 31, 2023. It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) may cause the market price of our common stock to decline, which may cause you to lose all or part of your investment.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of our common stock.

We have never declared or paid any cash dividends on our equity securities. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, debt instruments to which we may be party in the future may limit our ability to pay dividends. Any return to stockholders will therefore be limited to any appreciation in the value of our common stock, which is not certain.

Provisions in our third amended and restated articles of incorporation and amended and restated bylaws, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our third amended and restated articles of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

●	permit the number of directors to be increased or decreased by action of the majority of the Board;

●	authorize the Board to issue all or any part of our common stock, without action by the stockholders; and

●	prohibit cumulative voting.

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In addition, certain provisions of Nevada law could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Sections 78.411 through 78.444 of the Nevada Revised Statutes, which prohibit a Nevada corporation from engaging in any business combination with any “interested stockholder” (as defined in the statute) for a period of two years after the date that the person first became an interested stockholder unless certain conditions are met.

Any provision of our articles of incorporation, bylaws or Nevada law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

General Risk Factors

The ongoing coronavirus pandemic has caused interruptions or delays of our business plan. Delays caused by the coronavirus pandemic and other healthcare emergencies may have a significant adverse effect on our business, including the manufacturing, clinical trial and other business activities performed by us or third parties with whom we conduct business.

In December 2019, a strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China, and on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, quarantines and other public health safety measures. The extent to which the pandemic or any other healthcare crisis may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, but the development of clinical supply materials could be delayed and enrollment of patients in our studies may be delayed or suspended, as hospitals and clinics in areas where we are conducting trials shift resources to cope with the COVID-19 pandemic and may limit access or close clinical facilities due to the COVID-19 pandemic. Additionally, if our trial participants are unable to travel to our clinical study sites as a result of quarantines or other restrictions resulting from the COVID-19 pandemic, we may experience higher drop-out rates or delays in our clinical studies including obtaining data and patient reported outcomes in a timely manner. We have manufacturers and collaboration partners located in foreign jurisdictions, and travel restrictions have limited, and may continue to limit, our ability to visit their locations in person and conduct on-site inspections.

In addition, our future clinical trials may be affected by the COVID-19 pandemic and any related travel restrictions. Clinical trial progression, dosing, patient enrollment and related activities may be delayed due to concerns among patients about participating in clinical trials during a pandemic, and reporting of some clinical data may be incomplete or delayed if patients who enroll in our clinical trials are unable to fully participate in all necessary measurement protocols as a result of any hospital resource prioritization, patient participation concerns or other factors associated with the COVID-19 pandemic. Federal, state, and local guidelines for reopening in the United States and other countries may negatively impact our ability to enroll patients in any of our clinical programs. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services.

We cannot predict the ultimate impact of the COVID-19 pandemic as consequences of such an event are highly uncertain and subject to change, at times on a daily or weekly basis. We do not yet know the full extent of potential delays or impacts on our clinical studies or on our business as a whole; however, the COVID-19 pandemic may materially disrupt or delay our business operations, further divert the attention and efforts of the medical community to coping with COVID-19, disrupt the marketplace in which we operate, and/or have a material adverse effect on our operations. Moreover, the various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 has had and may continue to have an adverse effect on the global markets and global economy generally, including on the availability and pricing of employees, resources, materials, manufacturing and delivery efforts and other aspects of the global economy. There have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. Significant uncertainty remains as to the potential impact of the COVID-19 pandemic on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic could materially disrupt our business and operations, interrupt our sources of supply, hamper our ability to raise additional funds or sell our common stock, continue to slow down the overall economy or curtail consumer spending.

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The spread of an infectious disease, including COVID-19, may also result in the inability of our suppliers to deliver components or raw materials on a timely basis. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus or treat its impact, among others.

Our internal computer systems, or those of any of our CROs, manufacturers, other contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future CROs and other contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. If such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of or access to personally identifiable information or individually identifiable health information (violating certain privacy laws such as HIPAA, Health Information Technology for Economic and Clinical Health Act and GDPR), it could result in a material disruption of our drug discovery and development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

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Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

Due to our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we operate or plan to operate. Our business activities are subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third-party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products and technology are subject to U.S. and foreign export controls, trade sanctions and import laws and regulations including requirements to obtain licensure to properly operate in the local these territories. Governmental regulation of the import or export of our products and technology, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely adversely affect our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing of commencement and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	our expectations with regard to the results of our clinical studies, preclinical studies and research and development programs, including the timing for enrollment and the timing and availability of data from such studies;

●	the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our expectations with regard to the timing of submission of an amended request for ODD and the eligibility of PTHS or any other indications to qualify for ODD or any other regulatory incentives;

●	our expectations with respect to entry into clinical trial agreements and other agreements with CROs, potential collaborators and clinical trial sites for our preclinical studies and clinical trials;

●	our ability to acquire, discover, develop and advance product candidates into, and successfully complete, clinical trials;

●	developments and projections relating to our competitors and our industry and the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates;

●	our plans relating to the further development and commercialization of our product candidates, including additional disease states or indications we may pursue;

●	our expectations regarding future sales of our other products, including MSC-Gro, and future consulting revenues;

●	our expectations regarding our ability to renew our agreement with European Wellness and to collect amounts believed to be owed to us for work already completed under our agreement with European Wellness, which expired on July 31, 2023;

●	the potential effects of public health crises, such as the COVID-19 pandemic, on our preclinical and clinical programs and business;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, and our ability to avoid infringing the intellectual property rights of others;

●	our ability to effectively manage our growth, including the need to hire additional personnel and our ability to attract, recruit and retain such personnel, and maintain our culture;

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●	our ability to fund the acquisition of fully automated closed system bioprocessing and other equipment and for the development of a new cGMP compliant manufacturing facility we expect to lease;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our expected use of proceeds from this offering;

●	the performance of our third-party suppliers, CROs and manufacturers;

●	our financial performance; and

●	the period over which we estimate our existing cash will be sufficient to fund our future operating expenses and capital expenditure requirements.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on such information and other, similar sources and on our knowledge of, and expectations about, the markets for our products. In some cases, we do not expressly refer to the sources from which this data is derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $7.5 million (or approximately $8.9 million if the underwriters exercise their over-allotment option to purchase additional shares in full), assuming a public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated unpaid offering expenses payable by us.

Each $1.00 increase or decrease in the public offering price per share would increase or decrease, as applicable, our net proceeds, after deducting estimated underwriting discounts and commissions, by approximately $1.7 million (assuming no exercise of the underwriters’ option to purchase additional shares). Each increase or decrease of 100,000 shares in the number of shares offered by us would increase or decrease, as applicable, our net proceeds by approximately $0.5 million, assuming a public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to fund our operations, create a public market for our common stock, facilitate our future access to the public equity markets, and increase awareness of our company among potential partners.

We currently intend to use the net proceeds from this offering, together with our existing cash, as follows:

●	approximately $3.8 million to fund clinical preparation activities for AlloRx Stem Cell therapy for the treatment of PTHS through initiation and completion of our planned Phase 1/2a clinical trial, and receipt of safety, dosing/tolerability and efficacy in dosing data therefrom, and through initiation and completion of any subsequent Phase 2b/3 clinical trial, and receipt of dosing/tolerability and efficacy data therefrom;

●	approximately $2.3 million to fund, together with our existing cash and any additional funds received upon the exercise for cash of our outstanding warrants, clinical preparation activities for AlloRx Stem Cell therapy for the treatment of Long COVID through initiation and completion of our planned Phase 1/2a clinical trial, and receipt of safety, dosing/tolerability and efficacy in dosing data therefrom;

●	approximately $0.2 million to fund pre-clinical activities for AlloRx Stem Cell therapy for the treatment of Lupus (SLE) through completion of our IND submission;

●	approximately $0.05 million to fund pre-clinical activities for AlloRx Stem Cell therapy for the treatment of MS through completion of our IND submission; and

●	the remainder, if any, for working capital and other general corporate purposes.

Based on our current operating plan, we believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our expected use of net proceeds from this offering represents our current intentions based upon present plans and business conditions. The net proceeds from this offering, together with our existing cash, will not be sufficient to fund any of our product candidates through regulatory approval, and we anticipate needing to raise additional capital to complete the development of and commercialize our product candidates. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of any expenditures will vary depending on numerous factors, including the progress of our ongoing and planned clinical studies, the amount of cash used by our operations, competitive and scientific developments, the rate of growth, if any, of our business, and other factors described in the section titled “Risk Factors.” Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. Due to the many inherent uncertainties in the development of our product candidates, the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development, our ability to obtain additional financing, the cost and results of our preclinical activities, the timing of clinical studies we may commence in the future, the timing of regulatory submissions, any collaborations that we may enter into with third parties for our product candidates or strategic opportunities that become available to us, and any unforeseen cash needs.

Pending the uses described above, we intend to invest the net proceeds from this offering in interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors and will depend upon, among other factors, restrictions on the payment of dividends under applicable state law, our financial condition, results from operations, current and anticipated cash needs, plans for expansion, and other factors that our Board of Directors may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and total capitalization as of July 31, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect the conversion of 2022 Convertible Notes and 8% Convertible Notes outstanding as of July 31, 2023 in the principal amount of $1,917,600 and accrued interest thereon into common stock automatically upon completion of this offering, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and

●	on a pro forma, as adjusted basis to reflect: (i) the pro forma adjustments set forth above, and (ii) the issuance and sale of shares of common stock by us in this offering at an assumed public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	July 31, 2023
	Actual	Pro Forma	Pro Forma as Adjusted(1)
Cash	$285,175	$285,175	$7,785,175
Long Term Debt and accrued interest	3,962,002	1,989,246	1,989,246
Stockholders’ Equity:
Preferred stock - 5,000,000 shares authorized; 250,000 shares of Series A Convertible Preferred Stock authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share; 19,230,770 shares authorized, 4,430,545 shares issued and outstanding, actual; 19,230,770 shares authorized, 4,908,786 shares issued and outstanding, pro forma; 19,230,770 shares authorized, 6,726,967 shares issued and outstanding, pro forma as adjusted	4,430	4,908	6,726
Additional Paid-In Capital	26,675,031	28,647,309	36,145,491
Less Treasury Stock	(84,000)	(84,000)	(84,000)
Accumulated Deficit	(26,195,925)	(26,195,925)	(26,195,925)
Total Stockholders’ Equity	399,536	2,372,292	9,872,292
Total Capitalization(2)	$4,361,538	$4,361,538	$11,861,538

(1)	The pro forma as-adjusted information discussed above is illustrative only and will depend on the actual initial offering price and other terms of this offering determined at pricing.
(2)	Total Capitalization consists of Long-Term Debt, Accrued Interest on the Debt and Total Stockholders’ Equity.

Each $1.00 increase or decrease in the assumed public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.69 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares of common stock offered by us would increase or decrease, as applicable, each of pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $0.5 million, assuming that the assumed public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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If the underwriters’ exercise their over-allotment option to purchase additional shares of our common stock in full, our pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity, total capitalization, and shares of common stock outstanding as of July 31, 2023 would be approximately $9.2 million, $37.5 million, $11.3 million, $13.3 million, and 6,999,694 shares, respectively.

The number of shares of our common stock to be outstanding after this offering is based on 4,430,545 shares of common stock outstanding as of July 31, 2023 but excludes:

●	1,122,154 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2023, with a weighted-average exercise price of $10.80 per share;

●	187,026 shares of our common stock issuable upon the exercise of Class A Warrants, outstanding as of July 31, 2023, with an exercise price of $13.00 per share;

●	261,651 shares of our common stock issuable upon the exercise of Class B Warrants, outstanding as of July 31, 2023, with an exercise price of $26.00 per share;

●	19,230 shares of our common stock issuable upon the exercise of the January 2023 Warrants, outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

●	243,450 shares of our common stock issuable upon the exercise of the 2023 Bridge Warrants, outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

●	20,305 shares of our common stock issuable upon the conversion of a 5% Convertible Note up to a principal amount of $480,000 and accrued interest thereon;

●	140,384 shares of our common stock reserved for future issuance under the 2022 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan; and

●	90,909 shares of common stock issuable upon the exercise of the Representative’s Warrants (up to 104,545 shares if the over-allotment option is exercised in full), at an exercise price of $6.88 per share, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus).

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DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of July 31, 2023, our historical net tangible book value (deficit) was approximately $(4.5) million, or $(1.02) per share of our common stock, based on 4,430,545 shares of common stock issued and outstanding as of such date. Our historical net tangible book value per share represents total assets, less liabilities and intangible assets, divided by the aggregate number of shares of common stock outstanding as of July 31, 2023.

Our pro forma net tangible book value (deficit) as of July 31, 2023 was approximately $(2.5) million, or $(0.52) per share of common stock. Pro forma net tangible book value per share includes the effect of the conversion of 2022 Convertible Notes and 8% Convertible Notes outstanding as of July 31, 2023 in the aggregate principal amount of $1,917,600 and accrued interest thereon into an aggregate of 478,241 shares of common stock automatically upon completion of this offering, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), which notes will automatically convert upon completion of this offering.

After giving further effect to the sale by us of 1,818,181 shares of common stock in this offering at an assumed public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of July 31, 2023 would have been approximately $4.9 million or $0.74 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.26 per share and an immediate dilution in pro forma net tangible book value to new investors of $4.76 per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$5.50
Historical net tangible book deficit per share as of July 31, 2023	$(1.02)
Pro forma increase in net tangible book value per share as of July 31, 2023 attributable to the pro forma transactions described above	$0.50
Pro forma net tangible book deficit per share as of July 31, 2023	$(0.52)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	$1.26
Pro forma as adjusted net tangible book value per share after this offering		$0.74
Dilution per share to new investors participating in this offering		$4.76

Each $1.00 increase or decrease in the assumed public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable our pro forma as adjusted net tangible book value per share after this offering by $0.25 per share and the dilution in pro forma per share to investors participating in this offering by $0.25 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 100,000 share increase or decrease in the number of shares offered by us would increase or decrease, as applicable our pro forma as adjusted net tangible book value per share after this offering by $0.07 per share and the dilution in pro forma as adjusted net tangible book value per share to investors participating in this offering by $0.06 per share, assuming the public offering price of $5.50 per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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If the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share of our common stock after this offering would be $0.91 per share, and the dilution in pro forma net tangible book value per share to investors participating in this offering would be $4.59 per share of common stock.

The following table sets forth, on the pro forma as adjusted basis described above, as of July 31, 2023, the number of shares of common stock purchased from us, the total consideration paid, or to be paid, and the weighted-average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Weighted-Average Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	4,908,786	73%	$28,652,217	74%	$5.84
New investors purchasing shares in this offering	1,818,181	27%	$10,000,000	26%	$5.50
Total	6,726,967	100.0%	$38,652,217	100.0%	5.75

Each $1.00 increase or decrease in the assumed public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors, by approximately $1.82 million, and in the case of an increase, would increase the percentage of total consideration paid by new investors to 29% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to 22%, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 100,000 share increase or decrease in the number of shares offered by us would increase or decrease, as applicable, the total consideration paid by new investors by approximately $0.55 million, and in the case of an increase, would increase the percentage of total consideration paid by new investors to 27% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors to 25%, assuming the public offering price of $5.50 per share remains the same, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters’ exercise their over-allotment option to purchase additional shares in full, the number of shares of common stock held by our existing stockholders will represent approximately 70% of the total number of shares of our common stock outstanding after this offering and the number of shares held by new investors will represent approximately 30% of the total number of shares of our common stock outstanding after this offering.

In addition, to the extent any outstanding stock options or other equity awards are exercised, or we issue additional equity or convertible securities in the future, investors participating in this offering will experience further dilution.

The foregoing tables and calculations (other than historical net tangible book value) are based on 4,430,545 shares of common stock outstanding as of July 31, 2023, and excludes:

●	1,122,154 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2023, with a weighted-average exercise price of $10.80 per share;

●	187,026 shares of our common stock issuable upon the exercise of Class A Warrants, outstanding as of July 31, 2023, with an exercise price of $13.00 per share;

●	261,651 shares of our common stock issuable upon the exercise of Class B Warrants, outstanding as of July 31, 2023, with an exercise price of $26.00 per share;

●	19,230 shares of our common stock issuable upon the exercise of the January 2023 Warrants, outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

●	243,450 shares of our common stock issuable upon the exercise of the 2023 Bridge Warrants, outstanding as of July 31, 2023, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with an exercise price of $16.25 per share;

●	20,305 shares of our common stock issuable upon the conversion of a 5% Convertible Note up to a principal amount of $480,000 and accrued interest thereon;

●	140,384 shares of our common stock reserved for future issuance under the 2022 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under the 2022 Plan; and

●	90,909 shares of common stock issuable upon the exercise of the Representative’s Warrants (up to 104,545 shares if the over-allotment option is exercised in full) at an exercise price of $6.88 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives and expectations for our business. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth in the section titled “Risk Factors.” See also the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are an innovative biotechnology company targeting autoimmune diseases and inflammatory disorders, with an ancillary focus in the research services and cosmeceutical fields. With respect to our regenerative medicine business, we are developing novel cellular therapeutic candidates intended to address significant unmet medical needs. In the United States, we are authorized to conduct two clinical trials under two FDA IND applications to assess the safety and efficacy of AlloRx Stem Cell therapy in PTHS and Long COVID and expect to commence those trials in late 2023 pending completion of this offering. We generate revenue from our other technologies through a number of other activities, including through the sale of our stem cell products as well as cosmeceuticals through InfiniVive MD, our wholly-owned subsidiary, which helps to alleviate our capital expenses.

For additional details regarding our business, see the discussion under “Business” below.

Reverse Stock Split

On June 23, 2023, the Board approved a 1-for-26 reverse stock split of the Company’s (a) authorized shares of common stock; and (b) issued and outstanding shares of common stock. The Reverse Stock Split became effective upon acceptance of the Company’s filing of a Certificate of Change with the Secretary of State of the State of Nevada on July 6, 2023 (the “Reverse Stock Split Effective Date”). On the Reverse Stock Split Effective Date, the total number of shares of the Company’s common stock held by each stockholder was converted automatically into a number of whole shares of common stock equal to (i) the number of issued and outstanding shares of common stock held by such shareholder immediately prior to the Reverse Stock Split, divided by (ii) 26, with any resulting fractional shares being treated as discussed below. No fractional shares were issued in connection with the Reverse Stock Split. Instead, (a) holders of certificates or book-entry positions representing fewer than 26 shares of common stock prior to the Reverse Stock Split Effective Date (who would otherwise be entitled to receive fractional shares) received cash in lieu of such fractional share interests, based upon an estimated fair value of $6.00 per whole share following the Reverse Stock Split, and (b) holders of certificates or book-entry positions representing more than 26 shares of common stock prior to the Reverse Stock Split Effective Date (who would otherwise be entitled to receive fractional shares) received one additional whole share in lieu of any such fractional share interests.

Components of Operating Results

Revenue

We generate revenue primarily from our proprietary products and technologies, including through supplying AlloRx Stem Cells, CAFs, native fibroblasts and other stem cell products and technologies developed by us. We have also generated consulting revenue from our JOA with European Wellness, although we suspended deliverables under our agreement with that entity in April 2023 pending discussions regarding amounts believed to be owed to us under that agreement for work already completed. If those discussions are unsuccessful, we may not be able to collect all of the amounts believed to be owed to us or the other amounts originally expected to be received by us under the JOA, which could have an adverse effect on our revenue, cash flow, operating results and financial condition. In addition, our JOA with European Wellness expired in accordance with its terms on July 31, 2023. While discussions are ongoing, management does not currently expect our agreement with European Wellness to be renewed beyond its expiration date. Regardless of whether the agreement is renewed, however, we intend to continue to seek to recover all amounts believed to be owed to us under that agreement for work completed. For a discussion of certain risks related to our JOA with European Wellness, see “Risk Factors.” In addition, our acquisition of InfiniVive MD, and to a lesser extent, Fitore, provide us revenue through sales of topical cosmetic conditioned media and exosomes serums through InfiniVive MD and sales of dietary supplements, nutraceuticals and health products through Fitore. For a discussion of certain risks relating to the manufacture of dietary supplements, nutraceuticals and other health products, see “Risk Factors-Risks Related to the Dietary and Nutritional Supplement Industry and Fitore Products.”

Selling, General and Administrative Expenses

Selling, General and Administrative (“SG&A”) expenses consist of salaries and other related costs, stock-based compensation, legal fees relating to corporate matters, other professional fees for accounting, auditing, tax and consulting services, insurance costs, travel expenses, and facility-related expenses.

We expect that our SG&A expenses will increase in the future as we expect to increase our headcount to support increased research and development activities relating to our clinical programs. We also expect to incur increased SG&A expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with stock exchange and SEC requirements, director and officer insurance costs, and investor and public relations costs.

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Research and Development Expenses

All our research and development expenses to date have been incurred in connection with the discovery and development of our research products and product candidates. We expect our research and development expenses to increase significantly for the foreseeable future when we commence clinical trials and advance the pre-clinical and clinical development of our programs, including the conduct of our planned clinical trials.

Research and development expenses consist of personnel-related costs, including salaries, benefits, and non-cash stock-based compensation, external research and development expenses incurred under arrangements with third parties, laboratory supplies, costs to acquire and license technologies aligned with our goal of translating engineered cells to medicines, facility and other allocated expenses, including rent, depreciation, and allocated overhead costs, and other research and development expenses. Where appropriate, we will allocate our third-party research and development expenses on a program-by-program basis.

The successful development of product candidates is highly uncertain and subject to numerous risks and uncertainties. For a discussion of certain risks related to the development of product candidates and costs of clinical trials, see “Risk Factors” herein.

Accordingly, at this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of any product candidates and to obtain regulatory approval for one or more of these product candidates.

Other Income and Expenses

Other income/expense consisted of interest expense on our outstanding debt.

Going Concern

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in our consolidated financial statements, we have an accumulated deficit as of October 31, 2022 of $22.7 million and as of July 31, 2023 of $26.2 million. We incurred net losses of $6.9 million and $4.5 million and used cash in operating activities of $2.2 million and $1.0 million for the years ended October 31, 2022 and 2021, respectively, and a net loss of $3.5 million for the nine months ended July 31, 2023. We had a working capital deficit of approximately $0.77 million as of July 31, 2023. These factors raise substantial doubt about our ability to continue as a going concern.

We have commenced the execution of our long-range business plan and efforts to generate additional revenue; however, our current cash position will not be sufficient to support our daily operations for the next 12 months. If this offering is successful, we believe that the proceeds will be sufficient to sustain our operations for at least that amount of time. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate additional revenue and our ability to raise additional funds through debt or equity financings.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations

The following discussion analyzes our operating results for the fiscal year ended October 31, 2022, which we refer to as “Fiscal 2022,” and compares those results to results for the fiscal year ended October 31, 2021, which we refer to as “Fiscal 2021.” We also discuss our operating results for the three and nine months ended July 31, 2023 and compare those results to the three and nine months ended July 31, 2022. The discussion below also analyzes our liquidity and capital resources as of October 31, 2022, material changes in those resources since the end of Fiscal 2021, as well as our liquidity and capital resources as of July 31, 2023 as compared to October 31, 2022. We suggest that you read the following information in conjunction with our audited consolidated financial statements for the two years ended October 31, 2022 as well as the interim consolidated financial statements for the three and nine months ended July 31, 2023 and 2022 contained elsewhere in this prospectus.

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Comparison of the Years Ended October 31, 2022 and 2021

The following table summarizes our operating results for Fiscal 2022 and 2021:

	Year Ended October 31,
	2022	2021

Product sales	$2,662,793	$896,324
Product sales, related parties	30,500	362,800
Consulting revenue	600,000	51,822
Total revenue	3,293,293	1,310,946
Less: Cost of goods sold	(586,884)	(351,307)
Gross profit	2,706,409	959,639
General and administrative expenses	(7,602,945)	(4,957,908)
Research and development	(155,630)	(118,479)
Impairment expense	(914,091)	-
Interest expense	(198,450)	(404,915)
Loss on conversion of senior secured note payable	(695,342)	-
Net Loss	$(6,860,049)	$(4,521,663)
Deemed dividend on convertible preferred stock	(793,175)	(110,938)
Cumulative convertible preferred stock dividend requirement	(111,333)	(124,980)
Net Loss to Common Stockholders	$(7,764,557)	$(4,757,581)

Net Loss

We recorded a net loss of $6,860,049 in Fiscal 2022, an increase of $2,338,386 from Fiscal 2021, or 52%. The increased loss in Fiscal 2022 was due to the significant increases in general and administrative expenses in Fiscal 2022, as discussed further below. However, the impairment expense arising from the write-off of a portion of the goodwill recorded in connection with our investment in Fitore and the loss on conversion of senior secured notes payable during Fiscal 2022 were more than offset by a 151% increase in our total revenue during Fiscal 2022. Interest expense also decreased in Fiscal 2022 due to the conversion during Fiscal 2021 of convertible notes payable. We expect to continue reporting losses until such time, if ever, as we can improve the operation of our newly acquired subsidiaries and/or commercialize one or more of our product candidates and generate sales sufficient to offset our operating costs and expenses and interest expenses.

Net Loss to Common Stockholders

In connection with the sale of the Series A Convertible Preferred Stock in Fiscal 2020 and 2021, we determined that there was an embedded conversion feature associated with the value of the beneficial conversion feature. The initial embedded conversion feature was initially determined to be $930,577. For the year ended October 31, 2022, the accretion of this embedded conversion feature was $793,175 and has been recorded as a deemed dividend. Including the deemed dividend on the Series A Convertible Preferred Stock for the year ended October 31, 2022 and the cumulative dividend on that Preferred Stock, the net loss to common stockholders was $7,764,557, or $0.07 per share.

Product Sales

Total revenue in Fiscal 2022 increased by $1,982,347, or 151%, from Fiscal 2021. Our revenue is generated by sales of research products, sales of AlloRx Stem Cells to foreign third-party clinics and medical centers, consulting revenue and sales from our subsidiaries, InfiniVive MD and Fitore.

During Fiscal 2022 and Fiscal 2021, research and development product sales were $1,072,312 and $857,648, respectively, an increase in Fiscal 2022 of $214,664 or 25%. The increase was primarily attributable to hiring a full-time marketer of these products on October 4, 2021. Sales of AlloRx Stem Cells to foreign third-party clinics for the year ended October 31, 2022 and October 31, 2021 were $1,174,456 and $180,856 respectively, an increase of $993,600 or 549%. These increases were due to an increase in pricing, greater research interest and acceptance of our products. In addition to the foregoing, the lingering effects of the COVID pandemic adversely affected sales in Fiscal 2021.

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For Fiscal 2022 and Fiscal 2021, InfiniVive MD revenue amounted to $236,788 and $139,070, respectively. Fiscal 2021 revenues were lower than Fiscal 2022 because sales were only recorded for three months in Fiscal 2021 since the acquisition of InfiniVive MD was completed effective August 2021. For Fiscal 2022 and Fiscal 2021, Fitore product revenue amounted to $209,737 and $81,550, respectively. Fiscal 2021 revenues were lower than Fiscal 2022 for the same reason as InfiniVive MD.

Product Sales - Related Parties

Product sales to related parties are sales to the medical practice of Dr. Zamora, our former Chief Executive Officer. Such sales decreased during Fiscal 2022 by $332,300, or 92%, compared to Fiscal 2021.

Consulting Revenue

During Fiscal 2022, our consulting revenue was derived from our contract with European Wellness under which we agreed to assist in the discovery, development and commercialization of biological products related to regenerative medicine. During Fiscal 2022, we recognized $600,000 in revenue as we completed two milestones under the contract. We developed and deployed a quality management system for that entity and delivered a manual for the aforementioned system in order to position European Wellness for FDA authorization as a U.S.-based cGMP manufacturer for products being studied for potential IND authorization. In addition to the revenue that was recognized, we recorded deferred revenue of $650,000 related to those services. That deferred revenue will be recognized if and when related milestones under the contract are achieved. See Notes to our Consolidated Financial Statements for additional information on the future milestones that may allow us to recognize that deferred revenue. There was no revenue recognized for this agreement during Fiscal 2021 and $500,000 in revenue was deferred.

During Fiscal 2021, we recognized $51,822 in consulting revenue from Fitore, unrelated to the European Wellness agreement. No Fitore consulting revenue was recorded during Fiscal 2022.

Cost of Goods Sold

Our cost of goods sold during Fiscal 2022 totaled $586,884 compared to $351,307 during Fiscal 2021, an increase of $235,577 or 67%, resulting in gross profit of $2,706,409 and $959,639 for Fiscal 2022 and 2021, respectively. The gross profit percentages for Fiscal 2022 and Fiscal 2021 were 82% and 73%, respectively. The increase in gross profit in Fiscal 2022 was primarily attributable to $600,000 in consulting revenue recognized in Fiscal 2022, with $51,822 in similar revenue recorded in Fiscal 2021. Also contributing to the increase in gross profit was an increase in revenue, as discussed above under “-Product Sales.”

Selling, General and Administrative Expenses

SG&A expenses increased from $4,957,908 in Fiscal 2021 to $7,602,945 in Fiscal 2022. This increase of $2,645,037 was due to an increase in share-based compensation of $156,980 (a non-cash expense), an increase of $122,945 in amortization expense (non-cash), an increase in salary and benefits expense of $1,195,591 as we hired additional executive officers and staff to pursue our business plan, an increase in legal fees of $551,961, an increase in professional and stockholder relations fees of $218,622 related to financial statement audits and other corporate purposes, a $86,026 increase in sales and marketing expenses related to one of the subsidiaries, a $118,017 increase in European Wellness project costs and an increase in insurance costs of $139,425 for directors and officers liability insurance coverage.

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Research and Development

Research and development expenses for Fiscal 2022 and Fiscal 2021 were $155,630 and $118,479, respectively. The increase of $37,151 in Fiscal 2022 was attributable to additional efforts to identify possible additional indications for the study of AlloRx Stem Cell therapy and to prepare AlloRx Stem Cell therapy for future clinical trials which have been authorized by the FDA. We spent $139,122 and $41,768 with third party research laboratories in Fiscal 2022 and Fiscal 2021, respectively, which laboratories perform rigorous testing, screening, and monitoring on our product candidate to verify the absence of viral infections and $16,508 and $76,711, respectively, in the implementation of a data capture platform.

Impairment Expense

During the third fiscal quarter of 2022, we recorded an impairment expense of $914,091 related to the carrying value of the goodwill associated with the acquisition of Fitore on August 1, 2021. The evaluation of the goodwill as of July 31, 2022 was performed following the termination of the chief executive officer and all other employees of Fitore. While the termination of the chief executive officer and employees of Fitore did not constitute the discontinuation of Fitore’s operations, it was considered by management to be a material change in circumstance so as to warrant an evaluation of the goodwill.

Interest Expense

Interest expense for Fiscal 2022 was $198,450, a decrease of $206,465 from the interest expense for Fiscal 2021 of $404,915. This decrease in interest expense is related to conversion of debt instruments to equity. During late Fiscal 2021, we were able to convert approximately $0.9 million in debt into common stock and in February 2022, we converted $3.0 million in debt into common stock. The interest expense related to the remaining debt on our balance sheet of approximately $2.7 million is expected to be all non-cash interest expense.

Loss on Conversion of Senior Secured Note Payable

During Fiscal 2022, we incurred a one-time loss of $695,342 due to the early conversion of the Senior Convertible Note Payable. Interest of $695,342 from the date of the note conversion to the note’s stated maturity date was converted to equity and was recorded as a loss on conversion of the note. The remaining principal amount and accrued interest on the note itself were converted to common stock at the same conversion rate.

Comparison of the Three Months Ended July 31, 2023 to the Three Months Ended July 31, 2022

The following table summarizes our operating results for the three months ended July 31, 2023 and 2022:

	Three Months Ended July 31,
	2023	2022

Product sales	$561,490	$665,841
Product sales, related parties	15,750	-
Total revenue	577,240	665,841
Less: Cost of goods sold	(96,815)	(138,189)
Gross profit	480,425	527,652
Selling, general and administrative expenses	(1,486,866)	(2,222,487)
Research and development	(33,146)	(79,071)
Impairment expense	-	(914,091)
Interest expense	(81,976)	(37,994)
Other project income, net	191,746	-
Unrealized Gain on Derivative/Warrant liability	58,133	-
Net Loss	$(871,684)	$(2,725,991)

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Net Loss

We recorded a net loss of $871,684 in the three months ended July 31, 2023, a decrease of $1,854,307 from the three months ended July 31, 2022, or 68%. The decreased loss in the three months ended July 31, 2023 was due primarily to an impairment expense of $914,091 that was recorded in the three months ended July 31, 2022 and no corresponding cost in the three months ended July 31, 2023. In addition, there were decreases in selling, general and administrative (“SG&A”) expenses in the three months ended July 31, 2023, as discussed further below. Interest expense increased during the three months ended July 31, 2023 due to the issuance of the 8% Convertible Notes in 2023. We expect to continue reporting losses until such time, if ever, we can improve the operation of our newly acquired subsidiaries and/or commercialize one or more of our product candidates and generate sales sufficient to offset our operating costs and expenses and interest expenses.

Product Sales

Total revenue in the three months ended July 31, 2023 decreased by $88,601, or 13%, from the three months ended July 31, 2022. The decrease is attributable to the factors described below, primarily reduced sales of AlloRx Stem Cells to foreign third-party clinics. Our revenue is generated by sales of research products, sales of AlloRx Stem Cells to foreign third-party clinics and medical centers, consulting revenue and sales from our subsidiaries, InfiniVive MD and Fitore. There was no consulting revenue recognized in the three months ended July 31, 2023 or 2022.

During the three months ended July 31, 2023 and 2022, research and development product sales were $284,306 and $189,745, respectively, an increase in the three months ended July 31, 2023 of $94,561, or 50%. The increase was attributable to biopharmaceutical institutions, university research labs and clinics purchasing more CAFs and native fibroblasts in the three months ended July 31, 2023. CAFs and native fibroblasts are used by such institutions for stem cell research and the development of advanced immunotherapy of cancer, and our sales to such institutions are generally completed on a purchase order basis and without minimum purchase obligations. As a result, sales volumes in a particular period may fluctuate based on the number of research programs then being pursued by such institutions.

Sales of AlloRx Stem Cells to foreign third-party clinics for the three months ended July 31, 2023 and 2022 were $217,991 and $432,000 respectively, a decrease of $214,009, or 50%. The decrease is attributable to diminished sales volumes, as third-party clinics for which we supply AlloRx Stem Cells treated less patients during the three months ended July 31, 2023. Despite the decrease, we expect AlloRx Stem Cell sales internationally to increase over the next year as these products expand into additional foreign third-party clinics and medical centers and our current foreign third-party clinics and medical center customers increase their total monthly patients as international travel continues to pick back up.

For the three months ended July 31, 2023 and 2022, InfiniVive MD revenue amounted to $60,159 and $0, respectively. The increase was attributable to the temporary respite in sales of InfiniVive MD products in the three months ended July 31, 2022 while we conducted an investigation into the potential improper administration of this product by medical professionals that have purchased this product directly from us or via distribution from other medical professionals. Upon completion of the investigation, it was determined that InfiniVive MD’s Exosome Serum was not being misused or misapplied and, following discussion with our legal advisors specializing in regulations relevant to the sale of our products, we resumed sales of InfiniVive MD’s Exosome Serum. This voluntarily suspension of sales of InfiniVive MD’s Exosome Serum in the United States did not have a material impact on our operating results for fiscal year 2022.

For the three months ended July 31, 2023 and 2022, Fitore product revenue amounted to $14,783 and $44,096, respectively. Fitore revenues were lower in the three months ended July 31, 2023 due to reduced efforts at marketing Fitore products, compared to the three months ended July 31, 2022. We are currently selling Fitore products solely from remaining inventory and with minimal marketing efforts, and do not anticipate manufacturing any additional Fitore products in the foreseeable future or at all. We expect that sales of Fitore products in the future will be limited.

Product Sales – Related Parties

Product sales to related parties are sales to the medical practice of Dr. Zamora, our former Chief Executive Officer. Such sales for the three months ended July 31, 2023 and 2022, were $15,750 and $0, respectively.

Cost of Goods Sold

Our cost of goods sold during the three months ended July 31, 2023 totaled $96,815 compared to $138,189 during the three months ended July 31, 2022, a decrease of $41,374, or 30%, resulting in gross profit of $480,425 and $527,652 for the three months ended July 31, 2023 and 2022, respectively. The gross profit percentages for the three months ended July 31, 2023 and 2022 were 83% and 79%, respectively. Cost of goods sold, as a percentage of product sales remained generally consistent for the three months ended July 31, 2023 and 2022. The overall decrease in gross profit in the three months ended July 31, 2023 was primarily attributable to a decrease in revenue from product sales, as discussed above under “Product Sales.”

Selling, General and Administrative Expenses

SG&A expenses decreased from $2,222,487 in the three months ended July 31, 2022 to $1,486,866 in the three months ended July 31, 2023. This decrease of $735,621 or 33% was primarily due to a decrease in stock-based compensation of $872,181 and reductions in advertising expense of $62,846, partially offset by increases in other expense items, such as directors’ and officers’ insurance $47,919 and professional fees $118,284.

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Research and Development

Research and development expenses for the three months ended July 31, 2023 and 2022 were $33,146 and $79,071, respectively, a decrease of $45,925 or 58%, as the Company continues working to identify additional indications for the study of AlloRx Stem Cell therapy and to prepare AlloRx Stem Cell therapy for future Phase 1/2a clinical trials for PTHS and Long COVID which have been authorized by the FDA. In the three months ended July 31, 2023, the Company primarily continued its efforts to prepare AlloRx Stem Cell therapy for future clinical trials. In the three months ended July 31, 2022, in addition to such preparation activities, significant testing was conducted, including to detect any contaminants, diseases and pathogens, for AlloRx Stem Cell therapy.

Interest Expense

Interest expense for the three months ended July 31, 2023 was $81,976, an increase of $43,982 from the interest expense for the three months ended July 31, 2022 of $37,994. This increase is related to the issuance of the 8% Convertible Notes at various dates between January 2023 through July 2023. The interest expense related to the remaining debt on our balance sheet of approximately $4.4 million is expected to be all non-cash interest expense.

Other Project Income, Net

As of July 31, 2023, upon the expiration of the JOA, the Company recognized $250,000 as other project income that was deemed as non-refundable by the JOA and offset by $58,254 in project related expenses. In accordance with ASC 606, the Company determined that it did not satisfy the performance obligations at a point in time (ASC paragraph 606-10-25-30) and did not recognize the aforementioned amount as revenue.

Unrealized Gain on Derivative/Warrant Liability

During the three months ended July 31, 2023, we issued 8% Convertible Notes in the aggregate principal amount of $525,000, bringing the total of such notes issued to $1,717,600. In connection with these notes, the Company recognized a Derivative/Warrant liability. At July 31, 2023, this liability was marked to market, resulting in an unrealized gain of $58,133.

Comparison of the Nine Months Ended July 31, 2023 to the Nine Months Ended July 31, 2022

The following table summarizes our operating results for the nine months ended July 31, 2023 and 2022:

	Nine Months Ended July 31,
	2023	2022

Product sales	$1,170,364	$2,344,165
Product sales, related parties	33,750	30,500
Consulting revenue	25,000	500,000
Total revenue	1,229,114	2,874,665
Less: Cost of goods sold	(225,960)	(434,051)
Gross profit	1,003,154	2,440,614
Selling, general and administrative expenses	(4,445,217)	(4,947,485)
Research and development	(106,426)	(147,112)
Interest expense	(178,606)	(159,697)
Impairment expense	-	(914,091)
Loss on conversion of senior secured note payable	-	(695,342)
Other project income, net	191,746	-
Unrealized Gain on Derivative/Warrant liability	58,840	-
Net Loss	$(3,476,509)	$(4,423,113)
Deemed dividend on convertible preferred stock	-	(793,175)
Cumulative convertible preferred stock dividend requirement	-	(111,333)
Net Loss to Common Stockholders	$(3,476,509)	$(5,327,621)

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Net Loss

We recorded a net loss of $3,476,509 in the nine months ended July 31, 2023, a decrease of $946,604 or 21% from the nine months ended July 31, 2022. The decreased loss in the nine months ended July 31, 2023 was due primarily to an impairment expense of $914,091 and a loss on conversion of a senior secured note payable of $695,342 that were each recorded in the nine months ended July 31, 2022 and no corresponding cost or loss on conversion in the nine months ended July 31, 2023, offset by a 49% reduction in product sales revenue attributable to diminished sales volumes in the nine months ended July 21, 2023, coupled with decreased consulting revenue, of which $500,000 was recognized in the nine months ended July 31, 2022, and only $25,000 in the nine months ended July 31, 2023. In addition, there was a decrease in selling, general and administrative expenses in the nine months ended July 31, 2023, as discussed further below. Interest expense increased during the nine months ended July 31, 2023 due to the issuance of new 8% Convertible Notes during 2023. We expect to continue reporting losses until such time, if ever, we can improve the operation of our newly acquired subsidiaries and/or commercialize one or more of our product candidates and generate sales sufficient to offset our operating costs and expenses and interest expenses.

Net Loss to Common Stockholders

In connection with the sale of the Series A Convertible Preferred Stock in Fiscal 2020 and 2021, we determined that there was an embedded conversion feature associated with the value of the beneficial conversion feature. The initial embedded conversion feature was initially determined to be $930,577. For the nine months ended July 31, 2022, the accretion of this embedded conversion feature was $793,175 and has been recorded as a deemed dividend. All of the Series A Convertible Preferred Stock was converted during the year ended October 31, 2022, so there was no corresponding accretion of dividend in the nine months ended July 31, 2023. Including the deemed dividend on the Series A Convertible Preferred Stock for the nine months ended July 31, 2022 and the cumulative dividend on that Preferred Stock, the net loss to common stockholders for that period was $5,327,621, or $1.32 per share.

Product Sales

Total product sales revenue in the nine months ended July 31, 2023 decreased by $1,170,551, or 49%, from the nine months ended July 31, 2022. The decrease is attributable to the factors described below, primarily reduced research and development product sales and reduced sales of AlloRx Stem Cells to foreign third-party clinics. Our revenue is generated by sales of research products, sales of AlloRx Stem Cells to foreign third-party clinics and medical centers, consulting revenue and sales from our subsidiaries, InfiniVive MD and Fitore.

During the nine months ended July 31, 2023 and 2022, research and development product sales were $307,324 and $871,480, respectively, a decrease in the nine months ended July 31, 2023 of $564,156 or 65%. The decrease was attributable to biopharmaceutical institutions, university research labs and clinics purchasing less CAFs and native fibroblasts in the nine months ended July 31, 2023. CAFs and native fibroblasts are used by such institutions for stem cell research and the development of advanced immunotherapy of cancer, and our sales to such institutions are generally completed on a purchase order basis and without minimum purchase obligations. As a result, sales volumes in a particular period may fluctuate based on the number of research programs then being pursued by such institutions. Although demand increased in the quarter ended July 31, 2023, we believe that demand in the first half of fiscal year 2023 was also impacted by strong sales of CAFs and native fibroblasts to such institutions in fiscal year 2022, as these institutions still had unused CAFs and native fibroblasts in their inventory.

Sales of AlloRx Stem Cells to foreign third-party clinics for the nine months ended July 31, 2023 and 2022 were $661,208 and $1,089,341 respectively, a decrease of $428,133 or 39%, again related to diminished sales volumes, as third-party clinics for which we supply AlloRx Stem Cells treated less patients during the nine months ended July 31, 2023. Despite the decrease, we expect AlloRx Stem Cell sales internationally to increase over the next year as these products expand into additional foreign third-party clinics and medical centers and our current foreign third-party clinics and medical center customers increase their total monthly patients.

For the nine months ended July 31, 2023 and 2022, InfiniVive MD revenue amounted to $183,148 and $232,021, respectively. The decrease was attributable to certified plastic surgeons, cosmetic surgeons, aestheticians and other medical professionals purchasing less InfiniVive MD products in the nine months ended July 31, 2023, as compared to the nine months ended July 31, 2022, resulting from less Company personnel and resources being devoted to marketing InfiniVive MD products in 2023 as compared to the same period in 2022.

For the nine months ended July 31, 2023 and 2022, Fitore product revenue amounted to $52,434 and $181,823, respectively. Fitore revenues were lower in the nine months ended July 31, 2023 due to reduced efforts at marketing Fitore products, compared to the nine months ended July 31, 2022. We are currently selling Fitore products solely from remaining inventory and with minimal marketing efforts, and do not anticipate manufacturing any additional products in the foreseeable future or at all. In addition, we terminated the chief executive officer and all other employees of Fitore in June 2022; consequently, we expect that sales of Fitore products in the future will be limited.

Product Sales – Related Parties

Product sales to related parties are sales to the medical practice of Dr. Zamora, our former Chief Executive Officer. Such sales for in the nine months ended July 31, 2023 and 2022 were $33,750 and $30,500, respectively.

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Consulting Revenue

During the nine months ended July 31, 2023 and 2022, our consulting revenue was derived from our JOA with European Wellness, which expired in accordance with its terms on July 31, 2023, under which we agreed to assist in the discovery, development and commercialization of biological products related to regenerative medicine. During the nine months ended July 31, 2022, we recognized $500,000 in revenue as we completed two milestones under the JOA. During the nine months ended July 31, 2023, we recognized $25,000 in consulting revenue under this agreement. In addition to the revenue that was recognized, we recorded deferred revenue of $650,000 related to those services during the year ended October 31, 2022. During the nine months ended July 31, 2023, we recorded an additional $285,005 in deferred revenue related to the JOA. As of July 31, 2023, upon the expiration of the JOA, we recognized as other project income $250,000 that was deemed by the JOA as non-refundable, offset by $58,254 in project related expenses, as further described below (see “–Other Project Income, Net”).

Prior to the expiration of the agreement, we suspended deliverables under the agreement with European Wellness in April 2023 pending discussions regarding amounts believed to be owed to us under that agreement for work already completed. If those discussions are unsuccessful, we may not be able to collect all of the amounts believed to be owed to us or the other amounts originally expected to be received by us under the agreement, which could have an adverse effect on our revenue, cash flow, operating results and financial condition. While discussions are ongoing, management does not currently expect our JOA with European Wellness to be renewed beyond its expiration date. Regardless of whether the agreement is renewed, however, we intend to continue to seek to recover all amounts believed to be owed to us under that agreement for work completed. With the expiration of the JOA with European Wellness, we expect our consulting revenue in the future will be limited unless and until an alternative consulting partnership or collaboration becomes available to us.

Cost of Goods Sold

Our cost of goods sold during the nine months ended July 31, 2023 totaled $225,960 compared to $434,051 during the nine months ended July 31, 2022, a decrease of $208,091 or 48%, resulting in gross profit of $1,003,154 and $2,440,614 for the nine months ended July 31, 2023 and 2022, respectively. The gross profit percentages for the nine months ended July 31, 2023 and 2022 were 82% and 85%, respectively. Cost of goods sold, as a percentage of product sales remained generally consistent for the nine months ended July 31, 2023 and 2022. The overall decrease in gross profit in the nine months ended July 31, 2023 was primarily attributable to a $475,000 decrease in consulting revenue for that period compared to the nine months ended July 31, 2022 as discussed above. Also contributing to the decrease in gross profit was a decrease in revenue from product sales, as discussed above under “Product Sales.”

Selling, General and Administrative Expenses

SG&A expenses decreased from $4,947,485 in the nine months ended July 31, 2022 to $4,445,217 in the nine months ended July 31, 2023. This decrease of $502,268 (10%) was primarily due to a decrease in stock-based compensation of $901,399 and a decrease in supplies costs of $56,949, offset by an increase of $525,294 in professional fees.

Research and Development

Research and development expenses for nine months ended July 31, 2023 and 2022 were $106,426 and $147,112, respectively, a decrease of $40,686, or 38%. In the nine months ended July 31, 2023, the Company primarily continued its efforts to prepare AlloRx Stem Cell therapy for future clinical trials. In the nine months ended July 31, 2022, in addition to such preparation activities, significant testing was conducted, including to detect any contaminants, diseases and pathogens, for AlloRx Stem Cell therapy.

Interest Expense

Interest expense for the nine months ended July 31, 2023 was $178,606, an increase of $18,909 from the interest expense for the nine months ended July 31, 2022 of $159,697. This increase is related to new 8% Convertible Notes issued in 2023. The interest expense related to the remaining debt on our balance sheet of approximately $4.4 million is expected to be all non-cash interest expense.

Other Project Income, Net

As of July 31, 2023, upon the expiration of the JOA with European Wellness the Company recognized $250,000 as other project income that was deemed as non-refundable by the JOA, offset by $58,254 in project related expenses. In accordance with ASC 606, the Company determined that it did not satisfy the performance obligations at a point in time (ASC paragraph 606-10-25-30) and did not recognize the aforementioned amount as revenue.

Unrealized Gain on Derivative/Warrant Liability

During the nine months ended July 31, 2023, we issued $1,717,600 of the 8% Convertible Notes. In connection with these notes, the Company recognized a Derivative/Warrant liability. At July 31, 2023, this liability was marked to market, resulting in an unrealized gain of $58,840.

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Liquidity and Capital Resources

Overview

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses as we advance the preclinical and clinical development of our programs. We expect that our sales, research and development, and general and administrative costs will increase in connection with conducting additional preclinical studies and clinical trials for our current and future programs and product candidates, expanding our intellectual property portfolio, and providing general and administrative support for our operations. As a result, we will need additional capital to fund our operations for the next twelve months and beyond, which we hope to obtain from this offering, additional equity or debt financings, collaborations, licensing arrangements, or other sources.

Historically, we have relied on sales of our equity securities, borrowings from independent third parties and advances and/or borrowings from related parties to address our working capital needs, and that was true in Fiscal 2022. In Fiscal 2022, our need for additional capital became more acute, as we accelerated the pace of the execution of our business plan, began reporting under rules of the SEC and prepared for a public offering of our securities.

We currently have no credit facility or other committed sources of capital. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or any future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

In order to meet our operational goals, we will need to obtain additional capital following this offering, which we will likely obtain through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations. To the extent that we raise additional capital through the sale of convertible debt or equity securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Such financing may result in dilution to stockholders, imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Working Capital

As of October 31, 2022, we had working capital of $0.4 million, comprised of current assets of $2.9 million and current liabilities of $2.5 million. The working capital at year-end Fiscal 2022 decreased $2.8 million from year-end Fiscal 2021. Current liabilities, consisting primarily of deferred revenue, accrued liabilities, lease obligations and a line of credit, increased by approximately $1.1 million as of October 31, 2022, compared to October 31, 2021. Cash was reduced from $3.6 million as of October 31, 2021 to $0.7 million at October 31, 2022 as cash was used during Fiscal 2022 for operations and preparation for a proposed public offering of our securities.

By July 31, 2023, our working capital had decreased to a deficit of approximately $769,000, as we continued to spend our limited cash and our liabilities increased. The working capital at July 31, 2023 decreased $1.2 million from October 31, 2022, our prior fiscal year end. As of July 31, 2023, we reported only $285,175 of cash and $3,307,438 of current assets, of which $2,484,210 represented deferred offering costs. We continue to rely on cash from outside sources and improving our operations to continue as a going concern as of that date.

During the nine months ended July 31, 2023, we sold an aggregate of $1,717,600 in 8% Convertible Notes and warrants to purchase our common stock for aggregate proceeds of $1,717,600. The 8% Convertible Notes are payable solely in shares of our common stock and are automatically convertible upon the happening of certain events, including the completion of a “Qualified Financing.” For more information regarding the January 2023 Warrants, the 2023 Bridge Warrants and the 8% Convertible Notes, see “Description of Capital Stock.”

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The proceeds from the sale of the 8% Convertible Notes, the January 2023 Warrants and the 2023 Bridge Warrants have been and will be used for general corporate purposes. We continue efforts to raise capital for our short term liquidity and capital needs.

As a result of our limited working capital position, we continue to rely on cash from outside sources to meet our liquidity requirements. Our need for liquidity and capital in the next 12 months include:

●	advancing the clinical development of AlloRx Stem Cell therapy for the treatment of several indications;

●	pursuing the preclinical and clinical development of other current and future research programs and product candidates;

●	in-license or acquire the rights to other products, product candidates or technologies;

●	maintain, expand and protect our intellectual property portfolio;

●	hire additional personnel in research, manufacturing and regulatory and clinical development as well as management personnel;

●	seek regulatory approval for any product candidates that successfully complete clinical development;

●	expand our manufacturing capabilities;

●	expand our operational, financial and management systems and increase personnel, including personnel to support our operations as a public company; and

●	pay our other administrative expenses.

We believe that following completion of this offering, our cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements through the end of 2024. We have based these estimates on assumptions that may prove to be imprecise, and we could utilize our available capital resources sooner than we expect.

We intend to use the proceeds of this offering to initiate and conduct one or more clinical trials of our AlloRx Stem Cell therapy, for preclinical activities for other possible treatments with AlloRx Stem Cell therapy, and for working capital and other general corporate purposes. For additional information, see “Use of Proceeds.” We do not anticipate commencing any clinical trials of AlloRx Stem Cell therapy until this offering has been consummated. If we are successful in completing a public offering of our securities, including our common stock, and obtaining a market for that stock, we may receive additional funds upon the exercise for cash of our outstanding common stock purchase warrants, if and when exercised at the election of the warrant holders. For more information regarding our outstanding common stock purchase warrants, see “Description of Capital Stock.” However, that will depend on the warrants being “in the money,” in addition to having a market for our stock. We may also endeavor to raise additional capital through the sale of equity or debt in one or more non-public offerings.

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Our significant contractual cash requirements as of July 31, 2023 primarily include payments for operating and finance lease liabilities and principal and interest on loans. Our current and long-term obligations related to these items are outlined in “Note 6—Lease Obligations,” and “Note 7—Debt,” of the Notes to our unaudited consolidated financial statements within this prospectus. Additionally, we may incur purchase obligations in the ordinary course of business that are enforceable and legally binding and enter into enforceable agreements to purchase goods or services that specify all significant terms, including fixed or minimum quantities to be purchased and fixed or estimated prices to be paid at the time of settlement. As of July 31, 2023, we had payments for lease, loan and other known contractual obligations of approximately $5.3 million, of which approximately $0.8 million are payable within 12 months as of July 31, 2023.

In addition to our other outstanding debt as further described in this prospectus, including in “Note 7—Debt” to our unaudited consolidated financial statements herein, we currently have outstanding a 5% Convertible Note in the original principal amount of $480,000 that is scheduled to mature in the next 12 months, on July 31, 2024. The note is convertible into our common stock at a price of $26.00 per share at the option of the holder and is subject to mandatory conversion in the event (i) our common stock is publicly traded, (ii) the common stock trades at a price of at least $3.00 per share for at least 20 days and the average daily trading volume during such 20 day period is at least 15,000 shares, and (iii) we either have an effective registration statement allowing for resale of the common stock free of any restrictions or the shares are eligible for sale without restriction by the holder upon conversion. There can be no assurance that such note will be converted into our common stock prior to the maturity date. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including such note, depends on our future performance and receipt of additional capital, which is subject to economic, financial, competitive and other factors beyond our control. Repayment of these obligations, even if we are able to obtain the requisite capital, would decrease the funds available to further our business plan.

Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, it is difficult to estimate with certainty the amount of our working capital requirements. Our future funding requirements will depend on many factors, including:

●	the progress, costs and results of our clinical trials for our programs for our cell-based therapies;

●	the progress, costs and results of additional research and preclinical studies in other research programs we initiate in the future;

●	the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs we advance through preclinical and clinical development;

●	our ability to establish and maintain strategic collaborations, licensing or other agreements and the financial terms of such agreements;

●	the extent to which we in-license or acquire rights to other products, product candidates or technologies; and

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights and defending against any intellectual property-related claims.

Our working capital needs beyond the next 12 months include ongoing general and administrative expenses and research and development expenses, the latter of which are expected to increase if and when we commence one or more of our planned clinical trials. In addition to our long-term debt obligations, our long-term capital requirements also include the cost of developing a planned new cGMP biomanufacturing facility, which is estimated to cost approximately $1.0 to $3.0 million depending on the amount of anticipated production increase, available capital and manufacturing demands at that time. We intend to use our existing cash and any additional funds received upon the exercise for cash of our outstanding common stock purchase warrants, if and when exercised at the election of the warrant holders, to fund the acquisition of fully automated closed system bioprocessing and other equipment and for the development of this new cGMP compliant manufacturing facility we expect to lease.

Cash Flows

Year Ended October 31, 2022 Compared to Year Ended October 31, 2021

The following table summarizes our cash flows for Fiscal 2022 and 2021:

	Year Ended October 31,
	2022	2021

Net Cash Used in Operating Activities	$(2,216,620)	$(998,187)
Net Cash (Used in) Provided by Investing Activities	(310,113)	337,014
Net Cash (Used in) provided by Financing Activities	(1,108,712)	4,740,944
Beginning Cash Balance	4,376,983	297,212
Ending Cash Balance	$741,538	$4,376,983

Operating Activities

Net cash used in operating activities during Fiscal 2022 was $2,216,620, compared to $998,187 during Fiscal 2021, representing an increase of $1,218,433. This increase is primarily attributable to the increased net loss during Fiscal 2022, partially offset by non-cash adjustments used to reconcile the net loss, such as $2,197,597 in stock-based compensation, an impairment expense, the loss on conversion of the Senior Secured Note Payable and changes in the operating assets and liabilities, including $150,000 in deferred revenue.

Investing Activities

Cash used in investing activities during Fiscal 2022 was $310,113 compared to cash provided by investing activities during Fiscal 2021 of $337,014. This change is primarily attributable to cash acquired through the acquisitions of Fitore and InfiniVive MD in August of 2021 of approximately $370,000, creating positive cash flow from investing activities in Fiscal 2021. During Fiscal 2022 and Fiscal 2021, we invested approximately $310,000 and $25,000, respectively, in the acquisition of property and equipment.

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Financing Activities

Cash used in financing activities during Fiscal 2022 was $1,108,712, while cash provided by financing activities during Fiscal 2021 was $4,740,944. During Fiscal 2022, we issued $200,000 in convertible notes payable, made capital lease principal payments of $75,698, paid off a revolving loan of $58,596 and paid $1,174,418 in deferred offering costs related to the proposed public offering. During Fiscal 2021, we raised approximately $4.8 million from the sale of Series A Convertible Preferred Share Units (“Series A Units”), with each Series A Unit consisting of 2,000 shares of Series A Preferred Stock, a Class A Warrant to purchase up to 3,846 shares of our common stock at an exercise price of $13.00 per share and a Class B Warrant to purchase up to 3,846 shares of our common stock at an exercise price of $26.00 per share, and a Series 2021 5% Senior Secured Convertible Promissory Note, resulting in a substantial increase in cash generated from financing activities in that year and made capital lease principal payments of $48,626.

Nine Months Ended July 31, 2023 Compared to Nine Months Ended July 31, 2022

The following table summarizes our cash flows for the nine months ended July 31, 2023 and 2022:

	Nine Months Ended July 31,
	2023	2022

Net Cash Used in Operating Activities	$(1,966,899)	$(1,363,747)
Net Cash Used in Investing Activities	(160,289)	(264,664)
Net Cash provided by (Used in) Financing Activities	1,670,825	(1,056,945)
Beginning Cash Balance	741,538	4,376,983
Ending Cash Balance	$285,175	$1,691,627

Operating Activities

Net cash used in operating activities during the nine months ended July 31, 2023 was $1,966,899, compared to $1,363,747 during the nine months ended July 31, 2022, representing an increase of $603,152. The reduction in net loss during the nine months ended July 31, 2023 was offset by the lack of non-cash adjustments for impairment expense and loss on conversion of senior secured note payable that occurred during the nine months ended July 31, 2022.

Investing Activities

Cash used by investing activities during the nine months ended July 31, 2023 was $160,289 compared to $264,664 in the nine months ended July 31, 2022, representing a decrease in cash used of $104,375. We purchased property and equipment and incurred some IP-related costs during the nine months ended July 31, 2023, while there was a significant item of equipment purchased during the nine months ended July 31, 2022.

Financing Activities

Cash provided by financing activities during the nine months ended July 31, 2023 was $1,670,825, while cash used by financing activities during the nine months ended July 31, 2022 was $1,056,945. During the nine months ended July 31, 2023, we issued $1,717,600 in 8% Convertible Notes, as well as January 2023 Warrants and 2023 Bridge Warrants, and made capital lease principal payments of $46,775. During the nine months ended July 31, 2022, we made capital lease principal payments of $59,588 and revolving line of credit principal payments of $58,596 and incurred $1,138,761 of deferred offering costs in connection with this offering.

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Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to stock-based awards and Goodwill and Other Intangible Assets. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Of our policies, the following are considered the most critical to an understanding of our consolidated financial statements as they require the application of the most subjective and complex judgment, involving critical accounting estimates and assumptions impacting our consolidated financial statements. We have applied our policies and critical accounting estimates consistently across our businesses.

Stock-Based Compensation Expense

Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. We estimate the fair value of equity awards using the Black-Scholes option pricing model and recognize forfeitures as they occur. Estimating the fair value of equity awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of variables, including the risk-free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Estimating the Fair Value of Common Stock

When performing the fair value calculations using the Black-Scholes option pricing model, we are required to estimate the fair value of our common stock underlying our stock-based awards, which is the most subjective input into the Black-Scholes option pricing model. Because there has previously been no public market for our common stock, the fair value of our common stock underlying stock options has been determined on each grant date by the Board, with input from management, primarily by referencing arms-length transactions inclusive of our common stock underlying such transactions which occurred on or near the valuation date(s). In addition to an evaluation of arms-length transactions involving our common stock, the Board considered various objective and subjective factors to estimate the estimated fair value of our common stock, including:

●	the estimated value of our securities both outstanding and anticipated;
●	the anticipated capital structure, which will directly impact the value of the currently outstanding securities;
●	our results of operations and financial position;
●	the status of our research and development efforts;
●	the lack of liquidity of our common stock as a private company;
●	our stage of development and business strategy and the material risks related to our business and industry;
●	external market conditions affecting the life sciences and biotechnology industry sectors;
●	U.S. and global economic conditions;
●	the likelihood of achieving a liquidity event for the holders of common stock, such as a public offering, or a sale of our Company, given prevailing market conditions; and
●	the market value of comparable companies.

In determining the estimated fair value of our common stock for equity awards granted from August 2021 to February 2022, the Board primarily considered the then most recent independent third-party valuation obtained by the Company in connection with its acquisition of InfiniVive MD and Fitore on August 1, 2021, in addition to the subjective factors discussed above. After considering the independent third-party valuation and the other subjective factors discussed above, the Board determined valuations of our common stock of $4.94 per share as of August 1, 2021, and such valuations by the Board were used for the purposes of determining the stock-based compensation expense for all stock options and equity awards granted from August 2021 to February 2022. More recently, in determining the estimated fair value of our common stock underlying stock options and equity awards granted since February 22, 2022, the Board, with input from management and recognizing the arms-length nature of the transaction, primarily considered the holder’s election in February 2022 to voluntarily convert a Senior Secured Convertible Promissory Note into 142,788 shares of our common stock at the embedded conversion price of $26.00 per share pursuant to the terms of the Senior Secured Convertible Promissory Note. The Board also considered other pertinent information available to it at the time of the grants, including the subjective factors discussed above. After considering these factors, the Board determined valuations of our common stock of $26.00 per share as of March 1, 2022 and July 6, 2022, and such valuations by the Board were used for the purposes of determining the stock-based compensation expense for the options granted on each of March 1, 2022 and July 6, 2022. Stock based compensation expense related to options for the fiscal years ended October 31, 2022 and 2021 amounted to $2,197,597 and $2,040,617, respectively. Stock based compensation expense related to options for the three and nine months ended July 31, 2023 and 2022 amounted to $386,616 and $902,688, and $1,258,797 and $1,804,087 respectively.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the closing of this offering, it will no longer be necessary for our Board to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Intangibles

Most of our identifiable intangible assets were recognized as part of business combinations we have executed in prior periods. Our identifiable intangible assets are considered definite life intangible assets and are comprised of, trademarks and trade names, customer relationships and patents. Definite life intangible assets are amortized using the straight-line method over their estimated period of useful life.

Our determination of the fair value of the intangible assets acquired involves the use of significant estimates and assumptions. We believe that the fair value assigned to the assets are based on reasonable assumptions and estimates that a market participant would use. Should conditions differ from management’s estimates at the time of the acquisition, including changes in volume or timing to current expectations of future revenue growth rates and forecasted margins, or changes in market factors outside of our control, such as discount rates, material write-downs of intangible assets may be required, which would adversely affect our operating results.

We monitor events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. We review the carrying amounts of our intangible assets for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators may include any significant changes in the manner of our use of the assets or the strategy of our overall business, certain reorganization initiatives, significant negative industry or economic trends and significant decline in our share price for a sustained period.

When such events or changes in circumstances occur, we compare the carrying amounts of the asset or assets groups with their respective estimated undiscounted future cash flows. If the asset or assets group are determined to be impaired, an impairment charge is recorded in the amount by which the carrying amount of the asset or assets group exceed their fair value.

Goodwill

Goodwill reflects the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Goodwill is not amortized but rather is tested for impairment annually, or whenever events or circumstances present an indication of impairment.

Determining the fair value requires significant judgment, including judgments about the appropriate terminal growth rates, weighted average costs of capital and the amounts and timing of projected future cash flows. Fair value determinations are sensitive to changes in underlying assumptions, estimates, and market factors. Projected future cash flows are based on our most recent budget, forecasts and strategic plans as well as certain growth rate assumptions.

We will continue to monitor the fair value to determine whether events and changes in circumstances such as further deterioration in the business climate or operating results, further significant decline in our share price, changes in management’s business strategy or downward changes of our cash flows projections, warrant further interim impairment testing.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

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BUSINESS

Overview

We are an innovative biotechnology company targeting autoimmune diseases and inflammatory disorders, with an ancillary focus in the research services and cosmeceutical fields. With respect to our regenerative medicine business, we are developing novel cellular therapeutic candidates intended to address significant unmet medical needs. In the United States, we are authorized to conduct two clinical trials under two FDA IND applications to assess the safety and efficacy of AlloRx Stem Cell therapy in PTHS and PASC, or Long COVID, and expect to commence those trials in late 2023 pending completion of this offering. We generate revenue from our other technologies through a number of other activities, including through the sale of our stem cell products as well as cosmeceuticals through InfiniVive MD, our wholly-owned subsidiary, which helps to alleviate our capital expenses.

Our lead investigational product candidate is our cell-based therapy product (“AlloRx Stem Cell therapy”), which is based on our proprietary AlloRx® stem cells (“AlloRx Stem Cells”) that are derived from culture-expanded MSCs sourced from the Wharton’s jelly of umbilical cords donated by healthy volunteers following childbirth. During our manufacturing process, we utilize our proprietary specialty culture media, MSC-Gro, to support the growth and expansion of MSCs from umbilical cords to create AlloRx Stem Cells. MSC-Gro has been developed by us over 20 years of research and development. We have also developed other cell culture processes that are applied during our manufacturing process, which, together with MSC-Gro, we believe confers additional benefits to AlloRx Stem Cells and generates increased ATP expression (an energy molecule), viability, immunosuppression measurement and yield.

We believe that AlloRx Stem Cell therapy makes a compelling product candidate to further evaluate in clinical trials for the potential treatment of inflammatory and autoimmune disorders. Through clinical trials in the United States, we intend to explore the potential of AlloRx Stem Cell therapy to reduce inflammation, stimulate tissue repair and balance immune system response, among other things. In addition to inflammatory disorders, we intend to evaluate the potential of AlloRx Stem Cell therapy to combat immune dysregulation in patients affected by autoimmune disorders based on results from our pre-clinical research described below, including the observed ability of MSCs to secrete concentrations of certain immunomodulatory substances, including IDO. We also believe AlloRx Stem Cell therapy is an attractive option to further evaluate in the potential treatment of various neurodegenerative diseases.

We are currently focused on the treatment of inflammatory and autoimmune disorders, which represent a significant burden to society and the healthcare systems. There are over 80 recognized autoimmune disorders, which are caused by an acute or chronic imbalance in the immune system where the immune system recognizes proteins of the body as foreign and elicits a specific immune response that leads to the immune system improperly attacking certain bodily tissues, cells or organs (for example, in MS, the immune system recognizes myelin basic protein as foreign). Some inflammatory and autoimmune conditions are caused by genetic or environmental factors, or a combination of both, while others may be caused from complications associated with other diseases or trauma or the treatment of other diseases or trauma. In general, inflammatory and autoimmune disorders share certain biological characteristics, in that the immune system imbalance results from the improper activation of certain immune cells that can lead to extensive tissue damage and destruction and cause pain and loss of function. Inflammatory and autoimmune disorders represent major areas of unmet clinical needs, as well as substantial commercial opportunities.

Our Science

The starting raw material source for AlloRx Stem Cells is the Wharton’s jelly of donated UCs. Based on extensive pre-clinical studies and research conducted by us and third-parties, as further described below (see “—AlloRx Stem Cell therapy for Various Indications: a Scientific Approach”), we believe UC-derived MSCs like AlloRx Stem Cells may have advantages compared to MSCs derived from other starting raw material sources, such as BM-MSCs, AD-MSCs, and P-MSCs. In our extensive pre-clinical, in vitro studies described below, we analyzed various biological characteristics of AlloRx Stem Cells (UC-derived MSCs) in head-to-head comparisons to AD-MSCs, BM-MSCs, and P-MSCs, including:

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Growth rate. Because MSCs must be expanded in vitro prior to use in a clinical setting, we believe that the growth and expansion characteristics of MSCs in vitro are an important consideration. In a pre-clinical, in vitro study, we analyzed MSCs’ growth in cell cultures in head-to-head comparisons and observed that AlloRx Stem Cells (UC-derived MSCs) doubled in size in vitro after only 25 hours, as compared to longer doubling times of 35 hours, 40 hours and 53 hours for AD-MSCs, P-MSCs and BM-MSCs, respectively, indicating an increased growth rate of AlloRx Stem Cells as compared to these other MSCs. Pre-clinical studies conducted by third parties using other UC-derived MSCs also support our observations described above. In a pre-clinical, in vitro study conducted by Jin-Hee Kim, et al. (the “Kim Study”) analyzing the immunological characteristics of UC-derived MSCs in a head-to-head comparison to AD-MSCs and MSCs derived from periodontal ligaments (“PL-MSCs”), it was observed that UC-derived MSCs doubled in size in vitro after only 32.1 hours, whereas PL-MSCs doubled after 42.7 hours and AD-MSCs doubled after 56.4 hours (Jin-Hee Kim et al, “Comparison of Immunological Characteristics of Mesenchymal Stem Cells from the Periodontal Ligament, Umbilical Cord, and Adipose Tissue,” Volume 2018 Hindawi Stem Cells International, 1-12, 1 April 2018).

Immunomodulatory potency by quantification of γ-IFN-induced IDO activity: In a pre-clinical, in vitro study, we analyzed the immunomodulatory potency of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs by measuring the activity of γ-IFN-induced IDO, as quantified by the conversion of tryptophan to kynurenine. IDO, an immunomodulatory substance secreted by MSCs, initiates the conversion of tryptophan to kynurenine, and kynurenine expression plays a critical role in regulating the body’s immune response. As illustrated in the chart below, we observed a significant difference in γ-IFN-induced IDO activity in AlloRx Stem Cells (UC-derived MSCs) as compared to AD-MSCs, BM-MSCs, and P-MSCs. Maximal IDO activity at 10 ng/ml γ-IFN was approximately two-fold greater in AlloRx Stem Cells versus the MSCs derived from other sources. We believe these results indicate UC-derived MSCs like AlloRx Stem Cells may have greater immunomodulatory cellular potency by quantification of γ-IFN-induced IDO activity, as compared to AD-MSCs, P-MSCs, and BM-MSCs.

Immunomodulatory potency of AlloRx Stem Cells (UC-derived MSCs), AD-MSCs, P-MSCs and BM-MSCs by the γ-IFN induced IDO activity assay is shown above.

Pre-clinical studies conducted by third parties using other UC-derived MSCs support our observations described above, as the Kim Study also observed the following concentrations of two other immunomodulatory substances secreted by MSCs, TGF-ꞵ1 and hepatocyte growth factor (“HGF”), 48 hours after γ-IFN activation in UC-derived MSCs as compared to AD-MSCs and PL-MSCs:

Immunomodulatory Substance	UC-derived MSCs	AD-MSCs	PL-MSCs
TGF-ꞵ1	4.5 ng/ml	3.5 ng/ml	3.5 ng/ml
HGF	325 pg/ml	190 pg/ml	100 pg/ml

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Cellular ATP expression (an energy molecule): In a pre-clinical, in vitro study, we performed a quantitative assessment of mitochondrial function by measuring ATP expression of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cellular ATP-content. ATP expression is a measure of cellular energy, as ATP is the primary molecule that stores and transfers energy in a cell and powers metabolic processes within the body. Due to the fact that mitochondria produce most ATP within the body, we believe these results indicate the potential for increased mitochondrial functionality of UC-derived MSCs like AlloRx Stem Cells as compared to AD-MSCs, P-MSCs, and BM-MSCs.

In the chart above, cellular ATP is shown as a function of cells per well. Cellular potency is measured by the slope of this relation.

Cell migration in response to Substance P: In a pre-clinical, in vitro study, we analyzed the migration of AlloRx Stem Cells in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs, in response to exposure to Substance P. Substance P is a peptide that presents itself when an injury occurs, thus simulating an environment of injury. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cell migration in response to Substance P, as AlloRx Stem Cells (UC-derived MSCs) showed greatest closure at 50 pg/mL Substance P (~40% closure), while AD-MSC, P-MSC, and BM-MSC had a closure between 5-15% all within a 72-hour period. Due to the fact that Substance P is a peptide that presents itself in response to an injury, we believe that UC-derived MSCs’ ability to migrate to Substance P reaction at a faster rate may be indicative of an ability to more quickly migrate to the source of injury within the body as compared to AD-MSCs, P-MSCs, and BM-MSCs.

Comparison of migration into cell-free regions. Migration was measured by percent closure of the occluded plate region and is plotted as a function of time following exposure to 50 pg/ml Substance P.

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In addition, UC-derived MSCs are also the youngest stem cells and are therefore generally free from issues related to age (such as mutations), and prior medical conditions that come with the use of BM-MSCs and AD-MSCs. In addition, unlike BM-MSCs or AD-MSCs, UC-derived MSCs involve a non-invasive collection process, are sourced and collected after childbirth, and may provide significant economies of scale in the manufacturing process, as further described below. We believe these factors taken together may provide us with a competitive and financial advantage compared to other cell therapies currently in development that are derived from BM-MSCs, AD-MSCs, or P-MSCs.

Our Pipeline

Our five core development programs are illustrated in the pipeline chart below:

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Core Development Programs

Our pipeline includes five core development programs. In the United States, we are authorized to conduct two clinical trials under two FDA IND applications to assess the safety and efficacy of AlloRx Stem Cell therapy in the following clinical trials and indications:

●	Phase 1/2a clinical trial of PTHS, which is a rare neurogenetic disorder primarily affecting children that is characterized by global developmental delays including significant language delays, intellectual disability, debilitating breath holding, neuro-irritability, autistic features, disordered sleep, and significant behavioral concerns. Per the Pitt Hopkins Research Foundation, PTHS impacts between 1 in 34,000 and 1 in 41,000 individuals according to some estimates. Although the exact incidence of PTHS is unknown, we believe it would meet the prevalence requirements for an ODD from the FDA if the other designation requirements are met, although any determination as to whether PTHS qualifies as a “rare disease or condition” will be made by FDA, as further described below.

●	Phase 1/2a clinical trial of PASC, or Long COVID, a newly recognized condition following the onset of the COVID-19 pandemic, which is characterized by persistent and prolonged symptoms or long-term complications four weeks or more after first being infected with the SARs-CoV-2 virus. Long COVID results from COVID-19 infection and produces prolonged symptoms of fatigue, cognitive impairment and various additional symptoms that can be debilitating. According to the CDC, a recent study found that approximately two-thirds of respondents who had tested positive for COVID-19 experienced long-term symptoms often associated with SARs-CoV-2 infection. In addition, a report published in March 2022 by the STAA team of the U.S. Government Accountability Office found that Long COVID has potentially affected up to 23 million Americans. Given the emerging nature of COVID-19 and new virus variants resulting from mutations, we believe the incidence of Long COVID will continue to increase.

We intend to initiate our FDA cleared clinical trials for PTHS and Long COVID in late 2023 pending completion of this offering and IRB approval of clinical trial agreements with contemplated collaborators and clinical trial sites. In addition, we are also currently focused on our pre-clinical development programs for MS, Lupus (SLE) and Alzheimer’s disease. We plan to submit two additional IND applications to FDA to initiate Phase 1/2a clinical trials to assess the safety and efficacy of AlloRx Stem Cell therapy in adults with Lupus (SLE) sometime in 2023 or early 2024 and in adults with MS in late 2023 or 2024, which will be subject to FDA clearance prior to the initiation of any clinical trials for these indications. We are also advancing and actively pursuing preclinical research and development activities of AlloRx Stem Cell therapy for the potential treatment of Alzheimer’s disease with the goal of progressing towards a potential IND filing for this indication in the future.

Other Pre-Clinical Development Programs

In addition to our core development programs, we are also evaluating the potential for AlloRx Stem Cell therapy in the treatment of a broad range of other indications. We believe that we can leverage clinical safety and tolerability data from our core development programs to support our development efforts in other indications, saving substantial research and development time and resources compared to traditional drug development, where each program is separately developed. To achieve this goal, we are also advancing preclinical research and development activities in the following additional indications: ALS, also known as Lou Gehrig’s disease; Parkinson’s disease; and traumatic brain injury. Our ultimate mission is to advance AlloRx Stem Cell therapy into pivotal registration studies for each of these indications, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community.

AlloRx Stem Cell therapy is currently in the early stage of development and will require substantial time, resources, manufacturing scale-up, establishment of a cGMP manufacturing facility that would comply with FDA requirements to support a biologics license application (“BLA”), and regulatory approval prior to potential commercialization in the United States. For a discussion of certain risks related to our development programs, see “Risk Factors” herein.

MSC-Gro™

Our “clinical grade” formulation of MSC-Gro, our proprietary specialty culture media, is sold by us to a single customer in Australia that utilizes MSC-Gro to manufacture its stem cell therapy product candidate currently being investigated for the potential treatment of osteoarthritis; this customer is planning to commence a pivotal Phase 3 clinical trial in Australia in late 2023 and, upon a successful outcome, expects that its stem cell therapy product candidate may be eligible to obtain regulatory approval for commercialization in Australia in 2026. If this customer’s stem cell therapy product candidate is ultimately approved for commercialization in Australia, we expect to benefit from the increased sales of MSC-Gro to this particular customer as it scales up manufacturing to meet commercial demand.

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Our Business Model

While our primary business strategy is to become a leading regenerative medicine and cellular therapy company through the development and commercialization of AlloRx Stem Cell therapy, we currently generate revenue from our proprietary technologies through a variety of sources:

●	In addition to selling our clinical grade formulation of MSC-Gro to a single customer in Australia, as further described above, we sell multiple variations of our “research grade” formulation of MSC-Gro, along with a variety of other stem cell products and technologies developed by us, directly to leading biopharmaceutical institutions, university research labs, clinics, investigators and sponsors. These products include native MSCs, several lines of CAFs and native fibroblasts that are used by these institutions for stem cell research and the development of advanced immunotherapy of cancer.

●	We supply AlloRx Stem Cells to certain foreign clinics and medical centers that use AlloRx Stem Cells to conduct open-label, patient-sponsored clinical studies for the potential treatment of a wide variety of indications, including osteoarthritis, MS, Lupus, COPD, ALS, and Alzheimer’s disease, in other countries. In addition to generating revenue from these supply arrangements, we leverage safety, tolerability and dosing data, along with certain other anecdotal data and information, generated by these foreign clinical studies to support our internal research and development activities and for the efficient and informed internal development of our AlloRx Stem Cell therapy development programs. Continued distribution of AlloRx Stem Cells to these foreign third-party clinics and medical centers pursuant to these supply arrangements will continue to be an important business objective of ours.

●	We had a drug discovery and development contract to develop novel biologic products with European Wellness, a multinational company based in Europe, and its U.S. subsidiary, BioPep. The goal of this agreement was to discover, develop and commercialize biological products with application to regenerative medicine. We had been working with BioPep to establish manufacturing and regulatory support aimed at gaining FDA approval for specific products derived from AlloEx Exosomes that could potentially be used for treatment of various conditions, including aesthetic dermatology and skin revitalization; however, our work with BioPep has been suspended since April 2023 pending discussions regarding amounts believed to be owed to us under that agreement for work already completed. If those discussions are unsuccessful, we may not be able to collect all of the amounts believed to be owed to us or the other amounts originally expected to be received by us under the agreement, which could have an adverse effect on our revenue, cash flow, operating results and financial condition. In addition, if those discussions are unsuccessful, our agreement with them, which expired in accordance with its terms on July 31, 2023, would not be expected to be renewed. While discussions are ongoing, management does not currently expect our agreement with them to be renewed. Regardless of whether the agreement is renewed, however, we intend to continue to seek to recover all amounts believed to be owed to us under that agreement for work completed. AlloEx Exosomes are a derivative of AlloRx Stem Cells that are developed and manufactured by us. AlloEx Exosomes are derived from cultured AlloRx Stem Cells at the latter part of their growth curve by our proprietary cell culture process. In the United States, AlloEx Exosomes are regulated by the FDA as a biological product.

●	Through InfiniVive MD, our wholly-owned subsidiary, we develop and sell topical cosmetic conditioned media and exosome-containing serums, which are manufactured using AlloRx Stem Cells and its derivatives, to plastic surgeons, cosmetic surgeons, aestheticians and consumers in the United States and internationally. These products are designed to moisturize and hydrate the skin to reduce the appearance of aging, including lines and wrinkles, and we believe the inclusion of AlloRx Stem Cells and its derivatives may promote healthy looking skin and the appearance of rejuvenation.

International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies

As discussed above, we supply AlloRx Stem Cells to certain foreign third-party clinics and medical centers. We currently have supply arrangements with numerous third-party clinics and medical centers in foreign locations, including:

●	The Medical Surgical Associates Center, in collaboration with The Foundation for Orthopaedics and Regenerative Medicine, a collection of stem cell treatment clinics located in St. John’s, Antigua and Barbuda; and

●	DVC Stem, a stem cell treatment clinic located in the Cayman Islands, owned and operated by Da Vinci Wellness Center.

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These and other foreign third-party clinics and medical centers are currently using, or intend to use, AlloRx Stem Cells to conduct open-label, patient-sponsored clinical studies for the potential treatment of a wide variety of indications, including MS, ALS, Alzheimer’s disease, Parkinson’s disease, multiple system atrophy (“MSA”), Lupus (SLE), COPD/asthma, chronic kidney disease (“CKD”), and diabetes. Eligible individuals with certain specified indications and who meet eligibility requirements may receive AlloRx Stem Cells at their own expense at these third-party clinics and medical centers with which we supply AlloRx Stem Cells. The primary purpose of these clinical studies is for the open-label treatment of the respective indication; accordingly, there is no randomized control group for patients treated in these foreign clinical studies. For foreign clinical studies that are conducted using AlloRx Stem Cells, the third-party clinics and medical centers are responsible for the administration of AlloRx Stem Cells to these individuals as well as their care and follow-up. They are also responsible for compliance with all applicable regulations. These third-party clinics and medical centers receive formal letters from the Ministry of Health (or other comparable agency) of these countries and/or approval from an IRB (or other comparable ethics review committee) prior to the commencement of these studies.

We leverage safety, tolerability and dosing data, along with certain other anecdotal data and information, generated by these foreign clinical studies to support our internal research and development activities and for the efficient and informed internal development of our AlloRx Stem Cell therapy development programs. These clinical studies have enabled us to gain additional prior human experience using AlloRx Stem Cells, and the resulting data has enabled us to better understand the tolerability profile of AlloRx Stem Cells, as well as allowing us to cost effectively explore where AlloRx Stem Cell therapy may have relevance and efficacy and how it may be utilized to advance treatment over current standards of care. AlloRx Stem Cells are not licensed for commercial sale in these countries and is considered an investigational therapeutic. Our supply arrangements with foreign third-party clinics and medical centers are typically not governed by any written supply, clinical trial, or data sharing agreements. For additional information and a discussion of certain risks related to our supply arrangements with these foreign third-party clinics, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below and “Risk Factors” herein.

Our Strategy

Our primary business strategy is to become a leading regenerative medicine company through the development and commercialization of novel cell therapy products for unmet medical needs, with an emphasis on autoimmune disorders and inflammatory disease indications. Key elements of our business strategy are as follows:

●	Advance AlloRx Stem Cell therapy through clinical development to registration and commercialization in the United States for PTHS, Long COVID, and other indications in our core development programs. We are focused on initiating and executing Phase 1/2a clinical trials in the United States for PTHS and Long COVID in accordance with FDA-authorized INDs, with intentions of advancing into Phase 2b and Phase 3 pivotal registration studies for these indications as efficiently as possible. We also intend to further pursue an ODD for PTHS, as further described below. We are also currently focused on our pre-clinical development programs for MS, Lupus (SLE) and Alzheimer’s disease.

●	Initiate and conduct clinical development in an effort to establish clinical proof-of-concept and biological activity for AlloRx Stem Cell therapy and continue to deepen our understanding of therapeutic mechanisms of action. We intend to initiate Phase 1/2a clinical trials in PTHS and Long COVID in accordance with FDA-authorized INDs with the intent to establish safety, tolerability and efficacy proof-of-concept and evidence of biological activity in these indications. We seek to initiate and conduct well-designed Phase 1/2a clinical studies for AlloRx Stem Cell therapy for PTHS, Long COVID and potentially other indications in our pipeline in hopes of establishing a solid foundation for later-stage clinical trials, development and partnering activity, and expansion into complementary indications. We are committed to a rigorous clinical approach, which we believe will help us advance our programs efficiently, providing high quality, transparent communications and regulatory submissions with FDA. In addition, we hope to continue to refine our understanding of AlloRx Stem Cell therapy’s activities and mechanisms of action to prepare the foundation for product enhancements and expansion into additional treatment opportunities.

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●	Explore new potential treatment opportunities by leveraging prior human experience derived from our supply arrangements with foreign medical centers and our results from other programs. We are committed to efficiently exploring potential clinical indications where AlloRx Stem Cell therapy may achieve a superior profile to the current standards of care and where we believe we can effectively address significant unmet medical needs. In pursuit of this goal:

●	We are working to enter into clinical trial agreements with research and clinical institutions and clinical trial sites in the United States for our Phase 1/2a trials for PTHS and Long COVID, although we have not yet entered into any clinical trial agreement(s) for these contemplated Phase 1/2a clinical trials at this time. We do not expect that any future collaborations pursuant to one or more clinical trial agreements will involve the type of collaborative arrangements in which we would share the risks and rewards of any such clinical trials or otherwise with the third-party clinical institution. We have also established supply arrangements with certain foreign third-party clinics and medical centers, including with The Medical Surgical Associates Center and other institutions. Through these supply arrangements and our own internal research and development activities, we are evaluating AlloRx Stem Cell therapy in numerous open-label, patient sponsored foreign clinical studies and preclinical studies that reflect various types of disorders/indications, including Parkinson’s disease and traumatic brain injury. These supply arrangements have enabled us to cost effectively explore where AlloRx Stem Cell therapy may have relevance and how it may be utilized to advance treatment over current standards of care. We use safety, tolerability and dosing data, along with certain other anecdotal data and information, generated by these third parties for our research and development activities, including for the efficient and informed internal development of AlloRx Stem Cell therapy. For additional information regarding our supply arrangements with foreign third-party clinics and medical centers, including a description of the material terms of such supply arrangements, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below.

●	We intend to leverage clinical safety, tolerability and efficacy data from our core development programs, especially from our development program for PTHS, a rare neurogenetic disorder that features autistic traits, to support our research and development activities in a wide variety of other areas such as ASD, saving substantial development time and resources compared to traditional drug development where each program is separately developed. For example, if the results from our Phase 1/2a clinical trial for PTHS are successful to establish the safety and tolerability of AlloRx Stem Cell therapy, we intend to request FDA authorization to advance AlloRx Stem Cell therapy directly into Phase 2b/3 clinical trials potentially for cerebral palsy, Crohn’s disease, Parkinson’s disease, Epilepsy and autism, which are indications that are symptomatically similar to PTHS. For additional information, see “—Our Core Development Programs.”

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●	Expand our scalable manufacturing platform and refine our manufacturing processes. We currently lease and operate a manufacturing facility in Golden, Colorado that is designated as cGMP compliant, with a QMS that is globally recognized as ISO 9001:2015 and ISO 13485:2016 certified. We manufacture AlloRx Stem Cells and certain other of our stem cell products and technologies, including CAFs and native fibroblasts, at this manufacturing facility. We currently have the capacity to manufacture over 300 AlloRx Stem Cell therapy treatments per month. We are also planning a separate cGMP manufacturing facility that, if completed, will be used exclusively for the manufacture of AlloRx Stem Cells. We plan to use highly scalable, fully automated closed system bioprocessing in the new cGMP biomanufacturing facility. We intend to use our existing cash and any additional funds received upon the exercise for cash of our outstanding common stock purchase warrants, if and when exercised at the election of the warrant holders, to fund the acquisition of fully automated closed system bioprocessing and other equipment and for the development of this new cGMP compliant manufacturing facility we expect to lease. We believe that this separate facility will be necessary to comply with all FDA requirements to support a BLA and related inspections for the manufacture of AlloRx Stem Cell therapy, given that AlloRx Stem Cell therapy is a product intended for parenteral use in humans. We expect to commence development of the new cGMP biomanufacturing facility once we have the necessary capital resources, which is estimated to cost approximately $1.0 to $3.0 million depending on the amount of anticipated production increase. We believe that the use of fully automated closed system bioprocessing in a new cGMP biomanufacturing facility would allow us to fully capitalize on the potential biological advantages of UC-derived MSCs. Leveraging the potential biological advantages of UC-derived MSCs and the increased technological and manufacturing capabilities in a new cGMP biomanufacturing facility once completed, we believe that the number of AlloRx Stem Cell therapy treatments that we may be able to manufacture from just one umbilical cord may increase exponentially from current levels, and we believe these economies of scale will provide us with a competitive and financial advantage if we expand our scalable manufacturing platform in the future.

●	Continue to generate value by commercializing our existing products and technologies to support internal development efforts for AlloRx Stem Cell therapy. We intend to continue to broaden our commercial access for AlloRx Stem Cells and our other proprietary stem cell products and technologies. Unlike many of our competitors that do not generate revenue, we currently generate value from our proprietary products and technologies through a number of distinct revenue-generating activities. For example, we sell and distribute our proprietary research products, including MSCs, CAFs, native fibroblasts, and other cell culture products and technologies, which have been developed by us, to support stem cell and cancer research by leading institutions, clinics, investigators and sponsors. In addition, we generate revenue from the sale of AlloRx Stem Cells to certain foreign clinics and medical centers, as well as from the sale of our InfiniVive MD cosmetic products. These arrangements generate revenue and provide us with working capital that we use to execute on our primary business strategy of becoming a leading regenerative medicine company through the development and commercialization of our novel cellular therapies. We believe that this strategy will help us to develop a portfolio of high-quality product development opportunities, enhance our commercialization capabilities and increase our ability to generate value from our proprietary technologies, as well as potentially limiting our reliance on external financing going forward.

●	Pursue additional collaboration arrangements and out-licensing opportunities. We intend to be opportunistic and consider pursuing co-development, out-licensing, commercialization or other supply or collaboration agreements for the purpose of commercializing AlloRx Stem Cell therapy, AlloRx Stem Cells and our other products and product candidates, both domestically and internationally.

●	Seek non-dilutive funding and grant awards to support our clinical research and product candidate development. We intend to continue to seek non-dilutive funding and grant awards to support our clinical research and product candidate development. These funding awards are non-dilutive, may further limit our reliance on external financing, and would allow us to collaborate with state and federal partners in pursuing safe and effective therapeutics for disorders that have few, if any, available approved treatments.

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Our Core Development Programs

Our pipeline includes five core development programs, including our expected lead development program for the treatment of PTHS. In the United States, we are authorized to conduct two clinical trials under two FDA cleared INDs for the purpose of evaluating the safety and efficacy of AlloRx Stem Cell therapy in PTHS and Long COVID. We intend to initiate these clinical trials in late 2023 pending completion of this offering and requisite third-party approval of clinical trial agreements or other agreements with contemplated collaborators and clinical trial sites. In the future, we may engage one or more third-party CROs to assist us in, among other things, identifying trial sites for these contemplated clinical trials and in conducting and managing these clinical trials on our behalf.

We are also currently focused on our pre-clinical development programs for MS, Lupus (SLE) and Alzheimer’s disease. We plan to submit two additional IND applications to FDA to initiate Phase 1/2a clinical trials to assess the safety and efficacy of AlloRx Stem Cell therapy in adults with Lupus (SLE) sometime in 2023 or early 2024 and in adults with MS in late 2023 or 2024, which will be subject to FDA clearance prior to the initiation of any clinical trials for these indications. We are also advancing and actively pursuing preclinical research and development activities of AlloRx Stem Cell therapy for the potential treatment of Alzheimer’s disease with the goal of progressing towards a potential IND filing for this indication in the future.

Set forth below is additional information regarding our core development programs:

Pitt-Hopkins Syndrome

Under an IND, which became effective on November 4, 2021, we are authorized to conduct a randomized, double-blind, placebo-controlled Phase 1/2a trial to evaluate the safety and efficacy of AlloRx Stem Cell therapy in children with PTHS. We intend to enter into a clinical trial agreement with one or more medical institutions or clinical trial sites to conduct this trial. The trial stipulates enrolling up to 30 patients, with enrollment expected to commence in late 2023 pending completion of this offering and requisite third-party approval of clinical trial agreements or other agreements with contemplated collaborators and clinical trial sites. Once fully enrolled, we expect this trial to last for approximately 12 to 24 months.

Description of PTHS and Medical Need. PTHS is a rare neurogenetic disorder that features autistic traits. PTHS results from genetic mutations/deletions of a key brain development gene, TCF4 (transcription factor 4) that controls neurogenesis. Affected children have distinctive facial features and experience moderate to severe intellectual disability, feeding difficulties, delays in reaching developmental milestones, impaired ability to speak, and can have recurrent seizures, poor sleep, autistic features, maladaptive behaviors, and breathing pattern abnormalities (reported from age 7 months to 7 years old). Gastrointestinal problems are common. Given that there are currently no pharmaceutical treatments available for PTHS and that current options are focused on management of symptoms, a successful cell therapy could be expected to significantly improve quality of life for those suffering from the condition.

Summary of Potential Mechanism of Action and Treatment Opportunity. We intend to conduct clinical trials in the United States and additional pre-clinical research in hopes of continuing to refine our understanding of AlloRx Stem Cell therapy’s activities and mechanisms of action. We believe there may be numerous potential biological mechanisms that underly MSC therapy. We believe that UC-derived MSCs like AlloRx Stem Cell therapy may have the potential to mediate a variety of intercellular communication pathways, creating cellular processes that may have the potential to result in anti-inflammatory effects, immunomodulation, and anti-apoptotic effects. Our beliefs are based on our pre-clinical studies and research, as supplemented by the findings of the Ryu Study (as defined and described below), the Kim Study and the Chen Study (as defined and described below), among others. In connection with PTHS, we intend to evaluate the potential of AlloRx Stem Cell therapy to cross the blood-brain barrier, which may be compromised in PTHS and other neurodegenerative diseases, and enter the brain through intravenous infusion. Our working hypothesis is that the mechanism of action in PTHS may involve both cellular and gene therapy, the former from mechanisms described below and the latter from the presence of cells that express functional TCF-4 gene products.

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Potential for Orphan Drug Designation and Exclusivity. Because PTHS is a rare indication, affecting between 1 in 34,000 and 1 in 41,000 individuals according to some estimates, we believe that this indication would meet the prevalence requirements for an ODD from FDA if the other designation requirements are met. A sponsor may request an ODD any time before the marketing application for the product for the rare disease or condition is submitted. In August 2021, we submitted an initial request for ODD for this indication to FDA’s Office of Orphan Products Development. In November 2021, FDA indicated that it was unable to grant our initial ODD request but indicated that we may submit an amendment to our initial request containing additional information, specifically outcome data from our Phase 1/2a clinical trial for PTHS under an IND. We intend to submit an amendment to our request for ODD once additional information becomes available to us, including initial clinical data from the first cohort of patients treated in our Phase 1/2a trial for PTHS, as supplemented thereafter with additional clinical data as it becomes available. FDA has not yet made a determination as to whether PTHS qualifies as a “rare disease or condition,” and we expect such determination will be made on the basis of the facts and circumstances as of the date the amendment to our request for ODD is submitted. If the ODD is granted, then AlloRx Stem Cell therapy may be eligible for a period of orphan drug exclusivity (“ODE”) for seven years for this indication, except in limited circumstances. We may also have the opportunity to pursue one of the FDA’s expedited review programs for the use of AlloRx Stem Cell therapy in PTHS. As of the date of this prospectus, we have not sought expedited review from the FDA as clinical trial outcome data is not yet available. For additional information regarding an ODD, ODE and the FDA’s expedited review programs, including other associated benefits, see “—Government Regulation and Biologic Drug Approval” herein.

Next Steps. We intend to enter into clinical trial agreements with one or more medical institutions or clinical trial sites to conduct this trial. Once we have executed a clinical trial agreement, we intend to enroll patients as quickly as possible and complete the protocol authorized by FDA in an IND. As further described above, we intend to further pursue an ODD once additional information becomes available to us, including initial clinical data from our Phase 1/2a trial, before seeking marketing authorization. We intend to begin providing initial clinical data to FDA once it becomes available following treatment of the first cohort of patients in the trial, with supplemental clinical data to be provided to FDA thereafter as it becomes available. We also intend to leverage data from our Phase 1/2a clinical trial to support the advancement of our clinical programs for other indications. For example, if the results from our Phase 1/2a clinical trial are successful to establish the safety and tolerability of AlloRx Stem Cell therapy, we intend to request FDA approval to advance AlloRx Stem Cell therapy directly into Phase 2b/3 clinical trials potentially for cerebral palsy, Crohn’s disease, Epilepsy and autism, which are indications that are symptomatically similar to PTHS. We also believe the dosage and treatment regimen for these indications will be consistent with PTHS given the patient population.

Long COVID/PASC

On April 1, 2021, an IND became effective pursuant to which we received authorization to conduct a multicenter, randomized, double-blind, placebo-controlled Phase 1/2a trial to evaluate the safety and efficacy of AlloRx Stem Cell therapy for the treatment of ARDS due to COVID-19 in adults. Acute Respiratory Distress Syndrome (“ARDS”) is a serious immunological and inflammatory condition characterized by widespread inflammation in the lungs that can be triggered by COVID-19 and represents a major cause of morbidity and mortality in patients that have been hospitalized and are in critical care settings. Since April 2021, however, COVID-19 vaccination and booster rates have continued to increase across the United States and the standard of care for the treatment of hospitalized patients with ARDS due to COVID-19 has continued to develop, including from the emergence of new therapeutics and treatments that have been authorized by FDA under EUA. After analyzing these trends, we have shifted our focus and clinical development efforts from the treatment of hospitalized patients with ARDS due to COVID-19 to the treatment of patients with Long COVID on an outpatient basis.

In October 2021, we submitted an amendment to request an extension of our effective IND from FDA to expand the clinical protocol and treated indication of ARDS secondary to COVID-19 infection to include Long COVID, which is now effective. Accordingly, we are now authorized to conduct a multicenter, randomized, double-blind, placebo-controlled Phase 1/2a trial under such IND to evaluate the safety and efficacy of AlloRx Stem Cell therapy for the treatment of Long COVID in adults. The trial stipulates enrolling 30 patients, with enrollment expected to commence in late 2023 pending completion of this offering and requisite third-party approval of clinical trial agreements or other agreements with contemplated collaborators and clinical trial sites. Once fully enrolled, we expect the trial to last for approximately six to nine months.

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Description of Long COVID and Medical Need. Long COVID is a serious condition characterized by persistent and prolonged symptoms or long-term complications four weeks or more after first being infected with the SARs-CoV-2 virus. Some individuals suffering from Long COVID may experience lingering symptoms, such as difficulty breathing or shortness of breath, cough, fatigue, post-exertional malaise, or chest pain, while others experience more serious long-lasting effects, such as organ damage or multisystem inflammatory syndrome, a condition in which organs and tissues become severely inflamed, following the onset of COVID-19 infection. Individuals suffering from severe Long COVID may also experience lasting health effects such as long-term breathing problems, stroke, chronic kidney impairment, and heart complications. According to the CDC, a recent study found that approximately two-thirds of respondents who had tested positive for COVID-19 experienced long-term symptoms often associated with SARs-CoV-2 infection. More recently, a report published in March 2022 by the STAA team of the U.S. Government Accountability Office found that Long COVID has potentially affected up to 23 million Americans, pushing an estimated 1 million people out of work. Currently there are no FDA-approved treatments for Long COVID. There is a great unmet need for novel approaches towards the effective management and potential treatment of Long COVID, and we believe AlloRx Stem Cell therapy represents a promising approach.

Summary of Potential Mechanism of Action and Treatment Opportunity. We believe that the immunomodulatory properties of UC-derived MSCs, including their ability to secrete concentrations of certain immunomodulatory substances, including IDO, may support the potential clinical use of UC-derived MSCs to combat the immune dysregulation and improve the prognosis in Long COVID patients. Our pre-clinical studies are further described below under “—AlloRx Stem Cell therapy for Various Indications: a Scientific Approach”.

Next Steps. We intend to engage a third-party CRO to assist us in, among other things, identifying trial sites for this clinical trial and expect to rely on any such CRO and clinical study sites to conduct and manage this clinical trial on our behalf. Prior to commencing this trial, we will need to reach agreement on acceptable terms with prospective CROs and enter into one or more clinical trial agreements with medical institutions or clinical trial sites to conduct this trial. Afterwards, we intend to enroll patients as quickly as possible and complete the expanded clinical protocol for Long COVID authorized by FDA in an IND. If the results from our ongoing Phase 1/2a clinical trial for Long COVID are successful to establish the safety, tolerability and/or efficacy of AlloRx Stem Cell therapy, our goal, subject to FDA review, is to advance AlloRx Stem Cell therapy directly into a larger Phase 2b/3 clinical trial for Long COVID. We also intend to leverage data from our Phase 1/2a clinical trial or any such future Phase 2b/3 clinical trial for Long COVID to support the advancement of our clinical programs for other indications.

Lupus (SLE)

In 2023 or early 2024, we plan to submit an IND application to FDA to initiate a Phase 1/2a clinical trial to assess the safety and efficacy of AlloRx Stem Cell therapy in adults with Lupus (SLE), which will be subject to FDA review and clearance prior to the initiation of any clinical trials for this indication. The commencement of any Phase 1/2a clinical trial will depend on, among other things, the timing of FDA review and authorization.

Description of Lupus (SLE) and Medical Need. Lupus (SLE) is a chronic autoimmune disease involving many systems in the human body, including joints, kidneys, the central nervous system, heart, the hematological system and others. The biologic basis of the disease is a dysfunction of the immune system, leading to production of self (auto) antibodies, attacking healthy organs and causing damage that can be irreversible. Lupus (SLE) is the most prominent type of lupus and affects over 70% of lupus patients. Lupus (SLE) is a chronic autoimmune disease characterized by inflammation of the connective tissue which can be life threatening due to damage caused to the central nervous system and major bodily organs. There is currently no known cure for Lupus (SLE). Only one new treatment for Lupus (SLE), Benlysta, has been approved by the FDA in the last 50 years. According to research estimates of the Lupus Foundation of America, at least 1.5 million Americans have lupus (more than 5 million worldwide) with more than 16,000 new cases diagnosed each year in the United States.

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Summary of Potential Mechanism of Action and Treatment Opportunity. The etiology of Lupus (SLE) may involve disfunction of MSC autophagy (cellular uptake of extracellular materials), which we believe may support the potential of UC-derived MSCs like AlloRx Stem Cells for the treatment of Lupus (SLE). Pre-clinical research, including the Chen Study described below, supports the role of MSC autophagy resulting in the reduction of auto-antigens as being especially relevant to Lupus (SLE). In a pre-clinical, in vitro study of 32 Lupus (SLE) patients conducted by Jinyun Chen evaluating the link between autophagy and apoptosis of activated T cells from Lupus (SLE) patients and the regulation of UC-derived MSCs on T cell autophagy (the “Chen Study”), it was observed that activated autophagy increased apoptosis of T cells in Lupus (SLE) patients. To evaluate the autophagic activity of T cells, the Chen Study measured the level of autophagic LC3-IIB utilizing flow cytometry. The basal autophagic activity in Lupus (SLE) patients, as compared to healthy control subjects, was 6.69 ± 0.23 versus 4.31 ± 0.13, p < 0.0001 for CD3+T cells; 5.25 ± 0.22 versus 3.58 ± 0.07, p = 0.0001 for CD4+T cells; 7.52 ± 0.26 versus 5.01 ± 0.09, p < 0.0001 for CD8+T cells, respectively. After stimulation with anti-CD3/CD28, the autophagic activity in T Cells in Lupus (SLE) patients as compared to healthy controls was 48.07 ± 1.51 versus 37.00 ± 1.00, p = 0.0077 for CD3+T cells; 50.38 ± 3.02 versus 33.20 ± 2.30, p = 0.0213 for CD4+T cells; 51.64 ± 1.10 versus 41.20 ± 5.20, p = 0.0254 for CD8+T cells, respectively. In addition to elevated autophagy following stimulation with anti-CD3/CD28, the Chen Study also observed increased apoptosis of T cells from Lupus (SLE) patients following stimulation and further observed that apoptosis was positively associated with autophagy (r = 0.570, p < 0.0001 for CD4+T cells; r = 0.508, p = 0.0001 for CD8+T cells).

To analyze whether UC-derived MSCs could regulate T cell autophagy, peripheral blood mononuclear cells (PBMCs) from Lupus (SLE) patients were cultured with or without UC-derived MSCs in vitro for 3 days with anti-CD3/CD28 stimulation. In comparison to PBMCs cultured without UC-derived MSCs, PBMCs cultured with UC-derived MSCs had a significant decrease in T cell autophagy (30.70 ± 1.76 versus 51.37 ± 7.07, p = 0.0469 for CD3+T cells; 22.47 ± 2.41 versus 58.78 ± 4.68,  p < 0.0001 for CD4+T cells; 27.16 ± 1.87 versus 67.00 ± 6.32,  p < 0.0001 for CD8+T cells) and a significant decrease in apoptosis (24.31% ± 9.47% versus 50.10% ± 6.33%,  p = 0.0432 for CD3+T cells; 22.20% ± 2.60% versus 51.93% ± 1.77%,  p = 0.0003 for CD4+T cells; 23.25% ± 2.43% versus 55.87% ± 4.63%,  p = 0.0011 for CD8+T cells). To further understand these results, the Chen Study also analyzed mitochondrial content of cells utilizing Mitotracker Deep Red (MDR) staining, in which it was observed that UC-derived MSCs transferred mitochondria to activate T cells. This data suggests that UC-derived MSCs may have the potential to regulate autophagy, and therefore decrease apoptosis, via mitochondrial transfer (Jinyun Chen et al, “Umbilical Cord-Derived Mesenchymal Stem Cells Suppress Autophagy of T Cells in Patients with Systemic Lupus Erythematosus via Transfer of Mitochondria,” Volume 2016 Stem Cells Int., 7 Dec. 2016).

Multiple Sclerosis (MS)

In late 2023 or 2024, we plan to submit an IND application to FDA to initiate a Phase 1/2a clinical trial to assess the safety and efficacy of AlloRx Stem Cell therapy in adults with MS, which will be subject to FDA review and clearance prior to the initiation of any clinical trials for this indication. The commencement of any Phase 1/2a clinical trial will depend on, among other things, the timing of FDA review and authorization.

Description of MS and Medical Need. MS is a chronic inflammatory, demyelinating and neurodegenerative disorder of the central nervous system. The initial diagnosis of MS is frequently characterized by episodes of neurological disturbances followed with residual deficits or full recovery (relapsing-remitting MS) and in a minority by a slow accumulation of disability from the onset (primary progressive MS). MS affects almost one million patients in the United States and over two and a half million people worldwide. MS results in decreased quality of life, with cognitive deficiencies reported in 40-70% of patients and 30% of patients requiring caregiving which often comes from their families, according to the National Multiple Sclerosis Society. Very few treatment options for progressive MS exist.

Summary of Potential Mechanism of Action and Treatment Opportunity. We believe that the lack of safe and effective therapies in MS and the ability of UC-derived MSCs to secrete concentrations of certain immunomodulatory substances, including IDO, and other substances that may have the potential to suppress pro-inflammatory Th17 cells that underly MS makes AlloRx Stem Cell therapy an attractive treatment option to evaluate in MS. We also believe that other potential mechanisms of action may be relevant to MS, including the potential of UC-derived MSCs to potentially promote neuronal repair and remyelination. In addition, as observed by the Chen Study, in the context of Lupus (SLE) treatments, UC-derived MSCs may have the potential to decrease apoptosis (cell death), making UC-derived MSCs like AlloRx Stem Cell therapy an attractive option to further evaluate in the potential treatment of MS.

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Alzheimer’s Disease

We are advancing and actively pursuing preclinical research and development activities of AlloRx Stem Cell therapy for the potential treatment of Alzheimer’s disease with the goal of progressing towards a potential IND filing for this indication in the future. In this regard, we continue to supply AlloRx Stem Cells to foreign third-party clinics and medical centers for use in foreign clinical studies of Alzheimer’s disease being conducted by these clinics and medical centers at the patients’ own expense, thereby expanding the sample population to gain additional prior human experience with subjects affected by Alzheimer’s disease. We intend to provide all relevant human experience data to FDA in connection with any future IND application submitted by us to FDA seeking authorization to commence clinical trials of Alzheimer’s disease in humans in the United States. For additional information, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below. Further, as further described below, numerous preclinical studies have been conducted by third parties investigating the potential relevancy of MSCs in the treatment of Alzheimer’s disease.

Description of Alzheimer’s disease and Medical Need. Alzheimer’s disease is a progressive and chronic neurodegenerative disease characterized by memory and cognitive deterioration beyond normal aging that becomes severe enough to interfere with daily tasks. It is the most common form of dementia. Alzheimer’s disease is characterized by the loss of neurons and synapses in the cerebral cortex and certain subcortical regions. Different mechanisms have been implicated in the underlying cause of the cognitive and functional impairments observed in Alzheimer’s disease including disfunction of stem cells within the brain. Degeneration of the cholinergic nervous system has been shown to be closely linked to the impairment of cognitive functions. Also, neurodegeneration caused by a complex interplay among abnormal tau and beta-amyloid proteins and several other factors is thought to play a major role in the pathogenesis of Alzheimer’s disease. However, neurodegeneration in Alzheimer’s disease appears to be a multi-factorial event, in which various genetics as well as environmental risk factors may play a role sequentially and/or in parallel.

According to the Alzheimer’s Association, Alzheimer’s disease currently affects over six million people in the United States. Worldwide, the disease is estimated to afflict as many as 24 million people, and the patient population in the United States is expected to grow to approximately 13 million people in the United States by 2050. While medications that provide a modest improvement in Alzheimer’s disease symptoms are available, there are no therapies currently approved to address the underlying pathology of and slow the inexorable progression of the disease, with the exception of Biogen’s aducanumab, which was approved by the FDA in June 2021, and Eisai’s Leqembi (lecanemab-irmb), which was approved by FDA in January 2023 via the Accelerated Approval pathway and subsequently granted full FDA approval in July 2023.

Summary of Potential Mechanism of Action and Treatment Opportunity. We intend to evaluate AlloRx Stem Cell therapy in the potential treatment of Alzheimer’s disease, including its potential relevance in reducing Alzheimer’s disease-associated brain inflammation, improving the function of blood vessels in the brain and reducing brain damage due to Alzheimer’s disease progression, and are focusing our preclinical research and development efforts of AlloRx Stem Cell therapy accordingly. As observed by the Chen Study in the context of Lupus (SLE) treatments, UC-derived MSCs may have the potential to decrease apoptosis (cell death) , which we believe makes UC-derived MSCs like AlloRx Stem Cell therapy an attractive option to further evaluate in the potential treatment of Alzheimer’s disease.

For a discussion of certain risks related to our contemplated clinical trials and various factors that may affect our ability to initiate or complete such clinical trials on a timely basis or at all, including potential enrollment issues, unacceptable adverse events, and inspections by FDA or IRBs of clinical trial sites, see “Risk Factors” herein.

Our Products

MSC-Gro

MSC-Gro is our proprietary specialty culture media that has been developed by us over 20 years of research and development with multiple formulations:

●	Research grade formulation: We have developed a variety of research grade formulations of MSC-Gro, which are marketed and sold mainly to research institutions, clinics and investigators. These institutions use MSC-Gro to support cellular immunotherapy development for cancer and also support stem cell research. We have low serum, serum-free and CAF-specific formulations. We have recently hired a full-time marketer of these products with extensive experience in the marketing and sales of related products. We sell these products directly and through select distributors.

●	Clinical grade formulation: Our clinical grade formulation of MSC-Gro is used by us for the manufacture of AlloRx Stem Cells. As discussed above, we also sell our clinical grade formulation to a single customer in Australia that utilizes MSC-Gro to manufacture its stem cell therapy product candidate currently being investigated for the potential treatment of osteoarthritis; this customer is planning to commence a pivotal Phase 3 clinical trial in Australia in late 2023 and, upon a successful outcome, expects that its stem cell therapy product candidate may be eligible to obtain regulatory approval for commercialization in Australia in 2026. If this customer’s stem cell therapy product candidate is ultimately approved for commercialization in Australia, we expect to benefit from the increased sales of MSC-Gro to this particular customer as it scales up manufacturing to meet commercial demand.

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Cancer-Associated Fibroblasts

We sell CAFs and native fibroblasts developed by us directly to leading institutions, clinics, investigators and sponsors, including major biotechnology/biopharmaceutical firms and several universities. These institutions use CAFs and native fibroblasts for advanced cancer research, especially for the development of immunotherapy for the treatment of solid tumors.

Cosmetic Conditioned Media and Exosome-Containing Serums

Through InfiniVive MD, our wholly-owned subsidiary that we acquired in August 2021, we develop, manufacture and sell topical conditioned media and exosome-containing serums. Our InfiniVive MD cosmetic products use our exosome-containing conditioned medium derived from AlloRx Stem Cells as the main active ingredient. Accordingly, InfiniVive MD cosmetic products contain exosomes for use topically by certified plastic surgeons, cosmetic surgeons, and aestheticians, or consumers, including:

●

InfiniVive MD’s Exosome Serum. This cosmetic product contains conditioned media derived from AlloRx Stem Cells containing various secreted products including proteins, RNA and exosomes. InfiniVive MD’s Exosome Serum is marketed and sold by us exclusively to certified plastic surgeons, cosmetic surgeons, aestheticians and other medical professionals. InfiniVive MD’s Exosome Serum is intended to be applied topically by these medical professionals. Exosomes, which are extracellular vesicular nanostructures containing proteins, mRNA, and other substances, are involved in cellular communication, regulation of immune function, and tissue regeneration, among other things. We currently sell InfiniVive MD’s Exosome Serum throughout the United States and internationally.

From June 2022 to July 2022, out of an abundance of caution, we voluntarily suspended sales of InfiniVive MD’s Exosome Serum in the United States in order to conduct an investigation into the potential improper administration of this product by medical professionals that have purchased this product directly from us or via distribution from other medical professionals. The purpose of this investigation was to ensure that medical professionals were using InfiniVive MD’s Exosome Serum only topically as directed and otherwise in compliance with our use restrictions and applicable laws and regulations and to limit potential exposure to legal liability and regulatory enforcement if medical professionals were misusing the product. Upon completion of the investigation, it was determined that InfiniVive MD’s Exosome Serum was not being misused or misapplied and, following discussion with our legal advisors specializing in regulations relevant to the sale of our products, we resumed sales of InfiniVive MD’s Exosome Serum. During the investigation, we also reviewed and further enhanced our permitted use labeling and determined to require all customers to complete a written certification confirming, prior to shipment of the product, that the product would be administered only in accordance with the product’s permitted uses and our instructions, as further described in the labeling. This voluntarily suspension of sales of InfiniVive MD’s Exosome Serum in the United States did not have a material impact on our operating results for fiscal year 2022.

●	InfiniVive MD’s Daily Serum. This cosmetic product is a conditioned media and exosome-based cosmetic serum derived from AlloRx Stem Cells. InfiniVive MD’s Daily Serum is currently marketed and sold by us exclusively to plastic surgeons, cosmetic surgeons, aestheticians and other medical professionals.

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Our statements herein regarding our InfiniVive MD topical cosmetic and exosome-containing serums have not been reviewed or approved by the FDA. For a discussion of certain risks and governmental regulation related to these products, see “Risk Factors” herein and “—Government Regulation and Biologic Drug Approval—U.S. Regulation of Wellness Products” below.

On November 20, 2022, we entered into a Supply Agreement with Dr. Jack Zamora, our former Chief Executive Officer, pursuant to which we agreed to provide InfiniVive MD Exosome Serum and InfiniVive MD Daily Serum to Dr. Zamora at his request. The provision of InfiniVive MD products under the Supply Agreement is subject to certain minimum and maximum quantity limitations. For additional information regarding the Supply Agreement, see “Certain Relationships and Related-Party Transactions.”

Dietary Supplements and Nutraceuticals

Through Fitore, our wholly-owned subsidiary that we acquired in August 2021, we sell dietary supplements, nutraceuticals and health products, many of which are based on our stem cell research. These products are designed to induce certain benefits by activating the body’s own stem cells and transplanted stem cells. These nutraceutical products are marketed and sold online. We are currently selling Fitore products solely from remaining inventory and do not anticipate manufacturing any additional products in the foreseeable future or at all. For a discussion of certain risk relating to the manufacture of dietary supplements, nutraceuticals and other health products, see “Risk Factors— Risks Related to the Dietary and Nutritional Supplements Industry and Fitore Products.”

AlloEx Exosomes®

We have also developed AlloEx Exosomes, which are a derivative of AlloRx Stem Cells. In the United States, AlloEx Exosomes are regulated by the FDA as a biological product. AlloEx Exosomes are manufactured by us and are derived from cultured AlloRx Stem Cells at the latter part of their growth curve by our proprietary cell culture process. AlloEx Exosomes were being used by us as the starting biological material in our effort to identify, and ultimately seek FDA approval for, a key investigational product candidate in our collaboration with European Wellness. For additional information regarding our agreement with European Wellness, which expired on July 31, 2023, and AlloEx Exosomes, see “Joint Operating Agreement with European Wellness” below.

Preliminary Tolerability Data for AlloRx Stem Cells

As of May 31, 2023, over 381 subjects have received treatment with AlloRx Stem Cells via peripheral intravenous infusion or direct injection for potential treatment of a wide variety of indications, including ARDS due to COVID-19, Long COVID, MS, ALS, Lupus, MSA, Alzheimer’s disease, CKD, COPD, diabetes and age-related conditions. To date, there have been no serious adverse events reported that were considered related to AlloRx Stem Cells.

Preliminary Tolerability Data from Compassionate Use in the United States

Sixteen patients in the United States have been treated with AlloRx Stem Cells by third-party physicians or our former partners pursuant to emergency single use eIND authorization (“eIND authorization”) that was granted from the FDA (often referred to as compassionate use) for the treatment of patients with immediately life-threatening conditions or serious diseases, including ARDS due to COVID-19, anaphylaxis secondary to COVID monoclonal antibodies and ALS. Of the sixteen patients treated with AlloRx Stem Cells pursuant to eIND authorization in the United States, seven patients died from causes determined to be related to COVID-19 but did not experience any serious adverse events that were considered related to the treatment itself, in each case as determined by the treating physician. In general, while we have received certain preliminary and/or anecdotal data and information from third-party physicians and partners following treatment by them with AlloRx Stem Cells pursuant to emergency single use eIND authorization, we typically have not received final objective data or information related to final end results.

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Set forth below is additional information related to the treatment of patients with AlloRx Stem Cells pursuant to eIND authorization in the United States, including the name and location of the hospital, the identity of the treating physician and the number of patients treated for various indications. In connection with these treatments, there were no serious adverse events reported that were considered related to AlloRx Stem Cells:

Hospital	Location	Treating Physician	Patients Treated (#)	Indication(s)
Hackensack Medical Center	Hackensack, NJ	Dr. Keith Rose	2	Critical COVID - ARDS
Orlando Health	Orlando, FL	Dr. Nimish Nemani	1	Critical COVID - ARDS
Tri City Medical Center	Oceanside, CA	Dr. Navneet Boduu	5	Critical COVID - ARDS
UC Anschutz	Denver, CO	Dr. Susan Boakle	1	Anaphylaxis Due to COVID monoclonal antibodies
Thorek Memorial Hospital	Glenview, IL	Dr. Chad Prodromos	1	ALS
NY Community Hospital	Brooklyn, NY	Dr. Prabhat Soni; Giostar	1	Critical COVID - ARDS
Providence Alaska Medical Center	Anchorage, AK	Dr. Mike Schwalbe	1	Critical COVID - ARDS
LA Downtown Medical Center	Los Angeles, CA	Dr. Prabhat Soni; Giostar	4	Critical COVID - ARDS

Compassionate use is intended to provide access to investigational medicines for patients with serious or life-threatening conditions who have limited available treatment options. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient eIND authorization, which the attending physician requested and received from FDA prior to each individual patient treatment. There is no randomized control group for patients treated under individual patient eIND authorization. For additional information regarding compassionate use using AlloRx Stem Cells, and data derived therefrom, see “Risk Factors” herein.

Preliminary Tolerability Data from Foreign Clinical Studies

Over 365 subjects have also been treated with AlloRx Stem Cells in foreign clinical studies being conducted by third-parties. For a more complete description of our supply arrangements with certain foreign third-party clinics and medical centers and the open-label, patient-sponsored clinical studies being conducted by such foreign third-party clinics and medical centers, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below. As further described below, for all clinical studies that are conducted by foreign third-party clinics using AlloRx Stem Cells, we receive safety and tolerability data, including data relating to any occurrence of any serious adverse events, from such third-party clinics and medical centers, but they are ultimately responsible for the administration of AlloRx Stem Cells to individuals as well as their care and follow-up. In addition to receipt of safety and tolerability data, we also receive other preliminary and/or anecdotal data and information from time to time, but final end results generated from these open-label clinical studies conducted by foreign third-party clinics are unknown by us, and final objective data is not provided to us by these foreign third-party clinics and medical centers. While certain anecdotal data is used by us to cost-effectively explore where AlloRx Stem Cell therapy may have relevance, we intend to initiate and conduct clinical trials in the United States with the goal of proving efficacy and achieving regulatory approvals for AlloRx Stem Cell therapy, each of which is in the sole authority of the FDA.

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Set forth below is additional information related to the treatment of subjects with AlloRx Stem Cells in open-label, patient-sponsored clinical studies conducted by foreign third-party clinics and medical centers, including the name and location of the third-party clinic, the identity of the lead investigator and the number of subjects treated for various indications. In connection with these treatments, there were no serious adverse events reported that were considered related to AlloRx Stem Cells:

Clinic Name	Location	Investigator	Subjects Treated (#)	Indications
Medical & Surgical Associates	St. John, Antigua	Dr. Chad Prodromos	Total: 137
			89	Anti-inflammatory
			30	Osteoarthritis
			3	Diabetes
			2	Parkinson’s disease
			3	Chronic Kidney Disease
			4	Autism
			6	1 patient treated for each of various other indications(a)
Medical & Surgical Associates	St. John, Antigua	Dr. Joey Johns	Total: 17	COVID - ARDS
DVCStem	Seven Mile Beach, Grand Cayman Island	Dr. Lou Kona	Total: 201
			70	Anti-inflammatory
			52	Multiple Sclerosis
			3	Diabetes
			4	Fibromyalgia
			6	Crohn’s disease
			18	ALS
			5	Lyme disease
			3	Muscular Dystrophy
			3	Alzheimer’s disease
			16	Parkinson’s disease
			3	RA
			21	1 patient treated for each of various other indications(b)
Matamata Medical Center	Matamata, New Zealand	Dr. Bruce Pitchford	Total: 8
			3	MSA-p
			2	ALS
			3	Familial Tremor, Menigitis, MSA-c
PRMedica	Cabo San Lucas, Mexico	Dr. Victor Ocegueda	Total: 2
			1	Spinal Cord
			1	Long COVID

(a)	1 patient treated for each of various other indications, including: MS, RA, UC, Alzheimer’s, ED and Polymyalgia Rheumatica (a type of RA).
(b)	1 patient treated for each of various other indications, including: Long COVID, Stroke, Spinal Cord, Kidney Disease, UC, Osteoarthritis, COPD, Inclusion Body Myositis, Asbestosis, Asthma, MCA Stoke and Complex regional pain syndrome (CRPS).

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Relevance of Preliminary Tolerability Data

We consider the preliminary tolerability data generated from the prior human experience described above to be relevant to our business for a variety of reasons, including:

●	Our IND applications submitted to FDA in which we sought, and ultimately received, FDA authorization to conduct Phase 1/2a clinical trials in PTHS and Long COVID were required to include, among other things, a comprehensive summary of all prior human experience with the product candidate. Accordingly, prior human experience data for AlloRx Stem Cells, including data collected in foreign clinical studies conducted by third-parties, was previously provided by us to FDA at the time we submitted such IND applications, including comprehensive information relating to the subject and treating physician, safety and tolerability data, and whether any serious adverse events were reported. We expect to provide additional preliminary tolerability data to FDA in any regulatory submissions that may be submitted by us in the future. Accordingly, this preliminary tolerability data has enabled us to provide high quality, transparent communications and regulatory submissions with FDA.
●	This extensive prior human experience with our product candidate is a factor that goes into authorization from FDA to proceed with Phase 1/2a clinical trials to evaluate both the safety and efficacy of AlloRx Stem Cell therapy. Accordingly, we believe preliminary tolerability data has saved us substantial research and development time and resources.
●	Our continued supply of AlloRx Stem Cells for use in foreign clinical studies is also relevant for our continued study of the safety and tolerability effects of AlloRx Stem Cells while also exploring other potential indications where AlloRx Stem Cells may have relevance. Accordingly, we also use this preliminary tolerability data for our research and development activities, including for the efficient and informed internal development of our product candidates like AlloRx Stem Cell therapy. Therefore, we intend to continue to gain additional prior human data for additional indications for AlloRx Stem Cells, including in foreign clinical studies conducted by third-parties. Accordingly, we believe this preliminary tolerability data is relevant given its use by us in the efficient and informed internal development of our product candidates.

Recent Acquisitions

InfiniVive MD

Effective August 1, 2021, we acquired all of the outstanding equity interests of InfiniVive MD from Dr. Jack Zamora, our former Chief Executive Officer, pursuant to an Agreement and Plan of Exchange. We issued 884,615 shares of our common stock to Dr. Zamora valued at $4.94 per share in the exchange transaction, which resulted in InfiniVive MD becoming a wholly-owned subsidiary of our company. The shares issued to Dr. Zamora are subject to restrictions on transfer. At the time of the acquisition, Dr. Zamora was Chief Executive Officer and a director of our company. See “Certain Relationships and Related-Party Transactions” for additional information.

Prior to the acquisition, InfiniVive MD was a customer of our company.

Fitore

Also effective August 1, 2021, we acquired all of the issued and outstanding stock of Fitore, making that entity a wholly-owned subsidiary of our company. That acquisition was completed pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) and resulted in the issuance of an aggregate of 153,846 shares of our common stock valued at $4.94 per share, six Series A Units, with each Series A Unit consisting of 2,000 shares of Series A Preferred Stock, a Class A Warrant to purchase up to 3,846 shares of our common stock at an exercise price of $13.00 per share and a Class B Warrant to purchase up to 3,846 shares of our common stock at an exercise price of $26.00 per share, and 5% Convertible Notes in the aggregate principal amount of $1 million. The 5% Convertible Notes are payable three years from the effective date of the acquisition and are convertible into our common stock at a conversion price of $26.00 per share. All of the securities issued in connection with the acquisition are subject to restrictions on transfer.

Our Chief Financial Officer, Nathan Haas, was a significant stockholder of Fitore at the time of the acquisition and in that capacity received 30,769 shares of our common stock, 1.2 Series A Units and a 5% Convertible Note in the principal amount of $200,000. Our former Chief Executive Officer, Dr. Jack Zamora, was also a significant stockholder of Fitore at the time of the acquisition and in that capacity received 46,154 shares of our common stock, 1.8 Series A Units and a 5% Convertible Note in the principal amount of $300,000. See “Certain Relationships and Related-Party Transactions” for additional information.

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Our Regenerative Medicine Business: AlloRx Stem Cell therapy

AlloRx Stem Cell therapy for Various Indications: a Scientific Approach

In a pre-clinical animal study by Hak-Hyun Ryu, et al, evaluating the effects of MSCs on spinal cord injuries in dogs (the “Ryu Study”), the following benefits were observed in animals receiving UC-derived MSCs as compared to the control group receiving no MSCs (Hak-Hyun Ryu et al, “Comparison of Mesenchymal Stem Cells Derived from Fat, Bone Marrow, Wharton’s Jelly, and Umbilical Cord Blood for Treating Spinal Cord Injuries in Dogs,” 74(12) J. Vet. Med. Sci., 1617-1630, 9 August 2012):

Increased locomotion of hind limbs (as measured by Olby scores). To objectively measure functional recovery after spinal injury, the Ryu Study utilized the Olby score (0-14). Prior to the spinal injury, all of the dogs in the Ryu Study had an Olby score of 14 points, which is indicative of normal pelvic limb gait. Eight weeks following treatment with MSCs, the MSC-treated dogs had Olby scores of 5 or 6 points, which indicates purposeful hind limb motion. By comparison, the control dogs not treated with MSCs had Olby scores of 3 points after eight weeks, which indicates possible minimal nonweight-bearing protraction of the pelvic limb in only one joint.

Lower levels of proinflammatory cytokines. The Ryu Study measured the concentration of certain proinflammatory cytokines, including COX-2 and IL-6, in the animals eight weeks after transplantation of UC-derived MSCs. The average concentration of COX-2 in the control group and the group treated with UC-derived MSCs was 55 ng/ml and 30 ng/ml, respectively. The average concentration of IL-6 in the control group and the group treated with UC-derived MSCs was 39 ng/ml and 24 ng/ml, respectively.

Increased expressions of neural proteins. The Ryu Study analyzed the expressions of neural proteins including class III beta-tubulin (Tuj1), neurofilament (NF160) and neuronal nuclei (NeuN), and galactosylceramidase (GALC) using Western blot analysis. After eight weeks, as compared to the untreated control group, dogs treated with UC-derived MSCs had 28% increased expression of Tuj1, 30% increased expression of NF160, 10% increased expression of NeuN and 11% increased expression of GALC. The increased expressions of these proteins are indicative of increased neuroprotective effects.

Potential Mechanisms of Action of AlloRx Stem Cell therapy

We intend to conduct clinical trials in the United States and additional pre-clinical research in hopes of continuing to refine our understanding of AlloRx Stem Cell therapy’s activities and mechanisms of action. Based on the findings described above and our own extensive pre-clinical research, among others, we intend to further evaluate the potential of AlloRx Stem Cell therapy to treat multiple facets of various indications through potentially multiple mechanisms of actions that may include the following:

●	Reduction of inflammation. We believe AlloRx Stem Cell therapy may have the potential to reduce inflammation (i) through activation of anti-inflammatory biochemical and cellular pathways, including potentially reducing destructive pro-inflammatory cytokines that may negatively impact the brain, muscles, bones, and joints, and (ii) by converting certain harmful pro-inflammatory macrophages, called M1 macrophages (a type of white blood cell that is vital to the immune system) to certain anti-inflammatory macrophages, called M2 macrophages. These potential mechanisms of action are illustrated in the diagram below.

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●	Modulate immune function. We believe that AlloRx Stem Cell therapy may have the potential to improve immune system function, such as by potentially regulating a variety of immune cells mediating the cellular immune system including T-cells, T-helper cells, TREG cells and dendritic cells. Immunomodulation typically involves immunosuppression, which support the potential use of UC-derived MSCs in treating autoimmune diseases.

●	Restore blood flow. We believe AlloRx Stem Cell therapy may have the potential to restore blood flow due to injury or stroke through a process called angiogenesis and to induce formation of endothelial cells that restore blood flow to tissues and improve overall functioning of the blood vessels. We intend to evaluate the potential of AlloRx Stem Cell therapy to improve blood supply to the muscles, bones, and organs, including the brain, and thereby improve nutrient supply and waste removal.

●	Activate intrinsic repair and regenerative mechanisms. We believe AlloRx Stem Cell therapy may have the potential to induce regenerative and repair pathways to promote cellular recovery from damage and restore homeostasis.

Potential biological advantages of UC-Derived MSCs

The starting raw material source for AlloRx Stem Cells is the Wharton’s jelly of donated UCs. Based on extensive pre-clinical studies and research conducted by us and third parties, as further described below, we believe UC-derived MSCs like AlloRx Stem Cells may have advantages compared to MSCs derived from other starting raw material sources, such as BM-MSCs, AD-MSCs, and P-MSCs.

UC-derived MSCs are the youngest adult stem cells and are therefore generally free from issues related to age (such as mutations), and prior medical conditions that come with the use of BM-MSCs and AD-MSCs. In addition, unlike BM-MSCs, AD-MSCs, UC-derived MSCs involve a non-invasive collection process, are sourced and collected after childbirth, and may provide significant economies of scale in the manufacturing process, as further described below. We believe these factors taken together may provide us with a competitive and financial advantage compared to other cell therapies currently in development that are derived from BM-MSCs, AD-MSCs or P-MSCs.

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In addition, in our extensive pre-clinical, in vitro studies described below, we analyzed various biological characteristics of AlloRx Stem Cells (UC-derived MSCs) in head-to-head comparisons to AD-MSCs, BM-MSCs, and P-MSCs, including:

Growth Rate

Because MSCs must be expanded in vitro prior to use in a clinical setting, we believe that the growth and expansion characteristics of MSCs in vitro are an important consideration. In a pre-clinical, in vitro study, we analyzed MSCs’ growth in cell cultures in head-to-head comparisons and observed that AlloRx Stem Cells (UC-derived MSCs) doubled in size in vitro after only 25 hours, as compared to longer doubling times of 35 hours, 40 hours and 53 hours for AD-MSCs, P-MSCs and BM-MSCs, respectively, indicating an increased growth rate of AlloRx Stem Cells as compared to these other MSCs. Pre-clinical studies conducted by third parties using other UC-derived MSCs also support our observations described above. In the Kim Study, which analyzed the immunological characteristics of UC-derived MSCs in a head-to-head comparison to AD-MSCs and PL-MSCs, it was observed that UC-derived MSCs doubled in size in vitro after only 32.1 hours, whereas PL-MSCs doubled after 42.7 hours and AD-MSCs doubled after 56.4 hours.

Immunomodulatory Potency Measures

In a pre-clinical, in vitro study, we analyzed the immunomodulatory potency of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs. To compare immunomodulatory properties of MSCs from these sources, the activation of IDO by exposure to γ-IFN was determined on an equivalent cellular basis (see graph below). The γ-IFN-induced IDO activity was quantified by the conversion of tryptophan to kynurenine. IDO, an immunomodulatory substance secreted by MSCs, initiates the conversion of tryptophan to kynurenine, and kynurenine expression plays a critical role in regulating the body’s immune response. Maximal IDO activity at 10 ng/ml γ-IFN was approximately two-fold greater in AlloRx Stem Cells versus the MSCs derived from other sources. There was a significant difference in γ-IFN-induced IDO activity between the AD-MSCs, BM-MSCs, and P-MSCs compared to AlloRx Stem Cells (UC- derived MSCs) with a p-value<0.005 by one-way ANOVA analysis of variance for significance of slope difference. We believe these results indicate UC-derived MSCs like AlloRx Stem Cells may have greater immunomodulatory cellular potency by quantification of γ-IFN-induced IDO activity, as compared to AD-MSCs, P-MSCs, and BM-MSCs.

Immunomodulatory potency of UC- derived MSCs, AD-MSCs, P-MSCs and BM -MSCs by the γ-IFN induced IDO activity assay is shown above.

Pre-clinical studies conducted by third parties using other UC-derived MSCs support our observations described above, as the Kim Study also observed the following concentrations of two other immunomodulatory substances secreted by MSCs, TGF-ꞵ1 and hepatocyte growth factor (“HGF”), 48 hours after γ-IFN activation in UC-derived MSCs as compared to AD-MSCs and PL-MSCs:

Immunomodulatory Substance	UC-derived MSCs	AD-MSCs	PL-MSCs
TGF-ꞵ1	4.5 ng/ml	3.5 ng/ml	3.5 ng/ml
HGF	325 pg/ml	190 pg/ml	100 pg/ml

Cellular ATP Expression

In a pre-clinical, in vitro study, we performed a quantitative assessment of mitochondrial function by measuring ATP expression of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cellular ATP-content. ATP expression is a measure of cellular energy, as ATP is the primary molecule that stores and transfers energy in a cell and powers metabolic processes within the body. Due to the fact that mitochondria produce most ATP within the body, we believe these results indicate the potential for increased mitochondrial functionality of UC-derived MSCs like AlloRx Stem Cells as compared to AD-MSCs, P-MSCs, and BM-MSCs.

In the chart above, cellular ATP is shown as a function of cells per well. Cellular potency is measured by the slope of this relation.

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Cell Migration

In a pre-clinical, in vitro study, we analyzed the migration of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs, in response to exposure to Substance P. Substance P is a peptide that presents itself when an injury occurs, thus simulating an environment of injury. As illustrated in the chart below, AlloRx Stem Cells (UC-derived MSCs) showed a significant difference in cell migration in response to Substance P, as AlloRx Stem Cells (UC-derived MSCs) showed greatest closure at 50 pg/mL Substance P (~40% closure), while AD-MSC, P-MSC, and BM-MSC had a closure between 5-15% all within a 72-hour period. These results were seen in several replicates (n=4). Due to the fact that Substance P is a peptide that presents itself in response to an injury, we believe that UC-derived MSCs’ ability to migrate to Substance P reaction at a faster rate may be indicative of an ability to more quickly migrate to the source of injury within the body as compared to AD-MSCs, P-MSCs, and BM-MSCs.

Comparison of migration into cell-free regions. Migration was measured by percent closure of the occluded plate region and is plotted as a function of time following exposure to 50 pg/ml Substance P.

Proliferation Capacity

In a pre-clinical, in vitro study, we also analyzed the proliferation capacity of AlloRx Stem Cells (UC-derived MSCs) in a head-to-head comparison to AD-MSCs, BM-MSCs, and P-MSCs, by quantifying cellular redox activity by a well-validated resazurin-based fluorometric assay. As illustrated in the chart below, we observed that AlloRx Stem Cells (UC-derived MSCs) had a maximum effect of fetal bovine serum (“FBS”) at 6%, while no saturation was seen in the other cell lines, indicating greater cell proliferation capacity in AlloRx Stem Cells as compared to AD-MSCs, BM-MSCs, and P-MSCs.

In the chart above, the relative fluorescent difference at day 1 and 3 using Presto Blue as shown as a function of FBS content in a serum-free medium.

Key Features and Potential Benefits of AlloRx Stem Cell therapy

The key features of AlloRx Stem Cell therapy offer potential benefits as a possible therapeutic, including the following:

●	“Off-the-Shelf” and scalable product. AlloRx Stem Cell therapy is intended to be an “off-the-shelf” commercialized product that is stored frozen and available for on-demand use. AlloRx Stem Cells are allogeneic cells derived from the youngest known adult stem cells as opposed to autologous MSCs derived from adipose tissue, bone marrow, etc. Since these cells are non-immunogenic and do not transfer DNA to the recipient, they do not require tissue extraction as do autologous MSCs. As of May 31, 2023, AlloRx Stem Cells have been administered in over 381 individuals without eliciting a rejection or allergic response from the recipient. We believe this is because umbilical cord-derived MSCs are non-immunogenic meaning that they do not illicit an immune response based on previous independent research by third parties, and thus AlloRx Stem Cell therapy does not require tissue-type matching. Each lot of AlloRx Stem Cell therapy is derived from the Wharton’s jelly of donated umbilical cords, where young MSCs are present. AlloRx Stem Cells are then culture-expanded in vitro using MSC-Gro, our proprietary specialty culture media, to produce more MSCs with potentially increased potency and viability as compared to MSCs prepared using stromal vascular fraction (“SVF”). We currently have the capacity to manufacture over 300 AlloRx Stem Cell therapy treatments per month. We are currently planning a separate cGMP manufacturing facility that, if completed, will be used exclusively for the manufacture of AlloRx Stem Cells. We plan to use highly scalable, fully automated closed system bioprocessing in the new cGMP biomanufacturing facility. We believe that the use of fully automated closed system bioprocessing in a new cGMP biomanufacturing facility would allow us to fully capitalize on the potential biological advantages of UC-derived MSCs. Leveraging the potential biological advantages of UC-derived MSCs and the increased technological and manufacturing capabilities in a new cGMP biomanufacturing facility, we believe that the number of AlloRx Stem Cell therapy treatments that we may be able to manufacture from just one umbilical cord could increase exponentially from current levels. We believe that these economies of scale may provide us with a significant competitive and financial advantage compared to other cell therapies currently in development that are derived from BM-MSCs, AD-MSCs or P-MSCs. This also provides significant advantages over autologous cell therapy interventions, which involve removing cells from an individual through an operative procedure, and then reintroducing the cells back into the same person, sometimes after weeks of culture expansion. Accordingly, autologous approaches lack economies of scale since they serve only a single patient. In foreign clinical studies conducted by third-parties thus far, AlloRx Stem Cells have been administered through intravenous infusion in under one hour on an outpatient basis, or via direct tissue injection, depending upon the indication.

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●	Potential biological advantages of UC-derived MSCs. The starting raw material source for AlloRx Stem Cells is the Wharton’s jelly of donated umbilical cords. As further described above (see “AlloRx Stem Cell therapy for Various Indications: a Scientific Approach —Potential Biological advantages of UC-Derived MSCs”), we believe that UC-derived MSCs have a number of potential biological advantages compared to MSCs sourced from other raw materials. The sourcing and manufacturing of AlloRx Stem Cells are designed to capitalize on the potential biological advantages of MSCs sourced from umbilical cords.

●	Consistent manufacturing. Manufacturing of AlloRx Stem Cells is performed by us at the manufacturing facility we lease in Golden, Colorado. The manufacturing facility is cGMP compliant, with a QMS that is globally recognized as ISO 9001:2015 and ISO 13485:2016 certified. AlloRx Stem Cells are sourced from the Wharton’s jelly of umbilical cords. All donated umbilical cords are received directly from tissue banks registered with The American Association of Tissue Banks (“AATB”). Prior to accepting donated umbilical cords, strict screening and evaluation of the donor’s medical and social history is performed. Prior to processing, the umbilical cords undergo additional rigorous testing, screening and monitoring, including third-party in vitro testing for the absence of a wide variety of common viral infections in donors by FDA-approved assays for a wide variety of infections, including hepatitis A, B and C, COVID-19, and HIV-1/HIV-2. Throughout the production process, the cells are analyzed according to pre-established criteria to ensure that a consistent, well-characterized product candidate is produced in accordance with the Chemistry, Manufacturing and Controls (“CMC”) section of our INDs. We are planning to lease a separate cGMP manufacturing facility once we have the necessary capital resources that, if completed, will be used exclusively for the manufacture of AlloRx Stem Cells. We believe that this separate facility will be necessary to comply with all FDA requirements to support a BLA for the manufacture of AlloRx Stem Cells, given that it is a product intended for parenteral use in humans. Subject to available capital resources, we expect to develop a new cGMP biomanufacturing facility in the future.

●	Preliminary Tolerability Data. As of May 31, 2023, over 381 subjects have received treatment with our AlloRx Stem Cells, primarily in foreign clinical studies conducted by third parties, and no serious adverse events have been reported that were considered related to the product candidate. In foreign clinical studies using AlloRx Stem Cells, we have observed that intra-articular injections for musculoskeletal conditions can produce transient pain, which can be treated by analgesics and typically subsides within 24 to 48 hours.

Other Pre-Clinical Development Programs: AlloRx Stem Cell therapy for Potential Treatment of Other Indications

In addition to our core development programs, we are also evaluating the potential of AlloRx Stem Cell therapy for the treatment of a broad range of other indications, with a focus on autoimmune diseases and inflammatory disorders. We believe that we can leverage clinical safety data from our core development programs, including for PTHS and Long COVID, and preclinical studies to support research and development efforts in other areas, saving substantial development time and resources compared to traditional drug development where each program is separately developed. Accordingly, we are advancing preclinical research and development work in the indications described below.

Inflammatory and Autoimmune Disorders In General

We are currently focused on the treatment of autoimmune diseases and inflammatory disorders. There are over 80 recognized autoimmune disorders, which are caused by an acute or chronic imbalance in the immune system where the immune system recognizes proteins of the body as foreign and elicits a specific immune response that leads to the immune system improperly attacking certain bodily tissues, cells or organs (for example, in MS, the immune system recognizes myelin basic protein as foreign). Some inflammatory and autoimmune conditions are caused by genetic or environmental factors, or a combination of both, while others may be caused from complications associated with other diseases or trauma or the treatment of other diseases or trauma. In general, inflammatory and autoimmune disorders share certain biological characteristics, in that the immune system imbalance results from the improper activation of certain immune cells that can lead to extensive tissue damage and destruction and cause pain and loss of function. Inflammatory and autoimmune disorders represent major areas of unmet clinical needs, as well as substantial commercial opportunities.

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ALS

Description and Medical Need

ALS, often referred to as “Lou Gehrig’s disease,” is a progressive neurodegenerative disease caused by selective death of motor nerve cells in the spinal cord. Motor neurons reach from the brain to the spinal cord and from the spinal cord to the muscles throughout the body. The progressive degeneration of the motor neurons in ALS patients lead to progressive weakness, respiratory failure and eventually, death.

Worldwide, the prevalence of ALS is approximately 5 to 7 per 100,000 individuals. According to Johns Hopkins Medicine, it is estimated that as many as 30,000 Americans have the disease at any given time. Treatment decisions are typically determined by the patient’s symptoms, preferences and the stage of the disease. Approved disease modifying medications include Riluzole, which has been approved by FDA to treat ALS.

Next Steps

We intend to investigate AlloRx Stem Cells in an animal model of ALS to test various cohorts including AlloRx Stem Cells alone or in combination with neural stem cells (“NSCs”), NSCs alone and another cohort where TDP-43, a recently discovered neuromuscular protein that may underly motor neuron death, is inactivated. We intend to seek grant funding to conduct these studies. We plan to continue to supply AlloRx Stem Cells to foreign third-party clinics and medical centers for use in foreign clinical studies of ALS that are being conducted, or that will be conducted, by these clinics and medical centers at the patients’ own expense, thereby expanding the sample population to gain additional prior human experience. For additional information, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below.

Parkinson’s Disease

Description and Medical Need

Parkinson’s disease is a chronic, progressive neurodegenerative disorder in which dopamine-producing neurons residing in the Substantia Nigra region of the brain undergo degeneration and eventually die, resulting in progressive impairment in movement and gait and other non-motor symptoms. The cause of the disease is presently unknown. Parkinson’s disease is the second-most common neurodegenerative disorder. Most people are over the age of 50 when they are first diagnosed.

According to the Parkinson’s Foundation, over 10 million people worldwide suffer from Parkinson’s disease, of whom about 1 million are in the United States. Treatment of Parkinson’s disease primarily comprises symptomatic treatment through dopamine replacement, either directly (Levodopa), with dopamine mimetics or by inhibition of its breakdown. These treatments focus on treating the symptoms of the disease and are not a cure for Parkinson’s disease. Parkinson’s disease is also treated by Deep Brain Stimulation (“DBS”), which consists of implanting electrodes deep into the brain to provide permanent electrical stimulation to specific areas of the brain and to cause a delay in the activity in those areas. Similar to drug therapy, DBS focuses on treating the symptoms of Parkinson’s disease and does not provide a cure.

Next Steps

There is a great unmet need for novel approaches towards the effective management and potential treatment of Parkinson’s disease and we believe AlloRx Stem Cell therapy may represent a promising approach especially when deployed by methods that could allow access of these cells to the brain. We plan to continue to supply AlloRx Stem Cells to foreign third-party clinics and medical centers for use in foreign clinical studies of Parkinson’s disease being conducted by these clinics and medical centers at the patients’ own expense, thereby expanding the sample population to gain additional prior human experience. For additional information, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below.

Traumatic Brain Injury

Description and Medical Need

Traumatic brain injury, or TBI, typically occurs when a sudden force impacts the head, resulting in damage and functional impairment of the brain. Injuries range in severity, from mild, characterized by a brief change in mental status or consciousness, to severe, involving an extended period of unconsciousness or amnesia. Mild TBI accounts for 70 to 80% of all reported TBIs, but the prevalence may be even higher, as many cases often do not receive medical attention. Symptoms of mild TBI may include headaches, fatigue, depression, irritability and impaired cognitive function and may persist for many years, negatively affecting quality of life. In addition, mild TBI can lead to increased risk of affective mood disorders such as major depressive disorder, post-traumatic stress disorder and other psychiatric and nonpsychiatric disorders.

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In the United States, the CDC estimates 1.7 million people sustain a TBI annually. Nearly 3.2 to 5.3 million people in the United States live with TBI-related disabilities, and 15% to 30% of patients being treated for TBI continue to exhibit prolonged neurocognitive dysfunctions. To date, there are no pharmacological treatments approved for mild TBI, and there are limited assets in development. Patients with mild TBI are often told to avoid mentally strenuous activities to allow their brains to rest.

Next Steps

We believe that AlloRx Stem Cell therapy may have the potential to reduce the extent of damage caused by a TBI and promote accelerated healing of the blood-brain barrier. We plan to first perform pre-clinical studies of animal models comparing AlloRx Stem Cells to their secreted products containing exosomes and we plan to seek future grant support for these studies. We plan to supply AlloRx Stem Cells to foreign third-party clinics and medical centers for use in foreign clinical studies of TBI that are being conducted, or that will be conducted, by these clinics and medical centers at the patients’ own expense, thereby expanding the sample population to gain additional prior human experience. For additional information, see “—International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies” below.

International Supply Arrangements for AlloRx Stem Cells; Foreign Third-Party Conducted Clinical Studies

In addition to our development programs in the United States, we supply AlloRx Stem Cells to certain foreign third-party clinics and medical centers. Internationally, AlloRx Stem Cells are being supplied for use in clinical studies in the following countries:

●	St. John’s, Antigua and Barbuda: The Medical Surgical Associates Center, in collaboration with The Foundation for Orthopaedics and Regenerative Medicine, is expected to conduct over 25 clinical studies for a wide variety of indications, including: stroke, Parkinson’s disease, osteoporosis, lupus, osteoarthritis, cerebral palsy, COPD/asthma, MS, autism, and diabetes. These clinical studies are currently recruiting patients for enrollment. The PI for these clinical studies, Dr. Chadwick Prodromos, owns (i) 844,800 shares of our common stock, (ii) Class A Warrants to purchase up to 15,384 shares of our common stock at an exercise price of $13.00 per share, and (iii) a Class B Warrant to purchase up to 15,384 shares of our common stock at an exercise price of $26.00 per share.

●	Cayman Islands: Ongoing clinical studies being conducted by DVC Stem for a wide variety of indications, including Crohn’s disease, osteoarthritis, meniscus tears, Alzheimer’s disease, and Parkinson’s disease.

Eligible individuals with certain specified indications and who meet eligibility requirements may receive AlloRx Stem Cells at their own expense at these third-party clinics and medical centers and others with which we may supply AlloRx Stem Cells in the future. The primary purpose of these clinical trials is for the open-label treatment of the respective indication; accordingly, there is no randomized control group for patients treated in these foreign clinical studies. For foreign clinical studies that are conducted using AlloRx Stem Cells, the third-party clinics and medical centers are responsible for the administration of AlloRx Stem Cells to these individuals as well as their care and follow-up. They are also responsible for compliance with all applicable regulations. These third-party clinics or medical centers receive formal letters from the Ministry of Health (or other comparable agency) of these countries and/or IRB approval (or other comparable ethical review committee approval) prior to the commencement of these clinical studies.

We leverage safety, tolerability and dosing data, along with certain other anecdotal data and information, generated by these foreign clinical studies to support our internal research and development activities and for the efficient and informed internal development of our AlloRx Stem Cell therapy development programs. These clinical studies have enabled us to gain additional prior human experience using AlloRx Stem Cells, and the resulting data has enabled us to better understand the tolerability profile of AlloRx Stem Cells, as well as allowing us to cost-effectively explore where AlloRx Stem Cell therapy may have relevance and efficacy and how it may be utilized to advance treatment over current standards of care. AlloRx Stem Cells are not licensed for commercial sale in these countries and are considered an investigational therapeutic.

Participation in these foreign clinical studies has been adversely impacted by the COVID-19 pandemic, including due to travel restrictions imposed by various countries. While many of these travel restrictions have now been lifted, participation in these clinical trials remains lower than anticipated.

Material Terms of Supply Arrangements

Our supply arrangements with third-party clinics and medical centers are typically not governed by any written supply, clinical trial, or data sharing agreements. However, prior to the sale of AlloRx Stem Cells to these foreign clinics and medical centers, we require that each foreign third-party clinic and medical center first provide us with proof of review and approval or favorable opinion of an IRB or another independent ethics committee and compliance with any local government regulations. Each foreign third-party clinic must also provide us with the name of the administrator of the study and his or her qualifications to conduct the study. Finally, each foreign third-party clinic must agree to provide us with the safety, tolerability and dosing data from the use of AlloRx Stem Cells in the study, including any serious adverse events or adverse events, in compliance with HIPPA requirements. In return, we agree to supply the clinic with AlloRx Stem Cells at an agreed price per vial of AlloRx Stem Cells. We derive revenues from our sale of AlloRx Stem Cells pursuant to these supply arrangements, and these arrangements do not involve the type of collaborative arrangements in which we share the risks and rewards of any clinical trials or otherwise with these foreign third-party medical centers.

Generally, under these supply arrangements, these foreign third-party clinics must issue purchase orders for AlloRx Stem Cells. Although these purchase orders stipulate key terms including order quantity, price, payment terms, and delivery instructions, these arrangements do not have any minimum purchase requirements. In addition, pursuant to our informal supply arrangement with DVC Stem located in the Cayman Islands, we will not supply any other third-party clinic located in the Cayman Islands with AlloRx Stem Cells for so long as DVC Stem continues to purchase AlloRx Stem Cells from us. For a discussion of certain risks related to our supply arrangements with these foreign clinics, including that a substantial portion of our sales are completed on a purchase order basis without any written supply, clinical trial or data sharing agreements, see “Risk Factors” herein.

Memorandum of Understanding with Dr. Zamora

On November 20, 2022, we entered into a Memorandum of Understanding with Dr. Zamora (the “MOU”) in order to support clinical research for AlloRx Stem Cells. Under the MOU, we agreed to provide AlloRx Stem Cells at a specified price to international clinical research facilities or other clinics with which Dr. Zamora may become affiliated, provided that certain regulatory conditions are satisfied, including proof of satisfaction of applicable United States and local legal requirements. The MOU will be effective for a period of five years, unless earlier terminated or replaced by mutual written agreement between Dr. Zamora and the Company. See “Certain Relationships and Related-Party Transactions” for additional information.

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Joint Operating Agreement with European Wellness

On August 6, 2021, we entered into a Joint Operating Agreement (again, the “JOA”) with European Wellness and BioPep, its research and development subsidiary, under which we agreed to provide research and development services on identified targets. We were unable to identify a key target product to submit for FDA IND authorization using European Wellness’s existing mito-organelle peptides as the starting biological material as contemplated by the JOA. As a result, on April 28, 2022, we entered into an amendment (the “Amendment”) to the JOA (as amended, the “European Wellness Agreement”). As further described below, the European Wellness Agreement expired in accordance with its terms on July 31, 2023.

Pursuant to the European Wellness Agreement, we were obligated to use our best efforts to identify a key investigational product candidate, using AlloEx Exosomes as the starting biological material, that could be submitted by European Wellness for FDA IND authorization. AlloEx Exosomes, and any investigational product candidate identified and developed under the agreement with European Wellness, are or will be regulated by the FDA as a biological product. We were in the early stage of identification and potential development of any key investigational product candidate, and had been working with third-party service providers to support this process, which require substantial time, resources and regulatory approval prior to potential commercialization in the United States.

The European Wellness Agreement also required us to use our best efforts, in collaboration with a third-party service provider to be identified by us, to develop an FDA-validated immunoassay and potency assay of any target product. It was contemplated that any pre-clinical studies would be carried out by a third-party service provider, with our support and oversight. In addition, we agreed to manage the production of any target research products and to quantify biological activity for preclinical and clinical testing to support an FDA IND filing, all of which would be carried out by third-party service providers identified by us, at third-party manufacturing facilities.

We were additionally required, pursuant to the European Wellness Agreement, to oversee the development by a third-party service provider of a recombinant cell line, to be delivered to European Wellness, for certain manufacturing.

With the ultimate goal of supporting BioPep in becoming a cGMP manufacturer in the US, we were also obligated to help develop a biomanufacturing infrastructure to support BLA-compliant operations and to develop a certified Quality Management System for BioPep to support FDA approval of target products. For any INDs to be submitted by us or European Wellness covering products developed under the European Wellness Agreement, we were obligated to provide the “Chemistry, Manufacturing, and Controls” section in support of the full IND application.

The Amendment further contemplated the potential identification and development of a veterinary product by a third-party using rabbit-sourced umbilical-cord derived MSCs. It was contemplated that development of this veterinary product in collaboration with European Wellness would begin once the key investigational product using AlloEx Exosomes was completed. We and European Wellness were obligated to use our best efforts to negotiate the terms of this arrangement at such time.

Had any products developed pursuant to the European Wellness Agreement been ultimately approved for commercialization, the European Wellness Agreement contemplated that such products would be commercialized and distributed by European Wellness and/or BioPep. However, the European Wellness Agreement also contemplated that certain post-development rights and obligations of us and European Wellness, such as potential licensing rights to us and shared ownership over intellectual property developed pursuant to the agreement, would be negotiated with European Wellness at a later date. The European Wellness Agreement further contemplated that the parties could enter into negotiations to potentially engage Vitro as a CMO to carry out product manufacturing on behalf of European Wellness and BioPep. The European Wellness Agreement did not provide us any licensing rights, royalty rights or ownership over the products developed.

In April 2023, we commenced discussions with European Wellness regarding amounts believed to be owed to us under the Joint Operating Agreement for work already completed and suspended delivering any of our work product to European Wellness. Our agreement with them expired in accordance with its terms on July 31, 2023 and it is not expected to be renewed. Although we intend to continue to seek to recover all amounts believed to be owed to us under that agreement for work completed, we may not be able to collect all of the amounts believed to be owed to us through the date of termination or the other amounts originally expected to be received by us under the agreement for completion of all services thereunder as originally contemplated. See “Risk Factors” herein for additional information.

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Upon signing the Joint Operating Agreement in August 2021, European Wellness paid us an initial fee of $500,000, which was recognized as revenue during the first quarter of 2022 when the associated performance milestones had been achieved. In connection with the Amendment, European Wellness also paid us an additional lump-sum non-refundable payment of $250,000 in May 2022, which had been recorded as deferred revenue and, upon the expiration of the European Wellness Agreement on July 31, 2023, was recognized as other project income, offset by $58,254 in project related expenses. In accordance with ASC 606, the Company determined that it did not satisfy the performance obligations at a point in time (ASC paragraph 606-10-25-30) and did not recognize the aforementioned amount as revenue. We also received quarterly payments of $25,000 for providing research and development management services.

Manufacturing

The manufacture and delivery of cell therapy products to patients involves complex, integrated processes. Commercial success in this area requires manufacturing processes that are reliable, scalable, and economical. We have and will continue to devote significant resources to process development and manufacturing scale-up to optimize process robustness and success rates in developing AlloRx Stem Cells, AlloRx Stem Cell therapy, AlloEx Exosomes and other potential product candidates, as well as to reduce per-unit manufacturing costs and enable us to quickly achieve regional and global scale production upon regulatory approval for AlloRx Stem Cell therapy or any additional product candidates.

We currently operate a manufacturing facility in Golden, Colorado that is cGMP compliant, with a QMS that is globally recognized as ISO 9001:2015 and ISO 13485:2016 certified. We manufacture AlloRx Stem Cells and certain other of our products and technologies, including CAFs, at this manufacturing facility. In addition, we are also planning to lease a separate cGMP manufacturing facility that, if completed, will be used exclusively for the manufacture of AlloRx Stem Cells. We intend to use our existing cash and any additional funds received upon the exercise for cash of our outstanding warrants, if and when exercised at the election of the warrant holders, to fund the acquisition of fully automated closed system bioprocessing and other equipment needed for the development of a new cGMP compliant manufacturing facility which we expect to lease. We believe that this separate facility will be necessary to comply with all FDA requirements to support a BLA for the manufacture of AlloRx Stem Cell therapy, given that it is a product intended for parenteral use in humans. We expect to commence development of the new cGMP biomanufacturing facility once we have the necessary capital resources. We plan to use highly scalable, fully automated closed system bioprocessing in the new cGMP biomanufacturing facility.

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AlloRx Stem Cells and AlloRx Stem Cell therapy

The sourcing and manufacturing of AlloRx Stem Cells are designed to capitalize on the potential biological advantages of MSCs sourced from umbilical cords. We currently have the capacity to manufacture over 300 AlloRx Stem Cell therapy treatments per month. We believe that the use of fully automated closed system bioprocessing in a new cGMP biomanufacturing facility would allow us to fully capitalize on the potential biological advantages of UC-derived MSCs. Leveraging the potential biological advantages of UC-derived MSCs and the increased technological and manufacturing capabilities in a new cGMP biomanufacturing facility, we believe that the number of AlloRx Stem Cell therapy treatments that we may be able to manufacture from just one umbilical cord may increase exponentially from current levels.

The manufacturing facility that we lease went online in 2007 and consists of 2000 square feet of R&D space, with approximately 250 square feet of cleanroom and 1000 square feet of warehouse and Quality Control space. The cleanroom area is used exclusively for processing of human cellular and tissue products for use in clinical trials, research and development, and sale to third parties as discussed above.

During our proprietary manufacturing process, we utilize our proprietary specialty culture media, MSC-Gro, to support the growth and expansion of MSCs from umbilical cords to create AlloRx Stem Cells. We believe that MSC-Gro provides us with additional significant competitive advantages given its potential ability to produce more MSCs with potentially increased potency and viability as compared to MSCs prepared through SVF. In an in vitro study comparing SVF and expanded MSCs using MSC-Gro, we observed that MSCs expanded using MSC-Gro had (i) increased γ-IFN-induced IDO activity, suggesting greater immunomodulatory potency, (ii) increased cellular ATP-content, suggesting the potential for increased mitochondrial functionality, and (iii) greater cell counts and viability, as compared to SVF-prepared MSCs.

After expansion using MSC-Gro, AlloRx Stem Cells are then formulated, packaged and stored frozen (cryopreserved) until shortly before use. Our manufacturing process for AlloRx Stem Cell therapy has been reviewed and authorized by the FDA under CMC as part of our IND applications.

All umbilical cords are donated by healthy adult females following childbirth and are received directly from tissue banks registered with the AATB. Prior to accepting donated umbilical cords, strict screening of the donor’s medical and social history is evaluated. The donor also consents with the AATB accredited facility, and serology and virology are performed prior to processing. Throughout the production process, the cells are analyzed according to pre-established criteria to ensure that a consistent, well-characterized product candidate is produced. Due to the significant number of AlloRx Stem Cell therapy treatments that can be manufactured from just one umbilical cord, we currently believe that we have an adequate number of umbilical cords on hand to meet our current and anticipated manufacturing needs. We anticipate obtaining any additional umbilical cords that may be needed from tissue banks registered with the AATB. Because umbilical cords are sourced from medical waste that is discarded after childbirth, we believe that there is an adequate supply of umbilical cords that can be sourced from these registered tissue banks on an as needed basis. If these registered tissue banks were to no longer provide umbilical cords to us, alternate suppliers would be needed; otherwise, this could impact our ability to produce AlloRx Stem Cells in the future. Our cell banks used in production of AlloRx Stem Cells also undergo substantial safety testing, including in-vitro cell-based assay tests, in-vivo testing in animal models as well as extensive viral pathogen and bacterial assays to assure absence of adventitious agents according to FDA guidelines.

InfiniVive MD Cosmetic and Exosomes Serums

At the manufacturing facility that we lease in Golden, Colorado, we manufacture all our products sold through InfiniVive MD, including InfiniVive MD’s Exosome Serum and InfiniVive MD’s Daily Serum.

Fitore Dietary Supplements and Nutraceuticals

We are currently selling Fitore products solely from remaining inventory and do not anticipate manufacturing any additional products in the foreseeable future or at all. For a discussion of certain risk relating to the manufacture of dietary supplements, nutraceuticals and other health products, see “Risk Factors— Risks Related to the Dietary and Nutritional Supplements Industry and Fitore Products.”

Commercialization

We currently have limited sales, marketing and product distribution infrastructure relating to sales of our MSC-Gro and other stem cell products, InfiniVive MD cosmetic treatments, and Fitore dietary supplements and nutraceuticals. In order to commercialize any of our biologic or drug product candidates, including AlloRx Stem Cell therapy, if approved by FDA for commercial sale, we will need to develop a more robust sales and marketing organization with technical expertise and supporting distribution capabilities for the biologic or drug product candidates or collaborate with third parties that have sales and marketing experience.

As we move AlloRx Stem Cell therapy or any additional product candidates through development toward regulatory approval, we will evaluate several options for each product candidate’s commercialization strategy. These options include further building an internal sales force, entering into a joint marketing collaboration with another pharmaceutical or biotechnology company, or out-licensing any future approved product to another pharmaceutical or biotechnology company.

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Competition

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. The field of regenerative medicine, which includes gene therapies, cell therapies (such as AlloRx Stem Cell therapy), and tissue-engineered products, is broadly defined as “products intended to repair, replace or regenerate organs, tissues, cells, genes, and metabolic processes in the body,” per the Alliance for Regenerative Medicine, an international advocacy organization. Regenerative medicine companies number over 1,000 worldwide as of the first half of 2020.

In many of the indications in our development programs, we face competition from both cellular therapy companies, and pharmaceutical/biotechnology companies. The following table is a general list of cellular therapy companies that we believe could be considered our primary competition on the basis that these companies are developers of living cell-based therapies, albeit for different indications in some cases.

Name	Corporate Headquarters	Clinical stage pipeline indication(s)
Athersys, Inc.	U.S.	Ischemic stroke; ARDS; GvHD; Acute Myocardial Infarction
BrainStorm Cell Therapeutics	U.S.	ALS; MS
Celularity Inc.	U.S.	AML; GBM
Corestem	South Korea	ALS (Commercial in South Korea); Lupus (SLE)

Coya Therapeutics, Inc.		U.S. ALS
Fate Therapeutics, Inc.	U.S.	AML; BCL
Healios K.K.	Japan	Ischemic stroke; ARDS
Longeveron Inc.	U.S.	AD; Metabolic Syndrome; ARDS; Aging frailty
Medipost	South Korea	Osteoarthritis (commercial); BPD; AD
Mesoblast Ltd.	Australia	Heart failure, low back pain, GvHD; ARDS; Crohn’s disease
Pluristem Therapeutics, Inc.	Israel	CLI; ARDS; ARS; GvHD
SanBio Co., Ltd.	Japan	Ischemic stroke; Traumatic brain injury
Stemedica Cell Technologies	U.S.	Ischemic stroke; heart failure; AD

ARDS = Acute Respiratory Distress Syndrome; GvHD = Graft versus host disease; ALS = Amyotrophic lateral sclerosis; MS = Multiple sclerosis; BPD = Bronchopulmonary dysplasia; CLI = Critical limb ischemia; CMD = coronary microvascular disease; ARS = Acute radiation syndrome; AML = Acute Myeloid Leukemia; GBM = Glioblastoma multiforme; BCL = B-cell lymphoma.

Many of our potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development, and commercialization of products that may be competitive with ours.

Competition in Long COVID

Currently, there are no FDA-approved treatments for Long COVID. Several companies currently have ongoing Long COVID development programs or may be in active discussions to expand their current development programs to the potential treatment of Long COVID, including:

●	Axcella Health Inc., headquartered in the United States.

●	GlaxoSmithKline plc, headquartered in England.

●	Tonix Pharmaceuticals Holding Corp., headquartered in the United States.

●	Vir Biotechnology, Inc., headquartered in the United States.

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Competition in Pitt-Hopkins Syndrome

Currently, there are no FDA-approved treatments for PTHS. Several companies currently have ongoing PTHS development programs, including:

●	Neuren Pharmaceuticals Ltd., headquartered in Australia, received FDA approval in March 2022 to conduct a Phase 2 trial of its product candidate in PTHS.

Intellectual Property

Generation and protection of intellectual property, including patents, trade secrets, trademarks, proprietary technology, proprietary manufacturing techniques, and know-how, is of critical importance in our field and in biotechnology generally. We rely on a combination of trade secrets, patent filings and other intellectual property protections in an effort to protect our product candidates as well as related methods of use. We will be able to protect our product candidates and methods of use from unauthorized use by third parties only to the extent that our technology is effectively and diligently maintained as trade secrets or where applicable, covered by valid and enforceable patents. Our commercial success may also depend on whether we can defend our patents against third-party challenges and on operating without infringing on the intellectual property rights of others.

We have filed patent applications related to stem cell-based compositions and therapeutic uses. The patent applications are directed to compositions and therapeutic uses of allogeneic MSCs to (a) treat Long COVID; (b) treat PTHS having multiple complications; (c) treat MS; (d) treat ALS; (e) treat lupus; as well as other inflammatory and autoimmune conditions; and (f) for use in combination therapies for treatment of various conditions. Claims in the patent applications, if allowed, could protect aspects of our product-related compositions as well as the use of our product-related compositions. Our pending patent applications include a provisional application. Provisional applications are converted to non-provisional and/or foreign applications to pursue patent protection in conversion applications but these conversion applications may not result in a patent. Further, if patents do issue, these patents may not provide exclusivity for our products and methods of use.

We have no U.S. patents and have a single patent registered in the Bahamas. We currently have eight pending applications. The eight pending patent applications include one provisional application, three U.S. non-provisional applications, one foreign application, and four international applications (a PCT which serves as a placeholder for many foreign countries that are members).

We expect to file additional patent applications in support of our currently targeted indications, as well as potentially new processes and manufacturing-related inventions. These expected additional patent applications may be related to existing patent applications or may create new patent families.

Patent searches have been performed and we are aware of U.S. and foreign patents held by third parties that cover similar or related compositions and therapeutic treatment regimens that we are claiming in our patent applications. We are also aware of clinical trials in progress or completed covering similar or related compositions and therapeutic treatment regimens as the ones we are seeking.

Successful enforcement of any patent is not guaranteed. In addition, biotechnology patents are subject to additional uncertainty and enforcement involves complex legal and factual questions. Further, patents may not preclude third party companies or entities from developing similar or therapeutically equivalent MSC products and uses that do not infringe our patents. In addition, changes in patent laws, rules, or regulations or in their interpretations by the courts may materially diminish the value of our intellectual property or narrow the scope of our patent protection, which could have a material adverse effect on our business and financial condition.

Company Intellectual Property Related to Patent Filings

Stem Cell Line for Treatment of Various Medical Conditions. The pending claims in this patent application family are currently directed to compositions of MSC cells and therapeutic uses. Indications to be treated disclosed in this application include, but are not limited to, MS, autism spectrum disorders, memory loss, impaired cognitive function, traumatic brain injury (TBI), Lupus (SLE), ALS, GvHD, diabetes, and other disorders characterized by inflammation. In this patent family, we own one registered patent in the Bahamas, one pending U.S. patent application filed as a continuation and one pending application in Great Britain. If issued and maintained, patents arising from these applications are projected to expire in 2037.

Immune Modulation by MSCs. Claims in this family of patent applications are directed to treating side effects of subject having ARDS-related symptoms due to infective agents such as pneumonia related to COVID-19 infections. This patent application family has one pending U.S. patent application and one international placeholder application (PCT). If issued and maintained, patents arising from these applications are projected to expire in 2042.

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Treatment of Medical Conditions by Stem Cell Transplants and Stem Cell Activation. Claims in this family of patent applications are directed to our technology for treatment of a variety of medical conditions using MSCs such as our AlloRx Stem Cells® with distinctions from native umbilical cord MSCs. This patent family has one pending U.S. patent application and one international placeholder application (PCT). If issued and maintained, patents arising from these applications are projected to expire in 2042.

Treatment of Pitt Hopkins Disease using Pre-treated Human MSCs. Claims in this patent family relate to treating PTHS and related side effects. This patent family has one pending international placeholder application (PCT). If a patent is issued and maintained from this PCT application, patents arising from this application are projected to expire in 2043.

Treatment of Post-Acute Sequalae of SARs-CoV-2 Infection (Long COVID) using Pre-treated Human MSCs. Claims in this patent family relate to treating side effects of Long COVID. This patent family has one pending international placeholder application (PCT). If a patent is issued and maintained from this PCT application, patents arising from this application are projected to expire in 2043.

Trade Secrets

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information with respect to our employees and collaborators by obtaining executed agreements requiring protection of our trade secrets and assignment of patents to us.

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We have a proprietary process for producing MSCs that is believed to reliably produce more MSC product than other known processes in a shorter period. This process is not patented and is protected by trade secret. Trade Secrets are only beneficial as long as the trade secret can be protected, which in turn requires certain internal record keeping and security measures. Further, third parties are not precluded from practicing such trade secret methods developed on their own because there is no right to prevent others from this innovation. Our MSCs are cultured using our state-of-the-art scalable process for manufacturing in high volume quality allogeneic MSCs referred to as our proprietary AlloRx Stem Cells®. Our technology can generate enough cells of use for multiple therapeutic treatments giving this process significant economies of scale and cost advantage. These current processes of manufacture and scale-up are protected by trade secrets.

Using our MSC technology, we have developed and own a commercially-available media for growing and expanding cells such as stem cells referred to as MSC-Gro. This stem cell growth media is protected by trade secret. It is possible that a competitor will create a comparable or the same cell growth media as MSC-Gro and/or independently discover our proprietary MSC expansion techniques for our AlloRx Stem Cells® and this could adversely affect our company.

Trade secrets are difficult to protect and enforce and therefore provide us with only limited protection. Trade secrets must be protected within the company and those employees and former employees of our company with knowledge of our trade secrets must not share with a third party while employees of the company and any time thereafter. It is difficult to ensure that our trade secrets will be kept secret and not shared with a third party, for example, a third-party competitor. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Related to Intellectual Property.”

Trademarks

We also have applied for and been awarded certain trademarks. These trademarks include MSC-Gro™, AlloRx Stem Cells®, AlloEX Exosomes®, STEMulize®, now marketed as Stemulife™, Science for Life® and “Vitro Biopharma.” We intend to maintain and protect our trademarks from unauthorized use.

Government Regulation and Biologic Drug Approval

Government authorities in the United States, at the federal, state and local level, and other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we are selling and developing. Because we are developing novel cell therapy product candidates that are unique biological entities, the regulatory requirements that we will be subject to are not entirely clear and may change. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and will likely continue to change in the future. We believe that the FDA will regulate AlloRx Stem Cell therapy as a biologic drug (i.e., a biologic) through the BLA process under the jurisdiction of the Office of Tissues and Advanced Therapies within the Center for Biologics Evaluation and Research (“CBER”). The Office of Tissues and Advanced Therapies was established to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapy Advisory Committee to advise CBER on its review. We will work with FDA to confirm that a BLA is the most appropriate pathway and that CBER will be the FDA center responsible for review and licensure (i.e., approval). For future product candidates, we will also confirm the appropriate approval pathway (i.e., BLA or new drug application (“NDA”)) and the appropriate FDA center with regulatory oversight (i.e., CBER or CDER).

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U.S. Biologic Drug Development Process

In the United States, biologic drugs (“biologics”) are regulated under two statutes: The Public Health Service Act (“PHS Act”) and the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and their implementing regulations. However, submission and approval of only one application—typically either a BLA or an NDA—is required prior to marketing. The FDA has also issued numerous “Guidance Documents” and other materials that address specific aspects of biologic development for particular types of product candidates (e.g., cells, tissues, gene therapies, or vaccines). Substantial time and financial resources are required to obtain regulatory approvals and subsequently comply with appropriate federal, state, and local statutes and regulations. Failure to comply with the applicable U.S. requirements at any time during the biologic development, approval, or post-approval processes may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold on ongoing clinical trials, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a biologic may be marketed in the United States generally involves the following steps:

●	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s current good laboratory practice requirements and other applicable regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	approval by an independent IRB at each clinical site (or by one “commercial IRB”) before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with cGCP requirements to establish the safety, purity, and potency (i.e., efficacy) of the proposed biologic for its intended use;

●	submission to the FDA of a BLA after completion of all clinical trials;

●	satisfactory outcome of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the biologic is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity, and FDA inspection of selected clinical investigation sites to assess compliance with cGCPs; and

●	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

The specific preclinical studies and clinical testing that is required for a BLA varies widely depending upon the specific type of product candidate under development. Prior to beginning a human clinical trial with either a biologic or drug product candidate in the United States, we must submit an IND to the FDA and that IND must become effective. The focus of an IND submission is the general investigational plan and protocol for the proposed clinical study. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; CMC information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold, and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical hold is lifted and the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters for monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development. Other submissions to an IND include protocol amendments, information amendments, IND safety reports and annual reports. Furthermore, an independent IRB for each clinical trial site (or a “commercial IRB” that acts as the IRB at one or more of the clinical trial sites) must review and approve the protocol and informed consent form before the clinical trial may begin. The IRB also monitors the clinical trial until completed.

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Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some clinical trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board (“DSMB”). A DSMB authorizes whether or not a study may move forward at designated check points based on access to certain data from the trial. The DSMB may halt the clinical trial if it determines there is an unacceptable safety risk for subjects or on other grounds, such as no demonstration of efficacy. Related reporting requirements for the sponsor, clinical investigator, and/or IRB also include IND safety reports and updating clinical trial results in public registries (e.g., ClinicalTrials.gov).

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1: The product candidate is initially introduced into healthy human subjects. These clinical trials are designed to test the safety, dosage tolerance, absorption, metabolism, distribution, excretion, side effects, and, if possible, early evidence of effectiveness. In the case of some products for severe or life-threatening diseases when the product may be too inherently toxic to ethically administer it to healthy volunteers, the initial human testing is often conducted in individuals who have the targeted disease or condition instead of healthy subjects.

●	Phase 2: The product candidate is administered to a limited population of individuals who have the specified disease or condition to continue to evaluate safety, as well as preliminary efficacy, optimal dosages and dosing schedule, possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 (i.e., pivotal) clinical trials.

●	Phase 3: Generally, the largest in size, Phase 3 clinical trials are generally conducted at multiple geographically dispersed clinical trial sites. The product candidate is administered to an expanded population of individuals who have the specified disease or condition to further evaluate dosage, provide statistically significant evidence of clinical efficacy and gain additional safety data. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

Concurrent with clinical trials, sponsors usually complete additional animal studies. Sponsors must also develop information about the chemical and physical characteristics of the biologic and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final biologic. In addition, the sponsor must develop and test appropriate packaging, and must conduct stability studies to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life. Before approval of a BLA, FDA evaluates the establishment by an on-site inspection to ensure the facilities and controls used for the manufacture, processing, packaging, and testing of the drug are adequate to ensure and preserve its identity, strength, quality, and purity.

During the development of a new biologic, sponsors are given opportunities to meet with the FDA. These meetings typically occur before the submission of an IND (i.e., pre-IND meeting), at the end of Phase 2 (i.e., EOP2 meeting), and before a BLA is submitted (i.e., pre-BLA meeting). Meetings at other times may be requested. These meetings provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use EOP2 meetings to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new biologic.

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U.S. Review and Approval Process for Biologic Drugs

Assuming successful completion of all required testing in accordance with the applicable statutory and regulatory requirements, the sponsor submits a BLA to the FDA. A BLA contains the results of product development, preclinical and other non-clinical studies and clinical trials, descriptions of the manufacturing process, analytical testing, proposed labeling and other relevant information. The submission of a BLA is subject to the payment of a substantial application fee under the Prescription Drug User Fee Amendments (“PDUFA”). PDUFA fees apply to both drugs and biologics. Sponsors may seek a waiver of these fees in certain limited circumstances, including a waiver of the application fee for the first BLA or NDA submitted by a small business. Product candidates with an ODD are not subject to the BLA application fee unless the product application also includes a non-orphan indication.

The FDA reviews a BLA to determine, among other things, whether a biologic is safe, pure, and potent (i.e., effective) for its intended use and whether its manufacturing is GMP-compliant to assure the product’s identity, strength, quality and purity. Under PDUFA, the FDA has a goal date of ten months from the date of “filing” to review and act on the submission. However, the time between submission and filing can add an additional two months as FDA conducts a preliminary review to ensure that the BLA is sufficiently complete to permit substantive review. Formal FDA review of the BLA does not begin until FDA has accepted it for filing. The FDA may refer an application in some cases to an advisory committee for its independent review. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation to FDA as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the locations where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMPs, and are adequate to assure consistent production of the product within required specifications. An important part of a BLA is a lot release protocol that the sponsor will use to test each lot of product made after BLA approval, as well as the FDA’s own test plan that will be used for confirmatory testing of each post-approval product lot that is made before it is released to the public. If the FDA determines that the data and information in the application, including about the manufacturing process or manufacturing facilities, are not acceptable, then the FDA will outline the deficiencies and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA, it will either issue an approval letter or a Complete Response Letter (“CRL”). The approval letter authorizes commercial marketing of the biologic with approved prescribing information for specific approved indications. On the other hand, a CRL indicates that the review cycle of the application is complete but the BLA cannot be approved in its present form. A CRL usually describes the specific deficiencies identified by the FDA and describes the actions the sponsor must take to correct those deficiencies. A sponsor that receives a CRL must resubmit the BLA after addressing the deficiencies or withdraw the application. Even if such additional data and information are submitted to address the deficiencies, the FDA may decide that the data and information in the resubmitted BLA do not satisfy the approval criteria.

Following marketing approval, a sponsor may need to fulfill certain post-marketing requirements (“PMRs”) or post-marketing commitments (“PMCs”). For example, post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients for the intended therapeutic indication. The trials may be agreed upon prior to approval, or the FDA may require them if new safety issues emerge. Following approval, a sponsor may also need to conduct a pediatric study that was temporarily deferred during the initial product development process. Under the Pediatric Research Equity Act (“PREA”), a sponsor must conduct pediatric clinical trials for most new drugs or biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. PREA studies must be included in the application unless the sponsor has received a deferral or waiver.

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A risk evaluation and mitigation strategy (“REMS”) may also be an important component of a BLA approval that requires sponsor post-marketing regulatory efforts. A REMS is a safety strategy to manage a known or potential serious risk associated with a drug or biologic and to enable patients to have continued access to such medicines by managing their safe use. A REMS may include medication guides, physician communication plans, or elements to assure safe use (ETASU) such as restricted distribution methods, patient registries, and other risk minimization tools.

Once approved, the FDA may withdraw the product approval if compliance with PMRs, PMCs, or a REMS program is not maintained or if problems occur after the product reaches the marketplace. The FDA may also request that a product be recalled for an identified safety issue. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

FDA Expedited Review Programs for Serious Conditions

Under various statutory and regulatory authorities, the FDA has authority to review and approve certain drugs and biologic drugs on an expedited basis if they are intended to treat a serious condition and meet other requirements. These expedited programs are discussed below.

RMAT Designation

In 2017, the FDA established a new designation, known as the regenerative medicine advanced therapy (again, “RMAT”) designation, as part of its implementation of the 21st Century Cures Act. If they meet the appropriate criteria, regenerative medicine therapies to treat, modify, reverse, or cure serious conditions may be eligible for RMAT designation as well as FDA’s other expedited programs (i.e., fast track, breakthrough therapy, or priority review designations or accelerated approval). As with other biological products, regenerative medicine therapies receiving RMAT designation must meet the same standards for approval, including demonstrating the product’s safety and effectiveness. As described in Section 3033 of the 21st Century Cures Act, an investigational product is eligible for RMAT designation if:

●	It is a regenerative medicine therapy, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products (except for those regulated solely under Section 361 of the PHS Act and 21 C.F.R. Part 1271);

●	It is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and

●	Preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition.

Advantages of the RMAT designation include all the benefits of the fast track and breakthrough designations, including early interactions with the FDA to discuss the use of any potential surrogate or intermediate endpoints to support an accelerated approval. However, unlike a breakthrough designation, the RMAT designation does not require evidence to indicate that the drug may offer a substantial improvement over available therapies. A request for an RMAT designation can be included in a new IND, or submitted as an amendment to an existing IND. As with other expedited programs, the FDA can withdraw an RMAT designation that has been granted if the designation criteria are no longer met.

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Accelerated Approval

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

Fast-Track Designation

The fast-track designation is intended to expedite or facilitate the process for reviewing new drug and biologic drug products that meet certain criteria. Specifically, products are eligible for this designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. With regard to a fast-track product, the FDA may review sections of the marketing applications on a rolling basis before the complete application is submitted if the sponsor provides a schedule for the submission of the application sections, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section.

Priority Review Designation

A product is eligible for priority review designation if it has the potential to provide a safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a priority review-designated product in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to the standard ten months for review.

Breakthrough Therapy Designation

The Food and Drug Administration Safety and Innovation Act established a category of products referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of a fast-track designation, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review designation, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of that product.

A drug or biologic drug that is subject to one or more of these expedited programs may be reviewed and approved more quickly than other non-expedited program products; however, the standard for approval (i.e., safety and effectiveness) does not change. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that it no longer meets the conditions of the expedited program and the expedited program status may be removed. We may explore one or more of these opportunities for our product candidates as appropriate.

Marketing Exclusivity

In the case of biologic drugs, several types of marketing exclusivity may apply:

●	Reference product exclusivity;

●	ODD and orphan drug exclusivity; and

●	Pediatric exclusivity.

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Reference Product Exclusivity

We believe that FDA will regulate AlloRx Stem Cell therapy as a new biologic and require submission and approval of a BLA under the PHS Act. The PHS Act includes a framework for determining when a biologic is a “reference product” and therefore eligible for marketing exclusivity. The reference product is the single biologic against which a biosimilar (a product that is highly similar to and has no clinically meaningful differences from the reference product) or an interchangeable biosimilar (a product that is both biosimilar to, and will produce the same clinical result as, the reference product) is evaluated.

FDA must determine the date of “first licensure” (i.e., approval) of a biologic which will, in turn, determine whether that biologic qualifies as a reference product that will be eligible for statutory exclusivity (and when such exclusivity will expire). Typically (but not always) the date of approval is the date of first licensure. Once that date of first licensure is determined for a reference product, then FDA will not approve a biosimilar or interchangeable biosimilar until the date that is 12 years after the date on which the reference product was first approved. However, FDA may receive an application for a biosimilar or interchangeable biosimilar four years after the date on which the reference product was first approved. These 12- and four-year terms are each extended by six months if the product has been awarded six-month pediatric exclusivity.

Legal uncertainties remain about FDA’s application of the date of first licensure and statutory exclusivity provisions to cell therapy products. At the appropriate time, we intend to provide information to FDA so that FDA can determine the date of first licensure of AlloRx Stem Cell therapy (or any other product candidate that will be regulated as a biologic) which will, in turn, set the date from which statutory exclusivity will begin to run. However, FDA may not make an immediate decision about the date of first licensure at the time it approves a new biologic. Furthermore, there is currently no precedent showing how FDA will apply this statutory framework to a cell therapy product. The law in this area is evolving and will likely continue to evolve.

Orphan Drug Designation and Exclusivity

To encourage the pharmaceutical and biotechnology industries to develop drugs and biologics to treat diseases or conditions that affect relatively few patients in the U.S., Congress enacted the Orphan Drug Act in 1983. As amended, under this act the FDA may grant an ODD for a drug or biologic drug being developed to treat a “rare disease or condition,” defined as affecting less than 200,000 persons in the U.S., or affecting more than 200,000 persons in the U.S. but for which there is no reasonable expectation that development costs will be recovered from U.S. sales of the product. A request for ODD must be submitted to the FDA before a marketing application is submitted (i.e., BLA or NDA), but there is no assurance that FDA will award an ODD if requested. If awarded, information about the ODD will be made public on FDA’s website.

An ODD does not change the regulatory review standards of safety and effectiveness and does not shorten the length of the FDA review or approval process. However, there are a number of potential benefits if a drug or biologic with an ODD is eventually approved. If an investigational product with an ODD subsequently receives the first FDA approval for the disease or condition for which it has such designation, then the approved product is entitled to orphan drug exclusivity (again, “ODE”). Having ODE means that the FDA may not approve any other applications to market the same drug or biologic for the same use or indication for seven years, except in limited circumstances (including but not limited to demonstrating clinical superiority of a new product vs. the product with ODE because of greater safety, greater effectiveness, or making a major contribution to patient care; or an FDA finding that the sponsor of the product with ODE cannot assure that sufficient quantities of the product will be available for patients). Even if an investigational product has an ODD, there is no guarantee that FDA will award ODE upon approval.

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Competitors may receive approval of either a different product for the same use or indication, or the same product for a different use or indication. Approved drugs and biologics can also be used by physicians off-label, which is within the scope of their practice of medicine. Accordingly, receiving ODE is not an absolute protection against potentially competing products. Moreover, an ODE awarded to another sponsor could block FDA approval of one of our product candidates for seven years. The law involving ODDs and ODEs, including FDA’s interpretation of “same drug,” is continuing to evolve through litigation, as well as changes to FDA regulations and policies.

In addition to the potential award of seven-year ODE upon product approval, the benefits of an ODD also include eligibility for certain research tax credits and a waiver of the marketing application fee. An application for a prescription product with an ODD is not subject to an application fee unless the application also includes an indication for a non-rare disease or condition as well. For fiscal year 2021, the application fee for a new drug or biologic requiring clinical studies was $2,875,842.

Pediatric Exclusivity

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity (e.g., ODE) if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Drug and biologic drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which therefore imposes certain procedural and documentation requirements on us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters, or untitled letters;

●	clinical holds on clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

●	product seizure or detention, or refusal to permit the import or export of products;

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●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of approved products. A company can make only those claims that were approved by the FDA in the application for marketing approval and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of approved treatments, as the practice of medicine is outside the scope of FDA’s authority. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

U.S. Regulation of Wellness Products

Products that promote health and wellness, including cosmetics, dietary supplements, and other personal care products, are regulated by various federal, state, and local agencies, including but not limited to the following: (i) the FDA; (ii) the Federal Trade Commission (FTC); and (iii) various state regulatory bodies. Similar to biologic drug products, the FDA in the course of enforcing the FFDCA may subject a company to various sanctions for violating FDA regulations or provisions of the FFDCA, including requiring or requesting recalls, issuing warning letters, seeking to impose civil money penalties, and seizing products that the agency believes are non-compliant. The FTC, in addition to FDA, regulates the advertising of dietary supplements, cosmetics, and other health-related products to ensure that any advertising is truthful and not misleading, and that an advertiser maintains adequate substantiation for all product claims. FTC enforcement actions may result in consent decrees, cease and deist orders, judicial injunctions, and the payment of fines with respect to advertising claims that are found to be unsubstantiated.

Dietary Supplements

The Dietary Supplement Health and Education Act of 1994 (DSHEA) amended the FFDCA to establish a new framework governing the composition, safety, labeling, manufacturing, and marketing of dietary supplements. Generally, under DSHEA, dietary ingredients (i.e., vitamins; minerals; herb or other botanical; amino acids; or dietary substances for use by humans to supplement the diet) that were marketed in the United States prior to October 15, 1994 as a dietary supplement may be used in dietary supplements without notifying FDA. “New” dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to FDA at least 75 days before the initial marketing. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. In addition, manufacturers of dietary supplements must ensure that ingredients in their products that are not defined as dietary ingredients comply with all requirements applicable to conventional foods. For example, fillers and other constituents of the product must be approved as food additives or must be deemed generally recognized as safe for the conditions of use in order to be sold.

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The FDA generally prohibits the marketing of a dietary supplement with any “disease claim,” including claims that the product is intended to treat, cure, mitigate, or prevent disease or other health-related conditions or correlating use of the product with a decreased risk of disease, unless the claim constitutes a “health claim” that is authorized by the FDA. The FTC has imposed stringent, claim-specific substantiation standards on certain dietary supplement manufacturers, to settle charges that they deceptively advertised their supplements’ efficacy. However, “statements of nutritional support,” including so-called “structure/function claims,” are permitted to be included in labeling for dietary supplements. Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or mechanism of action by which a dietary ingredient may affect the structure, function, or well-being of the body, but such statements may not state that a dietary supplement will reduce the risk or incidence of a disease unless such claim has been reviewed and approved by the FDA. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. Such statements must be submitted to the FDA no later than thirty days after first marketing the product with the certification that they possess the necessary evidence and must be accompanied by an FDA mandated label disclaimer that “This statement has not been evaluated by the FDA. This product is not intended to diagnose, treat, cure or prevent any disease.”

The FDA has published detailed current Good Manufacturing Practice (cGMP), regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers and require dietary supplements to be of appropriate potency, purity and identity. The cGMP requirements are in effect for all dietary supplement manufacturers, and the FDA conducts inspections of dietary supplement manufacturers pursuant to these requirements.

The FSMA, expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA’s ability to order mandatory recalls, administratively detain domestic products, and require certification of compliance with domestic requirements for imported foods associated with safety issues. FMSA also gave FDA the authority to administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process.

Cosmetics and Personal Care Products

Personal care products are subject to various laws and regulations that set forth among other things whether a product can be marketed as a “cosmetic” or requires further approval or regulation as an over-the-counter (OTC) drug. In the United States, the regulation of cosmetic content and labeling is under the primary jurisdiction of FDA with advertising, labeling claims, and marketing also regulated by FTC. Cosmetic products are not subject to pre-market approval by FDA, but their ingredients and their label and labeling content are regulated by FDA, and it is the burden of those who sell cosmetics to ensure that they are safe for use as directed and not adulterated or misbranded. The labeling of cosmetic products is subject to the requirements of the FFDCA, the Fair Packaging and Labeling Act, and other FDA regulations.

The FFDCA defines cosmetic products by their intended use, as “articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body … for cleansing, beatifying, promoting attractiveness, or altering the appearance.” Among the products included in this definition are skin moisturizers, serums, perfumes, lipsticks, eye and facial makeup preparations, as well as material intended for use as a component of a cosmetic product. A product may be considered a drug if it is intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease, or is intended to affect the structure or any function of the body (“structure/function claims”). A product’s intended use can be inferred from marketing or product claims. Structure/function claims are generally prohibited for cosmetic products as are disease prevention and treatment claims. The FDA prohibits certain ingredients from being included in cosmetic products. It is possible that cosmetic product ingredients now commonly in use that are the product of certain scientific advancements or production processes may be restricted or prohibited in the future as more is learned about such ingredients.

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In recent years, the FDA has issued warning letters to many cosmetic companies alleging improper structure/function claims regarding their cosmetic products, including, for example, product claims regarding gene activity, cellular rejuvenation, and rebuilding collagen. Cosmetic companies confront difficulty in determining whether a claim would be considered by the FDA to be an improper structure/function claim. Given this difficulty, there is a risk that we could receive a warning letter, be required to modify our product claims, or take other actions to satisfy the FDA if the FDA determines any of our marketing materials contain improper structure/function claims for our cosmetic products.

Other Healthcare Laws

Pharmaceutical manufacturers are subject to additional healthcare regulation and enforcement by the U.S. federal government and authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal anti-kickback and other fraud and abuse, false claims, consumer fraud, pricing reporting, data privacy and security, and transparency laws and regulations as well as similar foreign laws in the jurisdictions in which companies conduct their business outside the U.S. Similar state and local laws and regulations may also restrict business practices in the pharmaceutical industry, which may apply to business practices, including but not limited to, research, pricing, discounting, promotion, sales commission, incentive program, distribution, sales and marketing, and other arrangements and with respect to claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; or that otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities; state laws and regulations that prohibit certain marketing-related activities, including provision of gifts, meals, or other items to certain healthcare providers, restrict the ability of manufacturers to offer co-pay support to patients for certain prescription drugs, and/or require drug manufacturers to file reports relating to pricing and marketing information; state laws that require disclosures to state agencies and/or commercial purchasers with respect to certain price increases that exceed certain specified thresholds; state and local laws which require tracking and reporting of gifts, compensation, and other remuneration and items of value provided to physicians, other healthcare providers and entities; state and local laws that require the registration of pharmaceutical sales representatives; and state and local laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Violation of any of such laws or any other governmental regulations that apply may result in significant civil, criminal, and administrative penalties, damages, fines, disgorgement, reputational harm, additional reporting obligations and oversight, including if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs, such as Medicare and Medicaid, and individual imprisonment.

Coverage and Reimbursement

Sales of any pharmaceutical product depend, in part, on the extent to which the product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and, if covered, their level of reimbursement for the product. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. One third-party payor’s decision regarding coverage and reimbursement for a particular product does not ensure that other payors will also provide coverage and reimbursement for the product. As a result, the coverage determination process can require manufactures to provide scientific and clinical support for the use of a product to each payor separately and can be time-consuming, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

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In addition, third-party payors are increasingly reducing reimbursements for pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce utilization of the product.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably.

Healthcare Reform

In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers and delivered in the United States. By way of example, the ACA increased the minimum level of Medicaid rebates payable by manufacturers of most innovator brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” and biologic agents to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; established the Medicare Part D coverage gap discount program that, as a condition for the manufacturers outpatient drugs to be covered under Medicare Part D, requires manufacturers to provide a now 70% point-of-sale-discount off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period; required reporting of certain financial arrangements between manufacturers of drugs, biologics, devices, and medical supplies and physicians and teaching hospitals under the Physician Payments Sunshine Act; and established a Center for Medicare and Medicaid Innovation at the Centers for Medicare and Medicaid Services (“CMS”) to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

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Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. While Congress has not passed comprehensive repeal legislation, legislation affecting the implementation of the ACA has passed. For example, in 2017, Congress enacted the Tax Act, which eliminated, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate.” On June 17, 2021, the U.S. Supreme Court dismissed a judicial challenge to the ACA brought by several states arguing that the ACA’s individual mandate, without the shared responsibility payment, was unconstitutional and could not be severed from the ACA. The Supreme Court’s ruling did not specifically address the states’ constitutionality arguments. In addition, the Further Consolidated Appropriations Act of 2020, signed into law December 20, 2019, permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on certain high-cost employer-sponsored health coverage and the excise tax on non-exempt medical devices and, effective January 1, 2021, also eliminates the annual fee imposed on certain health insurance providers based on market share.

Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers, which will remain in effect into fiscal year 2031 — except for the period from May 1, 2020 through March 31, 2022, during which Congress temporarily suspended the sequester due to the COVID-19 pandemic, and except for the period from April 1, 2022 through June 30, 2022, during which Congress reduced the sequester from 2% to 1% — absent additional congressional action. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products. While several proposed reform measures will require Congress to pass legislation to become effective, Congress and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. The Biden administration has taken several recent executive actions that signal changes in policy from the prior administration. For example, on July 9, 2021, President Biden signed an executive order to promote competition in the U.S. economy that included several initiatives addressing prescription drugs. Among other provisions, the executive order directed the Secretary of HHS to issue a report to the White House that includes a plan to, among other things, reduce prices for prescription drugs, including prices paid by the federal government for such drugs. In response to the Executive Order, on September 9, 2021, HHS issued a Comprehensive Plan for Addressing High Drug Prices that identified potential legislative policies and administrative tools that Congress and the agency can pursue in order to make drug prices more affordable and equitable, improve and promote competition throughout the prescription drug industry, and foster scientific innovation. In addition, individual states in the United States have also become increasingly active in passing laws and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. Implementation of cost containment measures or other healthcare reforms that affect the pricing and/or availability of drug products may impact our ability to generate revenue, attain or maintain profitability, or commercialize products for which we may receive regulatory approval in the future. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our drug candidates or additional pricing pressures.

Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its products available to eligible patients as a result of the Right to Try Act.

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Employees

As of July 31, 2023, we had 10 full-time employees, 1 part time employees, 2 full-time consultants, and 6 part-time consultants. Among those, 2 have M.D. or Ph.D. degrees. Of these full-time employees and consultants, 8 are engaged in research and development activities. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

We lease two separate office or laboratory facilities for our business and operations. Our executive offices are located in the Cherry Creek neighborhood of Denver, where we currently occupy approximately 2,978 square feet of office space under a lease until December 31, 2026 with monthly rent payments of approximately $7,693 until June 30, 2024, subject to yearly increases thereafter as specified in the lease agreement, plus our pro rata share of certain costs, including utility, insurance and common area maintenance costs. Our manufacturing and administrative offices and facilities are currently located at 4621 Technology Drive, Golden Colorado, where we lease approximately 3,100 square feet under a 10-year lease commencing July 1, 2020 and which provides us with several options to renew upon expiration for additional 5-year terms. The lease is with an affiliate of our Chief Science Officer. The rent is $5,645 per month plus taxes, insurance and utilities.

While we believe these premises are suitable for our current needs, we are also planning to lease a separate cGMP manufacturing facility once we have the necessary capital resources that, if and when completed, will be used exclusively for the manufacture of AlloRx Stem Cells in order to meet potential future commercial demand for AlloRx Stem Cell therapy. In connection with the development of a new cGMP manufacturing facility, we intend to lease a facility and purchase highly scalable, fully automated closed system bioprocessing equipment, subject to available capital resources. For additional information, see “—Manufacturing” above.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations, or claims are currently pending against us or our officers and directors in which we are adverse. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Corporate History

We were incorporated under the laws of the State of Nevada on March 31, 1986 under the name Imperial Management, Inc. On December 17, 1986, we merged with Labtek, Inc., a Colorado corporation, and the name of the company was changed to Labtek, Inc. The name of the Company was thereafter changed to Vitro Diagnostics, Inc. on February 6, 1987. From November 1990 to July 31, 2000, we were engaged in the development, manufacture and distribution of purified human antigens and the development of diagnostic products and related technologies. In August 2000, we sold the assets used in the manufacture and sale of purified antigens for diagnostic applications, following which we focused on developing therapeutic products, our stem cell technology, our patent portfolio and proprietary technology and cell lines for applications in autoimmune disorders and inflammatory disease processes and stem cell research. On February 3, 2021, our name was changed to Vitro Biopharma, Inc. and in August 2021, we completed the acquisitions of InfiniVive MD and Fitore. On July 6, 2022, Christopher Furman joined our Board and become our Chief Executive Officer.

Our common stock was previously registered under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and until 2016, we filed reports with the Securities and Exchange Commission, which we refer to as the SEC, under Section 13(a) of the Exchange Act as required by reason of our Section 12 registration. In October 2020, our registration under Section 12 was revoked by the SEC for our failure to file the reports required by Section 13(a). Commencing after our fiscal year ended October 31, 2021, we again became required to register our common stock under Section 12(g) of the Exchange Act because the value of our total assets and number of stockholders exceeded applicable limits, and to file with the SEC thereafter reports and other documents required under Section 13(a) of the Exchange Act by virtue of that Section 12(g) registration. On September 12, 2022, we filed a registration statement on Form 10 with the SEC to again register our common stock under the Exchange Act in accordance with the requirements of Section 12(g), which such registration statement, as amended, became effective on November 11, 2022. As such, we are currently required to file reports with the SEC under Section 13(a) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Our common stock has been approved for listing on the NYSE American subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering, and we filed a registration statement to register our common stock under Section 12(b) of the Exchange Act which will become effective at the time the registration statement of which this prospectus is part is declared effective by the SEC.

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MANAGEMENT

Executive Officers, Directors, Director Nominees and Significant Employees

The following table sets forth information regarding (i) our executive officers, directors, and significant employees as of July 31, 2023, and (ii) our director nominee who will become a director upon the close of this offering.

Name	Age	Positions with the Company
Christopher Furman	53	Chief Executive Officer, Director
Nathan Haas	26	Chief Financial Officer
James R. Musick	75	Chief Science Officer, Director
Caroline Mosessian	58	Chief Regulatory Officer, Director
Tiana States	33	Chief Manufacturing Officer
John Packs	67	Chair of the Board
Anthony Pearl	52	Independent Director Nominee (1)

(1)	The director nominee is expected to transition on to our Board upon the close of this offering.

Each of our directors is serving a term which expires at the next annual meeting of stockholders and until his or her successor is elected and qualifies or until such individual resigns or is removed. The officers serve at the will of the Board of Directors. There are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected.

Executive Officers and Directors

Christopher M. Furman

Mr. Furman was appointed as our Chief Executive Officer and a member of the Board on July 6, 2022. From December 2021 until joining our company, Mr. Furman was Managing Director at Virtus Investment Partners. He previously founded and served as a Managing Partner at Forum Capital Advisors, LLC, an asset management firm, from March 2018 until January 2021 and as Managing Director at ArrowMark Partners, an asset management firm, from September 2016 to March 2018. Prior to that, he served as the Managing Director at Janus Capital Group Inc., a publicly traded investment management company. Mr. Furman holds a Bachelor of Arts in Political Science from the University of Pittsburgh.

We believe Mr. Furman is qualified to serve as a member of our Board of Directors because of his leadership experience in various executive roles, particularly his experience in publicly traded companies and capital markets.

Nathan Haas

Mr. Haas has served as our Chief Financial Officer since October 1, 2021 and previously served as our Vice President of Finance from August 1, 2021. From August 2020, Mr. Haas co-founded and served as the Chief Financial Officer of Fitore, Inc., and from October 2020 he also served as the Chief Financial Officer of Infinivive MD, LLC, until both companies were acquired by us on August 1, 2021. Prior to that, Mr. Haas held positions at Brightedge as an associate from February 2020 to March 2020, where he was responsible for conducting analysis to identify revenue growth opportunities, at Bank of New York Mellon as a Global Client Management Analyst from May 2019 to September 2019, where he provided enterprise-wide relationship management, and at TandaPay, a crypto insurance platform, as a Managing Director from January 2019 to May 2019, where he was responsible for implementing a go-to market strategy of the first fully peer-to-peer insurance platform built on the Ethereum blockchain. Earlier in his career, Mr. Haas was a member of the development and transactions team at UDR, Inc., a multi-family REIT, as a Development Analyst from May 2018 to September 2018 and served as a Financial Representative at Northwestern Mutual, a financial planning firm, from May 2017 to May 2018. Mr. Haas holds a Bachelor of Arts from Miami University.

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James R. Musick, Ph.D

Dr. Musick, one of our founders, currently serves as our Chief Science Officer, a position he has held since April 2018, and as our CLIA Laboratory Director, a position he has held since April 2021. Dr. Musick has also served as a member of our Board of Directors since September 1989. Over the past three decades, Dr. Musick has held various executive positions with the Company, including Chair of the Board from March 2005 to November 2020, President and Chief Executive Officer from August 1999 to November 2020, and Chief Financial Officer from September 1999 to April 2018. Dr. Musick began his career at our Company as a Production Supervisor from April 1988 to May 1992 and occupied roles of increasing responsibility thereafter, including Chief Operating Officer. Dr. Musick holds a Bachelor of Arts and a Doctor of Philosophy in Biological Sciences from Northwestern University. In addition, Dr. Musick completed a program on Managing New Product Development at Northwestern University’s Kellogg School of Management.

We believe that Dr. Musick is qualified to serve as a member of our Board of Directors because of his extensive experience in various leadership roles and in the development of biopharmaceutical products at our Company, as well as the continuity that he brings to our Board of Directors as one of our founders.

Caroline Mosessian, PhD., DRSc.

Dr. Mosessian has served as our Chief Regulatory Officer since October 2021 and as a member of our Board of Directors since February 2021, including serving as Chair of our Board of Directors from May 2022 until January 19, 2023. She currently devotes approximately 85% of her working time on company affairs. She previously served as our Director of Regulatory Affairs from January 2021 until October 2021. Dr. Mosessian also currently serves as an adjunct Clinical Associate Professor at the University of Southern California, a position she has held since August 2000. She also currently sits on the IRB of Common Spirit Health, a nonprofit health system, and provides clinical, research and ethical advice on numerous clinical trial research projects. Dr. Mosessian also currently serves as the Principal/Founder of Innovative Strategies & Solutions, Inc., a management consulting firm in life sciences and healthcare industries, a position she has held since January 2015. Dr. Mosessian holds a Master of Science and a Doctor of Philosophy in Regulatory & Quality Management Systems as well as a Master of Science and a Doctor of Philosophy in Healthcare Management and Health Economics, all from the University of Southern California.

We believe Dr. Mosessian is qualified to serve on our Board of Directors because of her expansive knowledge in regulatory science and strategies in quality management and her vast experience with domestic and international regulatory bodies, including the FDA, EMA, and Health Canada, providing human research protection and clinical trial design for drug discovery and developments.

John Packs

Mr. Packs was appointed as the Chair of our Board on January 19, 2023 and has served as a member of the Board since August 2, 2022. Mr. Packs retired from American International Group (AIG) in July 2021, where he was employed beginning in August 2001. While at AIG, Mr. Packs served in various capacities including Senior Investment Officer-VALIC Funds at AIG Retirement Services from 2001 to July 2021, where he oversaw $32 billion in assets, and Senior Vice President-Product and Research at SunAmerica Asset Management from September 2009 to July 2021. Prior to that, Mr. Packs served as Senior Vice President-Investment Research at American General Financial Group from March 2000 until its acquisition by AIG in 2001. Prior to that Mr. Packs was a principal at Cypress Holding Company, an asset management company and a consultant at Allmerica Financial. Previously he was co-founder of College America Corporation, focused on college savings and educational tools. Mr. Packs served as a legislative aide specializing in foreign and defense policy in the U.S. Senate from May 1979- December 1984. Mr. Packs holds a Bachelor of Arts in economics from Tufts University and an MBA from Columbia University.

We believe that Mr. Packs’ previous experience as a fiduciary, including work in legal and regulatory affairs, and his work with various regulatory agencies, makes him qualified to serve as a director of our Company.

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Director Nominees

Anthony Pearl

Mr. Pearl will become a member of our Board upon closing of this offering. Mr. Pearl has served as the Chief Legal and Compliance Officer of Crown Resorts Limited, an Australian gaming and entertainment group, since August 2022. Prior to that, he served as General Counsel and Chief Compliance Officer of The Cosmopolitan of Las Vegas, a resort casino and hotel, from 2008 until July 2022. Mr. Pearl received a Bachelor of Arts in psychology and sociology from Rice University and a Juris Doctor from Harvard Law School.

We believe that Mr. Pearl’s previous executive and fiduciary experience, including work in legal affairs, and his financial experience, makes him qualified to serve as a director of our Company.

Significant Employees

Tiana States

Ms. States has served as our Chief Manufacturing Officer since December 2020. She has served in various capacities at the Company since December 2013. From April 2018 until December 2020, she served as our Chief Operating Officer. During her role as COO, Ms. States helped create and validate research and development products, development of nutraceuticals to support stem cell health, and move into a quality management system certified by ISO 9001:2015 and ISO 13485:2016. She established operations into cGMP compliance and diagnostics to CLIA certified. From August 2011 to May 2012, she performed academic cancer research at Colorado State University and governmental genetic research from USDA-ARS to help achieve overall high-quality regulations. Ms. States is an inventor and has contributed to six patent pending technologies assigned to our company. She is in the process of expanding current technologies and developing multiple other technologies for our company.

Family Relationships

There are no family relationships among any of our current executive officers, directors or the director nominee.

Board Structure and Composition

Director Independence

Under the NYSE American’s listing standards, our Board of Directors will be required to be composed of 50% independent directors one year from the date of listing our shares of common stock on its exchange. Upon the completion of this offering, our Board of Directors will consist of five members, two of whom will qualify as independent under the listing rules of NYSE American. Our Board of Directors has determined that each of Messrs. Packs and Pearl qualify as an independent director in accordance with the NYSE American’s listing standards. Mr. Furman and Drs. Musick and Mosessian are not considered independent by virtue of their positions as executive officers of the Company. Under the NYSE American’s listing standards, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the NYSE American’s listing standards, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management. It is expected that the composition of our Board of Directors will timely meet the requirements for director independence under applicable NYSE American listing standards.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines are expected to provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. Mr. Packs currently serves as the Chair of the Board and Mr. Furman serves as our Chief Executive Officer.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. While our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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Board Committees

Our Board of Directors has a standing executive committee and is expected to appoint three additional standing committees prior to the completion of this offering: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each committee is expected to be governed by a charter that will be available on our website following completion of this offering.

Audit Committee

It is expected that the composition of our audit committee will meet the requirements for independence under the current NYSE American listing standards and Rule 10A-3 of the Exchange Act. Each member of our audit committee is expected to be financially literate. In addition, we expect to have at least one member who is an “audit committee financial expert” within the meaning of the SEC rules. This designation does not impose on such directors any duties, obligations, or liabilities that are greater than are generally imposed on future members of our audit committee and our Board of Directors. Our audit committee would be directly responsible for, among other things:

●	appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their objectivity and independence;

●	reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the financial statements that we will file with the SEC;

●	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	reviewing policies related to risk assessment and risk management;

●	reviewing our accounting and financial reporting policies;

●	reviewing, overseeing, approving, or disapproving any related-person transactions;

●	reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls.

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Compensation Committee

It is anticipated that each member of our compensation committee will be a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the more stringent requirements for independence under the current NYSE American listing standards for compensation committee members. Our compensation committee, which upon completion of this offering will be composed of not less than two non-employee directors, would be responsible for, among other things:

●	reviewing and approving, or recommending to our Board of Directors for approval, the compensation of executive officers;

●	acting as an administrator of our equity incentive and benefits plans;

●	reviewing and approving, or recommending to our Board of Directors for approval, the adoption of, or amendments to, incentive compensation, equity and benefits plans;

●	reviewing and recommending that our Board of Directors approve the compensation for our non-employee Board members;

●	evaluating annually the performance of our Chief Executive Officer against any corporate goals and objectives; and

●	evaluating annually, in consultation with our Chief Executive Officer, the performance of our executive officers against any corporate goals and objectives.

Nominating and Corporate Governance Committee

It is anticipated that each member of our nominating and corporate governance committee will meet the requirements for independence under the current NYSE American’s listing standards. Our nominating and corporate governance committee would be responsible for, among other things:

●	identifying and recommending candidates for membership on our Board of Directors and its committees;

●	reviewing and recommending changes to our corporate governance guidelines and policies;

●	reviewing and recommending changes to our code of conduct and ethics;

●	reviewing and recommending changes to the leadership structure of our Board of Directors;

●	overseeing periodic self-evaluations of our Board of Directors and its committees; and

●	making recommendations to our Board of Directors regarding corporate governance matters.

Executive Committee

Our executive committee, currently composed of Mr. Furman, Drs. Mosessian and Musick, and Mr. Packs, supports our Board of Directors in the performance of its duties and responsibilities between its regularly scheduled meetings. Subject to such limitations as the Board of Directors or applicable law may from time to time impose, the executive committee has and may exercise all powers and authority of the Board, except that the executive committee does not have power or authority to, among other things:

●	amend the Company’s articles of incorporation or bylaws;

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●	fill vacancies on the Board of Directors;

●	adopt an agreement or plan of merger or consolidation;

●	declare a dividend; or

●	authorize the issuance of stock.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics which is applicable to all of the Company’s directors and officers, including our principal executive officer and principal financial officer.

A copy of the Company’s Code of Conduct Ethics may be obtained free of charge by making the request to the Company in writing or on the Company’s website at https://www.vitrobiopharma.com/pages/corporate-governance.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the Board of Directors) of any other entity that has an executive officer serving as a member of our Board of Directors.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers (NEOs) who are named in the subsection titled “—Summary Compensation Table.” In fiscal year 2022, our NEOs and their positions were as follows:

●	Christopher Furman, Chief Executive Officer;

●	Nathan Haas, Chief Financial Officer;

●	Caroline Mosessian, Chief Regulatory Officer; and

●	Jack Zamora, former Chief Executive Officer.

Christopher Furman began serving as our Chief Executive Officer on July 6, 2022. Dr. Zamora ceased serving as our Chief Executive Officer on May 4, 2022.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

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Summary Compensation Table

The following table sets forth information concerning the compensation awarded to or earned by our NEOs during the two fiscal years ended October 31, 2022 and 2021:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Option Awards ($) (2),(3)	Non- Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Christopher Furman(4)	2022	129,231	—		—		4,957,603	400,000	(5)	—		5,486,834
Chief Executive Officer	2021	—	—		—		—	—		—		—

Nathan Haas(6)	2022	177,356	175,000	(5)	—		—	—		—		352,356
Chief Financial Officer	2021	37,500	23,250		—		282,595	—		—		343,345

Caroline Mosessian	2022	—	5,000	(5)	—		—	—		261,833	(7)	266,833
Chief Regulatory Officer	2021	—	5,000		—		384,896	—		87,500	(7)	477,396

Jack Zamora (8)	2022	204,674	—		—		—	—		—		204,674
Former Chief Executive Officer	2021	44,967	46,197		—	(9)	1,974,601	—		—		2,065,765

(1) Salary amounts represent actual amounts paid to or earned during the applicable year. See “— Narrative to the Summary Compensation Table—Annual Base Salary” below.

(2) The amounts shown represent the grant date fair values of option awards granted in 2022 and 2021 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. See Note 8 to our consolidated financial statements included elsewhere in this prospectus under the caption “—Stock-Based Compensation” for a discussion of the assumptions used in the calculation of these amounts.

(3) Includes the grant date fair values of both vested and, if any, unvested options.

(4) Mr. Furman has served as our Chief Executive Officer since July 6, 2022.

(5) Includes a cash bonus determined for fiscal year 2022 performance, expected to be paid in 2023.

(6) Mr. Haas has served as our Chief Financial Officer since October 1, 2021. Prior to that, he served as our Vice President of Finance from August 1, 2021. The amounts included in the summary compensation table include compensation Mr. Haas received in both roles.

(7) Includes consulting fees paid to or earned by Dr. Mosessian, through her consulting firm, Innovative Strategies & Solutions, Inc., for her services to the Company during the applicable year.

(8) Dr. Zamora served as our Chief Executive Officer until May 4, 2022.

(9) Excludes 884,615 shares issued to Dr. Zamora in connection with the acquisition of InfiniVive MD on August 1, 2021.

Narrative to Summary Compensation Table

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Pursuant to the terms of Mr. Furman’s employment agreement dated July 6, 2022 (the “Furman Agreement”), Mr. Furman is paid an annual base salary of $400,000.

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Pursuant to the terms of Mr. Haas’s employment agreement dated October 1, 2021 (the “Haas Agreement”), Mr. Haas is paid an annual base salary of $175,000.

Pursuant to the terms of Dr. Mosessian’s consulting agreement dated October 1, 2021 (the “Mosessian Agreement”), Dr. Mosessian, through her consulting firm, Innovative Strategies & Solutions Inc., is paid annual consulting fees of $249,996.

Pursuant to the terms of Dr. Zamora’s employment agreement dated December 1, 2020 (the “Zamora Agreement”), Dr. Zamora was paid an annual base salary based on two components: (i) quarterly Gross Revenues multiplied by five (5%) percent plus (ii) the quarterly average daily amount of cash on hand multiplied by five (5%) percent, subject to a $500,000 annual cap. “Gross Revenues” is defined to mean all revenue of any kind which accrues or is owed to the Company during each fiscal year and is derived from any source.

2022 Bonuses

Mr. Furman

The Furman Agreement provides that Mr. Furman may receive an annual performance bonus of up to 100% of his base salary upon the achievement of individual and/or Company performance objectives to be established each year by the Board and Mr. Furman. In the event individual or Company performance objectives are exceeded in any given year, Mr. Furman is also eligible to receive a discretionary stretch bonus. For the fiscal year ended October 31, 2022, the Company determined that he was entitled to a bonus of $400,000 based on the achievement of individual and Company objectives since he was appointed as Chief Executive Officer.

Mr. Haas

The Haas Agreement provides for an annual bonus pursuant to which Mr. Haas may receive a discretionary annual performance bonus of up to 100% of his base salary, as well as a stretch bonus on account of extraordinary success in capital formation, merger and acquisition activities and/or furthering the Company’s other business objectives, as determined by the Company’s Chief Executive Officer and the Compensation Committee (the “Haas Annual Bonus”). For the fiscal year ended October 31, 2022, the Company determined that Mr. Haas was entitled to a bonus of $175,000.

Dr. Mosessian

For the fiscal year ended October 31, 2022, the Board determined that Dr. Mosessian was entitled to a discretionary cash bonus of $5,000.

Equity Compensation

We have granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. Below is a summary of the stock options granted to our named executive officers during fiscal years 2021 and 2022.

Mr. Furman

On July 6, 2022, we granted 192,307 stock options to Mr. Furman, with an exercise price of $26.00 per share, in connection with his appointment as Chief Executive Officer of the Company. These options became immediately exercisable as to 38,461 shares and the remainder will vest in four equal annual installments, with accelerated vesting in the event of a change of control. The options are exercisable for 10 years from the grant date.

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Mr. Haas

On August 1, 2021, we granted 38,461 stock options to Mr. Haas in connection with his employment agreement to serve as Vice President of Finance of the Company. The options are exercisable at $13.00 per share, vest 20% on each anniversary of the date of grant and are exercisable for 10 years.

On October 1, 2021, we granted an additional 19,230 stock options to Mr. Haas in connection with his appointment as the Chief Financial Officer. These options are exercisable at $13.00 per share, vest 20% on each anniversary of the date of grant and are exercisable for 10 years.

Dr. Mosessian

On February 1, 2021, we granted 19,230 stock options to Dr. Mosessian in connection with her consulting agreement to serve as Director of Regulatory Affairs of the Company. The options are exercisable at $13.00 per share, vest 20% on December 31st of each year, beginning on December 31, 2021, and are exercisable for a period of 10 years.

On October 1, 2021, we granted 38,461 stock options to Dr. Mosessian in connection with her appointment as Chief Regulatory Officer of the Company. These options became immediately exercisable as to 19,230 shares and vest as to approximately 4,807 shares on each of October 1, 2022 and October 1, 2023 and 9,615 shares on October 1, 2024. The options are exercisable at $13.00 per share and are exercisable for a period of 10 years.

No options were exercised by any of our named executive officers during the fiscal years ended October 31, 2021 or 2022.

Other Elements of Compensation

Employee Benefits and Perquisites

Health and Welfare Plans and Perquisites. All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers.

No Tax Gross-Ups

Other than a gross-up payment with respect to any parachute payments, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), paid to each of Mr. Haas, and Drs. Zamora and Musick pursuant to Section 4999 of the Code, we do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Equity Incentive Plan

We have adopted the 2022 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. For additional information about the 2022 Plan, please see the section titled “Equity Incentive Plans” below.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the number of shares of common stock underlying outstanding equity incentive awards for each NEO as of October 31, 2022:

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock not yet Vested (#))	Market Value of Shares or Units not yet Vested ($)
Christopher Furman	07/06/2022	(1)	38,461	153,846	26.00	07/06/2032	—	—
Nathan Haas	08/01/2021	(2)	7,692	30,769	13.00	08/01/2031	—	—
	10/01/2021	(2)	3,846	15,384	13.00	10/01/2031	—	—
Caroline Mosessian	02/01/2021	(3)	3,846	15,384	13.00	02/01/2031	—	—
	10/01/2021	(4)	24,038	14,423	13.00	10/01/2031	—	—
Jack Zamora	04/09/2020		25,615	—	7.54	04/09/2030	—	—
	12/01/2020		38,461	—	13.00	12/01/2030	—	—

(1) On the date of grant, 20% of the options vested immediately, and the remaining options vest ratably over four years on each annual anniversary of the grant date.

(2) These options vest ratably over five years on each annual anniversary of the grant date.

(3) These options vest ratably over five years on December 31st of each year, beginning with December 31, 2021.

(4) On the date of grant, 50% of the options vested immediately, and the remaining options vested or will vest on each annual anniversary of the grant date as follows: (i) 4,807 shares on October 1, 2022, (ii) 4,807 shares on October 1, 2023 and (iii) 9,615 shares on October 1, 2024.

Executive Compensation Arrangements

Below is a description of the material terms of each employment contract, agreement, plan or arrangement that provides for the employment of and payments to our NEOs and other executive officers (including such payments to be made at, following or in connection with the resignation, retirement or other termination of such officer, or following a change in control).

Christopher Furman

We entered into the Furman Agreement effective July 6, 2022. Pursuant to the Furman Agreement, Mr. Furman is entitled to a base salary of $400,000 per year. He will also be eligible to receive an annual bonus based on his performance as evaluated by our Board based on objective factors to be established by the parties, with the target for such bonus being established at 100% of his base salary but which bonus may exceed such target. In addition, as provided in the Furman Agreement, we have awarded Mr. Furman an option to purchase up to 192,307 shares of our common stock, of which 38,461 vested upon the date of grant and the remainder will vest in four equal annual installments over a four-year period beginning on the first-year anniversary of the date of grant so long as he remains employed by or otherwise continues providing services to our Company. The exercise price for each share of common stock underlying the option is $26.00 per share, the fair market value of the underlying shares of common stock on the date of grant.

Under the terms of the Furman Agreement, Mr. Furman’s employment may be terminated at any time. If he is terminated with “Cause”, as defined in the Furman Agreement and summarized below, we would be obligated to pay him his accrued salary and accrued and unused vacation and reimbursable expenses and continue his benefits to the date of termination. If he is terminated without Cause or resigns with “Good Reason”, as defined in the Furman Agreement and summarized below, we would be obligated to pay him the sum of (A) one year’s base salary at the then-applicable rate plus (B) an amount equal to the average of his annual bonus, if any, for the two years immediately preceding the date of termination plus (C) any stretch bonus determined by the Board to be earned by Mr. Furman prior to his termination (collectively, the “Severance Amount”). The Severance Amount would be payable in a lump sum. For purposes of the Furman Agreement, “Cause” shall mean (1) a material breach by CEO of the agreement; (2) failure by CEO to perform in any manner CEO’s material duties under the agreement after being given notice of such failure, along with an explanation of such failure of performance; (3) conviction of CEO of a felony, crime of moral turpitude, or another crime that has had an adverse, negative impact on our Company’s reputation or business (or a plea of guilty or nolo contendere thereto); (4) CEO securing any personal monetary profit not fully disclosed to and approved by the Board in connection with any transaction CEO entered into on behalf of our Company; (5) gross negligence, willful misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to our Company by CEO; or (6) material violation of any lawful Company policy, procedure, rule, regulation or Company directive. A resignation shall be deemed to be for “Good Reason” if (1) Mr. Furman’s title, authority, position, duties or responsibilities are materially diminished; (2) his base salary or annual bonus opportunity is materially diminished (other than a reduction of his base salary as part of a salary reduction plan applicable to all executive officers in a similar manner); (3) we change in any material way the geographic location at which Mr. Furman must perform services or reside; or (4) we commit a material breach of the Agreement.

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Finally, the Furman Agreement contains a non-compete arrangement pursuant to which Mr. Furman has agreed not to compete with us anywhere in the United States for a period of 12-months following termination of his employment for any reason.

Nathan Haas

We entered into the Haas Agreement on October 1, 2021 for a five (5) year term which expires October 1, 2026 and will automatically be extended for one (1) year terms thereafter, unless otherwise terminated or not renewed pursuant to the terms of the Haas Agreement.

Pursuant to the Haas Agreement, Mr. Haas is entitled to a base salary of $175,000 per year. The Haas Agreement also provides for an annual bonus pursuant to which Mr. Haas may receive the Haas Annual Bonus. In connection with the execution of the Haas Agreement, Mr. Haas was granted stock options to purchase up to 19,230 shares of the Company’s common stock at an exercise price of $13.00 per share (the “Haas Initial Options”). The Haas Initial Options vest ratably over five (5) years with the vesting period having commenced October 1, 2021. The Haas Initial Options shall be exercisable for a period of 10 years. The Haas Initial Options will vest immediately upon a Change of Control.

Mr. Haas may also receive a one-time discretionary bonus (the “One-Time Bonus”) as determined by the Chief Executive Officer and the Company’s Board of Directors upon the Company’s successful fundraising and/or mergers and acquisitions activities, or Mr. Haas’s contributions to the furtherance of the Company’s objectives.

If we terminate Mr. Haas’s employment with us without cause (as defined in the Haas Agreement) or Mr. Haas elects not to renew his then current term for good reason (as defined in the Haas Agreement), including a Change in Control, he will receive the following payments and benefits: (i) a payment in the amount of two (2) times his then-current annual base salary and any accrued vacation pursuant to the terms of the Haas Agreement; (ii) reimbursement any outstanding expenses owed at the end of the term of his employment (iii) an amount equal to two (2) times the average of the Haas Annual Bonus for the two (2) fiscal years preceding his termination, and (iv) the One-Time Bonus as determined by the Company’s Chief Executive Officer. In addition, any outstanding options granted to Mr. Haas will vest immediately and will be exercisable for the remaining term of such options.

Finally, the Haas Agreement contains a non-compete arrangement pursuant to which Mr. Haas has agreed not to compete with us anywhere in the United States or any other geographic area in which we are actively engaged in business for a period of 12-months following termination of his employment for any reason.

Caroline Mosessian

We entered into the Mosessian Agreement, through her consulting firm, Innovative Strategies & Solutions, Inc., on October 1, 2021. The Mosessian Agreement terminates on October 1, 2024 (the “Termination Date”), unless earlier terminated.

The Mosessian Agreement provides for annual consulting fees of $249,996. In connection with the execution of the Mosessian Agreement, on October 1, 2021, Dr. Mosessian was granted stock options to purchase up to 38,461 shares of the Company’s common stock at an exercise price of $13.00 per share, of which 19,230 vested immediately, 4,807 vest on the first anniversary, 4,807 vest on the second anniversary, and 9,615 vest on the 3rd anniversary of the grant date. These options are exercisable for a period of ten years.

Upon a Change of Control or any termination of the Mosessian Agreement prior to the Termination Date, Dr. Mosessian will be entitled to payment of her annual base compensation for the remainder of the term thereunder and all outstanding unvested options will vest immediately and will be exercisable for the remaining term of such options.

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James Musick

We entered into an employment agreement with Dr. Musick on December 1, 2020 (the “Musick Agreement”) for a five (5) year term which expires December 1, 2025 and will automatically be extended for one (1) year terms thereafter, unless otherwise terminated or not renewed pursuant to the terms of the Musick Agreement.

The Musick Agreement provides for an annual bonus pursuant to which Dr. Musick may receive the Musick Annual Bonus. In connection with the execution of the Musick Agreement, Dr. Musick was granted stock options to purchase up to 38,461 shares of the Company’s common stock at an exercise price of $13.00 per share (the “Musick Initial Options”). The Musick Initial Options vest ratably over five (5) years with the vesting period having commenced December 1, 2020. The Musick Initial Options shall be exercisable for a period of 10 years. The Musick Initial Options will vest immediately upon a Change of Control.

Dr. Musick may also receive the One-Time Bonus as determined by the Chief Executive Officer and the Company’s Board of Directors on account of extraordinary success in furtherance of the Company’s business objectives.

If we terminate Dr. Musick’s employment with us without cause (as defined in the Musick Agreement) or Dr. Musick elects not to renew his then current term for good reason (as defined in the Musick Agreement), including a Change in Control, he will receive the following payments and benefits: (i) a payment in the amount of two (2) times his then-current annual base salary and any accrued vacation pursuant to the terms of the Musick Agreement; (ii) reimbursement any outstanding expenses owed at the end of the term of his employment (iii) an amount equal to two (2) times the average of the Musick Annual Bonus for the two (2) fiscal years preceding his termination, and (iv) the One-Time Bonus as determined by the Company’s Chief Executive Officer. In addition, any outstanding options granted to Dr. Musick will vest immediately and will be exercisable for the remaining term of such options.

Finally, the Musick Agreement contains a non-compete arrangement pursuant to which Dr. Musick has agreed not to compete with us anywhere in the United States or any other geographic area in which we are actively engaged in business for a period of 12-months following termination of his employment for any reason.

Tiana States

We entered into an executive employment agreement with Tiana States on December 8, 2020 (the “States Agreement”) pursuant to which she serves as our Chief Manufacturing Officer. The States Agreement is for a five (5) year term which expires December 8, 2025 and will automatically be extended for one (1) year terms thereafter, unless otherwise terminated or not renewed pursuant to the terms of the States Agreement.

The States Agreement provides for an initial annual salary of $125,000, which has been increased to $150,000 by verbal agreement. The States Agreement also provides Ms. States the opportunity to receive an annual bonus up to 50% of her base salary, as determined by the Company’s Chief Executive Officer, as well as a stretch bonus as determined by the Chief Executive Officer and the Company’s Board of Directors on account of extraordinary success in furtherance of the Company’s business objectives.

In connection with the execution of the States Agreement, Ms. States was granted stock options to purchase up to 38,461 shares of the Company’s common stock at an exercise price of $13.00 per share (the “States Initial Options”). The States Initial Options vest ratably over five (5) years with the vesting period having commenced December 8, 2020 and will vest immediately upon a Change of Control. The States Initial Options shall be exercisable for a period of 10 years.

If we terminate Ms. States’ employment with us without cause (as defined in the States Agreement) or Ms. States resigns for good reason (as defined in the States Agreement), including a Change of Control, she will receive the following payments and benefits: (i) a payment in the amount of two (2) times her then-current annual base salary and any accrued vacation; (ii) an amount equal to two (2) times the average of the Ms. States’ annual bonus for the two (2) fiscal years preceding her termination, and (iii) the stretch bonus, if any, as determined by the Company’s Chief Executive Officer. In addition, any outstanding options granted to Ms. States will vest immediately and will be exercisable for the remaining term of such options.

Finally, the States Agreement contains a non-compete arrangement pursuant to which Ms. States has agreed not to compete with us anywhere in the United States or any other geographic area in which we are actively engaged in business for a period of 12-months following termination of his employment for any reason.

Jack Zamora

Dr. Zamora ceased serving as the Chief Executive Officer of the Company on May 4, 2022. Prior to the termination of Dr. Zamora’s employment without cause, we previously entered into the Zamora Agreement on December 1, 2020 for a five (5) year term which was to expire on December 1, 2025 (the “Initial Term”).

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Under the Zamora Agreement, Dr. Zamora was paid an annual base salary based on two components: (i) quarterly Gross Revenues multiplied by five (5%) percent plus (ii) the quarterly average daily amount of cash on hand multiplied by five (5%) percent, subject to a $500,000 annual cap. “Gross Revenues” is defined to mean all revenue of any kind which accrues or is owed to the Company during each fiscal year and is derived from any source. The Zamora Agreement also provided for the Zamora Annual Bonus. In connection with the execution of the Zamora Agreement, Dr. Zamora was granted stock options to purchase up to 192,307 shares of the Company’s common stock at an exercise price of $13.00 per share (the “Zamora Initial Options”). As mentioned above, only 38,461 of these options vested prior to the time that Dr. Zamora was removed as the Chief Executive Officer. Dr. Zamora was also entitled to receive a one-time bonus (the “Transaction Bonus”) if the Company consummated any of the following (each a “Transaction”):

●	sale or other disposition of the Company’s equity securities representing more than 50% of then outstanding voting securities to any person who is not an affiliate of the Company;

●	a merger, consolidation or other reorganization of the Company;

●	direct or indirect sale, transfer, conveyance or other disposition, in one or more related transactions, of all or substantially all of the properties or assets of the Company to any person who is not an affiliate of the Company; or

●	any other transaction, the intent of which may reasonably and equitably be construed to effect a substantially equivalent to any of the aforementioned.

The Transaction Bonus would be equal to (i) 2.5% of the value of the Transaction if the value is more than $500 million and up to $1.0 billion or (ii) 5.0% of the value of the Transaction if the value is more than $1.0 billion, provided that the Transaction is consummated during the Initial Term. A Transaction’s value shall equal the total proceeds and other consideration received by us and/or our stockholders, or total proceeds and other consideration paid by us, in each case, including cash, securities or notes, whether in lump sum or installments. The Transaction Bonus would be payable in either cash or securities of our company, or a combination thereof, depending on the nature of the Transaction. If the Transaction Bonus is paid in shares of our common stock, it will be valued at the 20-day VWAP as quoted on principal trading market of our common stock.

After the end of fiscal year 2022, in connection with the termination of Dr. Zamora’s employment, we entered into a mutual release and settlement agreement (the “Settlement Agreement”) with Dr. Zamora on November 20, 2022 (the “Settlement Effective Date”). Pursuant to the Settlement Agreement, the parties confirmed that Dr. Zamora’s termination was “without cause” and Dr. Zamora resigned as a director of the Company, effective on the Settlement Effective Date. As part of the Settlement Agreement, Dr. Zamora acknowledged that he had been paid all amounts owed to him by us under the Zamora Agreement and that his unvested options would be terminated.

Potential Payments and Benefits upon Termination or Change in Control

The Employment Agreements with each of Messrs. Furman and Haas and Dr. Mosessian provide for severance benefits as described above under “— Executive Compensation Arrangements.”

Director Compensation

Directors who also serves as employees of the Company do not receive additional compensation for their service as a director of the Company. The following table contains information concerning the compensation of our non-employee directors for the year ended October 31, 2022:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
John Packs	15,000	(1)	—	—	—	15,000

(1) Mr. Packs earned $15,000 in fees for his services during fiscal year 2022, expected to be paid in 2023.

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Equity Incentive Plans

The following summarizes the material terms of the 2022 Plan, which is the long-term incentive compensation plan in which our directors and named executive officers are currently eligible to participate.

2022 Plan

Our Board adopted the 2022 Plan on February 7, 2022 and it was subsequently approved by a majority of our Common Stockholders on June 29, 2022. The 2022 Plan was amended by our Board in July 2022 to increase the number of shares reserved for issuance under the Plan from 153,846 shares to 346,154 shares of common stock (the “2022 Plan Amendment”). Pursuant to the terms of the 2022 Plan, stockholder approval of the 2022 Plan Amendment was not required. The principal purpose of the 2022 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2022 Plan, as amended by the 2022 Plan Amendment, are summarized below:

Number of Shares. 346,154 shares of common stock have been reserved for issuance under the 2022 Plan, of which 140,384 shares of common stock remain available for issuance.

Duration of the 2022 Plan. The 2022 Plan will remain in effect until February 7, 2032, unless terminated earlier by the Board.

Administration. The 2022 Plan will be administered by the Board or a committee appointed by the Board. Generally, it is expected that the compensation committee will administer the 2022 Plan. The compensation committee is comprised entirely of independent directors. The compensation committee may delegate its authority under the 2022 Plan, subject to certain limitations.

Eligibility. Awards may be granted to employees of the Company, its subsidiaries and affiliates, directors of the Company, and consultants or advisers who provide bona fide services to the Company, its subsidiaries and affiliates, as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act. The compensation committee will decide who should receive awards and what kind of awards they should receive. The 2022 Plan does not limit the number of employees and affiliates who may receive awards.

Clawback. The Company may require employees to reimburse any previously paid compensation provided under the 2022 Plan or an award agreement in accordance with any recoupment policy that may be adopted in the future.

Types of Awards. The compensation committee may grant the following types of awards under the 2022 Plan: stock options (including non-qualified stock options and incentive stock options), stock appreciation rights, restricted stock, stock awards, restricted stock units, performance shares, performance units, cash-based awards and substitute awards. A maximum of 153,846 incentive stock options may be issued under the Plan.

Adjustments. In the event of material changes in the outstanding number of shares of common stock or in the capital structure of the Company by reason of a stock split, stock or extraordinary dividend, a reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the compensation committee shall make an appropriate adjustment in the number and class of shares that are authorized under the 2022 Plan, and in the number, class of and/or price of shares subject to outstanding awards granted under the 2022 Plan, as may be determined to be equitable by the compensation committee, in its sole discretion, subject to certain limitations and requirements as set forth in the 2022 Plan, to prevent dilution or enlargement of rights.

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Change in Control. Generally, in the event of a change in control of the Company, as defined in the 2022 Plan, unless otherwise specified in the award agreement, accelerated vesting for awards will only occur if: (i) the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of a successor entity) in connection with the change in control; or (ii) the participant has a qualifying termination of his or her service relationship (as defined in the award agreement) within two years following the date of the change in control. Unless otherwise specified in the award agreement, in the event that the awards are not so continued or assumed in connection with the change in control or in the event of a qualifying termination of his or her service relationship within two years following the date of the change in control, then upon such change in control or such qualifying termination (as the case may be): (1) all outstanding options and stock appreciation rights will become immediately exercisable in full during their remaining term; (2) any restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid out assuming achievement of all relevant target performance goals; (4) all restricted stock units will vest and be paid; and (5) all outstanding cash-based awards shall be accelerated as of the effective date of the change in control (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals), and be paid.

The compensation committee’s policies relating to vesting of awards in the event of a change in control are implemented in the award agreements approved by it from time to time.

Principles. The 2022 Plan contains several provisions intended to make sure that awards under the 2022 Plan comply with established principles of good corporate governance. These provisions include:

●	No Discounted Stock Options or Stock Appreciation Rights. Except for certain substitute awards, stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted. This restriction may not be changed without stockholder approval.

●	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

●	No Cash Buyouts of Underwater Stock Options or Stock Appreciation Rights. The 2022 Plan does not permit cash buyouts of underwater stock options or stock appreciation rights without stockholder approval.

●	No Liberal Share Recycling. The 2022 Plan permits share recycling only if an award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part. The 2022 Plan expressly prohibits recycling shares in specified circumstances, including: shares tendered to the Company by a participant to pay the exercise price of stock options; shares forfeited to satisfy tax withholding obligations; shares that were subject to a stock-settled stock appreciation right granted under the 2022 Plan that were not issued upon the exercise of such stock appreciation right; and shares repurchased by the Company on the open market using the proceeds from the exercise of an award.

●	No Unvested Dividends or Dividend Units. The 2022 Plan prohibits the Company from paying dividends or dividend units on unvested awards.

●	Cap on Director Compensation: The total compensation paid to a single non-employee director in any calendar year, including the cash compensation and cash value of all equity awards granted to such director in such year, cannot exceed $1,000,000.

●	No Evergreen Provision. The 2022 Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the shares of common stock authorized for issuance under the 2022 Plan.

●	No reload options. The 2022 Plan does not provide for the issuance of stock options or stock appreciation rights which, upon exercise, automatically entitle a participant to a new stock option or stock appreciation right.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following includes a summary of transactions since November 1, 2019 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers, persons who were directors or executive officers at the time of such transaction or holders of more than 5% of our common stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive and Director Compensation” above.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Promissory Notes

On November 1, 2020, we issued promissory notes (collectively, the “Non-Convertible Promissory Notes”) to Dr. Musick, our Chief Science Officer and Director, in the aggregate principal amount of (i) $1,221,958, which accrues interest at a rate of 4.0% per annum, and (ii) $767,288, which accrues interest at a rate of 6.0% per annum. The Non-Convertible Promissory Notes, which were issued to the CSO in exchange for accrued compensation and interest on such accrued compensation and mature on December 31, 2025; provided, however, if certain conditions precedent have not been satisfied, the Non-Convertible Promissory Notes will be automatically extended to the date which is 60 days after the satisfaction of such conditions precedent. As of July 31, 2023, approximately $2.0 million in aggregate principal amount was outstanding under the Non-Convertible Promissory Notes. No amount of principal or interest has been paid since the issuance of the Non-Convertible Promissory Notes. As of July 31, 2023, we have accrued $260,823 in interest payments under the Non-Convertible Promissory Notes.

10% Senior Secured Convertible Notes

Between May 2018 and July 2019, we issued an aggregate principal amount of $0.7 million in senior secured convertible notes which accrued interest at a rate of 10% per annum (the “10% Convertible Notes”). In October 2021, Dr. Zamora, our former Chief Executive Officer, converted his respective holdings of 10% Convertible Notes, including principal amount plus accrued interest, as follows:

Investor Name	Date of Issuance	Principal Amount	Maturity Date	Conversion Date	Share Received Upon Conversion
Jack Zamora	6/15/2018	$150,000	12/31/2021	10/10/2021	153,603
Jack Zamora	7/27/2018	$100,000	12/31/2021	10/10/2021	113,342
Jack Zamora	7/29/2019	$70,000	12/31/2021	10/10/2021	53,846

As of October 10, 2021, we did not have any 10% Convertible Notes outstanding. From November 1, 2019 through October 10, 2021, we paid $284,232 in interest payments under the 10% Convertible Notes in the form of shares of our common stock.

Series A Units

Between November 2019 and October 2021, we sold approximately 56.3 Series A Units for cash proceeds in the aggregate amount of approximately $2,815,000. Each Series A Unit consisted of (i) 2,000 shares of Series A Convertible Preferred Stock, (ii) a Class A Warrant, exercisable for up to three (3) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $13.00 per share and (iii) a Class B Warrant, exercisable for up to five (5) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $26.00 per share.

Dr. Zamora, our former Chief Executive Officer purchased two and one-half (2.5) Series A Units for $125,000 in January 2020. On March 31, 2022, the shares of Series A Convertible Preferred Stock, issued as part of these Series A Units to Dr. Zamora, and accrued dividends thereunder, were converted into 22,675 shares of our common stock. Dr. Zamora also received approximately 1.73 Series A Units in October 2021 upon the conversion of advances payable to the former CEO in the amount of $86,464. On March 31, 2022, the shares of Series A Convertible Preferred Stock, issued as part of these Series A Units to Dr. Zamora, and accrued dividends thereunder, were converted into 13,748 shares of our common stock.

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In October 2021, Nathan Haas, our Chief Financial Officer, was issued four (4) Series A Units upon cancellation of a 5% Convertible Note in the aggregate principal amount of $200,000 issued in August 2021 in connection with the Fitore Acquisition as described below. On March 31, 2022, the shares of Series A Convertible Preferred Stock, issued as part of these Series A Units to Mr. Haas, and accrued dividends thereunder, were converted into 31,632 shares of our common stock.

Fitore Merger

Effective August 2021, we acquired Fitore (the “Fitore Acquisition”) for consideration consisting of six of our Series A Units, our 5% Convertible Notes in the aggregate principal amount of $1,000,000 which accrue interest at a rate of 5% per annum and an aggregate of 153,846 shares of our common stock. Prior to, and up to the time of closing of, the acquisition, Dr. Zamora was our Chief Executive Officer, a member of our Board of Directors and the owner of less than 1% of our outstanding common stock and the owner of 30% of the outstanding stock of Fitore. Our Board of Directors was aware of the interest of Dr. Zamora in the transaction and he recused himself from any Board deliberations or votes with regard to the proposed acquisition in order to address the inherent conflicts of interest between our interests and those of Dr. Zamora. For a discussion of certain risks related to these inherent conflicts of interest, see “Risk Factors” herein.

Each Series A Unit issued in connection with the Fitore Acquisition consisted of (i) 2,000 shares of Series A Convertible Preferred Stock, (ii) a Class A Warrant, exercisable for up to three (3) years from the issuance date, to purchase 3,846 shares of our common stock at an exercise price of $13.00 per share and (iii) a Class B Warrant, exercisable for up to five (5) years from the issuance date, to purchase 3,846 shares of our common stock at an exercise price of $26.00 per share.

We issued 5% Convertible Notes in the aggregate principal amount of $1 million in connection with the Fitore Acquisition. The 5% Convertible Notes are convertible at the option of the holder at any time and are subject to mandatory conversion if (i) there exists a public market for the our common stock, (ii) the closing price of the common stock in the principal trading market has been $3.00 per share or higher for the preceding twenty (20) trading days, and the average daily trading volume during such 20 day period is at least 15,000 shares and (iii) either (A) there is an effective registration statement registering for resale the shares issuable upon conversion or (B) the shares issuable upon conversion are eligible to be resold by non-affiliates of the Company without restriction under Rule 144 under the Securities Act.

As of July 31, 2023, $480,000 in aggregate principal amount was outstanding under a single remaining 5% Convertible Note issued in connection with the Fitore Acquisition. As of July 31, 2023, we accrued $47,934 in interest payments under the remaining 5% Convertible Note. From August 1, 2021 through April 15, 2022, we converted $11,265 in accrued interest into shares of common stock upon the conversion of two of the 5% Convertible Notes.

Pursuant to the terms of the Agreement and Plan of Merger with Fitore (the “Fitore Merger Agreement”), we issued the following consideration to Dr. Jack Zamora, our former Chief Executive Officer, who was a stockholder of Fitore, and Nathan Haas, our Chief Financial Officer, who was a stockholder and Chief Financial Officer of Fitore:

Jack Zamora, Former Chief Executive Officer and Former Director

Security	Number of Securities/Aggregate Principal Amount	Maturity Date	Conversion/Cancellation Date
Common Stock	46,153	N/A	N/A
Series A Units	1.8	N/A	N/A
5% Convertible Note	$300,000	7/31/2024	04/15/2022

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On March 31, 2022, the shares of Series A Convertible Preferred Stock, which were issued as part of these Series A Units to Dr. Zamora, and accrued dividends thereunder, were converted into 14,587 shares of our common stock. Dr. Zamora’s 5% Convertible Note was converted on April 15, 2022 into 11,944 shares of common stock, which included the conversion of accrued interest of $10,561. See “Principal Stockholders” for information regarding Dr. Zamora’s current beneficial ownership.

Nathan Haas, Chief Financial Officer

Security	Number of Securities/Aggregate Principal Amount	Maturity Date	Conversion/Cancellation Date
Common Stock	30,769	N/A	N/A
Series A Units	1.2	N/A	N/A
5% Convertible Note	$200,000	7/31/2024	10/22/21

We canceled Mr. Haas’s 5% Convertible Note in October 2021 and he received four (4) Series A Units in connection with such cancellation. Each Series A Unit consisted of (i) 2,000 shares of Series A Convertible Preferred Stock, (ii) a Class A Warrant, exercisable for up to three (3) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $13.00 per share and (iii) a Class B Warrant, exercisable for up to five (5) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $26.00 per share. On March 31, 2022, the shares of Series A Convertible Preferred Stock, which were issued as part of these Series A Units to Mr. Haas, and accrued dividends thereunder, were converted into 9,725 shares of our common stock. See “Principal Stockholders” for information regarding Mr. Haas’s current beneficial ownership.

Mr. Haas also entered into a confidentiality and proprietary rights agreement with us pursuant to which he agreed to maintain the confidentiality of certain information learned by him in the course of his employment with the Company. Pursuant to the terms of the Fitore Merger Agreement, we also have certain customary indemnification obligations to Mr. Haas in the event of any losses or damages arising out of certain breaches under the Fitore Merger Agreement.

Tanner Haas, Immediate Family Member of our Chief Financial Officer

Tanner Haas, who is Nathan Haas’s brother, was a stockholder and Chief Executive Officer of Fitore, received the following consideration pursuant to the Fitore Merger Agreement:

Security	Number of Securities/Aggregate Principal Amount	Maturity Date
Common Stock	73,846	N/A
Series A Units	2.88	N/A
5% Convertible Note	$480,000	7/31/2024

On March 31, 2022, the shares of Series A Convertible Preferred Stock, which were issued as part of these Series A Units to Tanner Haas, and accrued dividends thereunder, were converted into 23,340 shares of our common stock.

As of March 31, 2022, no shares of Series A Convertible Preferred Stock remained outstanding.

InfiniVive MD Acquisition

Effective August 2021, we also acquired InfiniVive MD, a company solely owned by Dr. Zamora. Pursuant to the Agreement and Plan of Exchange (the “Exchange Agreement”) governing our acquisition of InfiniVive MD, Dr. Zamora exchanged 100% of his membership units in InfiniVive MD for 884,615 shares of our common stock. As with the merger with Fitore, our Board was aware of his interest in the transaction and Dr. Zamora recused himself from any Board deliberations related to the acquisition of InfiniVive in order to address the inherent conflict which existed in him owning that entity and serving as our Chief Executive Officer, a member of our Board of Directors and a stockholder of our company. Including the common stock that was issued in connection with the merger of Fitore, Dr. Zamora owned 2.4% of the voting power of our common stock before the acquisition. For a discussion of certain risks related to these inherent conflicts of interest, see “Risk Factors” herein.

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Pursuant to the terms of the Exchange Agreement, we also have certain customary indemnification obligations to Dr. Zamora in the event of any losses or damages arising out of certain breaches under the Exchange Agreement.

Other Transactions with Former Chief Executive Officer

Set forth below are additional transactions that we have entered into with Dr. Jack Zamora, our former Chief Executive Officer and former director. Subject to the terms of the Standstill Agreement described below, Dr. Zamora beneficially owned approximately 31% of our common stock as of July 31, 2023.

Release and Settlement Agreement

On November 20, 2022 (the “Settlement Effective Date”), we entered into a Mutual Release and Settlement Agreement with our former Chief Executive Officer, Dr. Jack Zamora (the “Settlement Agreement”). Pursuant to the Settlement Agreement, Dr. Zamora’s termination was confirmed as being “without cause” and Dr. Zamora resigned as a director of the Company, effective on the Settlement Effective Date.

As part of the Settlement Agreement, the parties agreed to confidentiality and non-disparagement restrictions, as well as a release of any potential claims against each other. In addition, certain provisions of Dr. Zamora’s Employment Agreement that survive termination of employment were modified to provide that Dr. Zamora shall not, for a period of one year from the Settlement Effective Date, “directly or indirectly solicit any person who has been a customer or employee of the Company during the period of one (1) year prior to the Settlement Effective Date.” The Settlement Agreement also provides for the termination of all previous supply agreements between the Company and Dr. Zamora, effective immediately, with such previous agreements to be replaced by the Supply Agreement and the MOU described below. In addition, Dr. Zamora acknowledged the forfeiture of certain of his stock purchase options.

Supply Agreement

On the Settlement Effective Date, in connection with the Settlement Agreement, we entered into a Supply Agreement with Dr. Zamora (the “Supply Agreement”), pursuant to which we agreed to provide InfiniVive MD Exosome Serum and InfiniVive Daily Serum (the “Cosmetic Products”) to Dr. Zamora at his request. The provision of the Cosmetic Products under the Supply Agreement is subject to minimum and maximum quantity limitations. The Supply Agreement is effective for a period of five years, unless earlier terminated. The Company or Dr. Zamora may terminate the Supply Agreement immediately in prescribed circumstances, including if either party defaults with respect to its obligations under the Supply Agreement and, if the default is capable of being cured, does not cure such default within 30 days after receiving notice of such default. If the Supply Agreement is deemed terminated by Dr. Zamora for failure of the Company to supply the Cosmetic Products in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect. As of July 31, 2023, Dr. Zamora has purchased approximately $33,750 of Cosmetic Products pursuant to the Supply Agreement.

Memorandum of Understanding

On the Settlement Effective Date, in connection with the Settlement Agreement, we also entered into a Memorandum of Understanding with Dr. Zamora (the “MOU”) in order to support clinical research for AlloRx. Under the MOU, the Company agreed to provide AlloRx at a specified price to international clinical research facilities or other clinics with which Dr. Zamora may become affiliated, provided that certain regulatory conditions are satisfied, including proof of satisfaction of applicable United States and local legal requirements. The MOU will be effective for a period of five years, unless earlier terminated or replaced by mutual written agreement between Dr. Zamora and the Company. The MOU may also be earlier terminated in the event any clinic or the Company materially breaches the terms and conditions of the MOU. In the event the MOU is terminated by Dr. Zamora for failure of the Company to supply AlloRx in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect.

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Standstill Agreement

On the Settlement Effective Date, in connection with the Settlement Agreement, we entered into a Standstill Agreement with Dr. Zamora (the “Standstill Agreement”). Pursuant to the Standstill Agreement, Dr. Zamora granted an irrevocable proxy and power-of-attorney to our Chief Executive Officer, Christopher Furman, for so long as he is acting in such position, and our Chair of the Board, which such position is currently held by John Packs, to vote or act by written consent with respect to the shares of our common stock held by Dr. Zamora. The irrevocable proxy and power of attorney is effective from the Settlement Effective Date until the earliest of (i) three years from the Settlement Effective Date, (ii) termination of the Supply Agreement or the MOU (each as defined below), and (iii) such time, if ever, that a petition in bankruptcy is filed by or against the Company (the “Standstill Term”). Pursuant to the Standstill Agreement, during the Standstill Term, Dr. Zamora also agreed to refrain from taking certain actions in his capacity as a stockholder of the Company, without the prior written consent of the Company, including to not effect or seek, offer or propose to effect or participate in, directly or indirectly, with any other person (i) any acquisition of the Company’s voting securities, or any instrument that would give Dr. Zamora the right to vote or direct the vote of such securities, or any assets or businesses of the Company or its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, its subsidiaries or its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, its subsidiaries or its affiliates, (iv) solicit proxies or consents to vote any securities of the Company, or (v) nominate or seek to nominate any person to our Board.

Revenues

Dr. Zamora is also a customer of ours in his capacity as a practicing physician. For the years ended October 31, 2022 and 2021, Dr. Zamora accounted for $30,500 and $362,800 in product sales, respectively, and for the nine months ended July 31, 2023, Dr. Zamora accounted for $33,750 in product sales.

Lease with Spouse of Chief Science Officer

The spouse of our Chief Science Officer, through entities she controls, leases office and lab space to our company. The rent is $5,645 per month plus taxes, insurance and utilities. We believe that the rental rate charged to us under this lease are consistent with commercial rental rates in the area.

Consulting Agreement with 5% Stockholder

On December 1, 2021, we entered into a consulting agreement with John Evans (the “Consulting Agreement”), a greater than 5% stockholder and our former Chief Financial Officer, pursuant to which Mr. Evans provides advisory services to our Chief Executive and Chief Financial Officers. Under the Consulting Agreement, Mr. Evans is paid $200,000 per year for his services, increasing to $250,000 per year upon the Company receiving a financing of $10 million or more. The Consulting Agreement further provides that all prior options granted to Mr. Evans under his prior agreements with the Company, specifically those that were granted on May 1, 2018, November 30, 2020, October 1, 2021, shall survive and continue to vest according to their original terms.

The Consulting Agreement will terminate on December 1, 2025 (the “Agreement Termination Date”). If Mr. Evans is terminated by the Company for any reason prior to the Agreement Termination Date, or there occurs a Change in Control (as defined in the Consulting Agreement), Mr. Evans will be entitled to the continued payment of amounts due under the Consulting Agreement for the remaining term of the Consulting Agreement, as well as continued vesting of all outstanding options granted to Mr. Evans.

Other Transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see the subsection titled “Executive and Director Compensation—Executive Compensation Arrangements.”

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We have also granted stock options to our executive officers and certain of our directors. For a description of these equity awards, see the subsection titled “Executive and Director Compensation—Equity Compensation.”

Director and Officer Indemnification

We intend to enter into new indemnification agreements with each of our current directors and executive officers before the completion of this offering.

Our third amended and restated articles of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims, and liabilities arising out of the fact that the person is or was our director or officer or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Related Person Transaction Policy

Our Board has adopted a written related-person transaction policy that applies to our executive officers, directors, director nominees, holders of more than five percent of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Such persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent members of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, director nominee, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, the commercial reasonableness of the terms of the transaction and the materiality and character of the related person’s direct or indirect interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of July 31, 2023 by:

●	each person whom we know to beneficially own more than 5% of our common stock;

●	each of our directors;

●	our director nominee who will serve as such upon completion of this offering;

●	each of our named executive officers; and

●	all current directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of July 31, 2023. Shares issuable pursuant to stock options and warrants are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 4,430,545 shares of our common stock outstanding as of July 31, 2023. We have based our calculation of the percentage of beneficial ownership after this offering on 6,726,967 shares of our common stock to be outstanding following this offering, which gives effect to the automatic conversion of the 2022 Convertible Notes and the 8% Convertible Notes outstanding as of July 31, 2023 into an aggregate of 478,241 shares of common stock upon completion of this offering, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range as disclosed on the cover page of this prospectus), and further reflects the issuance of 1,818,181 shares of common stock in this offering, assuming that the underwriters will not exercise their over-allotment option to purchase up to an additional shares 272,727 of our common stock.

Unless otherwise indicated, the address for each listed stockholder is: c/o Vitro Biopharma, Inc., 3200 Cherry Creek Drive South, Suite 410, Denver, Colorado 80209. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)		Percentage of Shares Beneficially Owned Prior to Offering (%)	Percentage of Shares Beneficially Owned After Offering (%)
Named Executive Officer, Directors and Director Nominee:

Christopher Furman	1,391,442	(1)(2)	30.9	20.5
Nathan Haas	131,587	(3)	2.8	1.9
Jack Zamora 36 Steele Street Denver, CO 80206	1,415,359	(4)	31.2	20.7
James Musick	1,265,103	(5)(6)	27.4	18.3
Caroline Mosessian	31,729	(7)	*	*
John Packs	—		—	—
Anthony Pearl	15,817	(8)	*	*
All current executive officers and directors as a group (5 persons)	2,819,861	(9)	59.0	39.9

All Other Greater than 5% Owners:
James R. Musick Trust(10)	874,169		19.7	13.0
John Evans	249,258	(11)	5.5	3.6

* Less than 1%.

(1) Includes 76,922 shares issuable upon exercise of options which are exercisable within 60 days of July 31, 2023.

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(2) Includes 1,314,520 shares over which the reporting person shares voting power by virtue of a proxy granted by Jack Zamora pursuant to the Standstill Agreement until the expiration of the Standstill Term.

(3) Includes 39,998 shares issuable upon exercise of warrants and 19,230 shares issuable upon exercise of options, all of which are exercisable within 60 days of July 31, 2023.

(4) Includes 64,076 shares issuable upon exercise of options and 36,763 shares issuable upon exercise of outstanding warrants, all of which are exercisable within 60 days of July 31, 2023. Pursuant to the Standstill Agreement, the reporting person granted an irrevocable proxy to 1,314,520 of these shares to Christopher Furman under certain conditions and until the expiration of the Standstill Term. See the Schedule 13D filed by Mr. Furman with the SEC on December 2, 2022 for additional information.

(5) Includes 180,768 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2023. Also includes 113,707 shares owned by the reporting person’s spouse.

(6) Includes 874,169 shares held in The James R. Musick Trust, a grantor trust. Dr. James Musick has sole voting and investment control of the shares held in The James R. Musick Trust.

(7) Includes 31,729 issuable upon exercise of options that are exercisable within 60 days of July 31, 2023.

(8) Includes 8,125 shares of common stock and 7,692 shares issuable upon exercise of outstanding warrants, all of which are exercisable within 60 days of July 31, 2023, held in the Pearl Family Trust, of which Anthony Pearl serves as the trustee and has sole voting and investment control.

(9) Includes 39,998 shares issuable upon exercise of outstanding warrants and 308,649 shares underlying options, all of which are exercisable within 60 days of July 31, 2023.

(10) Dr. James Musick, a director and our Chief Science Officer, has sole voting and investment control of the shares held in The James R. Musick Trust.

(11) Includes (i) 48,490 shares held by the reporting person’s spouse, of which he disclaims beneficial ownership and (ii) 130,767 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2023.

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DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our third amended and restated articles of incorporation, the Reverse Stock Split Charter Certificate and our amended and restated bylaws, and of the applicable provisions of the Nevada Revised Statutes (“NRS”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our third amended and restated articles of incorporation, the Reverse Stock Split Charter Certificate and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Following the effectiveness of our third amended and restated articles of incorporation, which became effective on June 30, 2023, and the Reverse Stock Split Charter Certificate, which became effective on July 6, 2023 to effect the Reverse Stock Split at a ratio of 1 share for 26 shares, our authorized capital stock consists of 19,230,770 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. We have no shares of preferred stock outstanding.

Common Stock

Outstanding Shares

As of July 31, 2023, we had 4,430,545 shares of common stock outstanding, held of record by approximately 1700 stockholders.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of votes. In addition, the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors will be required to take certain actions, including amending certain provisions of our third amended and restated articles of incorporation, including the provisions relating to amending our amended and restated bylaws, amending our third amended and restated articles of incorporation and the calling of a special meeting of stockholders.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights, Preferences, and Privileges

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Stock Options

As of July 31, 2023, we had outstanding options to purchase an aggregate of 1,122,154 shares of our common stock, with a weighted-average exercise price of $10.80 per share. For additional information regarding terms of our equity incentive plans, see the section titled “Executive and Director Compensation—Equity Incentive Plans.”

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Class A Warrants

As of July 31, 2023, we had outstanding Class A Warrants to purchase an aggregate of 187,026 shares of our common stock at an exercise price of $13.00 per share. If unexercised, the Class A Warrants will expire three (3) years after the date of issuance. The Class A Warrants are afforded customary anti-dilution rights.

Class B Warrants

As of July 31, 2023, we had outstanding Class B Warrants to purchase an aggregate of 261,651 shares of our common stock at an exercise price of $26.00 per share. If unexercised, the Class B Warrants will expire five (5) years after date of issuance. The Class B Warrants also contain customary anti-dilution rights.

January 2023 Warrants

As of July 31, 2023, we had outstanding January 2023 Warrants to purchase an aggregate of 19,230 shares of our common stock, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), at an exercise price of $16.25 per share for a period of five years. Each such January 2023 Warrant entitles the holder to purchase that number of shares of the Company’s common stock determined (A) in the case following a Qualified Financing (as defined below with respect to the 8% Convertible Notes), by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note (as defined below) plus all accrued and unpaid interest thereon at the time of conversion multiplied by .25, by (ii) the quotient of the Discounted Qualified Financing Price (as defined below with respect to the 8% Convertible Notes) divided by .75, or (B) in connection with a change in control, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon, by (ii) the Capped Price (as defined below with respect to the 8% Convertible Notes), subject to adjustment in certain events, such as stock splits or dividends.

2023 Bridge Warrants

As of July 31, 2023, we had outstanding 2023 Bridge Warrants to purchase an aggregate of 243,450 shares of our common stock, based on an assumed public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), at an exercise price of $16.25 per share for a period of five years. Each such 2023 Bridge Warrant entitles the holder to purchase that number of shares of the Company’s common stock determined (A) in the case following a Qualified Financing (as defined below with respect to the 8% Convertible Notes), by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note (as defined below) plus all accrued and unpaid interest thereon at the time of conversion, by (ii) the quotient of the Discounted Qualified Financing Price (as defined below with respect to the 8% Convertible Notes) divided by .75, or (B) in connection with a change in control, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon, by (ii) the Capped Price (as defined below with respect to the 8% Convertible Notes), subject to adjustment in certain events, such as stock splits or dividends.

Convertible Notes

We have three series of convertible notes presently outstanding. There is one 5% Convertible Note in the principal amount of $480,000 outstanding to one individual issued in connection with the acquisition of Fitore. The 5% Convertible Note is due on July 31, 2024 and is convertible into our common stock at a price of $26.00 per share at the option of the holder and is subject to mandatory conversion in the event (i) our common stock is publicly traded, (ii) the common stock trades at a price of at least $3.00 per share for at least 20 days and the average daily trading volume during such 20 day period is at least 15,000 shares, and (iii) we either have an effective registration statement allowing for resale of the common stock free of any restrictions or the shares are eligible for sale without restriction by the holder upon conversion.

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In May 2022, we issued two additional convertible promissory notes in the aggregate principal amount of $200,000 (each, a “2022 Convertible Note” and collectively, the “2022 Convertible Notes”). The 2022 Convertible Notes bear interest at the rate of five per cent per year and are payable solely in shares of our common stock. They may be converted at any time at the option of the holder and are payable in full at the earliest of (i) the completion of a qualified financing, (ii) a change in control, or (iii) the maturity date, five years from the date of issuance. A qualified financing is any financing completed after the date of issuance involving the sale of our equity securities primarily for capital raising purposes resulting in gross proceeds to us of at least $5 million. We believe that completion of this offering would be considered a qualified financing. Upon completion of a qualified financing, the notes are convertible into the securities issued in such financing in an amount determined by dividing (i) the outstanding principal on the notes plus all accrued interest by (ii) the lower of (x) the Discounted Qualified Financing Price and (y) the Capped Price. The Discounted Qualified Financing Price is the per share price at which the shares of the Qualified Financing Securities are to be sold generally in such Qualified Financing as determined for accounting purposes under GAAP multiplied by 0.75 (subject in all instances to a minimum per share price to the holders of $1.00). The Capped Price is the per share price implied by a fully-diluted (on an as-converted to common stock basis), pre-money valuation of $400,000,000 for the Company.

In January 2023, we issued five 8% Convertible Notes in the aggregate principal amount of $405,000. In addition, we issued three additional 8% Convertible Notes in the aggregate principal amount of $237,600 on March 15, 2023, two additional 8% Convertible Notes in the aggregate principal amount of $350,000 on March 30, 2023 and one additional 8% Convertible Note in the aggregate principal amount of $200,000 on April 14, 2023. In June 2023, we issued two additional 8% Convertible Notes in the aggregate principal amount of $425,000. In July 2023, we issued one additional 8% Convertible Note in the aggregate principal amount of $100,000. The 8% Convertible Notes bear interest at the rate of eight per cent per year and are payable solely in shares of the Company’s common stock. The 8% Convertible Notes may be converted at any time at the option of the holder and are payable in full at the earliest of (i) the completion of a “Qualified Financing,” as defined below, (ii) a change in control, (iii) in the event of default, or (iv) the maturity date, which is five years from the date of issuance. A Qualified Financing is defined as any financing completed after the date of issuance involving the sale of the Company’s equity securities primarily for capital raising purposes resulting in gross proceeds to the Company of at least $5 million. Upon completion of a Qualified Financing, each Convertible Note is convertible into the securities issued in such financing (the “Qualified Financing Securities”) in an amount determined by dividing (i) the outstanding principal on the Note plus all accrued interest by (ii) the lessor of (x) the “Discounted Qualified Financing Price” and (y) the “Capped Price.” In the event of a change in control or default, voluntary conversion or upon maturity, each Note is convertible into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of the Note plus any accrued but unpaid interest, divided by (ii) the Capped Price. The Discounted Qualified Financing Price is defined as the per share price at which the shares of the Qualified Financing Securities are sold in such Qualified Financing as determined for accounting purposes under GAAP, multiplied by 0.75. The Capped Price is the per share price implied by a fully-diluted (on an as-converted to common stock basis), pre-money valuation of $200,000,000 for the Company.

In each case, the minimum prices described above could be subject to adjustment in certain events, such as stock splits or dividends.

Participation Rights

The 8% Convertible Notes entitle each holder to purchase in a Qualified Financing an amount of Qualified Financing Securities up to 200% of the aggregate principal amount of the 8% Convertible Note held by such holder.

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to 90,909 (up to 104,545 shares if the over-allotment option is exercised in full) shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the “Representative’s Warrants”). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and one-half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

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Until such time as the representative’s warrants or the shares of common stock issuable upon exercise of the representative’s warrants can be sold pursuant to Rule 144 without volume restrictions, the representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Election and Removal of Directors; Vacancies

We expect our Board of Directors will consist of between 3 and 15 directors. The exact number of directors will be fixed from time to time by resolution of the Board. Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Any director or the entire Board may be removed from office at any time by an affirmative vote of shares representing at least 66-2/3% of the voting power of all of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Any vacancy occurring on the Board of Directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Stockholder Action by Written Consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the Nevada Revised Statutes, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent to such action is signed by the stockholders holding at least a majority of the voting power of all classes entitled to vote, or such different proportion of voting power that would be required for such an action at a meeting of the stockholders. Our third amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted by Nevada law to be taken at any annual or special meeting of the stockholders may be taken without a meeting if: (i) all of the stockholders entitled to vote thereon consent to such action in writing or (ii) the stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws provide that stockholders at an annual meeting may only consider proposals or nominations as shall have been properly brought before the meeting by or at the direction of (i) our Board of Directors or (ii) by a qualified stockholder of record at the time the notice hereinafter described is provided, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our amended and restated bylaws and provide us with certain information. Our third amended and restated articles of incorporation provide that, subject to applicable law, special meetings of the stockholders may be called only by the Chairman of the Board or by the affirmative vote of a majority of the directors then in office. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or changes in our management.

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Amendment of Amended and Restated Articles of Incorporation or Bylaws

Nevada law provides generally that a resolution of the Board of Directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders (unless such bylaws provide otherwise), may be amended by the Board of Directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our third amended and restated articles of incorporation provide that they may be amended by the Board of Directors or by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Company, voting together as a single class, in the manner as now or hereafter prescribed by statute, except that the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors will be required to amend certain provisions of our third amended and restated articles of incorporation, including provisions relating to amending our amended and restated bylaws, amending our third amended and restated articles of incorporation and the calling of a special meeting of stockholders. Our third amended and restated articles of incorporation and our amended and restated bylaws provide that our bylaws may be amended or repealed by a majority of our Board of Directors or by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Company, voting together as a single class.

The foregoing provisions of our third amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitation of Liability of Directors and Officers

Nevada law provides that our directors and officers will not be personally liable to us, our stockholders or our creditors for monetary damages for any act or omission of a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. Our third amended and restated articles of incorporation do not provide for greater liability of the company’s officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our third amended and restated articles of incorporation and our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by Nevada law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

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We are also expressly authorized under Nevada law to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our third amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Company or its subsidiaries unless (a) the Company or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with its articles of incorporation, (b) the Company or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Company or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our third amended and restated articles of incorporation. Any amendment to certain of the foregoing provisions of our third amended and restated articles of incorporation may require the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Anti-Takeover Effects of Nevada Law

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We do not intend to opt out of these statutes.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors before such person became an interested stockholder or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus interest compounded annually, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

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●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the date at issue. If we are or become subject to this statute, the control share statute will prohibit an acquirer, under certain circumstances, from voting its “control shares” of our stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of our disinterested stockholders or unless we amend our third articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to us or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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Dissenters’ Rights of Appraisal and Payment

Under Nevada law, with certain exceptions, as long as shares of our common stock are traded on the NYSE American, holders of shares of common stock will not have dissenters’ rights to payment of an appraised fair market value for such shares in connection with a plan of merger, conversion or exchange of the Company unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Nevada Court.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Listing

Our common stock is currently not listed on any securities exchange. Our common stock has been approved for listing on the NYSE American under the symbol “VTRO” subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering. We believe that upon completion of this offering contemplated by this prospectus, we will meet the standards for listing on the NYSE American. However, we cannot guarantee that we will be successful in listing our common stock on the NYSE American. The completion of this offering is contingent upon the successful listing of our common stock on the NYSE American.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent’s address is 2901 North Dallas Parkway, Suite 380, Dallas, TX 75093.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers, or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute returns of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

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Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. If we are or were to become a USRPHC, gain on our shares could become subject to the taxation under the FIRPTA rules and a purchaser could be required to withhold tax on payment to a Non-U.S. Holder (including on distributions under Section 301(c)(2) and (3), discussed above). However, even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid and properly executed IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

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Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (FATCA)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually reports certain information about such accounts, and withholds 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Because we were previously a publicly-traded entity and many of our stockholders hold unrestricted stock, there may be substantial sales of our common stock in the public market after completion of this offering. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Based on the number of shares of our common stock outstanding as of July 31, 2023, upon completion of this offering, we will have 6,726,967 shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of any options or warrants after that date. Of these shares, 1,818,181 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. In addition, approximately 623,233 shares held by our legacy public holders will be freely transferable without restriction or registration under the Securities Act (of these unrestricted shares, approximately 239,057 shares will be subject to contractual lock-up periods, as summarized below). The remaining shares of common stock to be outstanding upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, which rules are summarized below.

As a result of the contractual lock-up periods ending twelve (12) months after the date of this prospectus in the case of directors and officers, and six (6) months after the date of this prospectus in the case of certain other holders of outstanding shares, as described below, and the provisions of Rules 144 and 701, our shares outstanding upon completion of this offering will be available for sale in the public market as follows:

Date Available for Sale	Number of Shares	Description
Date of prospectus	2,342,728	Shares issued pursuant to this offering, assuming no exercise of the underwriters’ option to purchase additional shares; unrestricted shares outstanding prior to this offering; and restricted shares outstanding prior to this offering that will be saleable under Rule 144, in each case, that are not subject to a lock-up
Six months after the date of prospectus (subject, in some cases, to volume limitations)	3,333,127	Release of lock-up for unrestricted shares outstanding prior to this offering; restricted shares outstanding prior to this offering that will be saleable under Rule 144 and restricted shares issued upon automatic conversion of the 2022 Convertible Notes and 8% Convertible Notes that will be saleable under Rule 144
Twelve months after the date of prospectus (subject, in some cases, to volume limitations)	1,051,112	Release of lock-up for unrestricted shares outstanding prior to this offering and restricted shares outstanding prior to this offering that will be saleable under Rule 144

In addition to the shares of common stock to be outstanding upon completion of this offering, including the shares of common stock issued upon the automatic conversion of the 2022 Convertible Notes and 8% Convertible Notes set forth in the chart above, we have 20,305 shares of common stock which could be issued on conversion of an outstanding 5% Convertible Note, 711,357 shares which could be issued on exercise of outstanding warrants, assuming a public offering price of $5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and 1,122,154 additional shares that could be issued on exercise of outstanding options, in each case as of July 31, 2023. Upon exercise or conversion, as applicable, such shares will be eligible for sale, subject to the lock-up agreements described below and/or Rule 144 and 701 under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale; and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 67,269 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

●	the average weekly trading volume of shares of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates and non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144 to the extent applicable. Sales by non-affiliates must comply with the current public information requirement of Rule 144 after the six (6) month holding period for any restricted securities, however, after a one (1) year holding period, non-affiliates may sell restricted securities without complying with any of the requirements of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Lock-Up Agreements

In connection with this offering, we, our directors, our executive officers and holders of substantially all of our other outstanding shares of common stock or securities convertible into or exchangeable for shares of our common stock outstanding upon the completion of this offering, have entered into or will enter into lock-up agreements with the underwriters, subject to certain exceptions more fully described under the section titled “Underwriting,” not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date twelve (12) months after the date of this prospectus in the case of our officers and directors, and six (6) months in the case of us and certain other stockholders, except with the prior consent of the representative. See the section titled “Underwriting” for additional information.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2022 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to                additional shares of our common stock, solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock shall be equal to the public offering price of one share of common stock, less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the public offering price. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

(1)	The non-accountable expense allowance will not be payable with respect to the representative’s exercise of the over-allotment option, if any.

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the completion of the offering. The non-accountable expense allowance of 1% is not payable with respect to any shares sold upon exercise of the representative’s over-allotment option. We have paid an expense deposit of $50,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

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We have also agreed to pay certain of the representative’s expenses relating to the offering, including (i) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in the offering (including the shares subject to the representative’s over-allotment option) with the SEC; (ii) all filing fees and expenses associated with the review of the offering by FINRA; (iii) all fees and expenses relating to the listing of the share of our common stock to be sold in the offering (including the shares of common stock issuable upon exercise of the representative’s warrant) on the NYSE American, or such other national securities exchange on which our common stock may be listed, including any fees charged by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of our officers, directors and related entities in an amount not to exceed $15,000 in the aggregate; (v) all fees, expenses and disbursements relating to the registration or qualification of such shares of common stock under the “blue sky” securities laws of such states, if applicable, as the representative may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of such shares of common stock under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (viii) the costs and expenses of a public relations firm; (ix) the costs of preparing, printing and delivering certificates representing the common stock in the event that we determine to deliver certificated shares of common stock; (x) fees and expenses of the transfer agent for the shares of common stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (xii) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (xiii) the costs associated with commemorative mementos and Lucite tombstones, each of which we or our designee will provide within a reasonable time after the closing of this offering in such quantities as the representative may reasonably request, in an amount not to exceed $3,000 in the aggregate; (xiv) the fees and expenses of our accountants; (xv) the fees and expenses of our legal counsel and other agents and representatives; (xvi) the fees and expenses of the underwriter’s legal counsel, not to exceed $125,000; (xvii) the $29,500 cost associated with the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (xviii) $10,000 for data services and communications expenses, (xix) up to $10,000 of the underwriters’ actual accountable “road show” expenses and (xx) up to $10,000 of the representative’s market making and trading, and clearing firm settlement expenses for the offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $2.3 million.

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, until such time as the representative’s warrants or the shares of common stock issuable upon exercise of the representative’s warrants can be sold pursuant to Rule 144 without volume restrictions, the representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain stockholders, have agreed not to directly or indirectly, without the prior written consent of the representative, offer to sell, sell, pledge or otherwise transfer or dispose of any shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of twelve (12) months in the case of our executive officers and directors, and six (6) months in the case of us and certain existing stockholders, from the date of this prospectus. In addition, we have agreed for a period of twenty-four (24) months from the closing date of this offering not to directly or indirectly in any “at-the-market”, continuous equity offering or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for share of our capital stock, without the prior written consent of the representative.

Right of First Refusal

Until 18 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18 month period for us, or any successor to our Company or any subsidiary of our Company, on terms and conditions customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

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NYSE American Listing

Our common stock has been approved for listing on the NYSE American under the symbol “VTRO” subject to our satisfaction of NYSE American’s initial listing criteria, including completion of this offering. However, we cannot guarantee that we will be successful in listing our common stock on the NYSE American. The completion of this offering is contingent upon the successful listing of our common stock on the NYSE American.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loan for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

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In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may not be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to legal entities which are qualified investors as defined under the Prospectus Regulation;

●	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

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provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

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Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

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Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

169

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for Vitro Biopharma, Inc. by Polsinelli PC, Denver, Colorado. Blank Rome LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

MaloneBailey, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of October 31, 2022 and 2021 and for the years then ended, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on MaloneBailey’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

We file periodic reports and other information with the SEC. We also maintain a website at www.vitrobiopharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. We have included our website address as an inactive textual reference only.

170

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Vitro Biopharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vitro Biopharma, Inc. and its subsidiaries (collectively, the “Company”) as of October 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and negative cash flow from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Board of Directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2020.
Houston, Texas
January 30, 2023, except for Notes 1, 4, 5, 7, 8, 9 & 10 which are dated July 17, 2023

F-2

Vitro BioPharma, Inc.

Consolidated Balance Sheets

	October 31, 2022	October 31, 2021
ASSETS

Cash	$741,538	$3,626,983
Restricted Cash	-	750,000
Accounts Receivable, Net	73,537	127,482
Inventory	280,138	118,005
Prepaid Expense	140,759	13,978
Prepaid project costs	217,747	-
Deferred Offering Costs	1,482,422	-

Total Current Assets	2,936,141	4,636,448

Goodwill	3,608,949	4,523,040
Intangible Assets, Net	1,377,401	1,509,136
Property and Equipment, Net	351,940	115,182
Patents, Net	8,390	8,390
Right of Use Asset - Operating Lease	277,381	332,997
Other Assets	13,860	3,920

Total Assets	$8,574,062	$11,129,113

LIABILITIES

Accounts Payable	$604,606	$59,534
Deferred Revenue	650,000	500,000
Revolving Line of Credit	-	58,596
Accrued Liabilities	939,523	522,182
Accrued Liabilities - Related Party	232,512	172,147
Current Maturities of Capital Lease Obligations	62,979	52,362
Current Maturities of Operating Lease Obligations	50,055	58,625

Total Current Liabilities	2,539,675	1,423,446

Capital Lease Obligations, Net of Current Portion	78,955	74,826
Operating Lease Obligation, Net of Current Portion	227,326	274,372
Unsecured 6% Note Payable - Related Party	767,288	767,288
Unsecured 4% Note Payable - Related Party	1,221,958	1,221,958
2021 Series Convertible Notes Payable - Related Party	480,000	800,000
Senior Convertible Note Payable	-	3,000,000
2022 Series Convertible Notes Payable	200,000	-
Long Term Accrued Interest Payable	3,205	17,781
Long Term Accrued Interest Payable - Related Party	219,815	94,916

Total Long-Term Liabilities	3,198,547	6,251,141

Total Liabilities	5,738,222	7,674,587

STOCKHOLDERS’ EQUITY

Preferred Stock, 5,000,000 Shares Authorized, par value $0.001; Series A Convertible Preferred Stock, 250,000 Shares Authorized, 0 and 136,059 Outstanding, respectively	-	136
Common stock, 19,230,770 Shares Authorized, par value $0.001, 4,430,545 and 3,705,107 Outstanding, respectively	4,430	3,705
Additional Paid in Capital	25,634,826	19,394,052
Less Treasury Stock	(84,000)	(84,000)
Accumulated Deficit	(22,719,416)	(15,859,367)

Total Stockholders’ Equity	2,835,840	3,454,526

Total Liabilities and Stockholders’ Equity	$8,574,062	$11,129,113

These financial statements should be read in connection with the notes to consolidated financial statements.

F-3

Vitro BioPharma, Inc.

Consolidated Statements of Operations

	Year Ended October 31, 2022	Year Ended October 31, 2021

Product Sales	$2,662,793	$896,324
Product Sales, Related Parties	30,500	362,800
Consulting Revenue	600,000	51,822
Total Revenue	3,293,293	1,310,946
Less Cost of Goods Sold	(586,884)	(351,307)
Gross Profit	2,706,409	959,639

Operating Costs and Expenses:
Selling, General and Administrative	7,602,945	4,957,908
Research and Development	155,630	118,479
Impairment expense	914,091	-

Loss From Operations	(5,966,257)	(4,116,748)

Other Expense:
Interest Expense	(198,450)	(404,915)
Loss on Conversion of Senior Secured Note Payable	(695,342)	-

Net Loss	(6,860,049)	(4,521,663)

Deemed Dividend on Series A Convertible Preferred Stock	(793,175)	(110,938)
Cumulative Series A Convertible Preferred Stock Dividend Requirement	(111,333)	(124,980)

Net Loss Available to Common Stockholders	$(7,764,557)	$(4,757,581)

Net Loss per Common Share, Basic and Diluted	$(1.82)	$(2.34)

Shares Used in Computing Net Loss per Common Share, Basic and Diluted	4,144,122	2,085,607

These financial statements should be read in connection with the notes to consolidated financial statements.

F-4

Vitro BioPharma, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended October 31, 2022 and 2021

	Preferred Stock		Common Stock		Additional Paid in	Treasury	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Total

Balance at October 31, 2020	41,000	41	1,775,546	1,775	8,794,242	(84,000)	(11,337,704)	(2,625,646)

Sale of preferred stock	71,600	72	-	-	1,789,928	-	-	1,790,000
Common stock issued for services	-	-	2,884	3	14,247	-	-	14,250
Stock based compensation	-	-	-	-	2,040,617	-	-	2,040,617
Shares issued in connection with acquisition of subsidiaries	12,000	12	1,038,462	1,038	5,314,195	-	-	5,315,245
Conversion of notes payable and advances from related parties	11,459	11	-	-	286,453	-	-	286,464
Conversion of notes to common stock	-	-	888,661	889	1,154,370	-	-	1,155,259
Beneficial conversion feature on convertible preferred stock	-	-	-	-	110,938	-	-	110,938
Deemed dividend on convertible preferred stock-	-	-	-	-	(110,938)	-	-	(110,938)
Net loss	-	-	-	-	-	-	(4,521,663)	(4,521,663)

Balance at October 31, 2021	136,059	136	3,705,553	3,705	19,394,052	(84,000)	(15,859,367)	3,454,526

Common Stock issued in connection with note conversions	-	-	155,529	156	4,043,610	-	-	4,043,766
Common Stock issued in connection with preferred stock conversions	(136,059)	(136)	569,463	569	(433)	-	-	-
Stock based compensation	-	-	-	-	2,197,597	-	-	2,197,597
Beneficial conversion feature on convertible preferred stock	-	-	-	-	793,175	-	-	793,175
Deemed dividend on convertible preferred stock	-	-	-	-	(793,175)	-	-	(793,175)
Net loss	-	-	-	-	-	-	(6,860,049)	(6,860,049)

Balance at October 31, 2022	-	$-	4,430,545	$4,430	$25,634,826	$(84,000)	$(22,719,416)	$2,835,840

These financial statements should be read in connection with the notes to consolidated financial statements.

F-5

Vitro BioPharma, Inc.

Consolidated Statements of Cash Flows

	Year Ended October 31, 2022	Year Ended October 31, 2021

Operating Activities

Net Loss	$(6,860,049)	$(4,521,663)
Adjustment to Reconcile Net Loss:
Loss on Conversion of Senior Secured Note Payable	695,342	-
Depreciation Expense	163,799	88,516
Amortization Expense	131,735	8,790
Bad Debt Expense	10,440	14,580
Impairment Expense	914,091	-
Amortization of Operating Lease - ROU Asset	55,616	61,796
Accretion of Debt Discount	-	193,932
Stock Based Compensation	2,197,597	2,040,617
Issuance of shares for services	-	14,250
Write-off of inventory	-	99,497
Changes in Assets and Liabilities
Accounts Receivable	43,505	(42,866)
Accounts Receivable, Related Parties	-	58,250
Inventory	(162,133)	(83,005)
Prepaid Expenses	(126,781)	(13,978)
Prepaid project costs	(217,747)	-
Accounts Payable	237,068	13,142
Accounts Payable, Related Parties	-	(32,212)
Deferred Revenue	150,000	500,000
Operating Lease Obligation	(55,616)	(61,796)
Accrued Liabilities	417,341	396,021
Accrued Liabilities - Related Party	60,365	(9,390)
Accrued Interest	2,582	44,565
Accrued Interest, Related Parties	136,165	150,223
Advances	-	86,464
Other assets	(9,940)	(3,920)

Net Cash Used in Operating Activities	(2,216,620)	(998,187)

Investing Activities

Acquisition of Fitore	-	291,783
Acquisition of InfiniVive	-	78,234
Acquisition of Property and Equipment	(310,113)	(24,613)
Patent Costs	-	(8,390)

Net Cash (Used in) Provided by Investing Activities	(310,113)	337,014

Financing Activities

Preferred Stock Issued For Cash	-	1,790,000
Issuance of Senior Secured Convertible Note Payable	-	3,000,000
Deferred Offering Costs	(1,174,418)	-
Issuance of 2022 Series Convertible Notes Payable	200,000	-
Capital Lease Principal Payments	(75,698)	(48,656)
Payments on Revolving Line of Credit	(58,596)	(400)

Net Cash (Used in) Provided by Financing Activities	(1,108,712)	4,740,944

Total Cash (Used) Provided During the Fiscal Period	(3,635,445)	4,079,771
Beginning Cash Balance	4,376,983	297,212

Ending Cash Balance	$741,538	$4,376,983

Cash Paid for Interest	$59,702	$13,702
Cash Paid for Income Taxes	$-	$-

Supplemental Schedule of Non-Cash Financing Activities:
Recognition of New Capital Leases	$90,444	$32,645
Beneficial Conversion Feature and Deemed Dividend on Convertible Preferred Stock	$793,175	$110,938
Common Stock Issued for Conversion of Senior Note Payable	$3,712,500	$-
Common Stock Issued for Conversion of Related Party Note Payable	$331,266	$-
Deferred Offering Costs Recorded as Accounts Payable	$308,004	$-
Conversion of accrued payable to note payable	$-	$1,989,246
Common stock issued for conversion of note payable	$-	$1,155,259
Preferred stock issued for conversion of convertible notes and advances	$-	$286,464

Cash and Cash Equivalents, end of year	$741,538	$3,626,983
Restricted cash, end of year	-	750,000
Total Cash, Cash Equivalents and Restricted cash in the Statement of Cash Flows	$741,538	$4,376,983

These financial statements should be read in connection with the notes to consolidated financial statements.

F-6

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

NOTE 1 - NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization and Description of Business

Vitro Biopharma, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on March 31, 1986, under the name Imperial Management, Inc. On December 17, 1986, the Company merged with Labtek, Inc., a Colorado corporation, with the Company being the surviving entity and the name of the Company was changed to Labtek, Inc. The name was then changed to Vitro Diagnostics, Inc. on February 6, 1987. From November of 1990 through July 31, 2000, the Company was engaged in the development, manufacturing, and distribution of purified human antigens (“Diagnostics”) and related technologies. The Company also developed cell technology including immortalization of certain cells, which allowed entry into other markets besides Diagnostics. In August 2000, the Company sold the Diagnostics business, following which it focused on developing therapeutic products, its stem cell technology, patent portfolio and proprietary technology and cell lines for applications in autoimmune disorders and inflammatory disease processes and stem cell research. On February 3, 2021, the Company filed an amendment to the articles of incorporation with the Nevada Secretary of State, changing the name of the Company to Vitro BioPharma, Inc.

Reverse Stock Split

On June 23, 2023, the Board of Directors of the Company approved a reverse split of the Company’s issued and outstanding common stock at a ratio of 1 share for 26 shares and a reduction of the number of shares of the Company’s authorized common stock by the same ratio (the “Reverse Stock Split”). All share and per share information included in these financial statements and notes thereto have been retroactively adjusted to give effect to the Reverse Stock Split, which became effective on July 6, 2023.

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, Fitore, Inc. (“Fitore”) and InfiniVive MD, LLC (“InfiniVive”), both acquired effective August 1, 2021 (Note 4).

Cash Equivalents

For the purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Included in the Consolidated Balance Sheets as of October 31, 2022 and October 31, 2021, is restricted cash of $0 and $750,000, respectively. This amount was restricted to cover future interest expense payments on the senior convertible note through maturity. On February 22, 2022, the senior convertible note was converted to common stock and this restriction on cash was removed. (Note 7)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

F-7

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Concentrations

During the years ended October 31, 2022 and 2021, 1% and 28% respectively, of the Company’s total revenues were derived from sales to an entity controlled by the Company’s former Chief Executive Officer and President, Dr. Jack Zamora (“Dr. Zamora”) (Note 10 and Note 11). During the year ended October 31, 2022, another 17%, 15% and 14% of the Company’s total revenue was attributable to product sales to three other customers. During the year ended October 31, 2021, another two customers accounted for 16% and 13% of the Company’s revenues. Other than the revenues derived through sales to an entity controlled by Dr. Zamora and the additional customers mentioned herein, no customer accounted for greater than 10% of the Company’s gross sales for the years ended October 31, 2022 and 2021. In addition to the product revenue concentrations noted above, the Company recognized $600,000 in consulting revenue from a single client during the year ended October 31, 2022. This amount was 18% of the total revenue recognized for the period. The company recognized $51,822 in consulting revenue, unrelated to the large customer in 2022, during the year ended October 31, 2022.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. To determine the appropriate amount of revenue to be recognized for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) each performance obligation is satisfied. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on the Company’s consolidated financial statements.

For each performance obligation identified in accordance with ASC 606, the Company determines at contract inception whether it satisfies the performance obligation over time (in accordance with paragraphs 606-10-25-27 through 25-29) or satisfies the performance obligation at a point in time (in accordance with paragraph 606-10-25-30). If an entity does not satisfy a performance obligation over time, the performance obligation is satisfied at a point in time.

Control is considered transferred over time if any one of the following criteria is met:

●	The customer simultaneously receives and consumes the benefits of the asset or service which the entity performs;

●	The entity’s performance creates or enhances an asset; or

●	The entity’s performance creates or enhances an asset that has no alternative use to the entity and the entity has the right to payment for work completed to date.

F-8

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

For certain contracts to which the Company is party, it uses the recognition over time method to recognize revenue.

The Company recognizes revenue when performance obligations with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer at the time of the sale. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services. The Company’s revenue is primarily derived from the sources listed below:

Sale of research and development product: Sales of research and development product include the sale of stem cell medium.

Sale of therapeutic product: Includes cell culture media to be used in therapeutic treatment.

Shipping: Includes amounts charged to customers for shipping products.

Consulting Revenue: The Company has agreed to assist another party to develop an FDA-approved biological product. Revenues are recognized when certain contractual milestones are achieved.

Fitore product sales online: Includes internet sales, via the Fitore Nutrition website, of dietary supplements called Stemulife, Spectrum+, Easy Sleep and Thought Calmer.

InfiniVive product sales: InfiniVive, via its website and call-in orders, sells exosomes and daily cosmetic serum.

Disaggregation of revenue

The following table summarizes the Company’s revenue for the reporting periods, disaggregated by product or service type:

	Year Ended October 31, 2022	Year Ended October 31, 2021
Revenues:
Research and development products	$1,072,312	$857,648
AlloRx Stem Cells to Foreign Third-Party Clinics	1,174,456	180,856
Consulting revenue	600,000	51,822
InfiniVive products	236,788	139,070
Fitore products	209,737	81,550

Total	$3,293,293	$1,310,946

Deferred Revenue

The Company has recorded deferred revenue in connection with a Joint Operating Agreement (as subsequently amended, the “JOA”) executed between the Company and European Wellness/BIO PEP USA (“BIO PEP”). Under the terms of this JOA, the Company is obligated to use its best efforts to identify, develop and deliver various potential active pharmaceutical ingredients and to oversee the development of a recombinant cell line by a third-party service provider. The Company was also engaged to establish a Quality Management System to be utilized by BIO PEP in their pursuit of FDA authorizations. See “Joint Operating Agreement” below for additional information.

F-9

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The Company records as deferred revenue amounts for which the Company has been paid but for which it has not yet achieved and delivered related milestones or when the level of effort required to complete performance obligations under an arrangement can be reasonably estimated under the terms of the JOA. Deferred revenue is classified as current or long-term based on when management estimates the revenue will be recognized. As of October 31, 2022, the Company has deferred $650,000 in revenue. The Company has recorded $217,747 in prepaid project costs related to this deferred revenue in current assets. The amounts recorded as deferred revenue and prepaid project costs will be recognized if and when the Company achieves and delivers the milestones under the terms of the JOA.

The table below summarizes Deferred Revenues as of October 31, 2022:

	October 31, 2021	Revenue Recognized	Revenue Deferred	October 31, 2022
Deferred Revenue	$500,000	$(500,000)	$650,000	$650,000
Total	$500,000	$(500,000)	$650,000	$650,000

During the year ended October 31, 2022, the Company recognized $500,000 in previously deferred revenue, $100,000 in additional revenue and $218,017 in expenses related to the JOA. The expenses are included in the Selling, general and administrative line on the accompanying consolidated statements of operations.

Accounts Receivable

Accounts receivable consists of amounts due from customers. The Company considers accounts more than 30 days old to be past due. The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not require collateral for its accounts receivable. At October 31, 2022 and 2021, total accounts receivable amounted to $73,537 and $127,482, respectively, net of allowances. The Company monitors accounts receivable for collectability and when doubt as to the realization of amounts recorded arises, an allowance is recorded and/or accounts deemed to be uncollectible will be written off. As of October 31, 2022 and 2021, the allowance for doubtful accounts was $2,500 and $7,000, respectively.

As of October 31, 2022, two customers accounted for 28% and 10% of accounts receivable. As of October 31, 2021, 43% and 23%, of the Company’s accounts receivable were attributable to sales to two customers. No other customer comprised more than 10% of the accounts receivable balance as of October 31, 2022 or 2021.

Deferred Offering Costs

The Company defers, as other current assets, the direct incremental costs of raising capital through equity offerings, until such time as the offering is completed or abandoned. At the time of the offering completion, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Property and Equipment

Property, equipment, and leasehold improvements are recorded at historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service (ranging from 3 -5 years), of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs are capitalized and expensed if they benefit future periods.

F-10

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Intangible Assets and Impairment

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

The Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Goodwill

Goodwill is the excess of acquisition cost over the fair value of the net assets of acquired businesses. The Company does not amortize goodwill but assesses goodwill for impairment at least annually or when there has been a material change in circumstances, using the market approach.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02-Leases (Topic 842), which significantly amends the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company elected to adopt this update early as of November 1, 2018, using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized an initial operating lease right-of-use asset of $80,171 and operating lease liability of $80,171. In July 2020, a new office lease was executed, resulting in an initial operating lease right-of-use asset of $411,287 and operating lease liability of $411,287. Due to the simplistic nature of the Company’s leases, no retained earnings adjustments were required. The Company recorded amortization of the operating lease right-of-use asset of $55,616 and $61,796 for the years ended October 31, 2022 and 2021, respectively.

Basic Loss Per Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic income or loss per share) and potentially dilutive shares of common stock that are not anti-dilutive. For the years October 31, 2022 and 2021, the following number of potentially dilutive shares have been excluded from diluted net loss since such inclusion would be anti-dilutive:

	October 31, 2022	October 31, 2021

Stock options outstanding	1,124,076	1,085,769
Shares to be issued in connection with convertible preferred shares	-	523,303
Shares to be issued in connection with exercise of warrants	523,302	523,302
Shares to be issued upon conversion of convertible notes payable and accrued interest	-	115,684
2021 Series Convertible Notes Payable - Related Party	18,461	-
2022 Series Convertible Notes Payable	7,692	-
Total	1,673,531	2,248,058

F-11

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Joint Operating Agreement

On August 6, 2021, the Company entered into a JOA with European Wellness and BioPep, its research and development subsidiary, under which the Company agreed to provide research and development services on identified targets. The Company was unable to identify a key target product to submit for FDA IND authorization using European Wellness’s existing mito-organelle peptides as the starting biological material as contemplated by the JOA. As a result, on April 28, 2022, the Company entered into an amendment to the JOA (“Amendment”).

Under the JOA, the Company is obligated to use its best efforts to identify a key investigational product candidate that can be submitted by European Wellness for FDA IND authorization. The JOA also requires the Company to use its best efforts to develop an FDA-validated immunoassay and potency assay of any target product. It is contemplated that any pre-clinical studies will be carried out by a third-party service provider, with the Company’s support and oversight. In addition, the Company agreed to manage the production of any target research products and to quantify biological activity for preclinical and clinical testing to support an FDA IND filing, all of which will be carried out by third-party service providers identified by the Company at third-party manufacturing facilities.

With the ultimate goal of supporting BioPep in becoming a cGMP manufacturer in the US, the Company is also obligated to help develop a biomanufacturing infrastructure to support BLA-compliant operations and to develop a certified Quality Management System for BioPep to support FDA approval of target products. For any INDs to be submitted to the FDA covering products developed under the JOA, the Company is obligated to provide the “Chemistry, Manufacturing, and Controls” section in support of the application.

The JOA further contemplates the potential identification and development of a veterinary product by a third-party using rabbit-sourced umbilical-cord derived MSCs. It is contemplated that development of this veterinary product will begin once the key investigational product is completed. The Company and European Wellness are obligated to use their best efforts to negotiate the terms of this arrangement at such time.

If any products developed pursuant to the European Wellness Agreement are ultimately approved for commercialization, the JOA contemplates that such products will be commercialized and distributed by European Wellness and/or BioPep. However, the JOA also contemplates that certain post-development rights and obligations of the parties, such as potential licensing rights and shared ownership over intellectual property developed pursuant to the agreement, will be negotiated at a later date. The JOA further contemplates that the parties may enter into negotiations to potentially engage the Company as a CMO to carry out product manufacturing on behalf of European Wellness and BioPep.

By its terms, the JOA will terminate on July 31, 2023. Either the Company or European Wellness may terminate the JOA sooner without cause at any time by providing 30-days prior written notice. In addition, the Company or European Wellness may terminate the European Wellness Agreement immediately under certain circumstances, including without limitation, if either party defaults with respect to its obligations under the agreement and does not cure such default within 30 days after receiving notice of such default.

Upon signing the JOA in August 2021, European Wellness paid the Company an initial fee of $500,000, which was recognized as revenue during the first quarter of 2022 when the associated performance milestones had been achieved. Those milestones included the development and deployment of a quality management system for European Wellness and the delivery of a manual describing the aforementioned quality management system. In connection with the Amendment, European Wellness also paid an additional lump-sum payment of $250,000 in May 2022, which has been recorded as deferred revenue and will be recognized as revenue if and when the associated milestones under the contract are reached. The Company also receives quarterly payments of $25,000 for providing research and development management services. All expenses incurred in connection with the JOA are classified as general and administrative expenses. In total, the Company may be eligible to receive additional estimated payments up to $5.8 million from European Wellness, which is expected to result in a more than $500,000 profit to the Company after deducting estimated expenses.

F-12

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Future milestones may include estimated payments up to an additional $1,800,000 for research and development services identifying an Active Pharmaceutical Ingredient (API) for product development within AlloEX, up to $1,200,000 to develop an FDA-validated immunoassay and qualify third-party vendors for ISO certification, up to $600,000 to develop a downstream manufacturing method and handle equipment procurement, up to $1,000,000 for the development and scaling of a manicuring system with the goal of commercial scale and up to $1,000,000 for potential future IND filings.

The Company provides BioPep with the expertise in scientific, quality, manufacturing methods, design developments and regulatory matters to ensure full compliance with the U.S. regulations for drug development, manufacturing, and potential future commercialization of BioPep product(s).

Expenses incurred in connection with completed milestones for which the Company has recognized revenue are included as a component of selling general and administrative expense in the statement of operations. Expenses incurred in connection with milestones which have yet to be completed are recorded as deferred project costs on the balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the top U.S. statutory corporate tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at the new rate.

Impairment and Disposal of Long-Lived Assets

The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. If such assets are considered impaired, the impairment to be recognized is determined as the amount by which the carrying value exceeds the fair value of the assets.

The Company periodically reviews the carrying amount of its long-lived assets for possible impairment. The Company recorded no asset impairment charges during the years ended October 31, 2022, and 2021.

Inventory

Inventories, consisting of raw materials and finished goods, are stated at the lower of cost (using the specific identification method) or market. Inventories consisted of the following at the balance sheet dates:

	October 31, 2022	October 31, 2021

Raw materials	$112,023	$-
Finished goods	168,115	118,005
Total inventory	$280,138	$118,005

F-13

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. During the years ended October 31, 2022 and 2021, the Company recorded impairment expense of $0 and $73,300, respectively.

Related Party Transactions

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions (see Note 10).

Research and Development

These costs are expensed as incurred and are primarily comprised of costs for: salaries, overhead and occupancy, contract services and other outside costs, quality assurance and analytical testing. As the Company’s operations include manufacturing and R&D, it reports cost of goods sold, including estimates of labor, materials, and overhead allocations, to the production of specific products manufactured for sale.

Stock Based Compensation

The Company accounts for expenses associated with shares issued for services using the fair value method following the guidance outlined in Section 718-10 of the FASB ASC for disclosure about stock-based compensation. This section requires a public entity to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). That cost is recognized over the period during which the service is provided. No compensation cost is recognized for equity instruments for which service is not provided or rendered.

Recent Accounting Standards

The Company periodically reviews new accounting standards that are issued and has not identified any new standards that it believes merit further discussion or would have a significant impact on its financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of approximately $6.9 million for the year ended October 31, 2022 and approximately $4.5 million for the year ended October 31, 2021. The Company had a working capital surplus of approximately $0.4 million as of October 31, 2022. However, the revenues of the Company do not provide adequate working capital for the Company to sustain its current and planned business operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations.

Management plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well potentially issuing additional debt instruments. The Company also has various initiatives underway to increase revenue generation through diversified offerings of products and services related to its stem cell technology and analytical capabilities. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain the Company’s operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

F-14

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has historically financed its operations primarily through various private placements of debt and equity securities.

NOTE 3 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation at the balance sheet dates:

	October 31, 2022	October 31, 2021

Leasehold improvements	$12,840	$12,840
Property and equipment	925,427	524,870
Total cost	938,267	537,710
Less accumulated depreciation	(586,327)	(422,528)
Net property and equipment	$351,940	$115,182

Depreciation expense for the years ended October 31, 2022 and 2021 was $163,799 and $88,516, respectively.

NOTE 4 - ACQUISITIONS

Fitore Inc.

On August 1, 2021, the Company, through a merger with a wholly owned subsidiary, acquired 100% of the stock of Fitore Inc., an unaffiliated online marketing and sales company. The acquisition of Fitore provided the Company an additional revenue stream through the online sales of nutritional supplements, as well as the online marketing expertise of the two majority selling shareholders, each of whom remained with the Company after the acquisition, one as the Chief Executive Officer of Fitore and the other as the Chief Financial Officer of the Company. The Chief Executive Officer of Fitore has since separated from that position.

The former shareholders of Fitore received convertible promissory notes totaling $1,000,000, 153,846 shares of common stock of the Company valued at approximately $4.94 per share and 6 Series A Convertible Preferred Units, with each Unit consisting of 2,000 shares of Series A Convertible Preferred Stock, 1,000 Series A Warrants and 1,000 series B Warrants. The total consideration was valued at $2,042,999. Total transaction costs related to the acquisition were approximately $24,800, which were recorded within the general and administrative expenses line item for the year ended October 31, 2021.

The assets acquired were recorded at their fair value. The purchase price excludes post acquisition compensation arrangements. The purchase price was allocated among cash, inventory and readily identifiable intangible assets, along with Goodwill of approximately $1.4 million (see further detail below), net of accrued payables and a revolving line of credit. Goodwill is primarily attributable to the synergies that were expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes. The acquisition was accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets to be recorded at fair values as of the acquisition date of August 1, 2021. The following table summarizes the purchase price and final allocation of the fair value of assets acquired:

August 1, 2021
Allocation of purchase price
Consideration given:
2021 Series Convertible Notes	$1,000,000
Common stock	742,999
Preferred stock and warrants	300,000
Total consideration	$2,042,999

Allocation of purchase price
Cash	$291,783
Inventory	99,496
Goodwill	1,351,458
Trademarks and trade names	217,440
Know-how and unpatented technology	112,020
Customer relationships	59,019
Accrued expenses	(29,221)
Revolving line of credit	(58,996)
Fair value of net assets acquired	$2,042,999

F-15

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

InfiniVive MD, LLC.

On August 1, 2021, the Company, through an exchange agreement, acquired 100% of the ownership interests of InfiniVive, an affiliated company that sold stem cell serums, exosomes, and daily serums manufactured for InfiniVive by the Company. The Company believed that the acquisition of InfiniVive would significantly expand the Company’s target market for sale of products through a network of clinics with which InfiniVive has historically done business.

The former member of InfiniVive, Dr. Zamora, received 884,615 shares of common stock of the Company valued at $4,272,245, or $4.94 per share. Total transaction costs related to the acquisition were approximately $16,200, which were recorded within the general and administrative expenses line item for the year ended October 31, 2021.

The assets and liabilities acquired were recorded at their fair value. The purchase price excludes post acquisition compensation arrangements. The purchase price was allocated among cash, accounts receivable and readily identifiable intangible assets along with Goodwill of approximately $3.2 million net of accrued payables and accrued payables related party (see further detail below). Goodwill is primarily attributable to the synergies that were expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes.

The acquisition was accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets to be recorded at fair values as of the acquisition date of August 1, 2021. The following table summarizes the purchase price and the final allocation of the fair value of assets acquired.

August 1, 2021
Allocation of purchase price
Consideration given:
Common stock	$4,272,245
Total consideration	$4,272,245

Allocation of purchase price
Cash	$78,234
Accounts receivable	5,536
Goodwill	3,171,582
Trademarks and tradenames	475,890
Patents and unpatented technology	598,040
Customer relationships	55,517
Accrued payables	(17,982)
Accrued payables - related party	(94,572)
Fair value of net assets acquired	$4,272,245

F-16

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Pro-forma results, unaudited

In accordance with FASB Topic ASC 805, the following table presents the unaudited pro forma combined results of operations for the year ended October 31, 2021, of the Company and its two new subsidiaries. The unaudited proforma results reflect significant pro forma adjustments related to costs directly attributable to the acquisition and operating costs incurred as a result of the acquisition. The pro forma results do not include any cost savings or other synergies that may result from the acquisitions or any estimated costs that have been or will be incurred by the Company to integrate the acquired assets. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results:

October 31, 2021 (Unaudited)

Revenue	$1,802,164
Net loss	(4,689,006)
Net loss per common share	$(2.34)

NOTE 5 - INTANGIBLE ASSETS

The following table sets forth the carrying amounts of intangible assets and goodwill including accumulated amortization as of October 31, 2022:

	Remaining Useful Life	Cost	Accumulated Amortization	Net Carrying Value
Trademarks and tradenames	14 years	$693,330	$(46,222)	$647,108
Patents, know-how and unpatented technology	14 years	710,060	(47,337)	662,723
Customer relationships	1.75 years	114,536	(46,966)	67,570
Total		1,517,926	(140,525)	1,377,401

	Remaining Useful Life	Cost	Impairment	Net Carrying Value
Goodwill	Indefinite	$4,523,040	$(914,091)	$3,608,949

The table below presents anticipated aggregate future amortization expense related to the Company’s intangible assets for each of the succeeding five fiscal years ending October 31:

2023	$131,738
2024	122,947
2025	93,559
2026	93,559
2027	93,559
Total	$535,362

During the fiscal years ended October 3, 2022 and 2021, the Company recorded amortization expense of $131,735 and $8,790, respectively.

During the fiscal year ended October 31, 2022 and 2021, the Company recorded impairment expense of $914,091 and $0, respectively. Impairment expenses recorded during 2022 related to the carrying value of the goodwill associated with the acquisition of Fitore on August 1, 2021. (Note 4).

NOTE 6 - LEASE OBLIGATIONS

The Company’s operating lease consists of a lease for office space. The Company’s finance lease activities consist of leases for equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The office lease contains an option to a renewal period of five years at then-current market rates. The equipment leases are non-renewable as the Company owns the equipment at the end of the lease period, for a nominal amount.

F-17

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The following table shows the classification and location of the Company’s leases in the Consolidated Balance Sheets:

Leases	Balance Sheet Location	October 31, 2022	October 31, 2021
Assets
Noncurrent:
Operating	Right-of-use asset - operating lease	$277,381	$332,997
Finance	Property and equipment, net	74,324	41,040
Total Lease Assets		$351,705	$374,037

Liabilities
Current:
Operating	Operating lease liabilities	$50,055	$58,625
Finance	Finance lease liabilities	62,979	52,362
Noncurrent:
Operating	Operating lease liabilities	227,326	274,372
Finance	Finance lease liabilities	78,955	74,826
Total Lease Liabilities		$419,315	$460,185

The following table shows the classification and location and the Company’s lease costs in the Consolidated Statements of Operations:

	Statements of Operations	Years Ended October 31,
	Location	2022	2021
Operating lease expense	General and administrative expense	$145,710	$83,593
Finance lease expense:
Interest on lease liability	Interest expense	13,530	11,646
Total Lease expense		$159,240	$95,239

Minimum contractual obligations for the Company’s leases (undiscounted) as of October 31, 2022 were as follows:

	Operating	Finance
Fiscal year 2023	$67,734	$71,568
Fiscal year 2024	67,734	65,387
Fiscal year 2025	67,734	12,803
Fiscal year 2026	67,734	5,150
Fiscal year 2027	67,734	-
Thereafter	180,619	-
Total Lease Payments	$519,289	$154,908
Less Imputed interest	(241,908)	(12,974)
Total lease liability	$277,381	$141,934

The following table shows the weighted average remaining lease term and the weighted average discount rate for the Company’s leases as of the dates indicated:

	October 31, 2022		October 31, 2021
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Weighted-average remaining lease term (in years)	7.6	2.3	8.6	2.9
Weighted-average discount rate (1)	10.00%	7.61%	10.00%	8.11%

(1)	The discount rate used for operating leases is based on the Company’s incremental borrowing rate at lease commencement and may be adjusted if modification to lease terms or lease reassessments occur. The discount rate used for finance leases is based on the rates implicit in the leases.

F-18

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The following table includes other quantitative information for the Company’s leases for the years indicated:

	Years Ended October 31,
	2022	2021
Cash paid for amounts included in measurement of lease liabilities
Cash payments for operating leases	$145,710	$83,593
Cash payments for finance leases	75,698	48,656

NOTE 7 - DEBT

The table below presents outstanding debt instruments as of October 31, 2022 and 2021:

	October 31, 2022	October 31, 2021
Short Term
Revolving line of credit	$-	$58,596
Total Short-Term Debt	$-	$58,596

Long Term
Unsecured 6% note payable - related party	$767,288	$767,288
Unsecured 4% note payable - related party	1,221,958	1,221,958
2021 Series convertible notes - related party	480,000	800,000
2022 Series convertible notes	200,000	-
Senior secured convertible note	-	3,000,000
Total Long-Term Debt	$2,669,246	$5,789,246

The table below presents the future maturities of outstanding debt obligations as of October 31, 2022:

Fiscal year 2023	$-
Fiscal year 2024	480,000
Fiscal year 2025	-
Fiscal year 2026	1,989,246
Fiscal year 2027	200,000
Total	$2,669,246

Revolving line of credit

The Company, through its wholly owned subsidiary Fitore, maintained a $60,000 revolving line of credit. The line of matured on February 2, 2022 and was renewed for one year. Interest expense recorded in connection with the line of credit was $1,649 and $376 during the years ended October 31, 2022 and 2021, respectively. On June 6, 2022, this line of credit was paid in full. As of October 31, 2022 and 2021, borrowing on this line was $0 and $58,596.

Unsecured 6% Note Payable Related Party

On October 31, 2020, the Company converted accrued and unpaid compensation in the amount of $767,288 payable to the Company’s Chief Science Officer into an unsecured promissory note. The note bears simple interest at 6% per annum and is due and payable on December 31, 2025; provided, however, if certain conditions have not been satisfied at that time, the maturity date of the note will be extended to the date that is 60 days after the satisfaction of those conditions. Interest expense on this note was $46,038 and $46,038 for the years ended October 31, 2022 and 2021, respectively. Accrued interest on this note was $92,076 and $46,038 October 31, 2022 and 2021, respectively.

F-19

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Unsecured 4% Note Payable - Related Party

On October 31, 2020, the Company converted accrued and unpaid compensation and interest, in the amount of $1,221,958 payable to the Company’s Chief Science Officer, into an unsecured promissory note. The note bears simple interest at 4% per annum and is due and payable on December 31, 2025; provided, however, if certain conditions have not been satisfied at that time, the maturity date of the note will be extended to the date that is 60 days after the satisfaction of those conditions. Interest expense on this note was $48,878 and $48,878 for the years ended October 31, 2022, and 2021, respectively. Accrued interest on this note was $97,756 and $48,878 as of October 31, 2022 and 2021, respectively.

2021 Series Convertible Notes - Related Party

On August 1, 2021, in connection with the acquisition of Fitore (Note 4), the Company issued 2021 Series Unsecured Convertible Notes in the amount of $1,000,000 to the four former shareholders of Fitore. The notes earned interest at 5%, and were set to mature on July 31, 2024 and were convertible into common stock, at the holder’s option, at $26.00 per share. On October 22, 2021, the holder of $200,000 of the convertible note converted the note into 8,000 shares of Series A Preferred Stock (Note 7).

On April 15, 2022, the Company issued 11,944 Common Shares in connection with the conversion of $300,000 in principal together with $10,562 in accrued interest of a 2021 Series Note held by the then Chief Executive Officer of the Company, Dr. Jack Zamora. The Common Shares were issued at $26.00 per share.

On April 15, 2022, the Company issued 796 Common Shares in connection with the conversion of $20,000 in principal together with $704 in accrued interest of a 2021 Series Note. The Common Shares were issued at $26.00 per share.

The remaining principal balance outstanding on the 2021 Series Convertible notes amounted to $480,000 and $800,000 as October 31, 2022 and 2021, respectively. During the years ended October 31, 2022 and 2021, the Company recorded $31,276 and $12,219, respectively, in interest expense. As of October 31, 2022 and October 31, 2021, accrued, but unpaid, interest on these notes was $29,983 and $9,973, respectively.

Senior Secured Convertible Note Payable

On October 12, 2021, the Company borrowed $3,000,000 in connection with a Senior Secured Convertible Promissory Note. The note was set to mature on October 12, 2026 and bore interest at 5%. The note allowed for borrowings up to $10,000,000. The note was secured by all the assets of the Company and was eligible to be prepaid in whole or in part at any time prior to maturity. The note was convertible together with accrued interest at $26.00 per share.

The note contained both negative and positive covenants. Pursuant to an Escrow Agreement executed in connection with the note, 25% of the proceeds of the note (“Escrow Amount”) were held in a restricted account. Pursuant to this provision, the Company recorded restricted cash of $750,000 reflecting the restricted amount as of October 31, 2021.

On February 22, 2022, this note, along with accrued interest of $17,158, was voluntarily converted into 142,788 shares of common stock issued at $26.00 per share. In connection with the conversion, the Company recognized a loss of $695,342.

The outstanding balance of the note was $0 and $3,000,000 as of October 31, 2022 and 2021, respectively. Accrued interest recorded as of October 31, 2022 and 2021, amounted to $0 and $7,808 respectively. Interest expense was $46,849 and $7,808 for the years ended October 31, 2022 and 2021, respectively.

F-20

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

2022 Series Convertible Notes

During June and July of 2022, the Company issued a total of $200,000 in 2022 Series Convertible notes to two unrelated parties. These notes are unsecured, earn interest at a rate of 5% per annum and mature in June and July of 2027. The notes are payable solely in common stock of the Company and convertible upon the closing of a Qualified Financing of at least $5,000,000, upon the closing of a change in control, at the option of the holder of the notes or at maturity.

During the years ended October 31, 2022 and 2021, the Company recorded $3,205 and $0 in interest expense on these notes, respectively. As of October 31, 2022 and 2021, the Company had accrued $3,205 and $0, respectively, in interest on these notes.

NOTE 8 - STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of $0.001 par value Preferred Stock, of which 250,000 were designated as Series A Convertible Preferred Shares. As of October 31, 2022 and 2021, 0 and 136,059 shares of Series A Convertible Preferred Stock were issued and outstanding.

The following is a summary of the rights and preferences of the Series A Convertible Preferred Stock.

Liquidation preferences shall mean $25 per share, subordinate to the stated value of the outstanding shares of preferred stock ranking senior to the Series A Convertible Preferred Stock and senior to the rights of the holders of common stock.

The holders of the Series A Convertible Preferred Stock were entitled to cumulative dividends at the annual rate of 8% based on the Stated Value per share, payable on the maturity date, which was five years from the date of issuance. Dividends are payable in the form of shares of common stock valued at $6.50 per share.

The number of shares of common stock into which the Series A Convertible Preferred A Stock were convertible is determined by dividing (A) the sum of (i) the stated value of $25 per share, plus (ii) all accrued but unpaid dividends, by (B) the conversion price of $6.50 per share. The Series A Convertible Preferred Shares was convertible at the discretion of the holder or automatically if the trading price of the common stock into which the Series A Convertible Preferred Shares were convertible equaled or exceeded 200% of the conversion price as in effect for ten or more consecutive trading days.

The holders of the Series A Convertible Preferred Stock had the right to vote on any matters presented to the stockholders at any regular or special meeting of the stockholders of the Company.

The Series A Convertible Preferred Shares were issued as part of a unit, each unit containing 2,000 shares of Series A Convertible Preferred Stock, a Class A Warrant to purchase up to 3,846 shares of Common Stock, exercisable for three years at an exercise price of $13.00 per share, and a Class B Warrant to purchase up to 3,846 shares of Common Stock, exercisable for five years at an exercise price of $26.00 per share (see warrants as described further below).

Activity for the year ended October 31, 2022

On March 31, 2022, the holders of all 136,059 shares of outstanding Series A Convertible Preferred Stock converted those shares and all accrued but unpaid dividends into 569,463 shares of Common Stock of the Company. As of October 31, 2022, there were no Series A Convertible Preferred Shares outstanding.

F-21

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Activity for the fiscal year ended October 31, 2021

During the fiscal year ended October 31, 2021, the Company sold 71,600 Series A Convertible Preferred Shares for net proceeds of $1,790,000. The shares were sold through a private placement of 35.8 units. Each unit was priced at $50,000 and consisted of 2,000 shares of Series A Convertible Preferred Stock, a Class A Warrant to purchase up to 3,846 shares of Common Stock, exercisable for three years at an exercise price of $13.00 per share, and a Class B Warrant to purchase up to 3,846 shares of Common Stock, exercisable for five years at an exercise price of $26.00 per share (see warrants as described further below).

On October 22, 2021, the Company issued 8,000 Preferred A Shares to a former stockholder of Fitore in exchange for the extinguishment of a $200,000 note payable. The note had been issued in connection with the acquisition of Fitore (Note 4).

On October 31, 2021, the Company issued 3,459 Preferred A Shares to the Chief Executive Officer of the Company in exchange for the forgiveness of $86,464 of advances to the Company.

On August 1, 2021, the Company issued 12,000 Series A Convertible Preferred Shares to four former stockholders as consideration for the acquisition of Fitore (Note 4).

In connection with the sale of the Series A Convertible Preferred Shares, the Company determined that there was an embedded conversion feature associated with the preferred shares. The total intrinsic value of the beneficial conversion feature was determined to be approximately $930,577. For the years ended October 31, 2022 and 2021, $793,175 and $110,938, respectively, was recorded as deemed dividends.

Dividend

The holders of the Series A Convertible Preferred Shares were entitled to receive dividends at an annual rate of 8% based on the stated value per share, payable when declared by the issuance of Company common stock at $6.50 per share. Dividends were cumulative from the date of the final closing of the private placement, whether or not, in any dividend period or periods, the Company has assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Convertible Preferred Shares do not bear interest. Dividends are payable upon declaration by the Board of Directors. All accrued but unpaid dividends were paid when the Preferred Stock was converted.

Cumulative dividends earned as of October 31, 2022 and 2021 are set forth in the table below:

	Stockholders at Period End	Accumulated Dividends
Balance at October 31, 2020	11	$48,516
Issued	24	124,980
Balance at October 31, 2021	35	173,496
Issued	-	126,542
Converted	(35)	(300,038)
Balance at October 31, 2022	-	$-

Common Stock

As of October 31, 2022, the Company had authorized 19,230,770 shares of $0.001 par value common stock. As of October 31, 2022 and 2021, 4,430,545 and 3,705,107 shares were issued and outstanding, respectively.

Activity for the year ended October 31, 2022

On February 22, 2022, the Company issued 142,788 shares at $26.00 in connection with the conversion of the Senior Secured Convertible Note Payable in the amount of $3,000,000 along with accrued interest of $17,158 and $695,342 in unearned interest through the term of the note. The Company recorded a loss of $695,342 in connection with the conversion of the note.

F-22

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

On March 31, 2022, the Company issued 569,463 shares in connection with the conversion of 136,059 shares of Series A Convertible Preferred Stock.

On April 15, 2022, the Company issued 11,944 shares in connection with the conversion of $300,000 in principal together with $10,562 in accrued interest of a 2021 Series Note held by the then Chief Executive Officer of the Company. The shares were issued at $26.00 per share.

On April 15, 2022, the Company issued 796 shares in connection with the conversion of $20,000 in principal together with $704 in accrued interest of a 2021 Series Note. The shares were issued at $26.00 per share.

Activity during the year ended October 31, 2021

On October 10, 2021, the Company issued 888,661 shares in connection with the conversion of $316,027 in principal and $110,035 in accrued interest of the Company’s 10% Convertible Promissory Notes and $555,000 in principal and $174,197 accrued interest of the Company’s 10% Convertible Promissory Notes - Related Party. The shares were valued at $1.30 per share, the stated conversion rate contained in the notes, and no gain or loss was recorded.

On September 1, 2021, the Company issued 2,884 shares valued at $14,250 in connection with the execution of a release and settlement agreement.

On August 1, 2021, the Company issued 1,038,461 shares in connection with the acquisitions of Fitore and Infinivive. (Note 4)

The Company valued shares issued in connection with transactions occurring on August 1, 2021 and subsequent at $4.94 per share, based on a valuation analysis performed in connection with ASC 805 (Note 4). Common share transactions occurring for the period November 1, 2020 through October 8, 2021 were valued at the then estimated market values of the respective shares issued.

Stock-Based Compensation

Activity for the year ended October 31, 2022

On March 1, 2022, the Company issued 13,461 stock purchase options to an employee and a consultant to the Company. The options are exercisable at $26.00 per share and vest as follows: 2,307 vested at the date of grant and 1,858 vest on each anniversary date so long as the individuals continue providing service to the Company. The options are exercisable for a period of ten years.

On July 6, 2022, the Company issued 192,307 stock purchase options to the newly appointed Chief Executive Officer of the Company. The options are exercisable at $26.00 per share and vest as follows: 38,461 vested at the date of grant and 38,461 vest on each anniversary date so long as the executive remains affiliated with the Company. The options are exercisable for a period of ten years.

Activity for the year ended October 31, 2021

On November 30, 2020, the Company issued 115,384 stock purchase options to officers of the Company. The options are exercisable at $13.00 per share and vest 20% on each anniversary date thereafter so long as the individuals remain affiliated with the Company. The options are exercisable for a period of ten years.

On November 30, 2020, the Company issued 38,461 stock purchase options to an officer of the Company. The options are exercisable at $13.00 per share and were to vest 20% on each anniversary date thereafter until fully vested. The options were exercisable for a period of ten years. The officer was separated from the Company in February 2021. The Board of Directors of the Company approved the retention of the options by the officer under the tenor of a consulting agreement, the remaining unvested portion of the options were vested immediately.

F-23

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

On December 1, 2020, the Company issued 192,307 stock purchase options to the then Chief Executive Officer of the Company. The options are exercisable at $13.00 per share. In connection with the executive’s separation from the Company (See Note 10), 153,846 of these options were forfeited. The options are exercisable for a period of ten years.

On February 1, 2021, the Company issued 19,230 stock purchase options to a then consultant to the Company. The options are exercisable at $13.00 per share and vest 20% on each anniversary following the date of grant so long as the consultant remains affiliated with the Company.

On August 1, 2021, the Company issued 76,923 stock purchase options in connection with the execution of two employment agreements. The options are exercisable at $13.00 per share and vest 20% on each anniversary following the date of grant so long as the individuals remain affiliated with the Company. The options are exercisable for a period of ten years.

On August 1, 2021, the Company issued 769 stock purchase options to an employee of the Company. The options are exercisable at $10.40 per share. These options vest 33% on each anniversary date from the date of grant so long as the individual remains affiliated with the Company and are exercisable for ten years.

On October 1, 2021, the Company issued 100,769 stock purchase options to employees and an officer of the Company. All of the foregoing options vest 20% on each anniversary date of the date of grant so long as the individuals remain affiliated with the Company and are exercisable at a price of $13.00 per share for a period of ten years.

On October 1, 2021, the Company issued 38,461 options to a member of the Board of Directors of the Company The options are exercisable at $13.00 per share. These options vest 19,230 on the date of grant, 4,807, 4,807 and 9,615 on each of the three successive anniversary dates so long as the individual remains affiliated with the Company and are exercisable for ten years.

Also on October 1, 2021, the Company issued 4,615 options to two consultants to the Company. The options are exercisable at $13.00 per share, vest 1,153 on the date of grant and 1,153 on each anniversary of the date of grant and are exercisable for ten years.

Grants during the years ended October 31, 2022 and 2021 are all considered to be non-qualified.

The fair value of the options granted during the periods presented was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	October 31, 2022	October 31, 2021
Risk-free interest rate	1.67%-2.99	0.62%-1.26%
Dividend yield	0.00	0.00
Volatility factor	195%-198%	198.47%-227.05%
Weighted average expected life	10	8.16

F-24

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

The table below presents option activity for the years ended October 31, 2022 and 2021:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate intrinsic value
Balance at October 31, 2020	498,846	$2.60	6.85	$-
Options exercised	-	-	-	-
Options granted	586,923	12.74	7.97	-
Options expired	-	-	-	-
Options forfeited	-	-	-	-
Balance at October 31, 2021	1,085,769	8.18	7.56	1,395,000

Options exercised	-	-	-	-
Options granted	205,767	26.00	9.91	-
Options expired	-	-	-	-
Options forfeited	(167,460)	(13.00)	(8.90)	(2,247,140)
Balance at October 31, 2022	1,124,076	$10.79	7.64	$19,873,680

Stock based compensation expense related to options for the years ended October 31, 2022 and 2021 amounted to $2,197,597 and $2,040,617, respectively. As of October 31, 2022 and 2021, 734,666 and 474,230 options were exercisable, respectively. Unrecognized compensation expense related to outstanding options amounted to $5,072,280 and $3,548,662 as of October 31, 2022 and 2021, respectively.

Warrants

During the year ended October 31, 2022, the Company did not issue any warrants.

Activity for the year ended October 31, 2021

In connection with the issuances of Series A Preferred Stock Units during the year ended October 31, 2021, the Company issued Class A warrants to purchase up to 175,881 shares of Common Stock and Class B warrants to purchase up to 175,881 shares of Common Stock. The series A warrants are exercisable as of the date of grant at $13.00 cents per share for a period of three years from the date, of grant. The Series B warrants are exercisable as of the date of grant at $26.00 per share for a period of five years.

A summary of the Company’s common stock underlying the outstanding warrants as of October 31, 2022 is as follows:

	Underlying Number of Shares	Average Exercise Price	Weighted Average Life
Outstanding - October 31, 2020	157,690	$19.50	4.32
Warrants A - Granted during the period	182,805	13.00	2.45
Warrants B - Granted during the period	182,805	26.00	.53
Outstanding - October 31, 2021	523,300	19.50	3.32
Warrants A - Granted during the period	-	-	-
Warrants B - Granted during the period	-	-	-
Outstanding - October 31, 2022	523,300	$19.50	2.32

F-25

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Employment agreements

On July 6, 2022, the Company hired Christopher Furman as its new Chief Executive Officer. Mr. Furman will receive an annual base salary of $400,000 and an annual bonus of up to 100% of his base salary. In addition, Mr. Furman received 192,307 options to purchase common stock at an exercise price of $26.00 per common share. On July 6, 2022, 38,461 of these options vested, with an additional 38,461 options vesting on July 6 in each of the next four years so long as Mr. Furman remains affiliated with the Company.

On December 1, 2021, the Company and John Evans entered into a Consulting Agreement (“Evans Consulting Agreement”). Under the terms of the Evans Consulting Agreement, Mr. Evans is to provide advisory services to the CEO and CFO of the Company. The term of the Evans Consulting Agreement is for four years and initially compensates Mr. Evans in the amount of $200,000 per annum. This compensation will be increased to $250,000 per annum at the time that the Company receives a financing of $10 million or more. In connection with the execution of the Consulting Agreement, stock options granted to Mr. Evans in connection with the execution of his employment agreement on November 30, 2020 shall continue to vest according to their initial terms.

On December 8, 2020, the Company entered into a new employment agreement with Tiana States, Chief Manufacturing Officer (the “States Agreement”). Pursuant to the terms of the States Agreement, the Company agreed to pay Mrs. States a base salary of $125,000, which was subsequently increased to $200,000 per annum, for a term of five years. In addition, Mrs. States is eligible to receive an annual bonus in the form of cash in the amount of up to 50% of her base salary in the discretion of the CEO and Board of Directors. The States Agreement shall renew in one-year periods unless either Mrs. States or the Company gives notice that the agreement will not be renewed with a 90-day notice.

On December 1, 2020, the Company entered into a new employment agreement with James Musick, Chief Science Officer (the “Musick Agreement”). Pursuant to the terms of the Musick Agreement, the Company agreed to pay Dr. Musick a base salary of $150,000 per annum for a term of five years. In addition, Dr. Musick is eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary at the discretion of the CEO and the Board of Directors. Following expiration of the initial five-year term, the Musick Agreement renews in one-year periods unless either Dr. Musick or the Company gives notice that the agreement will not be renewed with a 90-day notice. In the event of a change in control, termination of his employment by the Company without cause or termination by Dr. Musick with good reason, the Company would be obligated to pay him certain severance payments.

On December 1, 2020, the Company entered into a new employment agreement with Dr. Jack Zamora, Chief Executive Officer and President (“Zamora Agreement”) with a term of five years. On November 20, 2022, the Company entered into a Mutual Release and Settlement Agreement with Dr. Zamora relating to his separation from the Company (the “Settlement Agreement”). Among other things, the Settlement Agreement provides that Dr. Zamora in not entitled to any additional compensation from the Company under the Zamora Agreement. See Note 10 for additional information relating to the Settlement Agreement.

On October 1, 2021, the Company appointed Nathan Haas as the Chief Financial Officer and entered into an employment agreement with him. Pursuant to the terms the Nathan Haas CFO Agreement, the Company agreed to pay Mr. Haas a base salary of $175,000 per annum for a term of five years. In addition, Mr. Haas is eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary payable at the discretion of the CEO and Board of Directors. Following the initial five-year term, the Nathan Haas Agreement would renew in one-year periods unless either Mr. Haas or the Company gave notice that the agreement would not be renewed with a 90-day notice.

On August 1, 2021, the Company entered into a new employment agreement (the “Tanner Haas Agreement”) with Tanner Haas, the chief executive officer of Fitore. The Company agreed to pay Mr. Haas a base salary of $135,000 per annum for a term of five years. In addition, Mr. Haas was eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary payable at the discretion of the CEO and Board of Directors. The Tanner Haas Agreement was to renew in one-year periods unless either Mr. Haas or the Company gave notice that the agreement would not be renewed with a 90-day notice. Effective June 30, 2022, Mr. Hass’ employment with Fitore was terminated. He is entitled to severance of one year’s salary, to be paid over the ensuing 12 months.

F-26

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

NOTE 10 - RELATED PARTY TRANSACTIONS

Settlement Agreement with Dr. Zamora

As part of the Settlement Agreement dated November 20, 2022 (the “Effective Date”), the parties agreed to confidentiality and non-disparagement restrictions, as well as a release of any potential claims against each other. In addition, certain provisions of Dr. Zamora’s Employment Agreement that survive termination of employment were modified to provide that Dr. Zamora shall not, for a period of one year from the Effective Date, “directly or indirectly solicit any person who has been a customer or employee of the Company during the period of one (1) year prior to the Effective Date.” The Settlement Agreement also provides for the termination of all previous supply agreements between the Company and Dr. Zamora, effective immediately, with such previous agreements to be replaced by the Supply Agreement described below.

Standstill Agreement

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Standstill Agreement with Dr. Zamora (the “Standstill Agreement”).

Supply Agreement

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Supply Agreement with Dr. Zamora (the “Supply Agreement”), pursuant to which the Company agreed to provide InfiniVive MD Exosome Serum and InfiniVive Daily Serum (the “Cosmetic Products”) to Dr. Zamora at his request. The provision of the Cosmetic Products under the Supply Agreement is subject to minimum and maximum quantity limitations. The Supply Agreement is effective for a period of five years, unless earlier terminated. The Company or Dr. Zamora may terminate the Supply Agreement immediately in prescribed circumstances, including if either party defaults with respect to its obligations under the Supply Agreement and, if the default is capable of being cured, does not cure such default within 30 days after receiving notice of such default. If the Supply Agreement is deemed terminated by Dr. Zamora for failure of the Company to supply the Cosmetic Products in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect.

Memorandum of Understanding

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Memorandum of Understanding with Dr. Zamora (the “MOU”) in order to support clinical research for the Company’s AlloRx® stem cells (“AlloRx”). Under the MOU, the Company agreed to provide AlloRx at a specified price to international clinical research facilities or other clinics with which Dr. Zamora may become affiliated, provided that certain regulatory conditions are satisfied, including proof of satisfaction of applicable United States and local legal requirements. The MOU will be effective for a period of five years, unless earlier terminated or replaced by mutual written agreement between Dr. Zamora and the Company. The MOU may also be earlier terminated in the event any clinic or the Company materially breaches the terms and conditions of the MOU. In the event the MOU is terminated by Dr. Zamora for failure of the Company to supply AlloRx in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect.

Accounts Receivable and Revenues

Dr. Zamora was also a significant customer of the Company in his capacity as a practicing physician. (See also Note 8 and Note 9 for more information regarding this individual.) As of October 31, 2022 and 2021, Dr. Zamora owed the Company $0 and $0, respectively. During the years ended October 31, 2022 and 2021, Dr. Zamora accounted for $30,500 and $362,800 in product sales, respectively. These sales amounts were 1% and 29% of total product sales, respectively, for the years ended October 31, 2022 and 2021.

Accounts Payable and Other Accrued Liabilities

The spouse of the Company’s Chief Science Officer, through an entity she controls, leases office and lab space to the Company. As of October 31, 2022 and 2021, the Company owes this entity $0 and $0, respectively, in past rent. The rental rates charged to the Company, $5,645 per month, are consistent with commercial rental rates in the area.

As of October 31, 2022 and 2021, the Company owed an entity controlled by Dr. Zamora $137,953 and $172,147, respectively, for goods and services paid for on behalf of the Company by the related entity.

F-27

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

Amounts due to Dr. Zamora were relieved in November 2022 as part of the Settlement Agreement as described elsewhere herein.

As of October 31, 2022 and 2021, the Company owed the former CEO of Fitore $94,559 and $0, respectively, in severance pay and related taxes.

Accrued Compensation and Advances Payable

Through October 31, 2020, the Company had recorded $1,221,958 in accrued compensation payable to the Chief Science Officer. Through October 31, 2020, the Company had recorded $767,288 in connection with interest accrued on the compensation payable and accrued bonuses due the Chief Science Officer. These amounts were converted into unsecured convertible promissory notes on October 31, 2020. (See Note 7 for further information.)

Convertible Notes, Debt Discount and Accrued Interest

On August 1, 2021, in connection with the acquisition of Fitore (Note 4), the Company issued 2021 Series Unsecured Convertible Notes in the amount of $1,000,000 to the four former shareholders of Fitore. The notes earned interest at 5%, mature on July 31, 2024 and are convertible, at the holder’s option, at $26.00 per common share. On October 22, 2021, the holder of $200,000 of the convertible notes converted the note and accrued but unpaid interest into four Series A Preferred Stock units. On April 15, 2022, the holders of $320,000 of the convertible notes converted the notes and accrued but unpaid interest into 12,741 shares of common stock. The remaining principal balance outstanding on the 2021 Series Convertible notes amounted to $480,000 and $800,000 as of October 31, 2022 and 2021, respectively. During the years ended October 31, 2022 and 2021, the Company recorded $31,276 and $12,219, respectively, in interest expense. As of October 31, 2022 and 2021, accrued, but unpaid, interest on these notes was $29,983 and $9,973, respectively.

NOTE 11 - INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under the provisions of ASC 740, a deferred tax asset or liability (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or ensuing years.

The Company has not recorded an income tax expense. The Company has a net operating loss and has provided a valuation allowance against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets.

Significant components of the Company’s net deferred tax assets for federal and state income taxes at October 31, 2022 and 2021 consist of the following:

	Years Ended October 31,
	2022	2021

Net operating loss carryforward	$2,163,000	$1,308,000
Stock compensation	1,258,000	697,000
Basis of shares in subsidiary	445,000	345,000
Capitalized intangible costs	(253,000)	(351,000)
Accruals and reserves	94,000	(27,000)
Deferred tax assets	3,707,000	1,972,000
Valuation allowance	(3,707,000)	(1,972,000)

Effective income tax asset	$-	$-

F-28

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2022 AND 2021

As of October 31, 2022 and 2021, the Company has net operating loss carry forwards of approximately $8,465,000 and $4,581,000, respectively, available to reduce future taxable income, if any, for both Federal and Colorado state income tax purposes. The net operating loss carry forwards generated from tax years ending after December 31, 2017 will not expire. Net operating loss carry forwards generated from tax years ending before January 1, 2018 expire after 20 years. Valuation allowances have been reserved, where necessary. The net valuation allowance increased by $1,735,000 for the period ended October 31, 2022.

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired, and the allowance is no longer required.

NOTE 12 - SUBSEQUENT EVENTS

On January 6, 2023, the Company sold $405,000 of its 8% Convertible Promissory Notes (the “Notes”) and common stock purchase warrants (“Warrants”) to five (5) investors. The sale and purchase were made through a Convertible Note and Warrant Purchase Agreement (“Purchase Agreement”) entered into with each investor.

The Notes bear interest at the rate of eight per cent per year and are payable solely in shares of the Company’s common stock. The Notes may be converted at any time at the option of the holder and are payable in full at the earliest of (i) the completion of a “Qualified Financing,” as defined below, (ii) a change in control, (iii) in the event of default, or (iv) the maturity date, which is five years from the date of issuance. A Qualified Financing is defined in the Purchase Agreement as any financing completed after the date of issuance of the Notes involving the sale of the Company’s equity securities primarily for capital raising purposes resulting in gross proceeds to the Company of at least $5 million. Upon completion of a Qualified Financing, each Convertible Note is convertible into the securities issued in such financing (the “Qualified Financing Securities”) in an amount determined by dividing (i) the outstanding principal on the Note plus all accrued interest by (ii) the lessor of (x) the “Discounted Qualified Financing Price” and (y) the “Capped Price.” In the event of a change in control or default, voluntary conversion or upon maturity, each Note is convertible into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of the Note plus any accrued but unpaid interest, divided by (ii) the Capped Price.

The Discounted Qualified Financing Price is defined as the per share price at which the shares of the Qualified Financing Securities are sold in such Qualified Financing as determined for accounting purposes under GAAP, multiplied by 0.75. The Capped Price is the per share price implied by a fully-diluted (on an as-converted to common stock basis), pre-money valuation of $200,000,000 for the Company.

Each Warrant issued by the Company pursuant to the Purchase Agreement entitles the holder to purchase that number of fully paid and nonassessable shares of the Company’s common stock determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the Convertible Note plus all accrued and unpaid interest thereon at the time of conversion multiplied by .25, by (ii) the quotient of the Discounted Qualified Financing Price divided by .75, or (B) in connection with a Change of Control, by dividing (i) the sum of the aggregate outstanding principal amount of the Convertible Note plus all accrued and unpaid interest thereon at the time of the Note’s conversion, by (ii) the Capped Price, subject to adjustment as set forth in the Warrant. In each case, the Warrants are exercisable at a price of $16.25 per share for a period of five years.

Participation Rights. Each Note entitles the holder to purchase in a Qualified Financing an amount of Qualified Financing Securities (as defined above) up to 200% of the aggregate principal amount of the Notes subscribed for by such holder in this Offering.

F-29

Vitro BioPharma, Inc.

Consolidated Balance Sheets

(Unaudited)

	July 31, 2023	October 31, 2022

ASSETS

Cash	$285,175	$741,538
Accounts Receivable, Net	79,302	73,537
Inventory	187,829	280,138
Prepaid Expense	111,304	140,759
Prepaid project costs	159,618	217,747
Deferred Offering Costs	2,484,210	1,482,422

Total Current Assets	3,307,438	2,936,141

Goodwill	3,608,949	3,608,949
Intangible Assets, Net	1,278,599	1,377,401
Property and Equipment, Net	361,353	351,940
Patents, Net	38,283	8,390
Right of Use Asset – Operating Lease	510,745	277,381
Other Assets	17,098	13,860

Total Assets	$9,122,465	$8,574,062

LIABILITIES

Accounts Payable	$1,800,891	$604,606
Accounts Payable – Related Party	11,289	-
Deferred Revenue	685,005	650,000
Accrued Liabilities	906,777	939,523
Accrued Liabilities – Related Party	-	232,512
2021 Series Convertible Notes Payable – Related Party	480,000
Current Maturities of Capital Lease Obligations	66,403	62,979
Current Maturities of Operating Lease Obligations	125,863	50,055

Total Current Liabilities	4,076,228	2,539,675

Capital Lease Obligations, Net of Current Portion	28,756	78,955
Operating Lease Obligation, Net of Current Portion	384,882	227,326
Unsecured 6% Note Payable – Related Party	767,288	767,288
Unsecured 4% Note Payable – Related Party	1,221,958	1,221,958
2021 Series Convertible Notes Payable – Related Party	-	480,000
2022 Series Convertible Notes Payable	200,000	200,000
2023 Series Convertible Notes Payable - Stock Settled, Net	337,840	-
2023 Series B Convertible Notes Payable – Stock Settled, Net	404,306	-
Derivative/Warrant Liability	937,758	-
Long Term Accrued Interest Payable	55,156	3,205
Long Term Accrued Interest Payable – Related Party	308,757	219,815

Total Long-Term Liabilities	4,646,701	3,198,547

Total Liabilities	8,722,929	5,738,222

STOCKHOLDERS’ EQUITY

Preferred Stock, 5,000,000 Shares Authorized, par value $0.001; Series A Convertible Preferred Stock, 250,000 Shares Authorized, 0 and 0 Outstanding, respectively	-	-
Common stock, 19,230,770 Shares Authorized, par value $0.001, 4,430,545 and 4,430,545 Outstanding, respectively	4,430	4,430
Additional Paid in Capital	26,675,031	25,634,826
Less Treasury Stock	(84,000)	(84,000)
Accumulated Deficit	(26,195,925)	(22,719,416)

Total Stockholders’ Equity	399,536	2,835,840

Total Liabilities and Stockholders’ Equity	$9,122,465	$8,574,062

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-30

Vitro BioPharma, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022

Product Sales	$561,490	$665,841
Product Sales, Related Parties	15,750	-
Total Revenue	577,240	665,841
Less Cost of Goods Sold	(96,815)	(138,189)
Gross Profit	480,425	527,652

Operating Costs and Expenses:
Selling, General and Administrative	1,486,866	2,222,487
Research and Development	33,146	79,071
Impairment Expense	-	914,091

Loss From Operations	(1,039,587)	(2,687,997)

Other Expense:
Interest Expense	(81,976)	(37,994)
Other Project Income, Net	191,746	-
Unrealized Gain on Series 2023 Derivative/Warrant Liability	58,133	-

Net Loss	$(871,684)	$(2,725,991)

Net Loss per Common Share, Basic and Diluted	$(0.20)	$(0.62)

Shares Used in Computing Net Loss per Common Share, Basic and Diluted	4,430,545	4,430,545

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-31

Vitro BioPharma, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended July 31, 2023	Nine Months Ended July 31, 2022

Product Sales	$1,170,364	$2,344,165
Product Sales, Related Parties	33,750	30,500
Consulting Revenue	25,000	500,000
Total Revenue	1,229,114	2,874,665
Less Cost of Goods Sold	(225,960)	(434,051)
Gross Profit	1,003,154	2,440,614

Operating Costs and Expenses:
Selling, General and Administrative	4,445,217	4,947,485
Research and Development	106,426	147,112
Impairment Expense	-	914,091

Loss From Operations	(3,548,489)	(3,568,074)

Other Expense:
Interest Expense	(178,606)	(159,697)
Other Project Income, Net	191,746	-
Loss on Conversion of Senior Secured Note Payable	-	(695,342)
Unrealized Gain on Series 2023 Derivative/Warrant Liability	58,840	-

Net Loss	(3,476,509)	(4,423,113)

Deemed Dividend on Series A Convertible Preferred Stock	-	(793,175)
Cumulative Series A Convertible Preferred Stock Dividend Requirement	-	(111,333)

Net Loss Available to Common Stockholders	$(3,476,509)	$(5,327,621)

Net Loss per Common Share, Basic and Diluted	$(0.78)	$(1.32)

Shares Used in Computing Net Loss per Common Share, Basic and Diluted	4,430,545	4,048,147

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-32

Vitro BioPharma, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Nine Months Ended July 31, 2023 and 2022

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in	Treasury	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Total

Balance at October 31, 2022	-	$-	4,430,545	$4,430	$25,634,826	$(84,000)	$(22,719,416)	$2,835,840

Forgiven accrued payables – related party	-	-	-	-	137,953	-	-	137,953
Stock based compensation	-	-	-	-	122,562	-	-	122,562
Net loss	-	-	-	-	-	-	(1,190,125)	(1,190,125)

Balance at January 31, 2023	-	$-	4,430,545	$4,430	$25,895,341	$(84,000)	$(23,909,541)	$1,906,230

Stock based compensation	-	-	-	-	393,510	-	-	393,510
Net loss	-	-	-	-	-	-	(1,414,700)	(1,414,700)

Balance at April 30, 2023	-	$-	4,430,545	$4,430	$26,288,851	$(84,000)	$(25,324,241)	$885,040

Stock based compensation	-	-	-	-	386,616	-	-	386,616
Payment for fractional warrants - recapitalization	-	-	-	-	(436)	-	-	(436)
Net Loss	-	-	-	-	-	-	(871,684)	(871,684)

Balance at July 31, 2023	-	$-	4,430,545	$4,430	$26,675,031	$(84,000)	$(26,195,925)	$399,536

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-33

Vitro BioPharma, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Nine Months Ended July 31, 2023 and 2022 (Continued)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in	Treasury	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Total

Balance at October 31, 2021	136,059	$136	3,705,553	$3,705	$19,394,052	$(84,000)	$(15,859,367)	$3,454,526

Stock based compensation	-	-	-	-	242,505	-	-	242,505
Beneficial conversion feature on convertible preferred stock	-	-	-	-	48,510	-	-	48,510
Deemed dividend on convertible preferred stock	-	-	-	-	(48,510)	-	-	(48,510)
Net loss	-	-	-	-	-	-	(361,732)	(361,732)

Balance at January 31, 2022	136,059	$136	3,705,553	$3,705	$19,636,557	$(84,000)	$(16,221,099)	$3,335,299

Stock based compensation	-	-	-	-	302,785	-	-	302,785
Stock issued in connection with note conversion	-	-	155,529	156	4,043,610	-	-	4,043,766
Stock issued in connection with preferred stock conversions	(136,059)	(136)	569,463	569	(433)	-	-	-
Beneficial conversion feature on convertible preferred stock	-	-	-	-	744,665	-	-	744,665
Deemed dividend on convertible preferred stock	-	-	-	-	(744,665)	-	-	(744,665)
Net loss	-	-	-	-	-	-	(1,335,390)	(1,335,390)

Balance at April 30, 2022	-	$-	4,430,545	$4,430	$23,982,519	$(84,000)	$(17,556,489)	$6,346,460

Stock based compensation	-	-	-	-	1,258,797	-		1,258,797
Net loss	-	-	-	-	-	-	(2,725,991)	(2,725,991)

Balance at July 31, 2022	-	$-	4,430,545	$4,430	$25,241,316	$(84,000)	$(20,282,480)	$4,879,266

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-34

Vitro BioPharma, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended July 31, 2023	Nine Months Ended July 31, 2022

Operating Activities

Net Loss	$(3,476,509)	$(4,423,113)
Adjustment to Reconcile Net Loss:
Other Project Income, Net	(191,746)	-
Unrealized Gain on Series 2023 Derivative/Warrant Liability	(58,840)	-
Loss on Conversion of Senior Secured Note Payable	-	695,342
Depreciation Expense	117,745	123,661
Amortization Expense	98,802	28,632
Bad Debt Expense	-	8,000
Impairment Expense	-	914,091
Amortization of Operating Lease – ROU Asset	38,032	42,256
Accretion of Debt Discount	21,143	-
Stock Based Compensation	902,688	1,804,087
Changes in Assets and Liabilities
Accounts Receivable	(5,765)	41,797
Accounts Receivable, Related Parties	-	-
Inventory	92,309	(13,424)
Prepaid Expenses	29,455	(36,141)
Prepaid project costs	(125)	(177,147)
Accounts Payable	194,497	52,760
Accounts Payable – Related Party	11,289	-
Deferred Revenue	285,005	(250,000)
Operating Lease Obligation	(38,032)	(42,256)
Accrued Liabilities	(32,745)	(204,352)
Accrued Liabilities – Related Party	(94,995)	(34,194)
Accrued Interest	51,951	11,328
Accrued Interest – Related Parties	88,942	94,926

Net Cash Used in Operating Activities	(1,966,899)	(1,363,747)

Investing Activities

Acquisition of Property and Equipment	(127,158)	(261,424)
Patent Costs	(29,893)	-
Other assets	(3,238)	(3,240)

Net Cash Used in Investing Activities	(160,289)	(264,664)

Financing Activities

Deferred Offering Costs	-	(1,138,761)
Issuance of 2022 Series Convertible Notes Payable	-	200,000
Issuance of 2023 Series Convertible Notes Payable - Stock Settled	405,000	-
Issuance of 2023 Series B Convertible Notes Payable – Stock Settled	1,312,600	-
Capital Lease Principal Payments	(46,775)	(59,588)
Payments on Revolving Line of Credit	-	(58,596)

Net Cash Provided by (Used in) Financing Activities	1,670,825	(1,056,945)

Total Cash Used During the Period	(456,363)	(2,685,356)
Beginning Cash Balance	741,538	4,376,983

Ending Cash Balance	$285,175	$1,691,627

Cash Paid for Interest	$16,570	$40,419
Cash Paid for Income Taxes	$-	$-

Supplemental Schedule of Non-Cash Financing Activities:
Premium on issuance of 2023 Series Notes Payable - Stock Settled	$135,000	$-
Derivative/Warrant Liability on 2023 Series Notes Payable	$73,213	$-
Discount on Derivative/Warrant Liability on 2023 Series Notes Payable	$208,213	$-
Forgiveness of Accrued Liabilities – Related Party	$137,953	$-
Premium on issuance of 2023 Series B Notes Payable – Stock Settled	$437,533	$-
Derivative/Warrant Liability on 2023 Series B Notes Payable	$923,384	$-
Discount on Derivative/Warrant Liability on 2023 Series B Notes Payable	$1,360,917	$-
Recognition of New Capital Leases	$-	$90,444
Beneficial Conversion Feature and Deemed Dividend on Convertible Preferred Stock	$-	$793,175
Deferred Offering Costs Recorded as Accounts Payable	$1,001,788	$298,858
Right of Use Asset and Operating Lease Obligation Recognized under ASC Topic 842	$271,396	$-
Common Stock Issued for Conversion of Senior Secured Note Payable	$-	$3,712,500
Common Stock Issued for Conversion of Related Party Note Payable	$-	$331,266

These financial statements should be read in connection with the notes to these unaudited consolidated financial statements.

F-35

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

NOTE 1 – NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization and Description of Business

Vitro Biopharma, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on March 31, 1986, under the name Imperial Management, Inc. On December 17, 1986, the Company merged with Labtek, Inc., a Colorado corporation, with the Company being the surviving entity and the name of the Company was changed to Labtek, Inc. The name was then changed to Vitro Diagnostics, Inc. on February 6, 1987. From November of 1990 through July 31, 2000, the Company was engaged in the development, manufacturing, and distribution of purified human antigens (“Diagnostics”) and related technologies. The Company also developed cell technology including immortalization of certain cells, which allowed entry into other markets besides Diagnostics. In August 2000, the Company sold the Diagnostics business, following which it focused on developing therapeutic products, its stem cell technology, patent portfolio and proprietary technology and cell lines for applications in autoimmune disorders and inflammatory disease processes and stem cell research. On February 3, 2021, the Company filed an amendment to the articles of incorporation with the Nevada Secretary of State, changing the name of the Company to Vitro BioPharma, Inc.

Summary of Significant Accounting Policies

Basis of Presentation

On June 23, 2023, the Board of Directors of the Company approved a 1-for-26 reverse stock split (the “Reverse Stock Split”) of the Company’s (a) authorized shares of common stock, par value $0.001 (the “Common Stock”); and (b) issued and outstanding shares of Common Stock. All share and per share information included in these financial statements and notes thereto have been retroactively adjusted to give effect to the Reverse Stock Split, which became effective on July 6, 2023.

The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2022 as filed with the SEC (“Form 10-K”). Unless otherwise noted in this Interim Report, there have been no material changes to the disclosures contained in the notes to the audited financial statements for the year ended October 31, 2022 contained in the Form 10-K.

The Consolidated Balance Sheet as of October 31, 2022, was derived from the audited financial statements included in the Form 10-K. In management’s opinion, the unaudited interim Consolidated Balance Sheet, Statements of Operations, Statements of Changes in Shareholders’ Equity, and Statements of Cash Flows, contained herein, reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of the Company’s financial position, results of operations and cash flows on a basis consistent with that of the Company’s prior audited consolidated financial statements. The results of operations for the interim periods may not be indicative of results to be expected for the full fiscal year. Certain prior period amounts were reclassified to conform to the current presentation on the Consolidated Financial Statements.

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, Fitore, Inc. (“Fitore”) and InfiniVive MD, LLC (“InfiniVive”).

Concentrations

During the nine months ended July 31, 2023 and 2022, 3% and 1% respectively, of the Company’s total revenues were derived from sales to an entity controlled by the Company’s former Chief Executive Officer and President, Dr. Jack Zamora (“Dr. Zamora”) (Note 10). Dr. Zamora is also a 30% stockholder. During the nine months ended July 31, 2023, 38% of the Company’s total revenue was attributable to product sales to one customer. Also, during the nine months ended July 31, 2022, three customers accounted for 17%. 16% and 13% of the Company’s revenues. Other than the revenues derived through sales to an entity controlled by Dr. Zamora and the additional customers referenced herein, no customer accounted for greater than 10% of the Company’s gross sales for the nine months ended July 31, 2023 or 2022. In addition to the product revenue concentrations noted above, the Company recognized $25,000 in consulting revenue from a single client during the nine months ended July 31, 2023. This amount was 4% of the total revenue recognized for the period. The Company also recognized $500,000 in consulting revenue from a single client during the nine months ended July 31, 2022. This amount was 17% of the total revenue recognized for the period.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

F-36

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. To determine the appropriate amount of revenue to be recognized for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) each performance obligation is satisfied. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on the Company’s consolidated financial statements.

For each performance obligation identified in accordance with ASC 606, the Company determines at contract inception whether it satisfies the performance obligation over time (in accordance with paragraphs 606-10-25-27 through 25-29) or satisfies the performance obligation at a point in time (in accordance with paragraph 606-10-25-30). If an entity does not satisfy a performance obligation over time, the performance obligation is satisfied at a point in time.

Control is considered transferred over time if any one of the following criteria is met:

●	The customer simultaneously receives and consumes the benefits of the asset or service which the entity performs;

●	The entity’s performance creates or enhances an asset; or

●	The entity’s performance creates or enhances an asset that has no alternative use to the entity and the entity has the right to payment for work completed to date.

For certain contracts to which the Company is party, it uses the recognition over time method to recognize revenue.

The Company recognizes revenue when performance obligations with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer at the time of the sale. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services. The Company’s revenue is primarily derived from the sources listed below:

Sale of research and development product: Sales of research and development product include the sale of stem cell medium.

Sale of therapeutic product: Includes cell culture media to be used in therapeutic treatment.

Shipping: Includes amounts charged to customers for shipping products.

Consulting Revenue: The Company has agreed to assist another party to develop an FDA-approved biological product. Revenues are recognized when certain contractual milestones are achieved.

Fitore product sales online: Includes internet sales, via the Fitore Nutrition website, of dietary supplements called Stemulife, Spectrum+, Easy Sleep and Thought Calmer.

F-37

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

InfiniVive product sales: InfiniVive, via call-in orders, sells exosomes and daily cosmetic serum.

Disaggregation of revenue

The following table summarizes the Company’s revenue for the reporting periods, disaggregated by product or service type:

	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022
Revenues:
Research and development products	$284,306	$189,745
AlloRx Stem Cells to Foreign Third-Party Clinics	217,991	432,000
InfiniVive products	60,160	-
Fitore products	14,783	44,096

Total	$577,240	$665,841

	Nine Months Ended July 31, 2023	Nine Months Ended July 31, 2022
Revenues:
Research and development products	$307,324	$871,480
AlloRx Stem Cells to Foreign Third-Party Clinics	661,208	1,089,341
Consulting revenue	25,000	500,000
InfiniVive products	183,148	232,021
Fitore products	52,434	181,823

Total	$1,229,114	$2,874,665

Deferred Revenue

The Company has recorded deferred revenue in connection with a Joint Operating Agreement (as subsequently amended, the “JOA”) executed between the Company and European Wellness/BIO PEP USA (“BIO PEP”). Pursuant to this JOA, which expired in accordance with its terms on July 31, 2023 and is not expected to be renewed, the Company was obligated to use its best efforts to identify, develop and deliver various potential active pharmaceutical ingredients and to oversee the development of a recombinant cell line by a third-party service provider. The Company was also engaged to establish a Quality Management System to be utilized by BIO PEP in their pursuit of FDA authorizations. Prior to its expiration, our work under the JOA had been suspended since April 2023 pending discussions regarding amounts believed to be owed to us under that agreement for work already completed. If those discussions are unsuccessful, we may not be able to collect all of the amounts believed to be owed to us or the other amounts originally expected to be received by us under the agreement.

The Company records as deferred revenue amounts for which the Company has been paid but for which it has not yet achieved and delivered related milestones or when the level of effort required to complete performance obligations under an arrangement cannot be reasonably estimated under the terms of the related agreement. Deferred revenue is classified as current or long-term based on when management estimates the revenue will be recognized. As of July 31, 2023, the Company has deferred $685,005 in revenue. The Company has recorded $159,618 in prepaid project costs related to this deferred revenue in current assets. The amounts recorded as deferred revenue and prepaid project costs will be recognized if and when the Company achieves and delivers the milestones under the terms of the agreement.

The table below summarizes Deferred Revenues as of July 31, 2023:

	October 31, 2022	Other Project Income Recognized	Revenue Deferred	July 31, 2023
Deferred Revenue	$650,000	$(250,000)	$285,005	$685,005
Total	$650,000	$(250,000)	$285,005	$685,005

During the nine months ended July 31, 2023 and 2022, the Company recognized as revenue $0 and $500,000 in previously deferred revenue, respectively and $0 and $78,257 in expenses related to the JOA, respectively. The expenses are included in the Selling, general and administrative line on the accompanying consolidated statements of operations.

As of July 31, 2023, upon the expiration of the European Wellness Agreement, the Company recognized $250,000 as other project income that was deemed as non-refundable by the amendment and offset by $58,254 in project related expenses. In accordance with ASC 606, the Company determined that it did not satisfy the performance obligations at a point in time (ASC paragraph 606-10-25-30) and did not recognize the aforementioned amount as revenue.

Accounts Receivable

Accounts receivable consists of amounts due from customers. The Company considers accounts more than 30 days old to be past due. The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not require collateral for its accounts receivable. As of July 31, 2023 and October 31, 2022, total accounts receivable amounted to $79,302 and $73,537, respectively, net of allowances. The Company monitors accounts receivable for collectability and when doubt as to the realization of amounts recorded arises, an allowance is recorded and/or accounts deemed to be uncollectible will be written off. As of July 31, 2023 and October 31, 2022, the allowance for doubtful accounts was $975 and $2,500, respectively.

F-38

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

As of July 31, 2023, two customers accounted for 53% and 11% of accounts receivable. As of October 31, 2022, 28% and 10%, of the Company’s accounts receivable were attributable to sales to two customers. No other customer comprised more than 10% of the accounts receivable balance as of July 31, 2023 or October 31, 2022.

Basic Loss Per Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic income or loss per share) and potentially dilutive shares of common stock that are not anti-dilutive. For the nine months ended July 31, 2023 and 2022, the following number of potentially dilutive shares have been excluded from diluted net loss since such inclusion would be anti-dilutive:

	July 31, 2023	July 31, 2022

Stock options outstanding	1,122,154	1,124,076
Shares to be issued in connection with exercise of warrants	448,677	523,302
2021 Series Convertible Notes Payable - Related Party – common shares	18,462	18,462
2022 Series Convertible Notes Payable - common shares	7,692	7,692
2023 Series Convertible Notes Payable – Stock Settlement	12,854	-
2023 Series Convertible Notes Payable – Stock Settled - warrants issuable	3,076	-
2023 Series B Convertible Notes Payable - Stock Settled	40,683	-
2023 Series B Convertible Notes Payable - Stock Settled - warrants issuable	39,881	-
Total	1,693,479	1,673,532

Inventory

Inventories, consisting of raw materials and finished goods, are stated at the lower of cost (using the specific identification method) or market. Inventories consisted of the following at the balance sheet dates:

	July 31, 2023	October 31, 2022

Raw materials	$38,237	$112,023
Finished goods	149,592	168,115
Total inventory	$187,829	$280,138

F-39

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. During the nine months ended July 31, 2023 and 2022, the Company did not record any impairment expense.

Leases

In May 2023, the Company executed a new office lease for its executive offices, with the lease starting July 1, 2023. The Company recognized an initial operating lease right-of-use asset of $271,396 and an operating lease liability of $271,396. Due to the simplistic nature of the Company’s leases, no retained earnings adjustments were required. No amortization of this operating lease right-of-use asset was taken during the three and nine months ended July 31, 2023 and 2022, however, the Company did recognize right-of-use asset amortization for other office leases in the amount of $12,345 and $38,032, and $13,716 and $42,256 for the three and nine months ended July 31, 2023 and 2022, respectively.

Recent Accounting Standards

The Company periodically reviews new accounting standards that are issued and has not identified any new standards that it believes merit further discussion or would have a significant impact on its financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of approximately $3.5 million for the nine months ended July 31, 2023 and approximately $6.9 million for the year ended October 31, 2022. The Company had a working capital deficit of approximately $769,000 as of July 31, 2023. In addition, the revenues of the Company do not provide adequate working capital for the Company to sustain its current and planned business operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and generate additional revenues and profit from operations.

Management plans to address the going concern include but are not limited to raising additional capital through an attempted public and/or private offering of equity securities, as well potentially issuing additional debt instruments. The Company also has various initiatives underway to increase revenue generation through diversified offerings of products and services related to its stem cell technology and analytical capabilities. The goal of these initiatives is to achieve profitable operations as quickly as possible. Various strategic alliances that are ongoing and under development are also critical aspects of management’s overall growth and development strategy. There is no assurance that these initiatives will yield sufficient capital to maintain the Company’s operations. There is no assurance that the ongoing capital raising efforts will be successful. Should management fail to successfully raise additional capital and/or fully implement its strategic initiatives, it may be compelled to curtail part or all of its ongoing operations.

The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has historically financed its operations primarily through various private placements of debt and equity securities.

NOTE 3 – FAIR VALUE MEASUREMENT

ASC Topic 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value for financial assets and liabilities that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

● Level 1: Quoted prices available in active markets for identical assets or liabilities;

● Level 2: Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; and

● Level 3: Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash or valuation models.

F-40

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

The financial assets and liabilities are classified in the Condensed Consolidated Balance Sheets based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

As disclosed in Note 7, the two tranches’ of 2023 Series Convertible Notes Payable - Stock Settled Derivative/Warrant Liability required identification and quantification of fair value. The derivative liabilities described below only relate to the warrants included with the two tranches of the 2023 Series Convertible Notes Payable – Stock Settled debt. The estimated fair values as of the issuance date of the two tranches of notes are presented in Note 7.

As of July 31, 2023, the estimated fair values of the Company’s financial liabilities are presented in the following table:

July 31, 2023
2023 Series Convertible Notes Payable - Stock Settled - Derivative/Warrant Liability	$67,155
2023 Series B Convertible Notes Payable – Stock Settled – Derivative/Warrant Liability	870,603
Total	$937,758

The following table presents a roll-forward of the fair value of the derivative liabilities associated with the Company’s warrants included with its 2023 Series Convertible Notes Payable, categorized as Level 3:

	Nine Months Ended July 31, 2023	Year Ended October 31, 2022
Beginning Balance	$-	$-
Additions	996,598	-
Total (gains) or losses (realized/unrealized)	(58,840)	-
Included in operations	-	-
Ending Balance	$937,758	$-

During the three and nine months ended July 31, 2023, the unrealized gain on the Derivative Warrant Liability was $58,133 and $58,840 respectively. There were no comparable amounts recorded in the prior periods.

The fair value of the warrants granted in connection with the two, tranches of 2023 Series Convertible Notes Payable-Stock Settled during the periods presented was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	July 31, 2023	October 31, 2022
Risk-free interest rate	3.60%-4.18%	-
Dividend yield	0.00	-
Volatility factor	156.13%-200.29%	-
Weighted average expected life	2.5	-

Estimated Fair Value of Financial Assets and Liabilities Not Measured at Fair Value

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, and Convertible Notes Payable. The carrying values of cash, accounts receivable and accounts payable are representative of their fair values due to their short-term maturities. The carrying amount of the Company’s Convertible Notes Payable approximates fair value as they bear interest over the term of the loans.

F-41

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

NOTE 4 – PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation at the balance sheet dates:

	July 31, 2023	October 31, 2022

Leasehold improvements	$12,840	$12,840
Property and equipment	1,052,586	925,427
Total cost	1,065,426	938,267
Less accumulated depreciation	(704,073)	(586,327)
Net property and equipment	$361,353	$351,940

Depreciation expense for the three and nine months ended July 31, 2023 and 2022 was $39,706 and $117,745, and $48,268 and $123,661, respectively.

NOTE 5 – INTANGIBLE ASSETS

The following table sets forth the carrying amounts of intangible assets and goodwill including accumulated amortization as of July 31, 2023:

	Remaining Useful Life	Cost	Accumulated Amortization	Net Carrying Value
Trademarks and tradenames	13.5 years	$693,330	$(80,889)	$612,441
Patents, know-how and unpatented technology	13.5 years	710,060	(82,840)	627,220
Customer relationships	1.25 years	114,536	(75,598)	38,938
Total		1,517,926	(239,327)	1,278,599

	Remaining Useful Life	Cost	Impairment	Net Carrying Value
Goodwill	Indefinite	$4,523,040	$(914,091)	$3,608,949

The table below presents anticipated future amortization expense related to the Company’s intangible assets for each of the succeeding five fiscal years ending October 31;

2023	$131,738
2024	122,947
2025	93,559
2026	93,559
2027	93,559
Total	$535,362

During the three and nine months ended July 31, 2023 and 2022, the Company recorded amortization expense of $32,934 and $98,802, and $9,544 and $28,632, respectively.

NOTE 6 – LEASE OBLIGATIONS

The Company’s operating lease consists of a lease for office space. The Company’s finance lease activities consist of leases for equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The office lease contains an option to a renewal period of five years at then-current market rates. The equipment leases are non-renewable as the Company owns the equipment at the end of the lease period, for a nominal amount.

F-42

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

In May 2023, the Company executed a new office lease for 2,978 square feet, starting July 1, 2023 for its executive offices. The lease term runs through the end of December 2026. The Company recognized an initial operating lease right-of-use asset of $271,396 and an operating lease liability of $271,396. Due to the simplistic nature of the Company’s leases, no retained earnings adjustments were required. No amortization of this operating lease right-of-use asset was taken during the three and nine months ended July 31, 2023 and 2022, however, the Company did recognize right-of-use asset amortization for other office leases in the amount of $12,345 and $38,032, and $13,716 and $42,256 for the three and nine months ended July 31, 2023 and 2022, respectively.

The following table shows the classification and location of the Company’s leases in the Consolidated Balance Sheets:

Leases	Balance Sheet Location	July 31, 2023	October 31, 2022
Assets
Noncurrent:
Operating	Right-of-use asset – operating lease	$510,745	$277,381
Finance	Property and equipment, net	43,552	74,324
Total Lease Assets		$554,297	$351,705

Liabilities
Current:
Operating	Operating lease liabilities	$125,863	$50,055
Finance	Finance lease liabilities	66,403	62,979
Noncurrent:
Operating	Operating lease liabilities	384,882	227,326
Finance	Finance lease liabilities	28,756	78,955
Total Lease Liabilities		$605,904	$419,315

The following table shows the classification and location and the Company’s lease costs in the Consolidated Statements of Operations:

	Statements of Operations	Nine Months Ended July 31,
	Location	2023	2022
Operating lease expense	General and administrative expense	$149,203	$53,218
Finance lease expense:
Interest on lease liability	Interest expense	7,797	10,630
Total Lease expense		$157,000	$63,848

Minimum contractual obligations for the Company’s leases (undiscounted) as of July 31, 2023 were as follows:

	Operating	Finance
Fiscal year 2023	$38,015	$17,892
Fiscal year 2024	161,045	65,387
Fiscal year 2025	163,903	12,803
Fiscal year 2026	166,761	5,150
Fiscal year 2027	84,608	-
Thereafter	180,619	-
Total Lease Payments	$794,951	$101,232
Less Imputed interest	(284,206)	(6,073)
Total lease liability	$510,745	$95,159

The following table shows the weighted average remaining lease term and the weighted average discount rate for the Company’s leases as of the dates indicated:

	July 31, 2023		July 31, 2022
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Weighted-average remaining lease term (in years)	5.3	1.61	7.9	2.5
Weighted-average discount rate (1)	10.00%	7.53%	10.00%	7.63%

(1)	The discount rate used for the operating lease is based on the Company’s incremental borrowing rate at lease commencement and may be adjusted if modification to lease terms or lease reassessments occur. The discount rate used for finance leases is based on the rates implicit in the leases.

F-43

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

The following table includes other quantitative information for the Company’s leases for the periods indicated:

	Nine Months Ended July 31,
	2023	2022
Cash paid for amounts included in measurement of lease liabilities
Cash payments for operating leases	$111,100	$53,302
Cash payments for finance leases	$46,775	$59,588

The Company recorded amortization of the operating lease right-of-use asset of $12,345 and $38,032, and $13,716 and $42,256 for the three and nine months ended July 31, 2023 and 2022, respectively.

NOTE 7 – DEBT

The table below presents outstanding debt instruments as of July 31, 2023 and October 31, 2022:

	July 31, 2023	October 31, 2022

Short Term
2021 Series convertible notes – related party	$480,000	$-
Total Short-Term Debt	480,000	-
Long Term
Unsecured 6% note payable – related party	$767,288	$767,288
Unsecured 4% note payable – related party	1,221,958	1,221,958
2021 Series convertible notes – related party	-	480,000
2022 Series convertible notes	200,000	200,000
2023 Series convertible notes – stock settled	405,000	-
Discount 2023 Series convertible notes	(67,160)	-
2023 Series B convertible notes – stock settled	1,312,600	-
Discount 2023 Series B convertible notes	(908,294)	-
Total Long-Term Debt	2,931,392	2,669,246
Total Debt	$3,411,392	$2,669,246

The table below presents the future maturities of outstanding debt obligations as of July 31, 2023:

Fiscal year 2023	$-
Fiscal year 2024	480,000
Fiscal year 2025	-
Fiscal year 2026	1,989,246
Fiscal year 2027	200,000
Fiscal year 2028	1,717,600
Total	$4,386,846

Unsecured 6% Note Payable Related Party

Interest expense on this note was $11,604 and $34,433, and $11,604 and $34,433 for the three and nine months ended July 31, 2023 and 2022, respectively. Accrued interest on this note was $126,509 and $92,076 as of July 31, 2023 and October 31, 2022, respectively.

Unsecured 4% Note Payable - Related Party

Interest expense on this note was $12,320 and $36,558, and $12,320 and $36,558 for the three and nine months ended July 31, 2023, and 2022, respectively. Accrued interest on this note was $134,314 and $97,756 as of July 31, 2023 and October 31, 2022, respectively.

2021 Series Convertible Notes - Related Party

The remaining principal balance outstanding on the 2021 Series Convertible notes amounted to $480,000 and $480,000 as of July 31, 2023 and October 31, 2022, respectively. The note matures on July 31, 2024. During the three and nine months ended July 31, 2023 and 2022, the Company recorded $6,050 and $17,951, and $6,049 and $25,227, respectively, in interest expense. As of July 31, 2023 and October 31, 2022, accrued, but unpaid, interest on these notes was $47,934 and $29,983, respectively.

F-44

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

Senior Secured Convertible Note Payable

The outstanding balance of the note was $0 and $0 as of July 31, 2023 and October 31, 2022, respectively. Accrued interest recorded as of July 31, 2023 and October 31, 2022, amounted to $0 and $0 respectively. Interest expense was $0 and $0, and $0 and $46,849 for the three and nine months ended July 31, 2023 and 2022, respectively.

2022 Series Convertible Notes

During the three and nine months ended July 31, 2023 and 2022, the Company recorded $2,521 and $7,480, and $685 and $685 in interest expense on these notes, respectively. As of July 31, 2023 and October 31, 2022, the Company had accrued $10,685 and $3,205, respectively, in interest on these notes.

2023 Series Convertible Notes – Stock Settled

On January 6, 2023, the Company sold $405,000 of its 8%, 2023 Series Convertible Notes - Stock Settled (the “January 2023 Notes”) and common stock purchase warrants (“January 2023 Warrants”) to five investors.

On various dates during March and April 2023, the Company sold $787,600 of its 8%, 2023 Series B Convertible Notes - Stock Settled (the “March 2023 Notes”) and common stock purchase warrants (“March 2023 Warrants”) to six investors.

On various dates during June and July 2023, the Company sold $525,000 of its 8%, 2023 Series B Convertible Notes - Stock Settled (the “June 2023 Notes”) and common stock purchase warrants (“June 2023 Warrants”) to three investors.

The sale and purchase were made through a Convertible Note and Warrant Purchase Agreement (“Purchase Agreement”) entered into with each investor. The Company followed the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 480 “Distinguishing Liabilities from Equity” to account for the stock settled debt and ASC 815 “Derivatives and Hedging” to account for the derivative related to the notes and also to determine the number of warrants to be issued at the time of the issuance of the January 2023 Notes, March 2023 Notes, or the June 2023 Notes.

Each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes bear interest at the rate of eight per cent per annum and are payable solely in shares of the Company’s common stock. Each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes may be converted at any time at the option of the holder and are payable in full at the earliest of (i) the completion of a “Qualified Financing,” as defined below, (ii) a change in control, (iii) in the event of default, or (iv) the maturity date, which is five years from the date of issuance. A Qualified Financing is defined in the Purchase Agreement as any financing completed after the date of issuance of either the January 2023 Notes, March 2023 Notes, or June 2023 Notes involving the sale of the Company’s equity securities primarily for capital raising purposes resulting in gross proceeds to the Company of at least $5 million. Upon completion of a Qualified Financing, each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes is convertible into the securities issued in such financing (the “Qualified Financing Securities”) in an amount determined by dividing (i) the outstanding principal on the January 2023 Notes, March 2023 Notes, or June 2023 Notes plus all accrued interest by (ii) the lessor of (x) the “Discounted Qualified Financing Price” and (y) the “Capped Price.” In the event of a change in control or default, voluntary conversion or upon maturity, each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes is convertible into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes plus any accrued but unpaid interest, divided by (ii) the Capped Price.

The Discounted Qualified Financing Price is defined as the per share price at which the shares of the Qualified Financing Securities are sold in such Qualified Financing as determined for accounting purposes under GAAP, multiplied by 0.75. The Capped Price is the per share price implied by a fully-diluted (on an as-converted to common stock basis), pre-money valuation of $200,000,000 for the Company.

Each January 2023 Warrant issuable by the Company pursuant to the Purchase Agreement entitles the holder to purchase that number of fully paid and nonassessable shares of the Company’s common stock determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the January 2023 Note plus all accrued and unpaid interest thereon at the time of conversion multiplied by 0.25 by (ii) the quotient of the Discounted Qualified Financing Price divided by 0.75, or (B) in connection with a Change of Control, by dividing (i) the sum of the aggregate outstanding principal amount of the January 2023 Note plus all accrued and unpaid interest thereon at the time of the January 2023 Note’s conversion, by (ii) the Capped Price, subject to adjustment as set forth in the January 2023 Warrant. In each case, the January 2023 Warrants are exercisable at a price of $16.25 per share (as adjusted for the July 2023, 1 to 26 reverse stock split) for a period of five years.

F-45

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

Each March 2023 Warrant and June 2023 Warrant issuable by the Company pursuant to the Purchase Agreement entitles the holder to purchase that number of fully paid and nonassessable shares of the Company’s common stock determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the March 2023 Note plus all accrued and unpaid interest thereon at the time of conversion by (ii) the quotient of the Discounted Qualified Financing Price divided by 0.75, or (B) in connection with a Change of Control, by dividing (i) the sum of the aggregate outstanding principal amount of the March 2023 Note or June 2023 Note plus all accrued and unpaid interest thereon at the time of the March 2023 Note’s or June 2023 Note’s conversion, by (ii) the Capped Price, subject to adjustment as set forth in the March 2023 Warrant or June 2023 Warrant. In each case, the March 2023 Warrants and June 2023 Warrants are exercisable at a price of $16.25 per share for a period of five years.

Participation Rights. Each of the January 2023 Notes, March 2023 Notes, and June 2023 Notes entitle the holder to purchase in a Qualified Financing an amount of Qualified Financing Securities (as defined above) up to 200% of the aggregate principal amount of either the January 2023 Note, March, 2023 Note, or June 2023 Notes, respectively, subscribed for by such holder in this Offering.

The Company contemplated ASC 480-10-30-7 related to the valuation of the embedded conversion feature contained in the January 2023 Notes, March 2023 Notes, and June 2023 Notes. The Company deemed that the most likely scenario to be utilized for valuing the conversion feature was a qualified financing. Therefore, the Company deemed that the January 2023 Notes, March 2023 Notes, and June 2023 were issued at a premium related to the definition of Discounted Qualified Financing Price contained in the Purchase Agreement. The premium recognized at the inception of January 2023 Notes was $135,000, the premium recognized at the inception of the March 2023 Notes was $262,533, and the premium recognized at the inception of the June 2023 Notes was $175,000.

The Company assessed the January 2023 Warrants, March 2023 Warrants, and June 2023 first under ASC 480. Based on the attributes of the January 2023 Warrants, March 2023 Warrants, and June 2023 Warrants, the Company determined that each are outside of the scope of ASC 480 and proceeded to assess each under ASC 815 to determine if any are considered indexed to the Company’s own common stock. Because the inputs which affect the number of shares to be issued upon exercise of the January 2023 Warrants, March 2023 Warrants, and June 2023 Warrants are not the inputs per 815-40-15-7E, none are deemed to be indexed to the Company’s own stock and have been recorded as liabilities under ASC 815 (Note 3) at the fair market value. At issuance, the Company recorded a warrant liability related to the January 2023 Warrants of $73,213, which amount is remeasured at fair market value at the end of each reporting period. The combination of the premium related to the conversion feature of $135,000 and the warrant liability of $73,213 resulted in the recognition of a debt discount of $208,213 at issuance of the January 2023 Notes and January 2023 Warrants. Further, at issuance of the March 2023 Warrants, the Company recorded a warrant liability of $568,574, which is remeasured at fair market value at the end of each reporting period. The combination of the premium related to the conversion feature of $262,533 and the warrant liability of $568,574 resulted in the recognition of a debt discount of $831,108 at issuance of the March 2023 Notes and March 2023 Warrants. Lastly, at issuance of the June 2023 Warrants, the Company recorded a warrant liability of $354,810, which is remeasured at fair market value at the end of each reporting period. The combination of the premium related to the conversion feature of $175,000 and the warrant liability of $354,180 resulted in the recognition of a debt discount of $529,810 at issuance of the June 2023 Notes and June 2023 Warrants.

The combination of the $135,000 premium associated with the conversion feature of the January 2023 Notes and the $208,213 discount associated with the January 2023 Warrants results in a net discount of $73,213 that is accreted over five years utilizing the effective interest method. The effective interest rate for both the three and nine months ended July 31, 2023 is 13.0%. During the three and nine months ended July 31, 2023, the Company recorded accretion expense of $2,784 and $6,052, respectively, and a gain on the fair value of the warrant liability of 5,871 and $6,057, respectively, with no comparable amounts in the prior periods.

The combination of the $262,533 premium associated with the conversion feature of the March 2023 Notes and the $831,108 discount associated with the March 2023 Warrants results in a net discount of $568,574 that is accreted over five years utilizing the effective interest method. The effective interest rate for the three and nine months ended July 31, 2023 is 44.6%. During the three and nine months ended July 31, 2023, the Company recorded accretion expense of $9,073 and $12,083, respectively, and a gain on the fair value of the warrant liability of $45,667 and $46,187, respectively, with no comparable amounts in the prior period.

F-46

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

The combination of the $175,000 premium associated with the conversion feature of the June 2023 Notes and the $529,810 discount associated with the June 2023 Warrants results in a net discount of $354,810 that is accreted over five years utilizing the effective interest method. The effective interest rate for the three months ended July 31, 2023 is 39.5%. During the three months ended July 31, 2023, the Company recorded accretion expense of $3,007 and a gain on the fair value of the warrant liability of $6,596 with no comparable amounts in the prior period.

During the three and nine months ended July 31, 2023 the Company recorded $8,167 and $18,074 in interest expense on the January 2023 Notes, respectively. During the three and nine months ended July 31, 2023, the Company recorded $15,880 and $21,432 in interest expense on the March 2023 Notes, respectively. During the three and nine months ended July 31, 2023, the Company recorded $4,964 and $4,964 in interest expense on the June 2023 Notes, respectively. As of July 31, 2023 and October 31, 2022, the Company had accrued $18,074 and $0, respectively, in interest on the January 2023 Notes. As of July 31, 2023 and October 31, 2022, the Company had accrued $21,432 and $0, respectively, in interest on the March 2023 Notes. As of July 31, 2023 and October 31, 2022, the Company had accrued $4,964 and $0, respectively, in interest on the June 2023 Notes.

NOTE 8– STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized 5,000,000 shares of $0.001 par value Preferred Stock, of which 250,000 were designated as Series A Convertible Preferred Shares. As of July 31, 2023 and October 31, 2022, 0 and 0 shares of Series A Convertible Preferred Stock were issued and outstanding.

Activity for the nine months ended July 31, 2023

There were no sales or grants of preferred shares during the nine months ended July 31, 2023.

Activity for the nine months ended July 31, 2022

There were no sales of Series A Convertible Preferred Shares during the nine months ended July 31, 2022.

On March 31, 2022, the holders of all 136,059 shares of Series A Convertible Preferred Stock outstanding converted those shares into 569,463 shares of Common Stock of the Company at $6.50 per share. As of July 31, 2022, there were no Series A Convertible Preferred Shares outstanding.

Dividend

The holders of the Series A Convertible Preferred Shares were entitled to receive dividends at an annual rate of 8% based on the stated value per share, payable when declared by the issuance of Company common stock at $6.50 per share. Dividends were cumulative from the date of the final closing of the private placement, whether or not, in any dividend period or periods, the Company had assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Convertible Preferred Shares do not bear interest. Dividends are payable upon declaration by the Board of Directors. All accrued but unpaid dividends were paid when the Preferred Stock was converted in March 2022.

F-47

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

Cumulative dividends earned as of July 31, 2023 and 2022 are set forth in the table below:

	Stockholders at Period End	Accumulated Dividends
Balance at October 31, 2021	35	$173,496
Issued	-	126,542
Converted	(35)	(300,038)
Balance at July 31, 2022	-	$-

Balance at October 31, 2022	-	$-
Issued	-	-
Converted	-	-
Balance at July 31, 2023	-	$-

Common Stock

On June 23, 2023, the Board of Directors of the Company approved the Reverse Stock Split of the Company’s (a) authorized shares of Common Stock; and (b) issued and outstanding shares of Common Stock, which became effective on July 6, 2023.

As of July 31, 2023, the Company had authorized 19,230,770 shares of $0.001 par value common stock. As of July 31, 2023 and October 31, 2022, 4,430,545, and 4,430,545 shares were issued and outstanding, respectively.

There were no grants of common shares during the nine months ended July 31, 2023.

Activity for the nine months ended July 31, 2022

On February 22, 2022, the Company issued 142,788 Common Shares at $26.00, in connection with the conversion of the Senior Secured Convertible Note Payable in the amount of $3,000,000 along with accrued interest of $17,157. The Company recorded a loss of $695,342 in connection with the conversion of the note.

On March 31, 2022, the Company issued 569,463 Common Shares at $6.50 in connection with the conversion of 136,059 shares of Series A Convertible Preferred Stock.

On April 15, 2022, the Company issued 11,945 Common Shares in connection with the conversion of $300,000 in principal together with $10,562 in accrued interest of a 2021 Series Note held by the then Chief Executive Officer of the Company Dr. Jack Zamora. The Common Shares were issued at $26.00 per share.

On April 15, 2022, the Company issued 796 Common Shares in connection with the conversion of $20,000 in principal together with $704 in accrued interest of a 2021 Series Note. The Common Shares were issued at $26.00 per share.

Stock-Based Compensation

There were no grants of stock purchase options during the nine months ended July 31, 2023.

Activity for the nine months ended July 31, 2022

On March 1, 2022, the Company issued 13,460 stock purchase options to an employee and a consultant to the Company. The options are exercisable at $26.00 per share. Options granted on March 1, 2022, vest as follows 2,306 of the total issued vested at the date of grant, 3,718 of the total issued vest on each anniversary date until fully vested. The options are exercisable for a period of ten years.

On July 6, 2022, the Company issued 192,307 stock purchase options to the newly appointed Chief Executive Officer of the Company. The options are exercisable at $26.00 per share and vest as follows: 38,461 vested at the date of grant and 38,461 vest on each anniversary date so long as the executive remains affiliated with the Company. The options are exercisable for a period of ten years.

Grants during the nine months ended July 31, 2022, were all considered to be non-qualified.

F-48

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

The fair value of the options granted during the periods presented, was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	July 31, 2023	July 31, 2022
Risk-free interest rate	-	1.67%-2.99%
Dividend yield	-	0.00
Volatility factor	-	195%-198%
Weighted average expected life	-	10

The table below presents option activity for the nine months ended July 31, 2023 and 2022:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate intrinsic value
Balance at October 31, 2021	1,085,769	$8.18	7.56	$1,395,000
Options exercised	-	-	-	-
Options granted	205,767	26.00	9.91	2,675,000
Options expired	-	-	-	-
Options forfeited	(167,460)	(13.00)	(8.9)	(2,247,140)
Balance at July 31, 2022	1,124,076	$8.40	7.89	$19,420,800

Balance at October 31, 2022	1,124,076	10.79	7.64	19,873,680
Options exercised	-	-	-	-
Options granted	-	-	-	-
Options expired	-	-	-	-
Options forfeited	(1,922)	(4.94)	(6.42)	-
Balance at July 31, 2023	1,122,154	$10.80	6.89	$19,873,680

Stock based compensation expense related to options for the three and nine months ended July 31, 2023 and 2022 amounted to $386,616 and $902,688, and $1,258,797 and $1,804,087 respectively. As of July 31, 2023 and October 31, 2022, 808,000 and 734,666 options were exercisable, respectively. Unrecognized compensation expense related to outstanding options amounted to $3,897,397 and $5,072,280 as of July 31, 2023 and October 31, 2022, respectively.

Warrants

During the nine months ended July 31, 2023 and 2022 the Company did not issue any warrants.

A summary of the Company’s common stock underlying the outstanding warrants as of July 31, 2023 and July 31, 2022 is as follows:

	Underlying Number of Shares	Average Exercise Price	Weighted Average Life
Outstanding – October 31, 2021	523,300	$19.50	3.32
Warrants A – Granted during the period	-	-	-
Warrants B – Granted during the period	-	-	-
Warrants A – Expired during the period	-	-	-
Warrants B – Expired during the period	-	-	-
Outstanding – July 31, 2022	523,300	$19.50	2.57

Outstanding at October 31, 2022	523,300	19.50	2.32
Warrants A – Granted during the period	-	-	-
Warrants B – Granted during the period	-	-	-
Warrants A – Expired during the period	(74,623)	13.00	-
Warrants B – Expired during the period	-	-	-
Outstanding – July 31, 2023	448,677	$20.58	1.89

F-49

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Employment agreements

On July 6, 2022, the Company hired Christopher Furman as its new Chief Executive Officer. Mr. Furman will receive an annual base salary of $400,000 and an annual bonus of up to 100% of his base salary. In addition, Mr. Furman received 192,307 options to purchase common stock at an exercise price of $26.00 per common share. On July 6, 2022, 38,461 of these options vested, with an additional 38,461 options vesting on July 6 in each of the next four years so long as Mr. Furman remains affiliated with the Company.

On December 1, 2021, the Company and John Evans entered into a Consulting Agreement (“Evans Consulting Agreement”). Under the terms of the Evans Consulting Agreement, Mr. Evans is to provide advisory services to the CEO and CFO of the Company. The term of the Evans Consulting Agreement is for four years and initially compensates Mr. Evans in the amount of $200,000 per annum. This compensation will be increased to $250,000 per annum at the time that the Company receives a financing of $10 million or more. In connection with the execution of the Consulting Agreement, stock options granted to Mr. Evans in connection with the execution of his employment agreement on November 30, 2020 shall continue to vest according to their initial terms.

On December 8, 2020, the Company entered into a new employment agreement with Tiana States, Chief Manufacturing Officer (the “States Agreement”). Pursuant to the terms of the States Agreement, the Company agreed to pay Mrs. States a base salary of $125,000, which was subsequently increased to $200,000 per annum, for a term of five years. In addition, Mrs. States is eligible to receive an annual bonus in the form of cash in the amount of up to 50% of her base salary in the discretion of the CEO and Board of Directors. The States Agreement shall renew in one-year periods unless either Mrs. States or the Company gives notice that the agreement will not be renewed with a 90-day notice.

On December 1, 2020, the Company entered into a new employment agreement with James Musick, Chief Science Officer (the “Musick Agreement”). Pursuant to the terms of the Musick Agreement, the Company agreed to pay Dr. Musick a base salary of $150,000 per annum for a term of five years. In addition, Dr. Musick is eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary at the discretion of the CEO and the Board of Directors. Following expiration of the initial five-year term, the Musick Agreement renews in one-year periods unless either Dr. Musick or the Company gives notice that the agreement will not be renewed with a 90-day notice. In the event of a change in control, termination of his employment by the Company without cause or termination by Dr. Musick with good reason, the Company would be obligated to pay him certain severance payments.

On December 1, 2020, the Company entered into a new employment agreement with Dr. Jack Zamora, Chief Executive Officer and President (“Zamora Agreement”) with a term of five years. On November 20, 2022, the Company entered into a Mutual Release and Settlement Agreement with Dr. Zamora relating to his separation from the Company (the “Settlement Agreement”). Among other things, the Settlement Agreement provides that Dr. Zamora in not entitled to any additional compensation from the Company under the Zamora Agreement. See Note 10 for additional information relating to the Settlement Agreement.

F-50

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

On October 1, 2021, the Company appointed Nathan Haas as the Chief Financial Officer and entered into an employment agreement with him. Pursuant to the terms the Nathan Haas CFO Agreement, the Company agreed to pay Mr. Haas a base salary of $175,000 per annum for a term of five years. In addition, Mr. Haas is eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary payable at the discretion of the CEO and Board of Directors. Following the initial five-year term, the Nathan Haas Agreement would renew in one-year periods unless either Mr. Haas or the Company gave notice that the agreement would not be renewed with a 90-day notice.

On August 1, 2021, the Company entered into a new employment agreement (the “Tanner Haas Agreement”) with Tanner Haas, the chief executive officer of Fitore at the time. The Company agreed to pay Mr. Haas a base salary of $135,000 per annum for a term of five years. In addition, Mr. Haas was eligible to receive an annual bonus in the form of cash in the amount of up to 100% of his base salary payable at the discretion of the CEO and Board of Directors. The Tanner Haas Agreement was to renew in one-year periods unless either Mr. Haas or the Company gave notice that the agreement would not be renewed with a 90-day notice. Effective June 30, 2022, Mr. Hass’ employment with Fitore was terminated. He was entitled to severance of one year’s salary, paid over the ensuing 12 months.

NOTE 10 – RELATED PARTY TRANSACTIONS

Settlement Agreement with Dr. Zamora

As part of the Settlement Agreement dated November 20, 2022 (the “Effective Date”), the parties agreed to confidentiality and non-disparagement restrictions, as well as a release of any potential claims against each other. In addition, certain provisions of Dr. Zamora’s Employment Agreement that survive termination of employment were modified to provide that Dr. Zamora shall not, for a period of one year from the Effective Date, “directly or indirectly solicit any person who has been a customer or employee of the Company during the period of one (1) year prior to the Effective Date.” The Settlement Agreement also provides for the termination of all previous supply agreements between the Company and Dr. Zamora, effective immediately, with such previous agreements to be replaced by the Supply Agreement described below.

Standstill Agreement

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Standstill Agreement with Dr. Zamora (the “Standstill Agreement”).

Supply Agreement

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Supply Agreement with Dr. Zamora (the “Supply Agreement”), pursuant to which the Company agreed to provide InfiniVive MD Exosome Serum and InfiniVive Daily Serum (the “Cosmetic Products”) to Dr. Zamora at his request. The provision of the Cosmetic Products under the Supply Agreement is subject to minimum and maximum quantity limitations. The Supply Agreement is effective for a period of five years, unless earlier terminated. The Company or Dr. Zamora may terminate the Supply Agreement immediately in prescribed circumstances, including if either party defaults with respect to its obligations under the Supply Agreement and, if the default is capable of being cured, does not cure such default within 30 days after receiving notice of such default. If the Supply Agreement is deemed terminated by Dr. Zamora for failure of the Company to supply the Cosmetic Products in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect.

Memorandum of Understanding

On the Effective Date, in connection with the Settlement Agreement, the Company entered into a Memorandum of Understanding with Dr. Zamora (the “MOU”) in order to support clinical research for the Company’s AlloRx® stem cells (“AlloRx”). Under the MOU, the Company agreed to provide AlloRx at a specified price to international clinical research facilities or other clinics with which Dr. Zamora may become affiliated, provided that certain regulatory conditions are satisfied, including proof of satisfaction of applicable United States and local legal requirements. The MOU will be effective for a period of five years, unless earlier terminated or replaced by mutual written agreement between Dr. Zamora and the Company. The MOU may also be earlier terminated in the event any clinic or the Company materially breaches the terms and conditions of the MOU. In the event the MOU is terminated by Dr. Zamora for failure of the Company to supply AlloRx in accordance with its terms or by the Company without cause, the Standstill Agreement would be deemed terminated and of no further force or effect.

F-51

VITRO BIOPHARMA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2023 AND 2022

(UNAUDITED)

Accounts Receivable and Revenues

Dr. Zamora was also a significant customer of the Company in his capacity as a practicing physician. (See Note 9 for more information regarding Dr. Zamora.) As of July 31, 2023 and October 31, 2022, Dr. Zamora owed the Company $0 and $0, respectively. During the three and nine months ended July 31, 2023 and 2022, Dr. Zamora accounted for $15,750 and $33,750, and $0 and $30,500 in product sales, respectively. These sales amounts were 3% and 1% of total sales, respectively, for the nine months ended July 31, 2023 and 2022.

Accounts Payable and Other Accrued Liabilities

The spouse of the Company’s Chief Science Officer, through an entity she controls, leases office and lab space to the Company. As of July 31, 2023 and October 31, 2022, the Company owes this entity $11,289 and $0, respectively, in past due rent. The rental rates charged to the Company, $5,645 per month, are consistent with commercial rental rates in the area.

As of July 31, 2023 and October 31, 2022, the Company owed an entity controlled by Dr. Zamora $0 and $137,953, respectively, for goods and services paid for on behalf of the Company by the related entity. Amounts due to Dr. Zamora were relieved in November 2022 as part of the Settlement Agreement as described elsewhere herein.

As of July 31, 2023 and October 31, 2022, the Company owed the former CEO of Fitore $0 and $94,559 respectively, in severance pay and related taxes.

Convertible Notes, Debt Discount and Accrued Interest

On August 1, 2021, in connection with the acquisition of Fitore (Note 4), the Company issued 2021 Series Unsecured Convertible Notes in the amount of $1,000,000 to the four former shareholders of Fitore. The notes earned interest at 5%, mature on July 31, 2024 and are convertible, at the holder’s option, at $26.00 per common share. On October 22, 2021, the holder of $200,000 of the convertible notes converted the note and accrued but unpaid interest into four Series A Preferred Stock units. On April 15, 2022, the holders of $320,000 of the convertible notes converted the notes and accrued but unpaid interest into 12,741 shares of common stock. The remaining principal balance outstanding on the 2021 Series Convertible notes amounted to $480,000 and $480,000 as of July 31, 2023 and October 31, 2022, respectively. During the three and nine months ended July 31, 2023 and 2022, the Company recorded $6,050 and $17,951, and $6,050 and $25,227, respectively, in interest expense related to these notes. As of July 31, 2023 and October 31, 2022, accrued, but unpaid, interest on these notes was $47,934 and $29,983, respectively.

NOTE 11 – SUBSEQUENT EVENTS

We have evaluated events occurring subsequent to July 31, 2023 and note no events that would require disclosure.

F-52

1,818,181 Shares of Common Stock

Vitro Biopharma, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

                   , 2023

Through and including        , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

171

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, previously paid or still payable by us in connection with the sale of the common stock being registered.

Amount Paid or to Be Paid ($)
SEC registration fee	1,700
FINRA filing fee	3,249
NYSE American listing fee	55,000
Non-accountable and other expenses to underwriters	200,000
Transfer agent’s fees and expenses	2,000
Printing and engraving expenses	3,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	31,500
Miscellaneous	3,551
Total	2,300,000

Item 14. Indemnification of Directors and Officers

Nevada law provides the registrant with the power to indemnify any of its directors and officers. Either the director or officer must have conducted himself/herself in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, or the acts must not have constituted a breach of a fiduciary duty of such officer or director involving intentional misconduct, fraud or a knowing violation of law. In a criminal action not by the registrant or in its right, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. The registrant’s amended and restated articles of incorporation that will be in effect on the closing of this offering permit indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by Nevada law, and its amended and restated bylaws that will be in effect on the closing of this offering provide that it will indemnify its directors and officers and permit it to indemnify its employees and other agents, in each case to the maximum extent permitted by Nevada law, and provide that the registrant must pay a director’s or officer’s expenses as they are incurred and in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the registrant. The registrant intends to enter into indemnification agreements with each of its current directors, executive officers, and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated articles of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold within the past three years.

172

Between November 2019 and October 2021, we issued 56.3 Series A Units to 35 accredited investors at a price of $50,000 per unit in connection with a private placement for cash proceeds of $2,815,000. Each Series A Unit consisted of (i) 2,000 shares of Series A Convertible Preferred Stock, (ii) a Class A Warrant, exercisable for up to three (3) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $13.00 per share and (iii) a Class B Warrant, exercisable for up to five (5) years from the issuance date, to purchase up to 3,846 shares of our common stock at an exercise price of $26.00 per share. The Series A Units were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On January 1, 2020, we issued stock options to purchase 9,615 shares of common stock to an employee of the Company. The options have an exercise price of $4.94 per share. 1,923 shares were vested on the date of grant and the remaining shares vest ratably on each of the first, second, third and fourth anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On April 9, 2020, we issued stock options to purchase 38,461 shares of common stock to a consultant as an inducement for consulting services. The options have an exercise price of $7.54 per share and vest ratably on each of the first, second, and third anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On November 30, 2020, we issued stock options to purchase an aggregate of approximately 153,846 shares of common stock to four employees of the Company. The options have an exercise price of $13.00 per share and vest ratably on each of the first, second, third, fourth and fifth anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In November 2020, we issued two unsecured promissory notes to our Chief Science Officer and director in the aggregate principal amount of (i) $1,221,958 which accrues interest at a rate of 4.0% per annum and (ii) $767,288 which accrues interest at a rate of 6.0% per annum, in connection with accrued and unpaid compensation and loans owed to the officer and director. The convertible promissory notes were issued pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 1, 2020, we issued stock options to purchase 192,307 shares of common stock to an employee as an inducement for employment with the Company. The options have an exercise price of $13.00 per share and vest ratably on each of the first, second, third, fourth and fifth anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On February 1, 2021, we issued stock options to purchase 19,230 shares of common stock to a consultant as an inducement for consulting services. The options have an exercise price of $13.00 per share and vest ratably on each of the first, second, third, fourth and fifth anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On August 1, 2021, we issued stock options to purchase an aggregate of approximately 76,923 shares of common stock to two employees as an inducement for employment with the Company. The options have an exercise price of $13.00 per share and vest ratably on each of the first, second, third, fourth and fifth anniversaries of the grant date. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In August 2021, we issued (i) approximately 153,846 shares of common stock, (ii) 5% Convertible Notes in the aggregate principal amount of $1 million which accrue interest at a rate of 5% per annum and (iii) Six Series A Units to four individuals in connection with the acquisition of Fitore, Inc. These transactions were completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

173

In August 2021, we issued 884,615 shares of common stock to a single individual in connection with the acquisition of InfiniVive MD, LLC. The shares were valued in the aggregate at $4,272,245. This transaction was completed pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In September 2021, we issued 2,884 shares of restricted common stock pursuant to a customer list acquisition agreement with a single individual. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In October 2021, ten holders of 10% senior secured convertible notes (the “Senior Convertible Notes”), that had been issued between May 2018 and July 2019, in an aggregate principal amount of $700,000, converted those notes, along with accrued interest payable thereon, into an aggregate of approximately 888,661 shares of our Common Stock. These conversions were completed pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

In October 2021, we issued a convertible senior secured promissory note to a single accredited investor in the aggregate principal amount of $3 million which accrued interest at a rate of 5.0% per annum. This secured note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In October 2021, in connection with the conversion of advances payable to a former officer of the Company in the amount of $86,464, the Company issued approximately 1.73 Series A Units to the former officer. The Series A Units were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In October 2021, the Company issued four Series A Units to a former stockholder of Fitore, Inc in exchange for the cancellation of $200,000 worth of the 5% Convertible Notes. The Series A Units were issued pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On October 1, 2021, we issued stock options to purchase an aggregate of approximately 143,846 shares of common stock to eight employees and consultants for services provided and as inducements for employments. The options have an exercise price of $13.00 per share and vest according to various schedules. Grants to purchase an aggregate of approximately 100,769 shares of common stock vest ratably on each of the first, second, third, fourth and fifth anniversaries of the grant date. A grant to purchase 38,461 shares of common stock vested immediately as to 19,230 shares, and vests as to approximately 4,807 shares on each of the first, second, third, and fourth anniversaries of the grant date thereafter. Grants to purchase an aggregate of approximately 4,615 shares of common stock vested immediately as to 1,153 shares, and vests as to approximately 1,153 shares on each anniversary date thereafter. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On February 22, 2022, a note holder converted $3,000,000 in principal and $712,500 of accrued interest related to the 5% Convertible Notes into 142,788 shares of the Common Stock of the Company at $26.00 per share. This conversion was completed pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On March 1, 2022, the Company issued 13,460 aggregate stock purchase options, 6,730 of which were granted to an employee and 6,730 of which were granted to a consultant to the Company. The options are exercisable at $26.00 per share (increased from $13.00 per share following the discovery of an administrative error in documenting the exercise price, which was to be the actual deemed fair market value on the date of grant). For each grant, 1,153 stock options vested on the grant date and the remainder vested/vest in three equal annual installments on March 1, 2023, March 1, 2024 and March 1, 2025. The options are exercisable for a period of ten years. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On March 31, 2022, the holders of 136,059 shares of our Series A Convertible Preferred Stock converted those shares, along with accrued dividends payable thereon, into an aggregate of 569,462 shares of our Common Stock. These conversions were completed pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

174

On April 15, 2022, $320,000 in principal and $11,266 in accrued interest related to the 5% Convertible Notes was converted into 12,741 shares of the Common Stock of the Company at $26.00 per share. These conversions were completed pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On May 31, 2022, we issued two convertible promissory notes to two accredited investors in the aggregate principal amount of $200,000 which accrue interest at a rate of 5.0% per annum. These notes were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On July 6, 2022, we issued 192,307 stock options to Mr. Furman, with an exercise price of $26.00 per share (increased from $13.00 per share following the discovery of an administrative error in documenting the exercise price, which was to be the actual deemed fair market value on the date of grant), in connection with his appointment as Chief Executive Officer of the Company. These options became immediately exercisable as to 38,461 shares and the remainder will vest in four equal annual installments. The options are exercisable for 10 years from the grant date. The options were issued pursuant to the exemption from registration contained in Rule 701 promulgated under the Securities Act.

On January 6, 2023, we issued 8% Convertible Notes to five accredited investors in the aggregate principal amount of $405,000, which accrue interest at a rate of 8.0% per annum. In addition, we issued three additional 8% Convertible Notes in the aggregate principal amount of $237,600 on March 15, 2023, two additional 8% Convertible Notes in the aggregate principal amount of $350,000 on March 30, 2023, one additional 8% Convertible Note in the aggregate principal amount of $200,000 on April 14, 2023, one additional 8% Convertible Note in the aggregate principal amount of $100,00 on June 5, 2023, one additional 8% Convertible Note in the aggregate principal amount of $325,000 on June 13, 2023 and one additional 8% Convertible Note in the aggregate principal amount of $100,000 on July 14, 2023. The January 2023 accredited investors were also issued January 2023 Warrants to purchase that number of shares of the Company’s common stock, at an exercise price of $16.25 per share, determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon at the time of conversion multiplied by .25, by (ii) the quotient of the Discounted Qualified Financing Price divided by .75, or (B) in connection with a change in control, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon, by (ii) the Capped Price, subject to adjustment in certain events, such as stock splits or dividends. The accredited investors who purchased 8% Convertible Notes between March and June 2023 were also issued 2023 Bridge Warrants to purchase that number of shares of the Company’s common stock, at an exercise price of $16.25 per share, determined (A) in the case following a Qualified Financing, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon at the time of conversion, by (ii) the quotient of the Discounted Qualified Financing Price divided by .75, or (B) in connection with a change in control, by dividing (i) the sum of the aggregate outstanding principal amount of the 8% Convertible Note plus all accrued and unpaid interest thereon, by (ii) the Capped Price, subject to adjustment in certain events, such as stock splits or dividends. The January 2023 Warrants and 2023 Bridge Warrants are exercisable for a period of five years. The 8% Convertible Notes, the January 2023 Warrants and the 2023 Bridge Warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In each transaction in which we relied on Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder, we did not engage in any general solicitation or advertising and we offered the securities to a limited number of persons with whom we had pre-existing relationships. We exercised reasonable care to ensure that the purchasers of securities were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosure regarding the restricted nature of the securities and placing a legend on the certificates representing the shares. In each case, the offerees were provided with a subscription agreement detailing the restrictions on transfer of the shares and eliciting their investment intent. Further, stop transfer restrictions were placed with our transfer agent and a restrictive legend was placed on the certificate in connection with these offerings. In addition, sales in the transactions exempt under Rule 506(b) were made exclusively to what the Company reasonably believed were accredited investors as defined in Rule 501 of the Securities Act. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. No underwriters were involved in the above transactions.

Item 16. Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this registration statement, which Exhibit Index is incorporated herein by reference.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement (including the form of Lock-Up Agreement) (Incorporated by reference to Exhibit 1.1 to the Company’s registration statement on Form S-1/A filed with the SEC on July 17, 2023)
2.1	Agreement and Plan of Exchange, dated August 1, 2021, by and among InfiniVive MD, LLC, Jack Zamora, its Sole Member, and the Registrant (Incorporated by reference to Exhibit 2.1 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
2.2	Agreement and Plan of Merger, dated August 1, 2021, by and among Fitore, Inc., the Registrant, Vitro Acquisition Corp. No. 1 and the Fitore Stockholders named therein (Incorporated by reference to Exhibit 2.2 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
3.1	Third Amended and Restated Articles of Incorporation, effective June 30, 2023 (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2023)
3.2	Certificate of Change pursuant to NRS 78.209 to Third Amended and Restated Articles of Incorporation to effect reverse stock split , effective July 6, 2023 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2023)
3.3	Amended and Restated Bylaws, effective June 30, 2023 (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2023)
4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
4.2	Form of Stock Purchase Warrant A (Incorporated by reference to Exhibit 4.3 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
4.3	Form of Stock Purchase Warrant B (Incorporated by reference to Exhibit 4.4 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
4.4	Form of Warrant to Purchase Stock (incorporated by reference to Exhibit 4.4 to the Company Annual Report on Form 10-K filed with the SEC on January 30, 2023)
4.5	Form of Warrant to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Company Current Report on Form 8-K filed with the SEC on April 20, 2023)
4.6	Form of Representative’s Warrant (Incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-1/A filed with the SEC on July 17, 2023)
5.1	Opinion of Polsinelli PC (Incorporated by reference to Exhibit 5.1 to the Company’s registration statement on Form S-1/A filed with the SEC on July 17, 2023)
10.1	Form of Indemnification and Advancement Agreement for directors and officers (Incorporated by reference to Exhibit 10.1 to the Company’s registration statement on Form S-1/A filed with the SEC on June 29, 2023)
10.2#	2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.3#	Amendment to the 2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.4#	Form of Incentive Stock Option Grant Notice and Stock Option Agreement under the 2022 Incentive Award Plan (Incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.5#	Form of Non-Statutory Stock Option Grant Notice and Stock Option Agreement under the 2022 Incentive Award Plan (Incorporated by reference to Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.6#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.6 to the Company’s registration statement on Form S-1/A filed with the SEC on June 29, 2023)
10.7#	Non-Statutory Stock Option Agreement, dated May 1, 2018, by and between the Registrant and James Musick (Incorporated by reference to Exhibit 10.7 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)

177

Exhibit Number	Exhibit Description
10.8#	Non-Statutory Stock Option Agreement, dated November 30, 2020, by and between the Registrant and James R. Musick (Incorporated by reference to Exhibit 10.10 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.9#	Non-Statutory Stock Option Agreement, dated December 1, 2020, by and between the Registrant and Jack Zamora (Incorporated by reference to Exhibit 10.11 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.10#	Non-Statutory Stock Option Agreement, dated April 9, 2020, by and between the Registrant and Jack Zamora (Incorporated by reference to Exhibit 10.12 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.11#	Non-Statutory Stock Option Agreement, dated August 1, 2021, by and between the Registrant and Nathan Haas (Incorporated by reference to Exhibit 10.13 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.12#	Non-Statutory Stock Option Agreement, dated October 1, 2021, by and between the Registrant and Caroline Mosessian (Incorporated by reference to Exhibit 10.14 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.13#	Non-Statutory Stock Option Agreement, dated October 1, 2021, by and between the Registrant and Nathan Haas (Incorporated by reference to Exhibit 10.16 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.14#	Non-Statutory Stock Option Agreement, dated February 1, 2021, by and between the Registrant and Caroline Mosessian (Incorporated by reference to Exhibit 10.17 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.15#	Executive Employment Agreement, dated December 1, 2020, by and between the Registrant and James R. Musick (Incorporated by reference to Exhibit 10.18 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.16#	Executive Employment Agreement, dated December 1, 2020, by and between the Registrant and Jack Zamora (Incorporated by reference to Exhibit 10.19 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.17#	Executive Employment Agreement, dated October 1, 2021, by and between Nathan Haas and the Registrant (Incorporated by reference to Exhibit 10.20 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.18#	Consultant Agreement, dated October 1, 2021, by and between the Registrant and Innovative Strategies & Solutions, Inc. (Incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)

178

Exhibit Number	Exhibit Description
10.19#	Executive Employment Agreement, effective July 6, 2022, by and between the Registrant and Christopher Furman (Incorporated by reference to Exhibit 10.24 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.20	Lease Agreement, dated July 1, 2020, by and between Kokopelli Properties, LLC and the Registrant (Incorporated by reference to Exhibit 10.27 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.21	Subscription Agreement and 4% Unsecured Promissory Note Due December 31, 2025, dated November 1, 2020, by and between the Registrant and James Musick (Incorporated by reference to Exhibit 10.28 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.22	Subscription Agreement and 6% Unsecured Promissory Note Due December 31, 2025, dated November 1, 2020, by and between the Registrant and James Musick (Incorporated by reference to Exhibit 10.29 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.23†	Joint Operating Agreement, dated August 6, 2021, by and among European Wellness Biomedical Group, Bio Peptides LLC and the Registrant (Incorporated by reference to Exhibit 10.31 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.24	Amendment, dated April 28, 2022, to Joint Operating Agreement, dated August 6, 2021, by and among European Wellness Biomedical Group, Bio Peptides LLC and the Registrant (Incorporated by reference to Exhibit 10.32 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.25	Note Purchase Agreement, dated May 31, 2022, by and between the Registrant and Bruce Peterson (Incorporated by reference to Exhibit 10.34 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.26	Convertible Promissory Note, dated May 31, 2022, issued by the Registrant to Bruce Peterson (Incorporated by reference to Exhibit 10.35 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.27	Note Purchase Agreement, dated May 31, 2022, by and between the Registrant and Kevin Melling (Incorporated by reference to Exhibit 10.36 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.28	Convertible Promissory Note, dated May 31, 2022, issued by the Registrant to Kevin Melling (Incorporated by reference to Exhibit 10.37 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)
10.29#	Mutual Release and Settlement Agreement, dated November 20, 2022, by and between the Registrant and Jack Zamora (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
10.30	Standstill Agreement, dated November 20, 2022, by and between the Registrant and Jack Zamora (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
10.31†	Supply Agreement, dated November 20, 2022, by and between the Registrant and Jack Zamora (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
10.32†	Memorandum of Understanding, dated November 20, 2022, by and between the Registrant and Jack Zamora (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
10.33	Form of 8% Convertible Promissory Note (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
10.34	Form of Convertible Note and Warrant Purchase Agreement (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K filed with the SEC on January 30, 2023)
21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Company Annual Report on Form 10-K filed with the SEC on January 30, 2023)
23.1*	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to initial filing of Registration Statement)
99.1	Consent of Director Nominee (Incorporated by reference to Exhibit 99.1 to the Company’s registration statement on Form S-1/A filed with the SEC on June 29, 2023)
101. INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Schema Document
101.CAL*	Inline XBRL Calculation Linkbase Document
101.LAB*	Inline XBRL Label Linkbase Document
101.PRE*	Inline XBRL Presentation Linkbase Document
101.DEF*	Inline XBRL Definition Linkbase Document
104	Cover page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Calculation of Filing Fee Tables (Incorporated by reference to Exhibit 107 to the Company’s registration statement on Form S-1 filed with the SEC on September 9, 2022)

*	Filed or furnished herewith.
#	Indicates management contract or compensatory plan.
†	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

179

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 28th day of August 2023.

VITRO BIOPHARMA, INC.

By:	/s/ Christopher Furman
Name:	Christopher Furman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Furman	Chief Executive Officer (principal executive officer), Director	August 28, 2023
Christopher Furman

/s/ Nathan Haas	Chief Financial Officer (principal financial and accounting officer)	August 28, 2023
Nathan Haas

*	Chief Science Officer, Director	August 28, 2023
James R. Musick

*	Chief Regulatory Officer, Director	August 28, 2023
Caroline Mosessian

*	Chair of the Board	August 28, 2023
John Packs

* Pursuant to Power of Attorney

By:	/s/ Christopher Furman
Christopher Furman
As Attorney-in-Fact

180